As filed with the Securities and Exchange Commission on October 4, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 JGWPT HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	46-3037859
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 King of Prussia Road
Radnor, Pennsylvania 19087-5148
(484) 434-2300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

 Stephen Kirkwood
Executive Vice President, General Counsel and Corporate Secretary
201 King of Prussia Road
Radnor, Pennsylvania 19087-5148
(484) 434-2300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

(Copies of all communications, including communications sent to agent for service)

Andrea L. Nicolas, Esq. Richard B. Aftanas, Esq. Steven J. Daniels, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	Peter M. Labonski, Esq. Keith L. Halverstam, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Class A Common Stock, par value $0.00001 per share	$200,000,000	$25,760

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes offering price of shares of common stock that the underwriters have the option to purchase pursuant to their option to purchase additional shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 4, 2013

P R O S P E C T U S

                             CLASS A SHARES

JGWPT HOLDINGS INC.

Common Stock

This is JGWPT Holdings Inc.’s initial public offering. We are offering shares of our Class A common stock, par value $0.00001 per share, or the Class A Shares. We currently expect that the initial public offering price of our Class A Shares will be between $           and $           per share. These shares will represent 100% of our Class A Shares outstanding (and           % of our Class A Shares on a fully diluted basis) immediately following this offering. JGWPT Holdings Inc. is a newly formed company and prior to this offering will have no assets or operations.

We will use the net proceeds that we receive from this offering to purchase common membership interests in JGWPT Holdings, LLC, which we refer to as JGWPT Common Interests. There is no market for the JGWPT Common Interests. The purchase price for the JGWPT Common Interests will be equal to the public offering price of our Class A Shares less the amount of offering expenses incurred by us, including the underwriting discount referred to below.

We will use $       million of the net proceeds of this offering to purchase newly issued JGWPT Common Interests directly from JGWPT Holdings, LLC, and we will use the estimated $       million of remaining net proceeds of this offering to purchase JGWPT Common Interests on a pro rata basis from certain existing holders of JGWPT Common Interests. We collectively refer to the holders of JGWPT Common Interests before and after this offering, other than us, as Common Interestholders. Upon completion of this offering, we will have acquired        JGWPT Common Interests representing a       % economic interest in JGWPT Holdings, LLC and will be the sole managing member of JGWPT Holdings, LLC. JGWPT Holdings, LLC will use the net proceeds it receives from us in connection with this offering to repay a portion of the amount outstanding under its term loan. JGWPT Holdings, LLC will not receive any proceeds from our purchase of JGWPT Common Interests from the Common Interestholders.

Immediately after the sale of          Class A Shares in this offering and the related purchase of JGWPT Common Interests with a portion of the proceeds therefrom, we will issue and sell at par value an aggregate of         shares of our Class B common stock, par value $0.00001 per share, or the Class B Shares, to the Common Interestholders (other than PGHI Corp.). Each Common Interestholder (other than PGHI Corp.) will purchase a number of Class B Shares equal to the number of JGWPT Common Interests then owned by such holder. Each Class B Share will have ten (10) votes per share, while each Class A Share will have one (1) vote per share. As a result, the        Class A Shares sold in this offering will represent         % of the combined voting power of our common stock immediately after the sale of such Class A Shares and the Class B Shares will represent the remaining %. However, the Class A Shares sold in this offering will represent 100% of the economic interest in us and       % of the economic interest in JGWPT Holdings, LLC.

Currently no public market exists for our Class A Shares. We intend to apply to have the Class A Shares listed on the New York Stock Exchange, or the NYSE, under the symbol “JGW.”

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Class A Shares involves risks that are described in the “Risk Factors” section beginning on page 23 of this prospectus.

	Per Class A Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$

(1) See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional           Class A Shares from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus, solely to cover over-allotments, if any. We intend to use the net proceeds from any exercise of the option to purchase a corresponding number of JGWPT Common Interests, up to of which will be purchased from the Common Interestholders and the remainder of which will be newly issued JGWPT Common Interests. If we purchase JGWPT Common Interests from the Common Interestholders upon exercise of the over-allotment option, a corresponding number of Class B Shares will automatically be redeemed and cancelled by us.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Class A Shares will be ready for delivery on or about                        , 2013.

Barclays	Credit Suisse

Prospectus dated                     , 2013.

We are responsible for the information contained in this prospectus and in any related free-writing prospectus we may prepare or authorize to be delivered to you. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as Adjusted Net Income. These measures are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP.

We have included non-GAAP financial measures in this prospectus, including Adjusted Net Income. See “Summary—Summary Historical Consolidated Financial Data” for a description of the calculation of Adjusted Net Income, as well as a reconciliation of our Adjusted Net Income to net income (loss).

Industry and Market Data and Forecasts

This prospectus includes industry and market data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources we believe are reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In other cases, such as statements as to our market position and ranking, such information is based on estimates made by our management, based on their industry and market knowledge and information from third-party sources. However, this data is subject to change and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

Trademarks, Service Marks and Copyrights

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include “J.G. Wentworth” and “Peachtree Financial Solutions.” We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

Certain Definitions

“ABS” means asset-backed securities.

“A.M. Best” means A.M. Best Company, Inc.

“CFPB” means the Consumer Financial Protection Bureau.

“Class B Management Interests” means the Class B management interests in JGWPT Holdings, LLC.

“Code” means the Internal Revenue Code of 1986.

“Common Interestholders” means holders of JGWPT Common Interests before and after this offering, other than us.

“DBRS” means Dominion Bond Rating Services, Ltd.

“DGCL” means the Delaware General Corporation Law.

“Dodd-Frank” or “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles.

“IFRS” means International Financial Reporting Standards.

“JGWPT Common Interests” means the common membership interests in JGWPT Holdings, LLC.

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“JLL” means JLL Partners.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“NASPL” means the North American Association of State and Provincial Lotteries.

“NYSE” means the New York Stock Exchange.

“Order” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

“Peachtree Merger” means our merger with Orchard Acquisition Company, LLC and its subsidiaries on July 12, 2011, as described more fully herein.

“Restricted JGWPT Common Interests” means common membership interests in JGWPT Holdings, LLC subject to certain forfeiture provisions as apply to the Class B Management Interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Settlement Act” means the Periodic Payment Settlement Act of 1982.

“SSPA” means a state structured settlement protection act.

“Tax Relief Act” means the Victims of Terrorism Tax Relief Act of 2001.

“VIE” means a variable interest entity, which is a legal entity subject to consolidation according to the provisions of the Variable Interest Entities subsection of ASC Subtopic 810-10.

Financial Statement Presentation

This prospectus includes certain historical consolidated financial data for J.G. Wentworth, LLC and its subsidiaries. J.G. Wentworth, LLC is the predecessor of the issuer, JGWPT Holdings Inc., for financial reporting purposes. JGWPT Holdings Inc. will be the audited financial reporting entity following this offering. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2012 and 2011 included in this prospectus are derived from the audited consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries contained herein. The consolidated statement of operations data for the six months ended June 30, 2013 and 2012 and the consolidated balance sheet data as of June 30, 2013 are derived from the unaudited condensed consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries contained herein. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

This prospectus also includes certain pro forma consolidated statements of operation for the year ended December 31, 2012 and for the six months ended June 30, 2013, which present our consolidated results of operations giving pro forma effect to the Transactions and the use of estimated net proceeds from this offering as described under “Use of Proceeds” as if such transactions occurred on January 1, 2012.  The unaudited pro forma consolidated statement of financial condition as of and for the period ending June 30, 2013 presents our consolidated financial condition giving pro forma effect to the Transactions and the use of the estimated net proceeds from this offering as described under “Use of Proceeds.” as if such transactions occurred on June 30, 2013.  The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect on a pro forma basis the impact of these transactions on the historical financial information of J.G. Wentworth, LLC.

The unaudited pro forma consolidated financial information and notes included in this prospectus are presented for illustrative purposes only. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to this offering and related transactions.  The unaudited pro forma financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future.  For further discussion of these matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included in this prospectus.

Other than the inception balance sheet, the financial statements of JGWPT Holdings Inc. have not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. Before investing in our Class A Shares, you should carefully read this prospectus in its entirety, especially the risks of investing in our Class A Shares that we discuss in the “Risk Factors” section of this prospectus beginning on page 23 of this prospectus and the financial statements and related notes. The following summary is qualified in its entirety by the more detailed information and financial statements and related notes included elsewhere in this prospectus.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our” and similar references refer: (i) following the consummation of this offering and the related concurrent transactions, collectively, to JGWPT Holdings Inc., and unless otherwise stated, all of its subsidiaries, and (ii) prior to the completion of this offering and the related concurrent transactions, collectively, to J.G. Wentworth, LLC, and unless otherwise stated, all of its subsidiaries. “Peachtree” refers to Peachtree Financial Solutions.

Our Company

We are a leading direct response marketer that provides liquidity to our customers by purchasing structured settlement, annuity and lottery payment streams, as well as interests in the proceeds of legal claims, in the United States. We do not make loans or take consumer credit risk as part of our business but instead purchase future payment streams owed to the customer by a high quality institutional counterparty. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased had an investment grade rating of “A3” or better by Moody’s. We act as an intermediary that identifies, underwrites and purchases individual payment streams from our customers, aggregates those payment streams and then finances them in the institutional market at discount rates below our cost to purchase. We believe our scale allows us to operate more efficiently and cost effectively than our competition, generating strong profitability while offering a low-cost source of liquidity for our customers, as compared to alternative sources of liquidity such as personal loans or cash advances on credit cards.

We operate two market leading and highly recognizable brands, JG Wentworth and Peachtree, each of which generates a significant volume of inbound inquiries. Brand awareness is critical to our marketing efforts, as there are no readily available lists of holders of structured settlements, annuities or potential pre-settlement customers. Since 1995, we have invested approximately $585 million in marketing to establish our brand names and increase customer awareness through multiple media outlets. According to Kantar Media, since 2008, each of JG Wentworth and Peachtree has spent approximately five-times the amount spent by the nearest industry competitor on television advertising and together have spent over 80% of the total amount spent by all of the major participants in the industry. As a result of our substantial marketing investment, we believe that our core brands, JG Wentworth and Peachtree, are the #1 and/or #2 most recognized brands in their product categories. In addition, since 1995 we have been building proprietary databases of current and prospective customers, which we continue to grow through our significant marketing efforts and which we consider a key differentiator from our competitors. As of July 31, 2013, our customer databases include more than 121,000 current and prospective structured settlement customers with approximately $31 billion of unpurchased structured settlement payment streams. Since July 31, 2013, we have continued to add to our customer databases and to purchase structured settlement payment streams from our customers and, therefore, the amount of unpurchased structured settlement payment streams in our databases may now be greater or smaller. We also maintain databases of pre-settlement and lotteries customers. The strength of our databases and the resulting predictable pipeline of opportunities is demonstrated by the level of repeat business we experience with our customers. Of the total structured settlement customers we have served since 1995, the average customer has completed two separate transactions with us. These additional purchasing opportunities come with low incremental acquisition costs.

For the year ended December 31, 2012 and the six months ended June 30, 2013, we had revenue of $467 million and $250 million, respectively, net income of $119 million and $68 million, respectively, and Adjusted Net Income of $76 million and $34 million, respectively. See “Summary—Summary Historical and Consolidated Financial and Other Data” for a reconciliation of Adjusted Net Income to net income.

We currently provide liquidity to our customers through the following products:

•	Structured settlements are contractual agreements to settle a tort claim involving physical injury or illness whereby a claimant is compensated for damages through a series of payments over time rather than by a single upfront payment. These payments fall into two categories: guaranteed structured settlement payments, which are paid out until maturity regardless of the status of the beneficiary, and life contingent structured settlement payments, which cease upon the death of the beneficiary. We purchase all or part of

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these structured settlement payments at a discount to the aggregate face amount of the future payments in exchange for a single up-front payment. These future structured settlement payments are generally disbursed to us directly by an insurance company. Since the enactment of the federal Tax Relief Act in 2002, every one of our structured settlement payment stream purchases has been reviewed and approved by a judge. Since 1995, we have purchased over $9.1 billion of structured settlement payment streams. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. Revenue generated from the purchase of structured settlement payments was $416 million for the year ended December 31, 2012 and $222 million for the six months ended June 30, 2013, accounting for 89% of our revenue in both periods.

•	Annuities are insurance products purchased by individuals from insurance companies entitling the beneficiary to receive a pre-determined stream of periodic payments. We purchase all or part of the annuity payments at a discount to the aggregate face amount of future payments in exchange for a single up-front payment. Since 1995, we have purchased over $206 million in annuity payment streams. Revenue generated from the purchase of annuity payments was $10 million for the year ended December 31, 2012 and $6 million for the six months ended June 30, 2013, accounting for 2% of our revenue in both periods.

•	Lotteries are prizes that generally have periodic payments and are typically backed by state lottery commission obligations or insurance company annuities. We purchase all or part of the lottery receivables at a discount to the aggregate face amount of future payments in exchange for a single up-front payment to the lottery winners. As in the case of structured settlement payments, every one of our purchases of lottery receivables is reviewed and approved by a judge. Since 1999, we have purchased over $884 million in lottery receivables. Revenue generated from the purchase of lottery receivables was $27 million for the year ended December 31, 2012 and $15 million for the six months ended June 30, 2013, accounting for 6% of our revenue in both periods.

•	Pre-settlement funding is a transaction with a plaintiff with a pending personal injury claim to provide liquidity while awaiting settlement. These are not loans; rather, we are assigned an interest in the settlement proceeds of the claim and, if and when a settlement occurs, payment is made to us directly via the claim payment waterfall, not from the claimant. If the plaintiff’s claim is unsuccessful, the purchase price and accrual of fees thereon are written off. Since 2005, we have completed over $184 million in pre-settlement funding. Revenue from our pre-settlement funding business was $14 million for the year ended December 31, 2012 and $7 million for the six months ended June 30, 2013, accounting for 3% of our revenue in both periods.

Industry Overview

Structured Settlements

The use of structured settlements was established in 1982 when Congress passed the Periodic Payment Settlement Act of 1982, or the Settlement Act, which allows periodic payments made as compensation for a personal injury to be free of all federal taxation to the payee, provided certain conditions are met. By contrast, the investment earnings on a single up-front payment are generally taxable, leading structured settlements to proliferate as a means of settling lawsuits. Following the emergence of structured settlements, a secondary market developed in response to the changing financial needs of the holders of structured settlements over time, with many requiring short-term liquidity for a variety of reasons, including debt reduction, housing, business opportunities, education and healthcare costs. Purchasers in the structured settlement secondary market provide an upfront cash payment in exchange for an agreed-upon stream of periodic payments from a holder of a structured settlement. Each purchased structured settlement payment stream requires local court approval by a judge, who must rule that the transfer of the structured settlement payments and its terms are in the best interests of the payee, taking into account the welfare of the payee and the payee’s dependents.

We estimate that since 1975 over $350 billion in undiscounted structured settlement payment streams have been issued in the United States. Of these structured settlement payment streams, we estimate that at least $140 billion are currently outstanding of which approximately $130 billion remain available for purchase. We believe this indicates that there is significant opportunity to grow our customer databases and our revenue.

We estimate that approximately 25% of all structured settlements have a life contingent component. Life contingent structured settlements are similar to guaranteed structured settlements, however, unlike guaranteed structured settlements, which pay out until maturity regardless of the status of the beneficiary, life contingent structured

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settlement payments cease upon death of the beneficiary. We have developed a proprietary financing model that allows us to purchase these life contingent structured settlement payments without assuming any mortality risk.

Our main competitors in the structured settlement payments purchasing market are Stone Street Capital, Imperial Holdings, Novation Capital, SenecaOne, Woodbridge, Symetra Financial and Client First Settlement Funding, none of which have a comparable scale to us.

Annuities

According to LIMRA International, Inc., a life insurance market research organization, approximately $80 billion in annuities were issued during 2012. Annuities are most often purchased to provide a reliable cash flow or a financial cushion for unexpected expenses during retirement or received by individuals via inheritance. The secondary market for annuities provides liquidity to holders, regardless of how they obtained their annuity. The purchasing and underwriting process for annuities is substantially similar to that for structured settlements. However, purchases of annuities do not require court approval. Our main competitors in the annuities payments purchasing market are Stone Street Capital, Imperial Holdings and Novation Capital, none of which have a comparable scale to us.

Lotteries

According to the North American Association of State and Provincial Lotteries, or NASPL, 43 states and the District of Columbia currently offer government-operated lotteries. During 2012, United States lottery sales totaled approximately $78 billion. For those lottery winners that have either elected or have been required to receive their lottery prize payout in the form of periodic payments, the secondary market provides liquidity and payment flexibility not otherwise provided by their current payment schedule. 24 states have enacted statutes that permit lottery winners to voluntarily assign all or a portion of their future lottery prize payments. Similar to structured settlements, the voluntary assignment of a lottery prize requires a court order. Our main competitors in the lotteries receivable payments purchasing market are Stone Street Capital, SenecaOne, Advanced Funding Solutions, Client First Settlement Funding and NuPoint Funding.

Pre-Settlement Funding

Total United States tort settlements were approximately $122 billion in 2010 and have remained consistent since 2003. Pre-settlement funding provides the plaintiff with immediate cash, which can be used by the plaintiff to fund out of pocket expenses, allowing the plaintiff to continue the suit and to reject inadequate settlement offers. The regulatory framework for pre-settlement funding is in its early stages, and we expect that many states that do not currently have a regulatory framework for pre-settlement transactions will enact laws that may or may not enable us to conduct business in states that we do not operate in today. The few competitors in the pre-settlement funding market with comparable volume to us include Oasis Legal Finance, LawCash, US Claims, Pegasus Legal Funding and Global Financial. Beyond these competitors, the industry is characterized by small players and ad hoc fundings, such as attorneys funding colleagues’ clients.

Competitive Strengths

We believe the following competitive strengths position us for continued growth:

Leading Market Position in a Highly Fragmented Industry. Our strong brands and direct response marketing platform have enabled us to establish a leading position, based on purchases of payment streams during 2012, within the large and underpenetrated structured settlement payments purchasing market. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. We have built this leading market position by leveraging our iconic brands, JG Wentworth and Peachtree, which we believe are the #1 and/or #2 most recognized brands in their product categories. While we are a market leader, our industry remains fragmented. Given our favorable positioning and scale we believe there are significant opportunities to further grow market share through organic growth and targeted acquisitions.

Established Brands Reinforce Highly Effective Direct Marketing Capabilities. Our direct marketing campaigns and brand recognition from current and prospective customers are critical to our go-to-market strategy. We have consistently invested in our brands over the years and our marketing investment since 1995 is approximately $585 million, including a significant investment of $216 million over the past three years. We employ a multi-channel approach to access our target customers, with a particular competency in the use of television and the internet. Both

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JG Wentworth and Peachtree have developed iconic TV brands through a number of innovative, and in the case of JG Wentworth award winning, direct TV campaigns. Our strong marketing capabilities have supported our growth, and in an average four week period we generate over 510 million impressions resulting in 80% of our target audience viewing our advertisements five or more times during that four week period.

  Extensive Proprietary Customer Databases. Our diverse marketing strategy spanning television, search engine marketing, social media, mobile, and direct mail marketing techniques combine to attract inbound inquiries to our purchasing group, enabling us to accumulate robust databases of customers. Given the lack of readily available lists of structured settlement and annuity holders or potential pre-settlement customers, we view these databases as a significant competitive advantage. Furthermore, many of the customers in our databases generate repeat business with minimal incremental marketing cost. For example, the average structured settlement payments customer has completed approximately two transactions with us. In 2012, approximately 45% of JG Wentworth’s and 51% of Peachtree’s structured settlement asset purchases were generated from existing customers. Since August 2008, JG Wentworth’s database of structured settlement payment customers has grown at a compound annual growth rate of 6%.

Low Cost of Funds Through Our Warehouse Funding and Market Leading Securitization Platforms. We believe that our large and diversified warehouse funding and financing platform together with our established securitization and private placement program provide us with a lower cost of capital than our competitors and the financing required for future growth and stability in adverse market conditions. We undertake a thorough and proven process for all purchases of payment streams and, as a result, have experienced less than 0.08% cumulative total losses on our purchases of guaranteed structured settlement payments since 2002, enabling us to obtain financing on what we believe to be industry leading terms. We currently have over $690 million of warehouse and financing capacity through a number of facilities from leading financial institutions. Our $600 million of guaranteed structured settlement and annuity warehouse facilities provide us with committed long-term financing through three independent financing arrangements.

We utilize three independent financing arrangements for our guaranteed structured settlement and annuity warehouse facilities. Each of these arrangements has multiple years of revolving and amortization periods or provides for an evergreen maturity and two of these arrangements, which represent $300 million of capacity, are structured with fixed advance rates with no mark-to-market exposure. For the twelve month period ended August 31, 2013, we had an average balance of $39 million and a peak balance of $90 million in our structured settlement and annuity warehouse facilities. This low usage is a result of the consistent replenishment of our warehouse capacity through our established securitization program. The structure and capacity of our structured settlement and annuity warehouse facilities provides stability of funding in various economic environments. We have permanent financing of $50 million for our life contingent structured settlement and life contingent annuity businesses and a $40 million revolving credit facility for the pre-settlement business with a leading commercial bank. Lottery receivables are sold by us directly to institutional investors or, more recently, are being securitized. Since our first securitization in 1997, we have established ourselves as the only regular issuer of structured settlement and annuity payment stream asset-backed securities. We have developed a diversified institutional investor base of repeat investors that participate in our regular and predictable securitization program. Our securitizations are structured with rated senior and subordinated bonds that are placed with institutional investors and a residual tranche that since 2002 has been retained by us. Our securitization entities have over $4.8 billion in total issuance volume, representing $7.7 billion of payment streams and over 90% of the total outstanding guaranteed structured settlement and annuity payment stream asset- backed security market. As of July 31, 2013, $627 million of our $690 million total warehouse and financing capacity was available.

Expertise in Navigating a Complex Legal and Regulatory Environment. The regulatory framework for structured settlement payment secondary transactions has been in place for over a decade. Each purchased structured settlement payment stream requires local court approval by a judge, who must rule that the transfer is in the best interest of the payee, taking into account the welfare of the payee and the payee’s dependents. We have operational processes in place to ensure that we comply with such laws and regulations providing us with a strong competitive advantage, as settlement purchasers must be able to navigate the complex court process in an efficient and cost-effective manner. There are also state-by-state legal differences that must be managed and we have a nationwide network of attorneys covering each of the over 3,000 counties in the United States and relationships and experience with more than 200 insurance companies that have an administrative role in the structured settlement payment

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transfer. As a result of our experience and operational processes, approximately 95% of our structured settlement payment purchase cases brought to a judge have been approved by the courts. We believe this expertise would be difficult and expensive for competitors to replicate at this scale and will allow us to expand into adjacent product categories.

Attractive Cash Flow Profile. Our business model allows us to generate positive cash flow during the financing of a structured settlement payment purchasing transaction. We experience an immediate benefit at purchase, as the dollar amount advanced from our warehouse facilities is greater than the purchase price paid to the customer. After the initial purchase, we collect the cash flows from purchased assets until they are securitized. The amount we receive upon permanent financing is in excess of our warehouse repayment obligations and operating costs, allowing us to invest in the growth of our existing products as well as fund our expansion into adjacent product categories. Additionally, we receive cash payouts from the residual interests after the structured settlement payments are securitized. For the year ended December 31, 2012 and for the six months ended June 30, 2013, we generated cash of $314.8 and $131.3 million, respectively, from the net financing activities related to our warehouse financing and permanent securitization financing facilities. This cash was used to fund operations including the purchase of additional payment streams. The cash generated for the six months ended June 30, 2013 does not include the $29.9 million of cash generated from our recent securitization, which closed in July 2013. For the year ended December 31, 2012 and for the six months ended June 30, 2013, we used cash of $225.7 million and $163.3 million respectively in operating activities. We operate a tax efficient business model which generates losses for tax purposes due to significant up front marketing expenses and revenue that is recognized over the term of the purchased cash flow streams. Our accounting treatment of revenue under GAAP is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

We believe our strong cash flows will enable us to maximize shareholder value through reducing our debt, strategically deploying our capital to fund organic growth and finance value-enhancing acquisitions.

Experienced Management Team. We have an experienced and proven management team that has been integral in creating our market leading positions, strengthening and diversifying our funding and financing platform, developing new products, improving the efficiency of our operations and increasing our profitability. On average, the members of our management team have over 18 years of experience in the financial services industry. This management team has led us to the significant growth we have experienced over the last decade, including through the business integration in connection with the Peachtree Merger, and has experience managing our business through various economic cycles. We also believe that our management team has positioned us to capitalize on future growth opportunities.

Our Growth Strategy

Our strategy is to capitalize on our competitive strengths to increase our revenue, profitability and cash flow across each of our product offerings, although there can be no assurance that these strategies will increase revenue, profitability, or cash flows.

Structured Settlements. We estimate that since 1975 over $350 billion in undiscounted structured settlement payment streams have been issued in the United States. Of these structured settlement payment streams, we estimate that at least $140 billion are currently outstanding of which approximately $130 billion remain available for purchase. We believe this indicates that there is significant opportunity to grow our customer databases and our revenue. We envision a three-pronged strategy to further penetrate and grow our structured settlement payments purchasing business:

•	Utilize direct response marketing to identify new structured settlement holders. We currently generate significant volumes of new customer leads each month through our multi-platform direct response advertising campaigns. This marketing effort has resulted in significant growth of our databases of structured settlement holders. We continue to refine and develop our marketing efforts to drive leads through a continued focus on daytime television, a further expansion of direct mail campaigns, robust public relations campaigns to enhance our brand awareness and reputation, and an increased use of online marketing and social media.

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•	Drive transactions with identified leads who have not yet done a transaction with us. Our databases of structured settlement holders currently contain many potential customers who have yet to complete a transaction with us. We believe that these leads represent a compelling opportunity to generate new transactions with low customer acquisition costs in comparison to identifying structured settlement holders of whom we are not already aware.

•	Execute repeat transactions with existing customers. Our proprietary databases of structured settlement holders currently contain numerous current customers with remaining payments outstanding. We have been able to generate significant repeat transaction volume over our history. For example, historically, the average structured settlement payments customer has completed approximately two transactions with us.

Annuities. We believe that we are uniquely positioned to define and expand the annuities purchasing market, given our significant marketing capabilities and industry-leading funding platform for the purchase of annuities receivables.  Annuities represent a multi-trillion dollar market and, according to our estimates, a large proportion of those annuities remain unsold. The market is characterized by significant variation in the terms contained in annuities contracts and, accordingly, we continually review unique contractual language to identify whether annuities are of the type that we will purchase.  While this review process takes time, we believe that our volume of advertising provides us greater exposure to annuity contracts than our competitors, enabling us to identify purchasable annuities faster than our competition and providing us with a competitive advantage.

Pre-Settlement Funding. We believe that pre-settlement funding represents a large and underpenetrated market opportunity. Total United States tort settlements were approximately $122 billion in 2010. We believe that our market-leading brands and marketing capabilities make us uniquely positioned to capitalize on this opportunity. Structured settlement advertising typically generates significant inbound communications from potential customers seeking pre-settlement funding. JG Wentworth previously brokered these pre-settlement leads, but we gained the ability to provide pre-settlement funding in connection with the Peachtree Merger in July 2011. The ability to fund (rather than broker) pre-settlements was viewed as attractive given the high risk-adjusted returns of the business and our ability to generate higher profits. In addition, the combination of Peachtree’s pre-settlement funding platform and JG Wentworth’s brand and marketing platform has generated significant synergies by substantially increasing the number of pre-settlement leads Peachtree receives.

Pursue Selective Acquisitions. Given our strong market position and the highly fragmented markets in which we participate, we believe there continue to be significant opportunities to grow market share by obtaining new customers through targeted acquisitions in our existing markets. We believe there are also substantial opportunities for acquisitions in new markets where we can utilize our marketing, financing and operational expertise. We intend to follow a disciplined strategy in exploring future acquisitions on both a qualitative and quantitative basis, analyzing the strategic merits, financial impact and alternative opportunities which may be available to us.

Expand into Adjacent Product Categories. Our direct response marketing attracts a large volume of inquiries from individuals with a wide array of financial needs. We use the information we gain from these inquiries to identify new and underserved product categories in which we believe we can become a market leader by leveraging our existing platforms and brands. For example, our pre-settlement funding business has grown as we have received inbound calls from potential customers inquiring about pre-settlement transactions in response to our structured settlement advertising. We will continue to evaluate expanding into other complementary adjacent product categories, for example as an originator in secured credit cards, personal loans, mortgages, or peer-to-peer lending, that can leverage our strengths, including direct marketing, brands, funding platform and management.

Our Sponsor

As further described below, our business is presently conducted through JGWPT Holdings, LLC and its direct and indirect subsidiaries. The current members of JGWPT Holdings, LLC include JLL JGW Distribution, LLC, which is owned by pooled investment vehicles sponsored or managed by JLL, and JGW Holdco, LLC, which is over 99% owned by JLL JGW Distribution, LLC.  These affiliates hold in the aggregate an approximately   % economic interest in JGWPT Holdings, LLC through their ownership of 129,794 JGWPT Common Interests.

Founded in 1988, JLL Partners, or JLL, is a North American-focused private equity firm with a strategy of making value-oriented, middle market control investments. Since its inception, JLL has invested approximately $4.1 billion across six funds in 36 separate transactions. JLL’s investment philosophy is to extract fundamentally sound companies from complicated situations and partner with outstanding management teams to build companies that they

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can continue to grow into market leaders. JLL has deep and specific industry expertise in areas such as financial services, building products, healthcare services, education, business services, and aerospace. In addition to JGWPT Holdings, LLC, JLL’s current portfolio of companies includes American Dental Partners, BioClinica, Education Affiliates, FC Holdings, IASIS Healthcare, Loar Group, Medical Card System, Patheon, PGT Industries and Ross Education.

Our Structure

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions. See “—The Transactions.”

(1)	Sole managing member of JGWPT Holdings, LLC.

(2)	The economic interests of this group of Common Interestholders prior to this offering is described under “—JGWPT Holdings, LLC.”

(3)	Prior to this offering, the current company named JGWPT Holdings, LLC will be merged with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger and changing its name to JGWPT Holdings, LLC immediately after the merger.

(4)	Our term loan is guaranteed by certain of our subsidiaries.

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JGWPT Holdings, LLC. The sole asset of the current company named JGWPT Holdings, LLC is its ownership of 100% of J.G. Wentworth, LLC, the holding company for the operating subsidiaries of the businesses. Immediately prior to and in connection with this offering, the current company called JGWPT Holdings, LLC will merge with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger. Immediately after the merger and prior to the consummation of this offering, the surviving, newly formed subsidiary will change its name to JGWPT Holdings, LLC.

The current members of JGWPT Holdings, LLC and the interests they hold therein are described below. Immediately after the merger described above, the members of JGWPT Holdings, LLC will hold these interests in the newly formed company surviving the merger.

•	JLL JGW Distribution, LLC, which is owned by pooled investment vehicles sponsored or managed by JLL, holds an approximately % economic interest in JGWPT Holdings, LLC through its ownership of 13,127 JGWPT Common Interests.

•	JGW Holdco, LLC, which is over 99% owned by JLL JGW Distribution, LLC, holds an approximately % economic interest in JGWPT Holdings, LLC through its ownership of 116,667 JGWPT Common Interests. We collectively refer to JGW Holdco, LLC and JLL JGW Distribution, LLC as the JLL Holders.

•	PGHI Corp., the current stockholders of which include affiliates of Credit Suisse Group AG and DLJ Merchant Banking Partners IV, L.P. and former members of Peachtree management, holds an approximately % economic interest in JGWPT Holdings, LLC through its ownership of (i) 60,564.20 non-voting JGWPT Common Interests and (ii) 20,000 Class C Profits Interests. The Class C Profits Interests will be cancelled in connection with this offering and PGHI Corp. will receive warrants to purchase shares of our Class C common stock, par value $0.00001 per share, or the Class C Shares, which are identical to the Class A Shares, except that they are non-voting securities.

•	Certain of our officers and other employees, whom we collectively refer to as the Employee Members, hold an approximately % economic interest in JGWPT Holdings, LLC through their ownership of (i) an aggregate of JGWPT Common Interests and (ii) an aggregate of JGWPT Holdings, LLC Class B Management Interests which will be converted into an aggregate of restricted JGWPT Common Interests in connection with this offering and based on the fair market value of JGWPT Holdings, LLC taking into account the distribution rights of the Class B Management Interests. These converted interests will be subject to the same forfeiture provisions (if any) as applied to the Class B Management Interests immediately prior to the conversion.

•	Other members who are not employed by us or affiliated with JLL or PGHI Corp., whom we refer to as the Other Members, hold an approximately % economic interest in JGWPT Holdings, LLC through their ownership of an aggregate of JGWPT Common Interests.

JGWPT Holdings Inc. Upon completion of the offering, we will use the net proceeds we receive to acquire an aggregate of       JGWPT Common Interests in the newly formed company to be named JGWPT Holdings, LLC from certain Common Interestholders on a pro rata basis and       newly issued JGWPT Common Interests directly from the newly formed company to be named JGWPT Holdings, LLC. Immediately after our acquisition of these JGWPT Common Interests, our only material asset will be our ownership of % of the total JGWPT Common Interests and our only business will be acting as the sole managing member of JGWPT Holdings, LLC. You should note, in particular, that:

•	We will be the sole managing member of JGWPT Holdings, LLC.

•	Investors in this offering will own 100% of our Class A Shares (and % of our Class A Shares on a fully diluted basis). The outstanding Class A Shares will represent 100% of the economic interest in us, but initially only % of our voting power, and we will own % of the economic interest in JGWPT Holdings, LLC. Our Class A Shares and Class C Shares outstanding from time to time will entitle the holders to receive 100% of any distributions we make, except that each Class B Share will entitle the holder thereof to receive the par value of $0.00001 per Class B Share upon our liquidation, dissolution or

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winding up. The holders of Class A Shares and Class C Shares will also be entitled to receive the par value of $0.00001 per Class A Share or Class C Share, as the case may be, upon our liquidation, dissolution or winding up, but unlike the Class B Shares, these holders also will be entitled to share ratably in all other assets available for distribution after payment of our liabilities. Immediately after the completion of this offering, the only outstanding Class A Shares will be the Class A Shares issued pursuant to this offering.

•	Except in respect of any tax distributions we receive from JGWPT Holdings, LLC, if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to each of our holders of Class A Shares and holders of Class C Shares, subject only to applicable law.

•	The Common Interestholders other than PGHI Corp. will own 100% of our Class B Shares, which will vote together with the Class A Shares as a single class. Each Class A Share has one vote per share and each Class B Share has 10 votes per share. The Class B Shares will represent, upon completion of this offering, % of the combined voting power of our common stock. The Class B Shares do not represent an economic interest in us and are therefore not entitled to any dividends that we may pay. The Common Interestholders other than PGHI Corp. will hold substantially more than 50% of the combined voting power of our common stock since they will hold all the Class B Shares. Moreover, pursuant to the Voting Trust Agreement to be entered into by the JLL Holders and certain of the Employee Members, the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President, as trustees, will be able to direct the vote of the Class B Shares held by these Employee Members. Under the terms of the Voting Agreement that the JLL Holders and certain significant Common Interestholders, including PGHI Corp., various investment vehicles managed by BlackRock Financial Management, which we refer to collectively as BlackRock, and Candlewood Special Situations Fund L.P., which we refer to as Candlewood, and other former holders of preferred membership interests of the current company called JGWPT Holdings, LLC intend to enter into upon completion of this offering, each of the parties thereto will agree to vote all of their Class A Shares and Class B Shares, as applicable, in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to two votes on each matter presented to the board of directors for so long as the JLL Holders hold at least Class A Shares and Class B Shares in the aggregate.

•	While the Class B Shares, as indicated above, do not represent any economic interest in us, each holder of a Class B Share also owns an economic interest in JGWPT Holdings, LLC through a corresponding JGWPT Common Interest.

•	PGHI Corp. is an affiliate of DLJ Merchant Banking Partners IV, L.P. and Credit Suisse Group AG. Due to certain requirements under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder to which DLJ Merchant Banking Partners IV, L.P. and Credit Suisse Group AG are subject, PGHI Corp. does not hold voting stock or voting interests in JGWPT Holdings, LLC. Accordingly, PGHI Corp. will continue to hold non-voting JGWPT Common Interests and will not be issued any of our Class B Shares. In addition, the warrants issued to PGHI Corp. in connection with this offering will be exercisable for our Class C Shares which are non-voting common shares with substantially identical economic rights to the Class A Shares and the JGWPT Common Interests held by PGHI Corp. will be exchangeable for our Class C Shares.

•	Pursuant to the operating agreement of JGWPT Holdings, LLC, in order to provide liquidity to the Common Interestholders each JGWPT Common Interest held by a Common Interestholder will be exchangeable for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests). The exchange of the JGWPT Common Interests for our Class A Shares, and the concurrent redemption and cancellation of the Class B Shares corresponding to these JGWPT Common Interests, will increase the number of outstanding Class A Shares and decrease the number of outstanding Class B Shares, except in the case of an exchange by PGHI Corp. of JGWPT Common Interests for our Class C Shares.

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•	PGHI Corp. and, in some cases, its transferees, will have the right to exchange their non-voting JGWPT Common Interests for our Class C Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), as more fully described under “The Transactions—Operating Agreement of JGWPT Holdings, LLC-Exchange Rights.” Class C Shares are generally not entitled to vote on any matter but do share ratably in dividends and other distributions. See “Description of Capital Stock-Class C Shares.”

•	JLL owns a portion of its investment through an existing corporation. To the extent that JLL so elects, it may require that, instead of that corporation exchanging its JGWPT Common Interests for Class A Shares, we engage in a merger in which the stockholders of that corporation receive the Class A Shares directly and we become the owner of that corporation or its assets. Provided that the conditions to the exercise of such right have been met, the exercise of this transaction will not be subject to any affiliate transaction covenants or similar restrictive provisions.

•	Pursuant to the operating agreement of JGWPT Holdings, LLC, JGWPT Holdings, LLC will be prohibited from repurchasing any JGWPT Common Interests unless it has also offered to purchase a pro rata number of JGWPT Common Interests from each Common Interestholder. Pursuant to our certificate of incorporation, in the event that JGWPT Holdings, LLC repurchases any of our JGWPT Common Interests, we will be required to use the corresponding proceeds received from JGWPT Holdings, LLC to repurchase Class A Shares.

•	Following this offering, the members of the newly formed company to be named JGWPT Holdings, LLC, other than us, will consist of JGW Holdco, LLC, JLL JGW Distribution, LLC, PGHI Corp., the Employee Members and the Other Members.

Certain Attributes of our Structure. Our structure following this offering will be designed to accomplish a number of objectives, the most important of which are as follows:

•	The structure will allow us to serve as a holding company, with our sole asset being our ownership interest in the newly formed company to be named JGWPT Holdings, LLC. The Common Interestholders, however, will retain their economic investment in the form of direct interests in JGWPT Holdings, LLC, rather than through our Class A Shares. Following this offering, all of the businesses operated by JGWPT Holdings, LLC or its subsidiaries prior to this offering, and all of the interests held by JGWPT Holdings, LLC and its subsidiaries in such businesses prior to this offering, will be operated or held, as the case may be, by JGWPT Holdings, LLC and its subsidiaries, and our current management will continue to manage these businesses. As a result, we and the Common Interestholders will participate in the net operating results of JGWPT Holdings, LLC on a pari passu basis, in accordance with our respective ownership of JGWPT Holdings, LLC.

•	In connection with this offering, we will issue the Common Interestholders, other than PGHI Corp., non-economic Class B “vote-only” shares that as a percentage of the combined voting power of our common stock will be equal to 10 times their economic ownership in JGWPT Holdings, LLC.

•	In the event that a Common Interestholder wishes to exchange JGWPT Common Interests for Class A Shares, the holder must deliver the JGWPT Common Interests to JGWPT Holdings, LLC, together with a corresponding number of Class B Shares (except in the case of PGHI Corp), and in exchange therefor:

•	we will deliver to JGWPT Holdings, LLC a number of Class A Shares corresponding to the number of JGWPT Common Interests delivered to JGWPT Holdings, LLC;

•	JGWPT Holdings, LLC will deliver to us a number of newly issued JGWPT Common Interests equal to the number of JGWPT Common Interests surrendered to JGWPT Holdings, LLC by the exchanging holder;

•	we will redeem any Class B Shares delivered to JGWPT Holdings, LLC and cancel them; and

•	JGWPT Holdings, LLC will cancel the JGWPT Common Interests surrendered to JGWPT Holdings, LLC by the exchanging holder.

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•	As noted above, JGWPT Common Interests held by PGHI Corp. will be exchangeable for our Class C Shares. Such exchanges generally will follow the procedures outlined above, except that PGHI Corp. will not be required to deliver Class B Shares for cancellation in connection with the exchange.

•	Under the terms of the operating agreement of JGWPT Holdings, LLC, Common Interestholders will be able to exchange their JGWPT Common Interests for Class A Shares at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests).

The Transactions

In connection with this offering:

•	JGWPT Holdings, LLC will merge with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger. Immediately after the merger and prior to the consummation of this offering, the surviving, newly formed subsidiary will change its name to JGWPT Holdings, LLC. The operating agreement of JGWPT Holdings, LLC will provide, among other things, (i) for us to act as the sole managing member and (ii) that JGWPT Common Interests held by the Common Interestholders will be exchangeable for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) in order to provide liquidity to these holders.

•	We will issue the Class A Shares for net proceeds of $ million.

•	We will use $ million of the net proceeds that we receive from this offering to purchase newly issued JGWPT Common Interests directly from JGWPT Holdings, LLC, and we will use the estimated $ million of remaining net proceeds that we receive from this offering to purchase JGWPT Common Interests from certain Common Interestholders on a pro rata basis. Upon completion of the offering, we will have acquired JGWPT Common Interests representing a % interest in the newly formed company to be named JGWPT Holdings, LLC.

•	JGWPT Holdings, LLC will use the net proceeds it receives from us in connection with this offering to repay a portion of the amount outstanding under its subsidiary’s term loan. JGWPT Holdings, LLC will not receive any proceeds from our purchase of JGWPT Common Interests from the Common Interestholders.

•	We will enter into a registration rights agreement with all of the Common Interestholders pursuant to which (i) we will be required to use our reasonable best efforts to file a shelf registration statement upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) providing for the exchange of all JGWPT Common Interests held by the Common Interestholders for an equivalent number of Class A Shares at any time and from time to time thereafter and (ii) the Common Interestholders will be entitled to sell certain of such Class A Shares issuable to them upon exchange of their JGWPT Common Interests in any public underwritten offerings by us after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to customary pro rata cutbacks. Any Class A Shares issued upon exchange of Restricted JGWPT Common Interests will remain subject to the same vesting restrictions applicable to the exchanged Restricted JGWPT Common Interests. In addition, the JLL Holders and other significant Common Interestholders will have demand registration rights.

•	We will enter into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests immediately prior to this offering. See “The Transactions—Tax Receivable Agreement.”

•	We will amend and restate our certificate of incorporation to provide for, among other things, the issuance of our Class A common stock, Class B common stock, and Class C common stock.

We refer to the foregoing collectively as the “Transactions.”

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JGWPT Holdings, LLC Common Interest Purchase Agreements. Pursuant to one or more Common Interest Purchase Agreements, we will use a portion of the proceeds from this offering to purchase JGWPT Common Interests held by certain Common Interestholders on a pro rata basis. These Common Interestholders will provide customary representations regarding their ownership of the JGWPT Common Interests and related matters.

Operating Agreement of JGWPT Holdings, LLC. Upon the consummation of this offering, the operating agreement of JGWPT Holdings, LLC will, among other things:

•	provide for us to serve as the sole managing member of JGWPT Holdings, LLC;

•	provide for the exchange of JGWPT Common Interests for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) as more fully described below under “The Transactions—Operating Agreement of JGWPT Holdings, LLC—Exchange Rights;” and

•	restrict our ability, as managing member, to conduct any business other than the management and ownership of JGWPT Holdings, LLC and its subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis).

Pursuant to the operating agreement of JGWPT Holdings, LLC, each Common Interestholder (other than PGHI Corp.) and its permitted transferees will have the right to exchange JGWPT Common Interests for an equal number of our Class A Shares and PGHI Corp. and certain of its transferees will have the right to exchange the non-voting JGWPT Common Interests they hold for an equal number of Class C Shares. We have reserved for issuance         Class A Shares and       Class C Shares, which is the aggregate number of Class A Shares and Class C Shares, respectively, expected to be issued over time upon the exchanges by the Common Interestholders.

Registration Rights Agreement. In connection with the completion of this offering, we intend to enter into a registration rights agreement with all of the Common Interestholders pursuant to which we will be required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares . We have agreed, at our expense, to use our reasonable best efforts to file with the SEC a shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Tax Receivable Agreement. A portion of the proceeds of this offering will be used to purchase JGWPT Common Interests from certain of the Common Interestholders. In addition, as described under “The Transactions—Operating Agreement of JGWPT Holdings, LLC,” Common Interestholders may in the future exchange JGWPT Common Interests for Class A Shares or, in the case of PGHI Corp., Class C Shares, on a one-for-one basis. The newly formed company to be named JGWPT Holdings, LLC is expected to have in effect, an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale of and subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the

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future. We intend to enter into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to this offering. The tax receivable agreement will require us to pay those Common Interestholders 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013 (a “covered tax year”) from increases in tax basis realized as a result of (i) the sale by any Common Interestholders of any of their JGWPT Common Interests to us in exchange for a portion of the proceeds of this offering, or (ii) any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement. See “The Transactions—Tax Receivable Agreement.”

JLL owns a portion of its investment through an existing corporation.  In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are parties to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement.

Voting Agreement. In connection with this offering, the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood and other former holders of preferred membership interests of the current company named JGWPT Holdings, LLC, intend to enter into a Voting Agreement pursuant to which they will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC. Under the terms of the Voting Agreement, the parties will no longer be obligated to vote in favor of the election of the designees of the former owners of preferred membership interests if at any time such former holders cease to own any JGWPT Common Interests, and the parties will no longer be obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate fewer than         JGWPT Common Interests. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power to determine the outcome of such vote.

Voting Trust Agreement. In connection with this offering, the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President and certain of the Employee Members will enter into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, the Employee Members will deposit their Class B Shares into a voting trust and appoint the JLL Holders, David Miller and Randi Sellari as trustees. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust will be voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders, David Miller and Randi Sellari directly or indirectly. Upon completion of this offering, the Class B Shares held by the parties to the Voting Trust Agreement will represent approximately       % of the combined voting power of our common stock (these holders will hold no Class A Shares immediately after the completion of this offering).

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Director Voting Power. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to cast two votes on each matter presented to our board of directors for so long as the JLL Holders hold at least         Class A Shares and Class B Shares in the aggregate, and thereafter will be entitled to each cast one vote on each matter presented to our board of directors. All other directors will each be entitled to cast one vote on each matter presented to our board of directors.

Controlled Company Status

As a result of the significant ownership of our Class B Shares by the JLL Holders and the Voting Agreement and Voting Trust Agreement described above, more than 50% of the combined voting power of our common stock will be held by JLL Holders. As a result, we will be considered a “controlled company” under the rules of the NYSE and, therefore, be exempt from certain of the NYSE’s corporate governance rules. Following this offering, we intend to use some or all of these exemptions. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Management” for further information.

In addition, the JLL Holders will be able to significantly influence the outcome of all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders or deprive holders of Class A Shares of an opportunity to receive a premium for their Class A Shares as part of a sale of our business and it is possible that the interests of the JLL Holders may in some cases conflict with our interests and the interests of our other holders of Class A Shares, including you.

2009 Reorganization

Our results in 2008 and 2009 were impacted by the financial crisis, which resulted in a lack of purchasers of our asset-backed securitizations and a resultant lack of capital availability from our warehouse facilities. We were forced to limit transaction volume without access to the securitization market and with limited warehouse capacity. We significantly scaled back new transactions, resulting in insufficient cash flow relative to our corporate leverage.  On March 31, 2009,  J.G. Wentworth, LLC failed to make an interest payment on certain debt and on related interest rate swap contracts. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. On June 4, 2009, J.G. Wentworth, LLC and certain of its affiliates completed a reorganization under Chapter 11 of the Bankruptcy Code and emerged with a restructured balance sheet.

Corporate Information

Our principal executive offices are located at 201 King of Prussia Road, Radnor, Pennsylvania 19087-5148 and our telephone number at that address is (484) 434-2300. JGWPT Holdings, LLC’s website is located at

http://www.jgwpt.com. This website and the information contained therein is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our Class A Shares.

Implications of being an emerging growth company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis (CD&A) of our executive compensation programs in this prospectus. In addition, for so long as we are an emerging growth company, we will not be required to:

•	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;”

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•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation;

•	adopt certain accounting standards until those standards would otherwise apply to private companies.

We will remain an emerging growth company until the earliest to occur of:

•	our reporting $1 billion or more in annual gross revenues;

•	our issuance, in a three year period, of more than $1 billion in non-convertible debt;

•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and

•	the end of fiscal 2018.

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THE OFFERING

Class A Shares being offered by us	Class A Shares

Underwriters’ option to purchase additional Class A Shares	Class A Shares

Class A Shares to be outstanding immediately after this offering	Class A Shares

Class A Shares to be outstanding immediately after this offering, assuming the exchange of all JGWPT Common Interests	Class A Shares. See “Exchange Rights” below.

Class B Shares to be held by the holders of JGWPT Common Interests immediately after this offering	Class B Shares

Voting	Each of our Class A Shares will entitle its holder to one vote on all matters to be voted on by stockholders generally. Each of our Class B Shares will entitle its holder to 10 votes on all matters to be voted on by stockholders generally. Except as required by law, our Class A Shares and Class B Shares will vote together on all matters submitted to a vote of our stockholders.

Use of proceeds

The net proceeds of this offering will be approximately $       million (or approximately $       million if the underwriters exercise their option to purchase additional Class A Shares in full) after deducting underwriting discounts and estimated offering expenses payable by us (assuming the Class A Shares are sold at $       per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). We will use approximately $       million of the net proceeds of this offering to purchase newly issued JGWPT Common Interests directly from JGWPT Holdings, LLC, and we will use the estimated $       million of remaining net proceeds to purchase an aggregate of       JGWPT Common Interests from certain Common Interestholders on a pro rata basis. There is no market for the JGWPT Common Interests. The purchase price for the JGWPT Common Interests will be equal to the public offering price of our Class A Shares less the amount of offering expenses incurred by us, including the underwriting discount referred to above.

Upon completion of this offering, we will have acquired JGWPT Common Interests representing a        % interest in JGWPT Holdings, LLC.

JGWPT Holdings, LLC will use the net proceeds it receives from us in connection with this offering to repay a portion of the amount outstanding under our subsidiary’s term loan, a $575 million senior secured facility which matures in February 2019. See “Use of Proceeds.”

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JGWPT Holdings, LLC will not receive any proceeds from our purchase of JGWPT Common Interests from the holders thereof. See “Use of Proceeds.”
Exchange rights

Subject to the terms and conditions of the operating agreement of JGWPT Holdings, LLC, each Common Interestholder will have the right to exchange JGWPT Common Interests together with, if applicable, the corresponding number of our Class B Shares, for (i) our Class A Shares, or, (ii) at the option of JGWPT Holdings, LLC, cash equal to the fair value of the Class A Shares issuable upon exchange. See “The Transactions—Operating Agreement of JGWPT Holdings, LLC—Exchange Rights.” To effect an exchange, a Common Interestholder must simultaneously deliver its JGWPT Common Interests to JGWPT Holdings, LLC for cancellation and (other than PGHI Corp.) deliver a corresponding number of Class B Shares to JGWPT Holdings, LLC for redemption by us. Unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class A Shares, we will deliver an equivalent number of Class A Shares to JGWPT Holdings, LLC for further delivery to the exchanging holder and receive a corresponding number of newly issued JGWPT Common Interests. The Class B Shares surrendered by the exchanging holder will be redeemed for their $0.00001 value per share and cancelled, and the exchanging holder’s surrendered JGWPT Common Interests will be cancelled by JGWPT Holdings, LLC. As a holder exchanges his JGWPT Common Interests, our percentage of economic ownership of JGWPT Holdings, LLC will be correspondingly increased.

As noted above, JGWPT Common Interests held by PGHI Corp. will be exchangeable for our Class C Shares. Such exchanges generally will follow the procedures outlined above, except that PGHI Corp. will not be required to deliver Class B Shares for cancellation in connection with the exchange.

Registration Rights	In connection with the completion of this offering, we will enter into a registration rights agreement with all of the Common Interestholders pursuant to which (i) we will be required to use our reasonable best efforts to file a shelf registration statement upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) providing for the exchange of all JGWPT Common Interests held by the Common Interestholders for an equivalent number of Class A Shares at any time and from time to time thereafter and (ii) the Common Interestholders will be entitled to sell certain of such Class A Shares issuable to them upon exchange of their JGWPT Common Interests in any public underwritten offerings by us after the expiration or

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earlier termination (if any) of the lock-up agreements referred to above, subject to customary pro rata cutbacks. Any Class A Shares issued upon exchange of Restricted JGWPT Common Interests will remain subject to the same vesting restrictions applicable to the exchanged Restricted JGWPT Common Interests. In addition, the JLL Holders and other significant Common Interestholders will have demand registration rights. See “The Transactions—Registration Rights Agreement.”

Dividend policy	The declaration and payment of future dividends to holders of Class A Shares and Class C Shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. Except in respect of any tax distributions we receive from JGWPT Holdings, LLC, if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to each holder of Class A Shares and Class C Shares. See “Risk Factors—We are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends..”

In February 2013, JGWPT Holdings, LLC made a distribution to its members of an aggregate of $309.6 million. In May 2013, JGWPT Holdings, LLC made a distribution to its members of an aggregate of $97.5 million. As JGWPT Holdings Inc. was not a Common Interestholder at the time of these distributions, investors in this offering will not be entitled to receive any dividend from us as a result of these prior distributions.

Directed share program

At our request, the underwriters have reserved up to 5% of the shares offered hereby for sale at the initial public offering price to persons who are directors, officers or other employees, or who are otherwise associated with us, through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. See “Underwriting.”

Proposed NYSE symbol	“JGW.”

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 23 for a discussion of the factors to consider carefully before deciding to purchase any of our Class A Shares.

The number of shares outstanding after this offering and other information based thereon in this prospectus excludes:

•	up to Class A Shares expected to be available for future grant under our proposed stock incentive plan after the consummation of this offering;

•	up to Class A Shares and Class C Shares issuable upon exchange of JGWPT Common Interests by the current holders thereof; and

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•	up to Class A Shares that the underwriters may purchase from us to the extent that they exercise their over-allotment option.

The number of shares outstanding after this offering and other information based thereon in this prospectus includes all of our outstanding Class B Shares and Class C Shares.

Except as otherwise indicated, all information in this prospectus assumes an initial public offering price of $        per Class A Share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

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Summary Historical and Pro Forma Consolidated Financial and Other Data

The following tables present the summary historical consolidated financial and other data for J.G. Wentworth, LLC, the audited operating company of JGWPT Holdings, LLC, and its subsidiaries. J.G. Wentworth, LLC is the predecessor of the issuer, JGWPT Holdings Inc., for financial reporting purposes. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2012 and 2011 set forth below are derived from the audited consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2013 and 2012 and the consolidated balance sheet data as of June 30, 2013 are derived from the unaudited condensed consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. In the opinion of management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The summary unaudited pro forma financial data of JGWPT Holdings Inc. presented below have been derived by the application of pro forma adjustments to the historical consolidated financial statement of J.G. Wentworth, LLC included elsewhere in this prospectus. See “Unaudited Pro Forma Consolidated Financial Information.” The summary unaudited pro forma financial data for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 give effect to the transactions in connection with this offering as described in “Transactions” and the use of the estimated net proceeds from this offering as described in “Use of Proceeds” as if all such transactions had occurred on January 1, 2012, in the case of the unaudited pro forma consolidated statement of operations data, and on June 30, 2013, in the case of the unaudited pro forma consolidated balance sheet data.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with the “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

The historical financial statements of JGWPT Holdings Inc. have not been presented in this Summary Historical Consolidated Financial and Other Data as it is a newly incorporated entity, had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	Historical J.G. Wentworth, LLC					Pro Forma JGWPT Holdings Inc.
	Year Ended December 31,		Six Months Ended June 30,		Last Twelve Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,
	2012	2011	2013	2012	2013	2012	2013
	(in thousands)
Statement of Operations Data
Revenues:
Interest income	$177,748	$142,697	$80,582	$89,349	$168,981	$	$
Unrealized gains on VIE and other finance receivables, long-term debt, and derivatives	270,787	127,008	163,843	130,895	303,735
(Loss)/gain on swap termination, net	(2,326)	(11,728)	(174)	374	(2,874)
Servicing, broker and other fees	9,303	7,425	2,536	5,292	6,547
Other	(856)	816	(53)	260	(1,169)
Realized loss on notes receivable, at fair market value	—	—	(1,862)	—	(1,862)
Realized and unrealized gains (losses) on marketable securities, net	12,741	(12,953)	4,997	6,970	10,768
Total revenue	$467,397	$253,265	$249,869	$233,140	$484,126	$	$

Expenses:
Advertising	$73,307	$56,706	$33,803	$37,769	$69,341	$	$
Interest expense	158,631	123,015	85,970	79,558	165,043
Compensation and benefits	43,584	34,635	23,396	22,031	44,949
General and administrative	14,913	12,943	10,361	7,455	17,819
Professional and consulting	15,874	14,589	9,098	7,618	17,354

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	Historical J.G. Wentworth, LLC					Pro Forma JGWPT Holdings Inc.
	Year Ended December 31,		Six Months Ended June 30,		Last Twelve Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,
	2012	2011	2013	2012	2013	2012	2013
	(in thousands)
Debt prepayment and termination	—	9,140	—	—	—
Debt issuance	9,124	6,230	3,072	3,623	8,573
Securitization debt maintenance	5,208	4,760	2,984	2,239	5,953
Provision for losses on finance receivables	3,805	727	2,683	1,546	4,942
Depreciation and amortization	6,385	3,908	2,763	3,132	6,016
Installment obligations expense (income), net	17,321	(9,778)	6,519	8,618	15,222
Total expenses	$348,152	$256,875	$180,649	$173,589	$355,212	$	$
Income (loss) before taxes	$119,245	$(3,610)	$69,220	$59,551	$128,914	$	$
Provision for (benefit from) income taxes	(227)	(345)	1,155	(84)	1,012
Net income (loss)	119,472	(3,265)	68,065	59,635	127,902
Less non-controlling interest in earnings (loss) of affiliate	$2,731	$660	$—	$2,735	$(4)	$	$
Net income (loss) attributable to J.G. Wentworth, LLC	$116,741	$(3,925)	$68,065	$56,900	$127,906	$	$
Adjusted Net Income(1)	$76,133	$36,432	$34,048	$32,666	$77,515	$	$
Less net income attributable to other noncontrolling interest
Net income (loss) attributable to Class A Issuer Common Stock Holders
Pro forma basic earnings per share
Pro forma diluted earnings per share
Securitized Product Total Receivables Balance (TRB) Purchases(2)	$917,214	$972,458	$484,698	$443,604	$958,309	$	$
Other TRB Purchases(3)	$152,313	$92,679	$80,471	$64,830	$167,954	$	$
Total TRB Purchases	$1,069,527	$1,065,137	$565,169	$508,434	$1,126,263	$	$
Adjusted Net Income Margin(4)	7.12%	3.42%	6.02%	6.42%	6.88%	%	%

	Historical J.G. Wentworth, LLC				Pro Forma JGWPT Holdings Inc.
	As of December 31,		As of June 30,		As of June 30,
	2012	2011	2013	2012	2013
	(in thousands)
Balance Sheet Data
Assets:
Cash and cash equivalents	$103,137	$70,171	$30,150	$69,871	$
Restricted cash and investments	$112,878	$155,361	$111,685	$106,414	$
VIE and other finance receivables, at fair market value	$3,615,188	$3,041,090	$3,759,736	$3,385,149	$
VIE and other finance receivables, net of allowance for losses	$150,353	$157,560	$136,692	$154,596	$
Company retained interest in finance receivables, at fair market value(5)	$189,441	$128,673	$240,255	$152,805	$
Total assets	$4,298,597	$3,764,378	$4,362,402	$4,023,557	$

Liabilities:
Term loan payable	$142,441	$171,519	$557,205	$162,229	$
VIE borrowings under revolving credit facilities and other similar borrowings	$27,380	$82,404	$72,355	$66,930	$
VIE long-term debt	$162,799	$164,616	$157,464	$151,177	$
VIE long-term debt issued by securitization and permanent financing trusts at fair market value	$3,229,591	$2,663,873	$3,278,477	$2,951,291	$

Total liabilities	$3,855,779	$3,421,395	$4,323,965	$3,639,921	$
Member’s capital/shareholders’ equity	$442,818	$342,983	$38,437	$383,636	$
Total liabilities & member’s capital/shareholders’ equity	$4,298,597	$3,764,378	$4,362,402	$4,023,557	$

(1)	We use Adjusted Net Income (a non-GAAP financial measure) as a measure of our results from operations, which we define as our net income under U.S. GAAP before the amounts related to the consolidation of the securitization and permanent financing trusts we use to finance our business, certain non-cash compensation expenses, certain other expenses and provision for or benefit from income taxes. We use Adjusted

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Net Income to measure our overall performance because we believe it represents the best measure of our operating performance without regard to our financing vehicles. You should not consider Adjusted Net Income in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, our presentation of Adjusted Net Income may not be comparable to other similarly titled measures of other companies.
(2)	Securitized Product TRB Purchases includes purchases during the period of assets that will be securitized (guaranteed structured settlements, annuities, and lottery payment streams).
(3)	Other TRB Purchases includes the receivables purchased from life contingent structured settlements and the purchase price of pre-settlement fundings during the period.
(4)	Adjusted Net Income Margin is adjusted net income divided by the Total TRB Purchases during the period.
(5)	The amount of company retained interest in finance receivables at fair market value is included in the VIE and other finance receivables at fair market value on our consolidated balance sheets. We have financed certain of the retained interests under a residual term facility. The amount outstanding under this facility was $56 million as of December 31, 2011 and $70 million as of December 31, 2012 and June 30, 2013.

The following table provides a reconciliation of historical J.G. Wentworth, LLC and pro forma JGWPT Holdings Inc. net income (loss) to Adjusted Net Income.

	Historical J.G. Wentworth, LLC					Pro Forma JGWPT Holdings Inc.
	Year Ended December 31,		Six Months Ended June 30,		Last Twelve Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,
	2012	2011	2013	2012	2013	2012	2013
	(in thousands)
Net income (loss) attributable to J.G. Wentworth, LLC	$116,741	$(3,925)	$68,065	$56,900	$127,906	$	$
Adjustments to reflect deconsolidation of securitizations:
Elimination of unrealized gain (loss) on finance receivables, long-term debt and derivatives from post securitization due to changes in interest rates	(51,599)	18,482	(46,661)	(27,659)	(70,601)
Elimination of interest income from securitized finance receivables	(149,903)	(122,548)	(69,750)	(75,626)	(144,027)
Interest income on retained interests in finance receivables	16,398	10,377	9,125	7,065	18,458
Servicing income on securitized finance receivables	5,949	4,087	2,857	3,104	5,702
Elimination of interest expense on long-term debt related to securitization and permanent financing trusts	126,342	101,619	57,955	64,222	120,075
Professional fees relating to securitizations	5,341	4,796	3,024	2,238	6,127
Other adjustments:
Share based compensation	2,393	1,827	1,071	1,271	2,193
Income tax (benefit)/ provision	(227)	(345)	1,155	(84)	1,012
Severance, M & A and consulting expenses	4,398	7,596	3,324	1,235	6,487
Non-recurring debt and swap termination fee	—	13,753	—	—	—
Other non-recurring expenses	300	713	3,883	—	4,183
Adjusted Net Income	$76,133	$36,432	$34,048	$32,666	$77,515	$	$

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RISK FACTORS

Any investment in our Class A Shares involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Class A Shares. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations may be adversely affected. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus.

RISKS RELATED TO OUR BUSINESS OPERATIONS

Failure to implement our business strategy could materially adversely affect our business, financial position and results of operations.

Our business, financial condition and results of operations depend on our management’s ability to execute our business strategy. Key factors involved in the execution of our business strategy include:

•	our continued investment in and the effectiveness of our direct response marketing programs;

•	maintaining our profit margins through changing economic cycles and interest rate environments;

•	increases in the volumes of structured settlement payments purchased;

•	growth in our various business lines;

•	increased penetration of our existing markets and penetration of complementary markets; and

•	our ability to continue to access our financing platform on favorable terms.

Our failure or inability to execute any element of our business strategy could materially adversely affect our business, financial position and results of operations.

We may not successfully enter new lines of business and broaden the scope of our current businesses.

We intend to enter into new lines of business that are adjacent to our existing lines of business and broaden the scope of our current businesses. We may not achieve our expected growth if we do not successfully enter these new lines of business and broaden the scope of our current businesses. In addition, entering new lines of business and broadening the scope of our current businesses may require significant upfront expenditures that we may not be able to recoup in the future. These efforts may also divert management’s attention and expose us to new risks and regulations. As a result, entering new lines of business and broadening the scope of our current businesses may have material adverse effects on our business, financial condition and results of operations.

Competition may limit our ability to acquire structured settlement, annuity or lottery payment streams and could also affect the pricing of those payment streams.

Our profitability depends, in large part, on our ability to acquire structured settlement, annuity and lottery payment streams at attractive discount rates. In acquiring these assets, we compete with other purchasers of those payment streams. In the future, it is possible that some competitors may have a lower cost of funds or access to funding sources that may not be available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of asset purchases and establish more relationships than us. Furthermore, competition for purchases of structured settlement, annuity and lottery payment streams may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. The competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations.

Unfavorable press reports about our business model may reduce our access to securitization markets or make prospective customers less willing to sell structured settlement, annuity and lottery payment streams to us or to accept pre-settlement funding from us.

The industry in which we operate is periodically the subject of negative press reports from the media and consumer advocacy groups. Our industry is relatively new and is susceptible to confusion about the role of purchasers of structured settlement, annuity and lottery payment streams and other alternative financial assets. We depend upon

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direct response marketing and our reputation to attract prospective customers and maintain existing customers. A sustained campaign of negative press reports could adversely affect our access to securitization markets or the public’s perception of us and our industry as a whole. If people are reluctant to sell structured settlement, annuity and lottery payment streams and other assets to us, our revenue would decline.

We have access to personally identifiable confidential information of current and prospective customers and the improper use or failure to protect that information could adversely affect our business and reputation.

Our business often requires that we handle personally identifiable confidential information, the use and disclosure of which is significantly restricted under federal and state privacy laws. If our employees improperly use or disclose such confidential information, we could be subject to legal proceedings or regulatory sanctions or suffer serious harm to our reputation. It is not always possible to deter misconduct by our employees, vendors and business partners, and the precautions we take to prevent this activity may not be effective in all cases. If any of our employees, vendors or business partners engage in misconduct, or if they are accused of misconduct, our business and reputation could be adversely affected. Our business may also be subject to security breaches which may lead to improper use or disclosure of personally identifiable confidential information. The precautions we take to prevent security breaches may not be effective in all cases, and the improper disclosure of such information as a result of a breach may have an adverse effect on our business, financial condition and results of operations.

If the identities of structured settlement or annuity holders or of current litigants become readily available, it could have an adverse effect on our structured settlement or annuity payment purchasing or pre-settlement funding business, financial condition and results of operations.

We expect to continue to build and enhance our databases of holders of structured settlements and annuities and of current litigants through a combination of commercial and internet advertising campaigns, social media activities and targeted marketing efforts. If the identities of structured settlement or annuity holders or of current litigants in our databases were to become readily available to our competitors or to the general public, including through the physical or cyber theft of our databases, we could face increased competition and the value of our proprietary databases would be diminished, which would have a negative effect on our structured settlement and annuity payment purchasing and pre-settlement funding businesses, financial condition and results of operations.

Problems with the technologies and third parties that we rely upon may diminish our ability to manage essential business functions.

The computer networks and third-party services upon which our operations are based are complex and may contain undetected errors or suffer unexpected failures. We are exposed to the risk of failure of our proprietary computer systems and back-up systems, some of which are deployed, operated, monitored and supported by third parties whom we do not control. We also rely on third parties for software development and system support. Any failure of our systems and any loss of data could damage our reputation and increase our costs or reduce our revenue.

We depend on a number of third parties for the successful and timely implementation of our business strategy and the failure of any of those parties to meet certain deadlines could adversely impact our ability to generate revenue.

Our ability to purchase structured settlement payments and lottery receivables depends on the entry of related court orders. Our ability to complete a securitization and operate our business depends on a number of third parties, including rating agencies, notaries, outside counsel, insurance companies, investment banks, the court system, servicers, sub-servicers, collateral custodians and entities that participate in the capital markets to buy the related debt. Any delay in the receipt of court orders or the closing of a securitization would significantly and adversely affect our earnings.

We are heavily dependent on direct response marketing and if we are unable to reach prospective customers in a cost-effective manner, it would have a material adverse effect on our business and financial results.

We use direct response marketing to generate the inbound communications from prospective customers that are the basis of our purchasing activities. As a result, we have spent considerable money and resources on advertising to reach holders of structured settlements and similar products and intend to continue to do so. Our marketing efforts may not be successful or cost-effective and if we are unable to reach prospective customers in a cost-effective manner, it would have a material adverse effect on our business, financial condition and results of operations. In addition, we are heavily dependent on television and internet advertising and a change in television viewing habits

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or internet usage patterns could adversely impact our business. For example, the use of digital video recorders that allow viewers to skip commercials reduces the efficacy of our television marketing. There has also been a recent proliferation of new marketing platforms, including cellphones and tablets, as well as an increasing use of social media. If we are unable to adapt to these new marketing platforms, this may reduce the success and/or cost-effectiveness of our marketing efforts and have a material adverse effect on our business, financial condition and results of operations. Further, an event that reduces or eliminates our ability to reach potential customers or interrupts our telephone system could substantially impair our ability to generate revenue.

We are dependent on a small number of individuals, and if we lose these key personnel, our business will be adversely affected.

Many of the key responsibilities of our business have been assigned to a relatively small number of individuals. Our future success depends to a considerable degree on the skills, experience and effort of our senior management. We may add additional senior personnel in the future. If we lose the services of any of our key employees, it could have an adverse effect on our business. We do not carry “key man” insurance for any of our management executives. Competition to hire personnel possessing the skills and experience we require could contribute to an increase in our employee turnover rate. Our business model depends heavily on staffing our call center with highly trained personnel. High turnover or an inability to attract and retain qualified replacement personnel could have an adverse effect on our business, financial condition and results of operations.

We may pursue acquisitions or strategic alliances that we may not successfully integrate or that may divert our management’s attention and resources.

We may pursue acquisitions, joint ventures or strategic alliances in the future although we have no current plans, arrangements, or understandings to do so. However, we may not be able to identify and secure suitable opportunities. Our ability to consummate and integrate effectively any future acquisitions or enter into strategic alliances on terms that are favorable to us may be limited by a number of factors, such as competition for attractive targets and, to the extent necessary for larger acquisitions, our ability to obtain financing on satisfactory terms, if at all.

In addition, if a potential candidate is identified, we may fail to enter into a definitive agreement for the candidate on commercially reasonable terms or at all. The negotiation and completion of potential acquisitions, joint ventures or strategic alliances, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and potential disruption of our existing business. Further, the expected synergies from future acquisitions or strategic alliances may not be realized and we may not achieve the expected results. We may also have to incur significant charges in connection with future acquisitions. Future acquisitions or strategic alliances could also potentially result in the incurrence of additional indebtedness, costs and contingent liabilities. We may also have to obtain approvals and licenses from the relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased costs and delay. Future strategic alliances or acquisitions may also expose us to potential risks, including risks associated with:

•	failing to successfully integrate new operations, products and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of financial or other resources from our existing businesses;

•	our inability to generate sufficient revenue to recover costs and expenses of the strategic alliances or acquisitions; and

•	potential loss of, or harm to, relationships with employees and customers.

Any of the above risks could significantly impair our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

If we are unable to implement our operational and financial information systems or expand, train, manage and motivate our workforce, our business may be adversely affected.

The success of our business strategy depends in part on our ability to expand our operations in the future. Our growth has placed, and will continue to place, increased demands on our information systems and other resources and further expansion of our operations will require substantial financial resources. To accommodate our past and anticipated future growth and to compete effectively, we will need to continue to integrate our financial information

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systems and expand, train, manage and motivate our workforce. Furthermore, focusing our financial resources on the expansion of our operations may negatively impact our financial results. Any failure to implement our operational and financial information systems, or to expand, train, manage or motivate our workforce, may adversely affect our business.

We depend on uninterrupted computer access and the reliable operation of our information technology systems; any prolonged delays due to data interruptions or revocation of our software licenses could adversely affect our ability to operate our business and cause our customers to seek alternative service providers.

Many aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Our success is dependent on high-quality and uninterrupted access to our computer systems, requiring us to protect our computer equipment, software and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other technological problems could impair our ability to provide certain products. A system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to materially suffer. In addition, due to the highly automated environment in which we operate our computer systems, any undetected error in the operation of our business processes or computer software may cause us to lose revenues or subject us to liabilities for third party claims. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.

Our business may suffer if our trademarks, service marks or domain names are infringed.

We rely on trademarks, service marks and domain names to protect our brands. Many of these trademarks, service marks and domain names have been a key part of establishing our business. We believe these trademarks, service marks and domain names have significant value and are important to the marketing of our products. We cannot assure you that the steps we have taken or will take to protect our proprietary rights will be adequate to prevent misappropriation of our rights or the use by others of features based upon, or otherwise similar to, ours. In addition, although we believe we have the right to use our trademarks, service marks and domain names, we cannot assure you that our trademarks, service marks and domain names do not or will not violate the proprietary rights of others, that our trademarks, service marks and domain names will be upheld if challenged, or that we will not be prevented from using our trademarks, service marks and domain names, any of which occurrences could harm our business.

Annuity providers and other payors could change their payment practices for assignments of structured settlement, annuity and lottery payment streams, which could have a material adverse impact on our business, results of operations and financial conditions in future periods.

We currently have established relationships and experience with more than 200 insurance companies as well as state lottery commissions and other payors. Purchases of structured settlement, annuity and lottery payment streams require that the payors of such payment streams redirect payments from the initial payee and change the payee records within their operational and information technology systems in order to direct the purchased payment streams to us. Often, when we purchase less than all payment streams related to a receivable, the insurance company or other payor directs all of the payments streams to us, and we then take on the administrative responsibility to direct un-purchased payments to the seller or other payees. Moreover, if we complete more than one purchase transaction with a seller, the payor of the payment stream may be required to make further changes in their operational and information technology systems to cover such additional purchase and to allow us to assume additional administrative payment responsibility in order to direct multiple payment streams to different payees. Often, insurance companies or other payors are paid a fee by us in consideration for their costs and expenses in redirecting payments and updating their operational and information technology systems.

If, however, in the future, one or more of such insurance companies, lottery commissions or other payors were to no longer be willing to redirect payments to new payees, or allow us to assume administrative responsibility for directing payment, it could become more expensive or no longer possible to purchase structured settlement payments or other receivables paid by such payors, which could have a material adverse impact on business, results of operations and financial condition in future periods of our business.

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RISKS RELATED TO OUR FINANCIAL POSITION

An increase in the cost of our financing sources, especially relative to the discount rate at which we purchase assets, may reduce our profitability.

Our ability to monetize our structured settlement, annuity, and lottery payment stream purchases and pre-settlement funding depends on our ability to obtain temporary and/or permanent financing at attractive rates, especially relative to our purchase discount rate. If the cost of our financing increases relative to the discount rate at which we are able to purchase assets, our profits will decline. A variety of factors can materially and adversely affect the cost of our financing, including, among others, an increase in interest rates or an increase in the credit spread on our financings relative to underlying benchmark rates. Similarly, a variety of factors can materially adversely affect our purchase discount rate including, among others, increased competition, regulatory and legislative changes, including the imposition of additional or lower rate caps to those currently in effect in certain states in which we operate, the views of the courts and other regulatory bodies and the efforts of consumer advocacy groups. For further detail regarding the effect of increases in the cost of our financing sources on our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

Our ability to continue to purchase structured settlement payments and other financial assets and to fund our business is dependent on the availability of credit from our financing resources.

We are currently highly dependent on obtaining financing to fund our purchases of structured settlement payments and other financial assets. We currently depend on our committed warehouse lines to finance our purchase of structured settlement, annuity, and lottery payment streams prior to their securitization. We are also dependent on a committed revolving credit facility for the financing of our pre-settlement funding and a permanent financing facility for our life contingent structured settlement payments and life contingent annuity payments purchases. In order to access these facilities we are required to meet certain conditions to borrowing. In the future we may not be able to meet these conditions in which case we would be unable to borrow under one or all of our facilities. In addition, these warehouse lines and other financing facilities may not continue to be available to us beyond their current maturity dates at reasonable terms or at all. If we are unable to extend or replace any of our financing sources, we will have to limit our purchasing activities, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to complete future securitizations or other financings on favorable terms, then our business will be adversely affected.

Our business depends on our ability to aggregate and securitize many of the financial assets that we purchase, including structured settlement, annuity and lottery payment streams, in the form of privately offered asset-backed securities, private placements or other term financings. The availability of financing sources which depends in part on factors outside of our control. For example, our results in 2008 and 2009 were impacted by the financial crisis, which resulted in a lack of purchasers of our asset-backed securitizations and a resultant lack of capital availability from our warehouse facilities. We were forced to limit transaction volume without access to the securitization market and with limited warehouse capacity. We significantly scaled back new transactions, resulting in insufficient cash flow relative to our leverage.  On March 31, 2009,  J.G. Wentworth, LLC failed to make an interest payment on certain debt and on related interest rate swap contracts. On June 4, 2009, J.G. Wentworth, LLC and certain of its affiliates completed a reorganization under Chapter 11 of the Bankruptcy Code and emerged with a restructured balance sheet. In the future, we may not be able to continue to securitize our structured settlement payments at favorable rates or obtain financing through borrowings or other means on acceptable terms or at all, in which case we may be unable to satisfy our cash requirements. Our financings generate cash proceeds that allow us to repay amounts borrowed under our committed warehouse lines, finance the purchase of additional financial assets and pay our operating expenses. Changes in our asset-backed securities program could materially adversely affect our earnings and ability to purchase and securitize structured settlement, annuity, or lottery payment streams on a timely basis. These changes could include:

•	a delay in the completion of a planned securitization;

•	negative market perception of us;

•	a change in rating agency criteria with regards our asset class,

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•	delays from rating agencies in providing ratings on our securitizations, and

•	failure of the financial assets we intend to securitize to conform to rating agency requirements.

We plan to continue to access the securitization market frequently. If for any reason we were not able to complete a securitization, it could negatively impact our cash flow during that period. If we are unable to consummate securitization transactions in the future of if there is an adverse change in the asset-backed securities market for structured settlement, annuity, or lottery payment streams generally, we may have to curtail our activities, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and ability to operate or grow our business.

As of June 30, 2013, on a pro forma basis after giving effect to this offering and related Transactions, we would have had $        million total of indebtedness (not including indebtedness related to our warehouse facilities and asset-backed securitizations, which is recourse only to the VIE assets on our balance sheet). In addition, on the same basis, we would have had the ability to incur $        million of additional indebtedness under our revolving credit facility. Our substantial indebtedness could have a number of important consequences. For example, our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations under our indebtedness or comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, which could result in an event of default under one or more agreements governing our indebtedness;

•	make us more vulnerable to adverse changes in the general economic, competitive and regulatory environment;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the cash available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are less highly leveraged, as they may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above listed factors could materially adversely affect our business, financial condition, results of operations and cash flows. Further, subject to compliance with our financing agreements, we have the ability to incur additional indebtedness, which would exacerbate the risks associated with our existing debt.

We are dependent on the opinions of certain rating agencies for the valuation of the credit quality of our assets to access the capital markets.

Standard & Poor’s, Moody’s and A.M. Best evaluate some, but not all, of the insurance companies that are the payors on the structured settlement, annuity and certain lottery payment streams that we purchase. Similarly, Standard & Poor’s, Moody’s, A.M. Best and DBRS evaluate some, but not all, of our securitizations of those assets. We may be negatively impacted if any of these rating agencies stop covering these insurance companies or decide to downgrade their ratings or change their methodology for rating insurance companies or our securitizations. A downgrade in the credit rating of the major insurance companies that write structured settlements could negatively affect our ability to access the capital or securitization markets. In addition, we may be negatively impacted if any of these rating agencies stop rating our securitizations, which would adversely affect our ability to sell our securitizations and the price that we receive for them. These events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in tax or accounting policies applicable to our business could have a material adverse effect on our future profitability or presentation of our results.

Our GAAP income is significantly higher than our tax income due to current tax and accounting laws and policies. The tax rules applicable to our business are complex and we continue to evaluate our positions and

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processes. If these laws and policies were to change, we could owe significantly more in income taxes than the cash generated by our operations. If we were unable for any reason to continue purchasing structured settlement annuity or lottery payment streams or other products, as well as generate current operating and marketing expenses, we could generate significant tax liabilities without a corresponding cash flow to cover those liabilities. In addition, changes in tax or accounting policies applicable to our business could also have a material adverse effect on our future profitability or presentation of our results.

Residuals from prior securitizations represent a significant portion of our assets, but there is no established market for those residuals and residuals related to payment streams purchased prior to 2002 may be subject to additional risks.

After a securitization is executed, we retain a subordinated interest in the receivables, referred to as the residuals, which we include within our balance sheet within the caption VIE and other finance receivables, at fair market value. We have financed certain of our residuals under a term facility. The amount outstanding under this term facility at June 30, 2013 was $70 million. If we are required to sell our residuals to pay down debt or to otherwise generate cash for operations, we may not be able to generate proceeds that reflect the value of those residuals on our books or that are sufficient to repay the related indebtedness. In addition, a sale of the residuals under those circumstances would likely generate taxable income without sufficient cash to pay those taxes. Changes in interest rates, credit spreads and the specific credit of the underlying assets may lead to unrealized losses that negatively affect our GAAP income.

Additionally, certain risk retention requirements promulgated under the Dodd Frank Act and similar national and international laws could limit our ability to sell or finance our residual interests in the future and this could also have a material adverse effect on our business, financial condition, results of operations and cash flows.

Further, a portion of our residuals relate to payment streams that were purchased prior to the enactment of the federal Tax Relief Act in 2002.  These earlier purchases were not approved by a court and are based solely on a contract.  As a result, the sale of these payment streams may be vulnerable to diversion by the original seller.   If such a diversion was successful, the payments diverted would be received by the original seller and we would lose the benefit of the payments in the related residual.

We are exposed to underwriting risk, particularly with respect to our pre-settlement funding.

The profitability of our pre-settlement funding depends on our ability to accurately underwrite both the likelihood that a personal injury case will result in a settlement as well as the amount of the settlement that is reached. Although we attempt to deploy a conservative underwriting profile by funding only a small fraction of case types with consistent settlement values and having all cases evaluated by our experienced team of in-house attorneys and paralegals, significant differences between our expected and actual collections on pre-settlement funding could have a material adverse impact on our business, financial condition, results of operations and cash flows.

In addition, the profitability of our purchases of structured settlement, annuity and lottery payment streams depends on our selection of high quality counterparties and confirmation that there is no senior claim on the payment stream, such as child support or bankruptcy. In the event that one or more of our counterparties is unable or unwilling to make scheduled payments on a payment stream we have purchased, this may have a material adverse effect on our earnings and financial condition.

The senior management team has a great deal of discretion in determining what assets are included in our securitization program.

A substantial portion of our cash flow is generated on the closing of a securitization. Our senior management team decides how many securitizations we conduct per year and what asset types and amounts to include in our securitization program, based on numerous facts and circumstances. If our senior management does not accurately gauge the appropriate asset mix or timing for a securitization, this may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business could be adversely affected if the Bankruptcy Code is changed or interpreted in a manner that affects our rights to scheduled payments with respect to a payment stream we have purchased.

If a holder of a structured settlement, annuity or lottery payment stream were to become a debtor in a case under the Bankruptcy Code, a court could hold that the scheduled payments transferred by the holder under the applicable purchase agreement do not constitute property of the estate of the claimant under the Bankruptcy Code. If, however,

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a trustee in bankruptcy or other receiver were to assert a contrary position, such as by requiring us, or any securitization vehicle, to establish our right to those payments under federal bankruptcy law or by persuading courts to recharacterize the transaction as secured loans, such result could have a material adverse effect on our business. If the rights to receive the scheduled payments are deemed to be property of the bankruptcy estate of the claimant, the trustee may be able to avoid assignment of the receivable to us.

Furthermore, a general creditor or representative of the creditors, such as a trustee in bankruptcy, of a special purpose vehicle to which an insurance company assigns its obligations to make payments under a structured settlement, annuity or lottery payment stream could make the argument that the payments due from the annuity provider are the property of the estate of such special purpose vehicle (as the named owner thereof). To the extent that a court accepted this argument, the resulting delays or reductions in payments on our receivables could have a material adverse effect on our business, financial condition and results of operations.

Also, many of our financing facilities are structured using “bankruptcy remote” special purpose entities to which structured settlement, annuity and lottery payment streams are sold in connection with such financing facilities. Under current case, law, courts generally uphold such structures, the separateness of such entities and the sales of such assets if certain factors are met. If, however, a bankruptcy court were to find that such factors did not exist in the financing facilities or current case law was to change, there would be a risk that defaults would occur under the financing facilities. Moreover, certain subsidiaries may be consolidated upon a bankruptcy of one of our subsidiaries or the sales may not be upheld as true sales by a reviewing court. This could have a material adverse effect on our business, financial condition and results of operations.

We have certain indemnification and repurchase obligations under our various financing facilities.

In the ordinary course of our financing activities, we provide customary indemnities to counterparties in certain financing and other transactions. No assurance can be given that these counterparties will not call upon us to discharge these obligations in the circumstances under which they are owed. In addition, in connection with financing transactions, in certain instances we retain customary repurchase obligations with respect to any assets sold into or financed under those transactions that fail to meet the represented objective eligibility criteria. Although we believe our origination practices are sufficient to assure material compliance with such criteria, certain instances have and may occur in which we are required to repurchase such assets.

Payor insolvency and similar events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In instances where insurance companies or other payors of the assets we purchase go bankrupt, become insolvent, or are otherwise unable to pay the purchased payment streams on time, we may not be able to collect all or any of the scheduled payments we have purchased. For example, on September 1, 2011, in the Matter of the Rehabilitation of Executive Life Company of New York, or ELNY, in the Supreme Court of the State of New York, County of Nassau, the Superintendent of Insurance of the State of New York filed an Agreement of Restructuring in connection with the liquidation of ELNY under Article 75 of the New York Insurance Laws. This restructuring plan was subsequently approved by the court. Under this plan, payment streams to be paid on certain receivables purchased by us were reduced. In the future, bankruptcies, additional insolvencies and other events may occur which limit the ability of payors to pay on time and in full, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

RISKS RELATED TO OUR LEGAL AND REGULATORY ENVIRONMENT

Certain changes in current tax law could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The use of structured settlements is largely the result of their favorable federal income tax treatment. In 1979, the Internal Revenue Service issued revenue rulings that the income tax exclusion of personal injury settlements applied to related periodic payments. Thus, claimants receiving installment payments as compensation for a personal injury were exempt from all federal income taxation, provided certain conditions were met. This ruling, and its subsequent codification into federal tax law in 1982 with the passing of the Settlement Act, resulted in the proliferation of structured settlements as a means of settling personal injury lawsuits. Changes to tax policies that eliminate this exemption of structured settlements from federal taxation could have a material adverse effect on our future

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profitability. Congress has previously considered and may revisit legislation that could make our transactions less attractive to prospective customers, including legislation that would reduce or eliminate the benefits derived from the tax deferred nature of structured settlements and annuity products. If the tax treatment for structured settlements was changed adversely by a statutory change or a change in interpretation, the dollar volume of structured settlements issued could be reduced significantly, which would, in turn, reduce the addressable market of our structured settlements payment purchasing business. In addition, if there were a change in the federal tax code that would result in adverse tax consequences for the assignment or transfer of structured settlement payments, such change could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in existing state laws governing the transfer of structured settlement or lottery payments or in the interpretation thereof may adversely impact our business or reduce our growth.

The structured settlement and lottery payments secondary markets are highly regulated and require court approval for each sale under applicable transfer statutes. These transfer statutes, as well as states’ uniform commercial codes, insurance laws and rules of civil procedure, help ensure the validity, enforceability and tax characteristics of the structured settlement payments and lottery receivables purchasing transactions in which we engage. States may amend their transfer statutes, uniform commercial codes and rules of civil procedure in a manner that inhibits our ability to conduct business, including by means of retroactive laws, which would adversely impact our business. Failing to comply with the terms of a transfer statute when purchasing payments could potentially result in forfeiture of both the right to receive the payments and any unrecovered portion of the purchase price we paid for the payments.

Changes to statutory, licensing and regulatory regimes governing structured settlement, annuity and lottery payment streams including the means by which we conduct such business, could have a material adverse effect on our activities and revenues.

The structured settlements, annuities and lottery payments industries are subject to extensive and evolving federal, state and local laws and regulations. As a purchaser of structured settlement, annuity and lottery payment streams, we are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels with respect to the above laws.

Changes to statutory, licensing and regulatory regimes could result in the enforcement of stricter compliance measures or adoption of additional measures on us or on the insurance companies and other payors that stand behind the structured settlement payments and other assets that we purchase, either of which could have a material adverse impact on our business, financial condition and results of operations. Any change to the regulatory regime covering the resale of any of such asset classes, including any change specifically applicable to our activities or to investor eligibility, could restrict our ability to finance, acquire or securitize such assets or could lead to significantly increased compliance costs.

In recent years, both federal and state government agencies have increased civil and criminal enforcement efforts relating to the specialty finance industry and how companies interact with potential customers. This heightened enforcement activity increases our potential exposure to damaging lawsuits, investigations and other enforcement actions. Any such investigation or action could force us to expend considerable resources to respond to or defend against such investigation or action and could adversely affect our business, financial condition, results of operations and cash flows.

The regulatory environment for pre-settlement funding, including the means by which we conduct such business, is uncertain, and changes to statutory, licensing and regulatory regimes governing pre-settlement funding could have a material adverse effect on our activities.

The regulatory framework for pre-settlement funding is still in its early stages and is evolving rapidly. Most states currently do not have any laws specifically addressing pre-settlement funding, and the regulatory framework is based on state-specific case laws. We have adopted a highly conservative approach to regulatory risk, only providing pre-settlement funding in the states in which we are comfortable in the regulatory regime. We expect that a consistent national regulatory framework will develop in the future, and while we are currently working with relevant trade organizations to draft a model act, there exists considerable uncertainty as to the form of this regulatory framework. This future regulation could force us to significantly alter our strategy or restrict our ability to provide pre-settlement funding.

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Our purchases of certain assets may be viewed as consumer lending, which could subject us to adverse regulatory limitations and litigation.

From time to time, we have been named as defendant in suits involving attempts to recharacterize the purchase of non-court-ordered structured settlement payments or other assets as loan transactions. If a transaction is characterized as a loan rather than a sale, then various consumer lending laws apply, such as usury statutes, consumer credit statutes or truth-in-lending statutes. If a court finds any of our transactions are subject to consumer lending laws, we may not have complied in all respects with the requirements of the applicable statutes. The failure to comply could result in remedies including the rescission of the agreement under which we purchased the right to the stream of periodic payments and the repayment of amounts we received under that agreement.

Adverse judicial developments could have an adverse effect on our business, financial condition and results of operations.

Adverse judicial developments have occasionally occurred and could occur in the future in the industries in which we do business. In the structured settlement payment purchasing industry, adverse judicial developments have occurred with regard to anti-assignment concerns and issues associated with non-disclosure of material facts and associated misconduct. Most of the settlement agreements that give rise to the structured settlement receivables that we purchase contain anti-assignment provisions that purport to prohibit assignments or encumbrances of structured settlement payments due under the agreement. If anti-assignment provisions are included in an agreement, a claimant or a payor could attempt to invoke the anti-assignment provision to invalidate a claimant’s transfer of structured settlement payments to the purchaser, or to force the purchaser to pay damages. In addition, under certain circumstances, interested parties other than the related claimant or payor could challenge, and potentially invalidate, an assignment of structured settlement payments made in violation of an anti-assignment provision. Whether the presence of an anti-assignment provision in a settlement agreement can be used to invalidate a prior transfer depends on various aspects of state and federal law, including case law and the form of Article 9 of the Uniform Commercial Code adopted in the applicable state.

For example, in the 2008 case of 321 Henderson Receivables, LLC v. Tomahawk, the California County Superior Court (Fresno County, Case No. 08CECG00797—July 2008 Order (unreported)) ruled that (i) certain structured settlement payment sales were barred by anti-assignment provisions in the settlement documents, (ii) the transfers were loans, not sales, that violated California’s usury laws and (iii) for similar reasons numerous other court-approved structured settlement sales may be void. Although the Tomahawk decision was subsequently reversed by the California Court of Appeal, the Superior Court decision for a time had a negative effect on the structured settlement payment purchasing industry by casting doubt on the ability of a structured settlement recipient to sell the payment streams.

More recently, the Appellate Court of Illinois, 4th District (acting through the 5th District due to case assignment) held that Illinois courts did not have authority to approve certain sales of structured settlement payments due to anti-assignment provisions in the settlement documents. The court also concluded that the related court orders were void ab initio due to a finding by the Appellate Court that Peachtree Settlement Funding’s counsel had not adequately disclosed the anti-assignment provisions to the court approving the plaintiff’s transfers. If this decision is upheld, it may adversely impact other court-approved structured payment sales previously approved in the state of Illinois. Any similar adverse judicial developments calling into doubt laws and regulations related to structured settlements, annuities, lotteries and pre-settlements could materially and adversely affect our investments in such assets and our financing market.

Potential litigation, regulatory proceedings or adverse federal or state tax rulings could have a material adverse impact on our business, results of operations and financial condition in future periods.

We are currently subject to lawsuits that could cause us to incur substantial expenditures and generate adverse publicity. We may also be subject to further litigation in the future, including potential class actions and/or trade practices litigation or litigation arising from the Peachtree Merger or other transactions we have undertaken, as well as possibly those engaged in by certain of our affiliates or former affiliates. For example, we are currently subject to allegations by a competitor of improper lead generation and customer acquisition practices, improper disclosure of information in connection with structured settlement payment transfer orders, violations of structured settlement payment transfer statutes and other similar claims. We may also become subject to attempted class action or similar types of mass transaction review due to negative court rulings, such as those described in the preceding risk factor.

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The consequences of an adverse ruling in any current or future litigation could have a material adverse effect on our business, financial condition, results of operations and cash flows. Defense of any lawsuit, even if successful, could require substantial time and attention of our senior management that would otherwise be spent on other aspects of our business and could require the expenditure of significant amounts for legal fees and other related costs. Settlement of lawsuits may also result in significant payments and modifications to our operations.

We are also subject to regulatory proceedings and other governmental investigations, and we could suffer monetary losses or restrictions on our operations from interpretations of state laws in those regulatory proceedings, even if we are not a party to those proceedings. In addition, any adverse federal or state tax rulings or proceedings could have a material adverse effect on our business, financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank or the Dodd-Frank Act, authorizes the Consumer Financial Protection Bureau, or CFPB, to adopt rules that could potentially have a serious impact on our business, and it also empowers the CFPB and state officials to bring enforcement actions against companies that violate federal consumer financial laws.

Title X of the Dodd-Frank Act established the CFPB, which has regulatory, supervisory and enforcement powers over providers of consumer financial products and services. Included in the powers afforded the CFPB is the authority to adopt rules describing specified acts and practices as being “unfair,” “deceptive” or “abusive,” and hence unlawful. The CFPB could adopt rules imposing new and potentially burdensome requirements and limitations with respect to our lines of business. In addition to Dodd-Frank’s grant of regulatory powers to the CFPB, Dodd-Frank gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws.

In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution, rescission or reformation of contracts, payment of damages, refund or disgorgement, as well as other kinds of affirmative relief) and civil monetary penalties ranging from $5,000 per day for violations of federal consumer financial laws (including the CFPB’s own rules) to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of Dodd-Frank or CFPB regulations under Title X, Dodd-Frank empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties). If the CFPB or one or more state officials believe we have violated the foregoing laws, they could exercise their enforcement powers in ways that would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased regulation of asset-backed securities offerings under the Dodd-Frank Act and other laws and regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

On March 29, 2011, the Office of the Comptroller of the Currency, the Treasury, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the Federal Housing Finance Agency and Department of Housing and Urban Development issued a joint notice of proposed rulemaking proposing rules to implement the credit risk retention requirements of section 15G of the Securities Exchange Act of 1934, or the Exchange Act, as amended by section 941 of the Dodd-Frank Act. The Dodd-Frank Act provides that the sponsor or an affiliate of the sponsor must retain at least 5% of the credit risk of any asset pool that is securitized. The proposed rule outlines other requirements, options and exemptions that were not specified in the Dodd-Frank Act itself. The risk-retention requirements will become effective 2 years after the final rule is published. We cannot predict what effect the proposed rules will have, if adopted, on the marketability of our asset-backed securities or our ability to structure and complete future asset-backed securitizations and other financings. Moreover, we cannot predict whether other similar rules and restrictions will be promulgated in the future, including, without limitation, revisions by the Securities and Exchange Commission to Regulation AB. Such regulations, rules and laws could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR ORGANIZATIONAL STRUCTURE

Our only material asset after completion of this offering will be our economic interest in JGWPT Holdings, LLC, and we are accordingly dependent upon distributions from JGWPT Holdings, LLC to pay our expenses, taxes and dividends (if and when declared by our board of directors).

We will be a holding company and will have no material assets other than our ownership of JGWPT Common Interests. We will have no independent means of generating revenue. We intend to cause JGWPT Holdings, LLC to

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make distributions to us, as its managing member, in an amount sufficient to cover all expenses, applicable taxes payable and dividends, if any, declared by our board of directors. To the extent that we need funds and JGWPT Holdings, LLC is restricted from making such distributions under applicable law or regulation or under any present or future debt covenants or is otherwise unable to provide such funds, it could materially adversely affect our business, financial condition, results of operations and cash flows.

We will be required to pay certain Common Interestholders for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of any tax basis step-up we receive in connection with the sale of Common Interests by certain Common Interestholders to us in exchange for a portion of the proceeds of this offering and any future exchanges of JGWPT Common Interests and related transactions with JGWPT Holdings, LLC.

A portion of the proceeds of this offering will be used to purchase JGWPT Common Interests from certain of the Common Interestholders. In addition, as described under “The Transactions—Operating Agreement of JGWPT Holdings, LLC—Exchange Rights,” Common Interestholders may in the future exchange JGWPT Common Interests for Class A Shares or, in the case of PGHI Corp., Class C Shares, on a one-for-one basis. The newly formed company to be named JGWPT Holdings, LLC is expected to have in effect, an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale of and subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to this offering that will require us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013 from increases in tax basis realized as a result of (i) the sale by any Common Interestholders of any of their JGWPT Common Interests to us in exchange for a portion of the proceeds of this offering, or (ii) any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement.

JLL owns a portion of its investment through an existing corporation.  In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are parties to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement. A tax authority may challenge all or part of the tax basis increases discussed above, as well as other related tax positions we take, and a court could sustain such a challenge. The Common Interestholders that are party to the tax receivable agreement will not reimburse us for any payments previously made to them in the event that, due to a successful challenge by the IRS or any other tax authority of the amount of any tax basis increase, our actual cash tax savings are less than the cash tax savings previously calculated and upon which prior payments under the tax receivables were based. As a result, in certain circumstances we could make payments under the tax receivable

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agreement to the Common Interestholders that are party thereto in excess of our cash tax savings. A successful challenge to our tax reporting positions could also adversely affect our other tax attributes and could materially increase our tax liabilities.

In certain cases, payments under the tax receivable agreement to the Common Interestholders may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

The tax receivable agreement provides that upon certain changes of control, we will be required to pay the Common Interestholders an amount based on assumptions regarding the remaining payments expected to be made under the tax receivable agreement (at our option, these payments can be accelerated). As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and the upfront payment may be made years in advance of any actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and we will not be reimbursed by the Common Interestholders for any payments previously made under the tax receivable agreement.  As a result, in certain circumstances, payments we make under the tax receivable agreement could significantly exceed the cash tax or other benefits, if any, that we actually realize.  In addition, if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

Control by the JLL Holders of        % of the combined voting power of our common stock and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.

Upon consummation of this offering, the JLL Holders will control        % of the combined voting power of our common stock. As a result, the JLL Holders will be able to significantly influence the outcome of all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders or deprive holders of Class A Shares of an opportunity to receive a premium for their Class A Shares as part of a sale of our business.

The interests of the JLL Holders may not always coincide with our interests or the interests of our other stockholders. JLL has significant relationships which it has developed over the years or may develop in the future and these relationships may affect who we work with to implement our strategy and could be influenced by motivations that may not directly benefit us, subject to applicable fiduciary or contractual duties. Also, the JLL Holders may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. This concentration of ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal Stockholders” and “Description of Capital Stock—Certain Provisions of Delaware Law and Certain Charter and Bylaw Provisions.”

In addition, because the JLL Holders hold economic interests in JGWPT Holdings, LLC directly, rather than through us, the JLL Holders may have conflicting interests with holders of Class A Shares. For example, the JLL Holders will have different tax positions from the holders of Class A Shares which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration the JLL Holders’ tax considerations even where no similar benefit would accrue to us. Also, JGWPT Holdings, LLC may sell additional JGWPT Common Interests to its current equity holders or to third parties, which could dilute the indirect aggregate economic interest of the holders of the Class A Shares in JGWPT Holdings, LLC. Any such issuance would be subject to our approval as the managing member of JGWPT Holdings, LLC.

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The influence of the JLL Holders over our policies is further enhanced by the terms of the Voting Agreement that the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood and other former holders of preferred membership interests of the current company named JGWPT Holdings, LLC, intend to enter into upon completion of this offering and by the provisions of our certificate of incorporation. The parties to the Voting Agreement will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to cast two votes on each matter presented to our board of directors for so long as the JLL Holders hold at least       Class A Shares and Class B Shares in the aggregate. Because our board is expected to consist of less than twelve directors, the four directors designated by the JLL Holders will be able to determine the outcome of all matters presented to the board for approval.

Our directors who are affiliated with JLL, the JLL Holders, Blackrock, DLJ Merchant Banking Partners IV, L.P., PGHI Corp. and their respective investment funds will not have any obligation to report corporate opportunities to us.

Alexander R. Castaldi, Kevin Hammond, Paul S. Levy, Robert N. Pomroy and Francisco J. Rodriguez serve as our directors and also serve as partners, principals, directors, officers, members, managers, and/or employees of one or more of JLL, the JLL Holders, Blackrock, DLJ Merchant Banking Partners IV, L.P., PGHI Corp., and their respective affiliates and investment funds, which we refer to as the Corporate Opportunity Entities. See “Management—Our Directors and Executive Officers.” Because the Corporate Opportunity Entities may engage in similar lines of business to those in which we engage, our certificate of incorporation allocates corporate opportunities between us and these entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as do we. In addition, if any of them acquires knowledge of a potential transaction that may be a corporate opportunity for us and for the Corporate Opportunity Entities, subject to certain exceptions, we will not have any expectancy in such corporate opportunity, and they will not have any obligation to communicate such opportunity to us. By becoming our stockholder, you will be deemed to have notice of and to have consented to these provisions of our certificate of incorporation.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as the Corporate Opportunity Entities beneficially own less than 15% of our shares of common stock.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR CLASS A SHARES

As a controlled company, we will not be subject to all of the corporate governance rules of the NYSE.

Upon the listing of our common stock on the NYSE in connection with this offering, we will be considered a “controlled company” under the rules of the NYSE. Controlled companies are exempt from the NYSE’s corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the NYSE’s requirements, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE. Following this offering, we intend to use some or all of these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Management” for further information.

We are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we will be dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our

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financial obligations and to pay dividends on our Class A Shares. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our Class A Shares less attractive as a result. The result may be a less active trading market for our Class A Shares and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.We could remain an “emerging growth company” for up to five years or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

We have not previously been required to assess the effectiveness of our internal controls over financial reporting and we may identify deficiencies when we are required to do so.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. We have not previously been subject to this requirement, and, in connection with the implementation of the

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necessary procedures and practices related to internal controls, including information technology controls, and over financial reporting, we may identify deficiencies. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404(a) thereof. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

An active trading market for our Class A Shares may never develop or be sustained.

Although we intend to apply to list our Class A Shares for trading on the NYSE, an active trading market for our Class A Shares may not develop on that exchange or elsewhere or, if developed, that market may not be sustained. Accordingly, if an active trading market for our Class A Shares does not develop or is not maintained, the liquidity of our Class A Shares, your ability to sell your Class A Shares when desired and the prices that you may obtain for your Class A Shares will be adversely affected.

The market price and trading volume of our Class A Shares may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our Class A Shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A Shares may fluctuate and cause significant price variations to occur. The initial public offering price of our Class A Shares will be determined by negotiation between us and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following the completion of this offering. If the market price of our Class A Shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our Class A Shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Class A Shares include:

•	variations in our quarterly or annual operating results;

•	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our Class A Shares after this offering;

•	additions or departures of key management personnel;

•	any increased indebtedness we may incur in the future;

•	announcements by us or others and developments affecting us;

•	actions by institutional stockholders;

•	litigation and governmental investigations;

•	legislative or regulatory changes;

•	changes in government programs and policies;

•	changes in market valuations of similar companies;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which we conduct our operations.

These broad market and industry factors may decrease the market price of our Class A Shares, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and

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volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our Class A Shares.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional Class A Shares or offering debt or other equity securities. In particular, future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-based acquisition financing and/or cash from operations.

 Issuing additional Class A Shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A Shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Class A Shares. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our Class A Shares bear the risk that our future offerings may reduce the market price of our Class A Shares and dilute their stockholdings in us. See “Description of Capital Stock.”

The market price of our Class A Shares could be negatively affected by sales of substantial amounts of our Class A Shares in the public markets.

After this offering, there will be Class A Shares outstanding, or        Class A Shares outstanding if the underwriters exercise their option to purchase additional shares in full. Of our issued and outstanding shares, all the Class A Shares sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of this offering, approximately       % of our outstanding Class A Shares, or    % if the underwriters exercise their option to purchase additional shares in full, will be beneficially owned by           and can be resold into the public markets in the future in accordance with the requirements of Rule 144. See “Shares Eligible For Future Sale.”

We and our executive officers, directors and each of our current stockholders have agreed with the underwriters that, subject to certain exceptions, for a period of days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any Class A Shares or any securities convertible into or exercisable or exchangeable for Class A Shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of Class A Shares, or cause a registration statement covering any Class A Shares to be filed, without the prior written consent of               . See “Underwriting—No Sales of Similar Securities.”              may waive these restrictions at its discretion.

The market price of our Class A Shares may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our Class A Shares might impede our ability to raise capital through the issuance of additional Class A Shares or other equity securities.

In connection with the completion of this offering, we intend to enter into a registration rights agreement with all of the Common Interestholders pursuant to which we will be required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We will also be required to allow the Common Interestholders to “piggyback” on an offering by us in certain circumstances. Any such sales, or the prospect of any such sales, could materially impact the market price of our Class A Shares. For a further description of our registration rights agreement, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

The future issuance of additional Class A Shares in connection with our incentive plans, acquisitions, warrants or otherwise will dilute all other stockholdings.

After this offering, assuming the underwriters exercise their option to purchase additional shares in full, we will have an aggregate of        Class A Shares authorized but unissued and not reserved for issuance under our incentive plans. We may issue all of these Class A Shares without any action or approval by our stockholders, subject to certain

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exceptions. Any Class A Shares issued in connection with our incentive plans, the exercise of outstanding stock options or warrants or otherwise would dilute the percentage ownership held by the investors who purchase Class A Shares in this offering.

You will incur immediate dilution as a result of this offering.

If you purchase Class A Shares in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate dilution of $         per share, representing the difference between the initial public offering price of $         per share and our as adjusted net tangible book value per share after giving effect to this offering. See “Dilution.”

We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

Our management currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds” and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

Delaware law and our organizational documents, as well as our existing and future debt agreements, may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our certificate of incorporation and bylaws that will be effective upon completion of this offering may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. Among other things, these provisions:

•	provide for a classified board of directors with staggered three-year terms;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	delegate the sole power of a majority of the board of directors to fix the number of directors;

•	provide the power of our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	entitle the four directors designated by the JLL Holders to cast two votes on each matter presented to the board of directors for so long as the JLL Holders hold at least Class A Shares and Class B Shares in the aggregate;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminate the ability of stockholders to call special meetings of stockholders; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, the documents governing certain of our debt agreements impose, and we anticipate documents governing our future indebtedness may impose, limitations on our ability to enter into change of control transactions. Under these documents, the occurrence of a change of control transaction could constitute an event of default permitting acceleration of the indebtedness, thereby impeding our ability to enter into certain transactions.

The foregoing factors, as well as the significant common stock ownership by JLL, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

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THE TRANSACTIONS

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions.

(1)	Consists of entities affiliated with JLL and all other current members of JGWPT Holdings, LLC, except for PGHI Corp. Prior to this offering, JGWPT Holdings, LLC will be merged with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger and changing its name to JGWPT Holdings, LLC immediately after the merger.

(2)	The economic interests of this group of Common Interestholders prior to this offering is described under “—JGWPT Holdings, LLC.”

(3)	Sole managing member of JGWPT Holdings, LLC.

(4)	Our term loan is guaranteed by certain of our subsidiaries.

JGWPT Holdings, LLC. The sole asset of the current company named JGWPT Holdings, LLC is its ownership of 100% of J.G. Wentworth, LLC, the holding company for the operating subsidiaries of the businesses. Immediately prior to and in connection with this offering, the current company named JGWPT Holdings, LLC will merge with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger. Immediately after the merger and prior to the consummation of this offering, the surviving, newly formed subsidiary will change its name to JGWPT Holdings, LLC.

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The current members of JGWPT Holdings, LLC and the interests they hold therein are described below. Immediately after the merger described above, the members of JGWPT Holdings, LLC will hold these interests in the newly formed company surviving the merger.

•	JLL JGW Distribution, LLC, which is owned by pooled investment vehicles sponsored or managed by JLL, holds an approximately % economic interest in JGWPT Holdings, LLC through its ownership of 13,127 JGWPT Common Interests.

•	JGW Holdco, LLC, which is over 99% owned by JLL JGW Distribution, LLC, holds an approximately % economic interest in JGWPT Holdings, LLC through its ownership of 116,667 JGWPT Common Interests. We collectively refer to JGW Holdco, LLC and JLL JGW Distribution, LLC as the JLL Holders.

•	PGHI Corp., the current stockholders of which include affiliates of Credit Suisse Group AG and DLJ Merchant Banking Partners IV, L.P. and former members of Peachtree management, holds an approximately % economic interest in JGWPT Holdings, LLC through its ownership of (i) 60,564.20 non- voting JGWPT Common Interests and (ii) 20,000 Class C Profits Interests. The Class C Profits Interests will be cancelled in connection with this offering and PGHI Corp. will receive warrants to purchase Class C Shares, which are identical to the Class A Shares, except that they are non-voting securities.

•	Certain of our officers and other employees, whom we collectively refer to as the Employee Members, hold an approximately % economic interest in JGWPT Holdings, LLC through their ownership of (i) an aggregate of JGWPT Common Interests and (ii) an aggregate of JGWPT Holdings, LLC Class B Management Interests. The Class B Management Interests will be converted into an aggregate of Restricted JGWPT Common Interests (with a corresponding number of Class B Shares) in connection with, and based on the fair market value as of, this offering, taking into account the distribution rights of the Class B Management Interests. These converted interests will be subject to the same forfeiture provisions (if any) as applied to the Class B Management Interests immediately prior to the conversion. The conversion will have no direct or indirect economic effect on us. The conversion of the Class B Management Interests will be effected in a manner that reflects the percentage of the current company named JGWPT Holdings, LLC currently owned by the Class B Management Interest holders, taking into account their current distribution entitlement and the fair value of JGWPT Holdings, LLC based on the offering price.

•	Other members who are not employed by us or affiliated with JLL or PGHI Corp., whom we refer to as the Other Members, hold an approximately % economic interest in JGWPT Holdings, LLC through their ownership of an aggregate of JGWPT Common Interests.

JGWPT Holdings Inc. Upon completion of the offering, we will use the net proceeds we receive to acquire an aggregate of       JGWPT Common Interests in the newly formed company to be named JGWPT Holdings, LLC from certain Common Interestholders on a pro rata basis and       newly issued JGWPT Common Interests directly from the newly formed company to be named JGWPT Holdings, LLC. Immediately after our acquisition of these JGWPT Common Interests, our only material asset will be our ownership of       % of the total JGWPT Common Interests and our only business will be acting as the sole managing member of JGWPT Holdings, LLC. You should note, in particular, that:

•	We will be the sole managing member of JGWPT Holdings, LLC.

•	Investors in this offering will own 100% of our Class A Shares (and % of our Class A Shares on a fully diluted basis). The outstanding Class A Shares will represent 100% of the economic interest in us, but initially only % of our voting power, and we will own % of the economic interest in JGWPT Holdings, LLC. Our Class A Shares outstanding from time to time will entitle the holders to receive 100% of any distributions we make, except that each Class B Share will entitle the holder thereof to receive the par value of $0.00001 per Class B Share upon our liquidation, dissolution or winding up. The holders of Class A Shares and Class C Shares will also be entitled to receive the par value of $0.00001 per Class A Share or Class C Share, as the case may be, upon our liquidation, dissolution or winding up, but unlike the Class B Shares, these holders also will be entitled to share ratably in all other assets available for distribution after payment of our liabilities. Immediately after the completion of this offering, the only outstanding Class A Shares will be the Class A Shares issued pursuant to this offering.

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•	Except in respect of any tax distributions we receive from JGWPT Holdings, LLC, if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to each of our holders of Class A Shares and holders of Class C Shares, subject only to applicable law.

•	The Common Interestholders other than PGHI Corp. will own 100% of our Class B Shares, which will vote together with the Class A Shares as a single class. Each Class A Share has one vote per share and each Class B Share has 10 votes per share. The Class B Shares will represent, upon completion of this offering, % of the combined voting power of our common stock. The Class B Shares do not represent an economic interest in us and are therefore not entitled to any dividends that we may pay. The Common Interestholders other than PGHI Corp. will hold substantially more than 50% of the combined voting power of our common stock since they will hold all the Class B Shares. Moreover, pursuant to the Voting Trust Agreement to be entered into by the JLL Holders and certain of the Employee Members, the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President, as trustees, will be able to direct the vote of the Class B Shares held by these Employee Members. Under the terms of the Voting Agreement that the JLL Holders and certain significant Common Interestholders, including PGHI Corp., various investment vehicles managed by BlackRock, Candlewood and other former holders of preferred membership interests of the current company named JGWPT Holdings, LLC intend to enter into upon completion of this offering, each of the parties thereto will agree to vote all of their Class A Shares and Class B Shares, as applicable, in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to two votes on each matter presented to the board of directors for so long as the JLL Holders hold at least Class A Shares and Class B Shares in the aggregate.

•	While the Class B Shares, as indicated above, do not represent any economic interest in us, each holder of a Class B Share also owns an economic interest in JGWPT Holdings, LLC through a corresponding JGWPT Common Interest.

•	PGHI Corp. is an affiliate of DLJ Merchant Banking Partners IV, L.P. and Credit Suisse Group AG. Due to certain requirements under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder to which DLJ Merchant Banking Partners IV, L.P. and Credit Suisse Group AG are subject, PGHI Corp. does not hold voting stock or voting interests in JGWPT Holdings, LLC. Accordingly, PGHI Corp. will continue to hold non-voting JGWPT Common Interests and will not be issued any of our Class B Shares. In addition, the warrants issued to PGHI Corp. in connection with this offering will be exercisable for our Class C Shares which are non-voting common shares with substantially identical economic rights to the Class A Shares and the JGWPT Common Interests held by PGHI Corp. will be exchangeable for our Class C Shares.

•	Pursuant to the operating agreement of JGWPT Holdings, LLC, in order to provide liquidity to the Common Interestholders each JGWPT Common Interest held by a Common Interestholder will be exchangeable for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests). The exchange of the JGWPT Common Interests for our Class A Shares, and the concurrent redemption and cancellation of the Class B Shares corresponding to these JGWPT Common Interests, will increase the number of outstanding Class A Shares and decrease the number of outstanding Class B Shares, except in the case of an exchange by PGHI Corp. of JGWPT Common Interests for our Class C Shares.

•

PGHI Corp. and, in some cases, its transferees will have the right to exchange their non-voting JGWPT Common Interests for our Class C Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class C Shares at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common

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Interestholder (other than holders of a de minimis amount of JGWPT Common Interests). Class C Shares are generally not entitled to vote on any matter but do share ratably in dividends and other distributions. See “Description of Capital Stock—Class C Shares.”

•	JLL owns a portion of its investment through an existing corporation. To the extent that JLL so elects, it may require that, instead of that corporation exchanging its JGWPT Common Interests for Class A Shares, we engage in a merger in which the stockholders of that corporation receive the Class A Shares directly and we become the owner of that corporation or its assets. Provided that the conditions to the exercise of such right have been met, the exercise of this transaction will not be subject to any affiliate transaction covenants or similar restrictive provisions.

•	Pursuant to the operating agreement of JGWPT Holdings, LLC, JGWPT Holdings, LLC will be prohibited from repurchasing any JGWPT Common Interests unless it has also offered to purchase a pro rata number of JGWPT Common Interests from each Common Interestholder. Pursuant to our certificate of incorporation, in the event that JGWPT Holdings, LLC repurchases any of our JGWPT Common Interests, we will be required to use the corresponding proceeds received from JGWPT Holdings, LLC to repurchase Class A Shares.

•	Following this offering, the members of the newly formed company to be named JGWPT Holdings, LLC, other than us, will consist of JGW Holdco, LLC, JLL JGW Distribution, LLC, PGHI Corp., the Employee Members and the Other Members.

Certain Attributes of our Structure. Our structure following this offering will be designed to accomplish a number of objectives, the most important of which are as follows:

•	The structure will allow us to serve as a holding company, with our sole asset being our ownership interest in the newly formed company to be named JGWPT Holdings, LLC. The Common Interestholders, however, will retain their economic investment in the form of direct interests in JGWPT Holdings, LLC, rather than through our Class A Shares. Following this offering, all of the businesses operated by JGWPT Holdings, LLC or its subsidiaries prior to this offering, and all of the interests held by JGWPT Holdings, LLC and its subsidiaries in such businesses prior to this offering, will be operated or held, as the case may be, by JGWPT Holdings, LLC and its subsidiaries, and our current management will continue to manage these businesses. As a result, we and the Common Interestholders will participate in the net operating results of JGWPT Holdings, LLC on a pari passu basis, in accordance with our respective ownership of JGWPT Holdings, LLC.

•	In connection with this offering, we will issue the Common Interestholders, other than PGHI Corp., non-economic Class B “vote-only” shares that as a percentage of the combined voting power of our common stock will be equal to 10 times their economic ownership in JGWPT Holdings, LLC.

•	In the event that a Common Interestholder wishes to exchange JGWPT Common Interests for Class A Shares, the holder must deliver the JGWPT Common Interests to JGWPT Holdings, LLC, together with a corresponding number of Class B Shares (except in the case of PGHI Corp.), and in exchange therefor:

•	we will deliver to JGWPT Holdings, LLC a number of Class A Shares corresponding to the number of JGWPT Common Interests delivered to JGWPT Holdings, LLC;

•	JGWPT Holdings, LLC will deliver to us a number of newly issued JGWPT Common Interests equal to the number of JGWPT Common Interests surrendered to JGWPT Holdings, LLC by the exchanging holder;

•	we will redeem any Class B Shares delivered to JGWPT Holdings, LLC and cancel them; and

•	JGWPT Holdings, LLC will cancel the JGWPT Common Interests surrendered to JGWPT Holdings, LLC by the exchanging holder.

•	As noted above, JGWPT Common Interests held by PGHI Corp. will be exchangeable for our Class C Shares. Such exchanges generally will follow the procedures outlined above, except that PGHI Corp. will not be required to deliver Class B Shares for cancellation in connection with the exchange.

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•	Under the terms of the operating agreement of JGWPT Holdings, LLC, Common Interestholders will be able to exchange their JGWPT Common Interests for Class A Shares at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests).

The Transactions

In connection with this offering:

•	JGWPT Holdings, LLC will merge with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger. Immediately after the merger and prior to the consummation of this offering, the surviving, newly formed subsidiary will change its name to JGWPT Holdings, LLC. The operating agreement of JGWPT Holdings, LLC will provide, among other things, (i) for us to act as the sole managing member and (ii) that JGWPT Common Interests held by the Common Interestholders will be exchangeable for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) in order to provide liquidity to those holders.

•	We will issue the Class A Shares for net proceeds of $ million.

•	We will use $ million of the net proceeds that we receive from this offering to purchase newly issued JGWPT Common Interests directly from the newly formed company to be named JGWPT Holdings, LLC, and we will use the estimated $ million of remaining net proceeds that we receive from this offering to purchase JGWPT Common Interests from certain Common Interestholders on a pro rata basis. Upon completion of the offering, we will have acquired JGWPT Common Interests representing a % interest in the newly formed company to be named JGWPT Holdings, LLC.

•	JGWPT Holdings, LLC will use the net proceeds it receives from us in connection with this offering to repay a portion of the amount outstanding under its subsidiary’s term loan. JGWPT Holdings, LLC will not receive any proceeds from our purchase of JGWPT Common Interests from the Common Interestholders.

•	We will enter into a registration rights agreement with all of the Common Interestholders pursuant to which (i) we will be required to use our reasonable best efforts to file a shelf registration statement upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) providing for the exchange of all JGWPT Common Interests held by the Common Interestholders for an equivalent number of Class A Shares at any time and from time to time thereafter and (ii) the Common Interestholders will be entitled to sell certain of such Class A Shares issuable to them upon exchange of their JGWPT Common Interests in any public underwritten offerings by us after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to customary pro rata cutbacks. Any Class A Shares issued upon exchange of Restricted JGWPT Common Interests will remain subject to the same vesting restrictions applicable to the exchanged Restricted JGWPT Common Interests. In addition, the JLL Holders and other significant Common Interestholders will have demand registration rights.

•	We will enter into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests immediately prior to this offering.

•	We will amend and restate our certificate of incorporation to provide for, among other things, the issuance of our Class A common stock, Class B common stock, and Class C common stock.

 JGWPT Holdings, LLC Common Interest Purchase Agreements

Pursuant to one or more Common Interest Purchase Agreements, we will use a portion of the proceeds from this offering to purchase JGWPT Common Interests held by certain Common Interestholders on a pro rata basis. These Common Interestholders will provide customary representations regarding their ownership of the JGWPT Common Interests and related matters.

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Operating Agreement of JGWPT Holdings, LLC

Reorganization. Immediately prior to this offering, the current company named JGWPT Holdings, LLC will merge with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger. Immediately after the merger and prior to the consummation of this offering, the surviving, newly formed subsidiary will change its name to JGWPT Holdings, LLC. In connection with this merger, (i) all of the currently outstanding Class B Management Interests will be cancelled and holders will receive in the merger JGWPT Common Interests that are subject to vesting requirements, which we refer to as the Restricted JGWPT Common Interests, and (ii) all of the currently outstanding Class C Profits Interests will be cancelled and holders will receive in the merger warrants to purchase Class C Shares, as further described below. As a result of this exchange of membership interests in the merger, all of the Common Interestholders will hold the same class of JGWPT Common Interests, except that (i) certain JGWPT Common Interests held by Employee Members will remain subject to vesting and (ii) the JGWPT Common Interests held by PGHI Corp. will continue to be non-voting. In addition, we will be appointed as the managing member of JGWPT Holdings, LLC.

As a result of this reorganization, we will operate our business through JGWPT Holdings, LLC and its consolidated subsidiaries. The operations of JGWPT Holdings, LLC, and the rights and obligations of the Common Interestholders, will be set forth in the operating agreement of JGWPT Holdings, LLC. The following description of the JGWPT Holdings, LLC operating agreement is not complete and is qualified by reference to the full text of the agreement.

Governance. We will serve as the sole managing member of JGWPT Holdings, LLC. As such, we will control its business and affairs and be responsible for the management of its business. No members of JGWPT Holdings, LLC, in their capacity as such, will have any authority or right to control the management of JGWPT Holdings, LLC or to bind it in connection with any matter. As noted above, however, the Common Interestholders other than PGHI Corp. will have the ability to exercise majority voting control over us by virtue of their ownership of Class B Shares. In addition, our board of directors will initially be composed of designees appointed by the JLL Holders who will exercise a majority of the director voting power on all matters presented to the board of directors. Under the terms of the Voting Agreement that the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood and other former holders of preferred membership interests of the current company named JGWPT Holdings, LLC intend to enter into upon completion of this offering, each of the parties to the Voting Agreement will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC.

Rights of Members. JGWPT Holdings, LLC will issue JGWPT Common Interests to us and to the Common Interestholders. Each Common Interest will entitle the holder to equal economic rights. Common Interestholders will have no voting rights by virtue of their ownership of JGWPT Common Interests, except for the right to approve certain amendments to the operating agreement of JGWPT Holdings, LLC, certain changes to the capital accounts of the members of JGWPT Holdings, LLC, any conversion of JGWPT Holdings, LLC to a corporation other than for purposes of a sale transaction, certain issuances of membership interests in JGWPT Holdings, LLC, certain mergers, consolidations or sale transactions and any dissolution of JGWPT Holdings, LLC. See “—Amendments.” Common Interestholders other than PGHI Corp. will hold Class B Shares, enabling them to exert a significant percentage of our voting power. See “Risk Factors—Control by the JLL Holders of      % of the combined voting power of our common stock and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.”

As noted above, JGWPT Holdings, LLC currently has outstanding profits interests that were issued to certain of its employees. These profits interests are subject to forfeiture or repurchase by JGWPT Holdings, LLC under some circumstances in connection with a termination of the employee member’s employment. Although these profits interests will be converted into Restricted JGWPT Common Interests of JGWPT Holdings, LLC immediately prior to this offering, to the extent that the previously outstanding profits interests were subject to forfeiture at the time of conversion, then the Restricted JGWPT Common Interests issued upon conversion generally also will be subject to forfeiture on the same terms. We do not intend to cause JGWPT Holdings, LLC to issue profits interests in the future, although the operating agreement of JGWPT Holdings, LLC does preserve the right of JGWPT Holdings, LLC to do so.

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 Net profits and net losses and distributions of JGWPT Holdings, LLC generally will be allocated and made to its members pro rata in accordance with the number of JGWPT Common Interests they hold, whether or not vested.

Exchange of Class C Profits Interests for Warrants. In connection with the Transactions, the Class C Profits Interests of JGWPT Holdings, LLC held by PGHI Corp. will be cancelled and holders will receive warrants to purchase Class C Shares.

The warrants issued in respect of the Tranche C-1 profits interests will entitle the holders thereof to purchase our Class C Shares in an amount equal to 2.5% of our outstanding common stock or other equity interests (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests then outstanding (excluding the Class B Shares)). These warrants will have an exercise price based on the greater of the fair market value of us and JGWPT Holdings, LLC at the time of this offering and $          .

The warrants issued in respect of the Tranche C-2 profits interests shall entitle the holders thereof to purchase Class C Shares in an amount equal to 2.5% of our outstanding common stock or other equity interests (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests then outstanding (excluding the Class B Shares)). These warrants will have an exercise price based on the greater of the fair market value of us and JGWPT Holdings, LLC at the time of this offering and $       .

These warrants will be exercisable until July 12, 2021, and may not be exercised if, as a result of exercise, the warrant holder would hold, individually or in the aggregate, an aggregate number of our shares of common stock or other equity interests equal to more than 14.9% of our combined voting interests or more than 33.3% of our outstanding common stock or other equity interests.

Coordination of JGWPT Holdings Inc. and JGWPT Holdings, LLC. At any time we issue a Class A Share for cash, the net proceeds received by us will be promptly transferred to JGWPT Holdings, LLC, and JGWPT Holdings, LLC will issue to us one of its JGWPT Common Interests. At any time we issue a Class A Share pursuant to our proposed equity incentive plan or upon exercise of our warrants we will contribute to JGWPT Holdings, LLC all of the proceeds that we receive (if any) and JGWPT Holdings, LLC will issue to us one of its JGWPT Common Interests, having the same restrictions, if any, attached to the Class A Shares issued under the proposed equity incentive plan or warrants. Conversely, if we redeem or repurchase any of our Class A Shares, JGWPT Holdings, LLC will, immediately prior to our redemption or repurchase, redeem or repurchase an equal number of JGWPT Common Interests held by us, upon the same terms and for the same price, as the Class A Shares are redeemed or repurchased. We can only redeem or repurchase Class A Shares if JGWPT Holdings, LLC first redeems or repurchases JGWPT Common Interests we hold.

Under the terms of the JGWPT Holdings, LLC operating agreement, subject to the approval of the Common Interestholders, we may in the future cause JGWPT Holdings, LLC to issue JGWPT Common Interests or other, newly created classes of JGWPT Holdings, LLC securities to one or more investors having such rights, preferences and other terms as we determine, and in such amount as we may determine. In addition, we may in the future elect to compensate our employees by granting them JGWPT Common Interests, whether or not subject to forfeiture, or profits interests or other securities. Any such issuance would have a dilutive effect on the economic interest we hold in JGWPT Holdings, LLC. In addition, we will issue our Class B Shares having 10 votes per share on a one-for-one basis in connection with any future issuances of JGWPT Common Interests, which would have a dilutive effect on the voting power of our then current holders of Class A Shares. The Tax Receivable Agreement would cover any exchanges of JGWPT Common Interests issued to the current parties to that agreement after the offering, and it is possible that new investors in the JGWPT Common Interests issued after the offering may become parties to the Tax Receivable Agreement as well.

Pursuant to the JGWPT Holdings, LLC operating agreement, we will agree, as managing member, that we will not conduct any business other than the management and ownership of JGWPT Holdings, LLC and its subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis). In addition, JGWPT Common Interests, as well as our common stock, will be subject to equivalent stock splits, dividends and reclassifications.

 Issuances and Transfer of JGWPT Common Interests. Membership interests in JGWPT Holdings, LLC may only be issued to persons or entities to which we agree to permit the issuance of such interests in exchange for cash or other consideration, including, if applicable, the services of employees of JGWPT Holdings, LLC or its affiliates. The JGWPT Common Interests held by us from time to time are non-transferable. JGWPT Common Interests held by the

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Common Interestholders may be transferred without our consent only under limited circumstances, including to certain permitted transferees (i.e., by bequest or for estate planning purposes) or upon exchanges for Class A Shares or Class C Shares following this offering. A holder of JGWPT Common Interests (other than PGHI Corp.) may not transfer any JGWPT Common Interests to any person unless he transfers an equal number of our Class B Shares to the same transferee.

Exchange Rights. We have reserved for issuance          Class A Shares, which is the aggregate number of Class A Shares expected to be issued over time upon the exchanges by the Common Interestholders unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class A Shares for some or all of such exchanged JGWPT Common Interests. As noted above, we may in the future cause JGWPT Holdings, LLC to issue additional JGWPT Common Interests that would also be exchangeable for Class A Shares. We have also reserved for issuance          Class C Shares, which is the aggregate number of Class C Shares expected to be issued over time upon the exchanges by holders of non-voting JGWPT Common Interests in JGWPT Holdings, LLC (including PGHI Corp.), unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class C Shares for some or all of such exchanged non-voting JGWPT Common Interests.

Common Interestholders may exchange their JGWPT Common Interests at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests).

Redemption of Class B Shares. Any holder (other than PGHI Corp.) seeking to exchange JGWPT Common Interests for Class A Shares must also deliver a corresponding number of Class B Shares for redemption and cancellation by us.

Indemnification and Exculpation. To the extent permitted by applicable law, JGWPT Holdings, LLC will indemnify us, as its managing member, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, as the managing member, and the authorized officers and other employees and agents of JGWPT Holdings, LLC, will not be liable to JGWPT Holdings, LLC, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

Amendments. The operating agreement of JGWPT Holdings, LLC may be amended with the consent of the managing member and the holders of a majority in voting power of the outstanding JGWPT Common Interests not held by the managing member (not including non-voting JGWPT Common Interests and Restricted JGWPT Common Interests). In addition, the managing member may, without the consent of any Common Interestholder, make certain amendments that, generally, are not expected to adversely affect Common Interestholders. Notwithstanding the foregoing, no amendment to the operating agreement of JGWPT Holdings, LLC will be effective with respect to a Common Interestholder not voting in favor thereof if such amendment would adversely affect such Member in any material respect in a manner that is disproportionately adverse to such Common Interestholder, and amendments to certain provisions that are for the benefit of PGHI Corp. will require the approval of PGHI Corp. or its permitted transferees.

Registration Rights Agreement

In connection with the completion of this offering, we intend to enter into a registration rights agreement with all of the Common Interestholders pursuant to which we will be required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC a shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares at any time and from time to time thereafter and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this

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shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Tax Receivable Agreement

A portion of the proceeds of this offering will be used to purchase JGWPT Common Interests from certain of the Common Interestholders. In addition, as described under “The Transactions—Operating Agreement of JGWPT Holdings, LLC,” Common Interestholders may in the future exchange JGWPT Common Interests for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares. The newly formed company to be named JGWPT Holdings, LLC is expected to have in effect, an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale and any subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to this offering. The tax receivable agreement will require us to pay those Common Interestholders 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013 (a “covered tax year”) from increases in tax basis realized as a result of (i) the sale by any Common Interestholders of any of their JGWPT Common Interests to us in exchange for a portion of the proceeds of this offering, or (ii) any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement.

JLL owns a portion of its investment through an existing corporation.  In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are party to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement. A tax authority may challenge all or part of the tax basis increases discussed above, as well

49

as other related tax positions we take, and a court could sustain such a challenge. The Common Interestholders that are party to the tax receivable agreement will not reimburse us for any payments previously made to them in the event that, due to a successful challenge by the IRS or any other tax authority of the amount of any tax basis increase, our actual cash tax savings are less than the cash tax savings previously calculated and upon which prior payments under the tax receivables were based. As a result, in certain circumstances we could make payments under the tax receivable agreement to the Common Interestholders that are party thereto in excess of our cash tax savings. A successful challenge to our tax reporting positions could also adversely affect our other tax attributes and could materially increase our tax liabilities.

The tax receivable agreement provides that upon certain changes of control, we will be required to pay the Common Interestholders an amount based on assumptions regarding the remaining payments expected to be made under the tax receivable agreement (at our option, these payments can be accelerated). As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and the upfront payment may be made years in advance of any actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and we will not be reimbursed by the Common Interestholders for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments we make under the tax receivable agreement could significantly exceed the cash tax or other benefits, if any, that we actually realize. In addition, if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

Voting Agreement

In connection with this offering, the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood, and other former holders of preferred membership interests of JGWPT Holdings, LLC, intend to enter into a Voting Agreement pursuant to which they will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC. Under the terms of the Voting Agreement, the parties will no longer be obligated to vote in favor of the election of the designees of the former owners of preferred membership interests if at any time such former holders cease to own any JGWPT Common Interests, and the parties will no longer be obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate fewer than        JGWPT Common Interests. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power to determine the outcome of such vote. By virtue of the Voting Trust Agreement described below, the JLL Holders will be entitled to vote all Class B Shares held by certain of the Employee Members, representing       % of the combined voting power of our common stock, in favor of the election to our board of directors of the foregoing board designees.

Voting Trust Agreement

In connection with this offering, the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari our Chief Operating Officer and President, and certain of the Employee Members will enter into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, the Employee Members will deposit their Class B Shares into a voting trust and appoint the JLL Holders, David Miller, and Randi Sellari as trustees. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust will be voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders, David Miller and Randi Sellari directly or indirectly. Upon completion of this offering, the Class B Shares held by the parties to the Voting Trust Agreement will represent approximately       % of the combined voting power of our common stock (these holders will hold no Class A Shares immediately after the completion of this offering).

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Director Voting Power

Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to cast two votes on each matter presented to the board of directors for so long as the JLL Holders hold at least         Class A Shares and Class B Shares in the aggregate, and thereafter will be entitled to each cast one vote on each matter presented to the board of directors. All other directors will each be entitled to cast one vote on each matter presented to the board of directors.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Although the forward-looking statements contained in this prospectus reflect management’s current beliefs based upon information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

A number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in the forward-looking statements, including those listed in the “Risk Factors” section of this prospectus. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:

•	our ability to continue to purchase structured settlement payments and other assets;

•	our ability to complete future securitizations on beneficial terms;

•	availability of or increases in the cost of our financing sources relative to our purchase discount rate;

•	our dependence on the opinions of certain rating agencies;

•	our dependence on the effectiveness of our direct response marketing;

•	the compression of the yield spread between the price we pay for and the price at which we sell assets;

•	changes in tax or accounting policies applicable to our business;

•	the lack of an established market for the subordinated interest in the receivables that we retain after a securitization is executed;

•	our exposure to underwriting risk;

•	our ability to remain in compliance with the terms of our substantial indebtedness;

•	changes in existing state laws governing the transfer of structured settlement payments or the interpretation thereof;

•	the insolvency of a material number of structured settlement holders;

•	any change in current tax law relating to the tax treatment of structured settlements;

•	changes to statutory, licensing and regulatory regimes;

•	the impact of the Consumer Financial Protection Bureau and any regulations it issues;

•	adverse judicial developments;

•	potential litigation and regulatory proceedings;

•	unfavorable press reports about our business model;

•	our access to personally identifiable confidential information of current and prospective customers and the improper use or failure to protect that information;

•	the public disclosure of the identities of structured settlement holders;

•	our business model being susceptible to litigation;

•	our dependence on a small number of key personnel;

•	our ability to successfully enter new lines of business and broaden the scope of our business;

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•	our computer systems being subject to security and privacy breaches; and

•	infringement of our trademarks or service marks.

Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in or implied by our forward-looking statements, other factors and risks may cause actions, events or results to differ materially from those anticipated, estimated or intended. We cannot assure you that forward-looking statements will prove to be accurate, as actual actions, results and future events could differ materially from those anticipated or implied by such statements. Accordingly, as noted above, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this offering circular and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

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USE OF PROCEEDS

The net proceeds of this offering will be approximately $       million, after deducting underwriting discounts and estimated offering expenses payable by us (assuming the Class A Shares are sold at $       per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus).

We will use approximately $       million of the net proceeds of this offering to purchase                JGWPT Common Interests directly from JGWPT Holdings, LLC, and we will use the estimated $       million of remaining net proceeds to purchase an aggregate of       JGWPT Common Interests from certain Common Interestholders on a pro rata basis. There is no market for the JGWPT Common Interests. The purchase price for the aggregate JGWPT Common Interests will be equal to the public offering price of our Class A Shares less the amount of offering expenses incurred by us, including the underwriting discount referred to above.

Upon completion of this offering, we will have acquired JGWPT Common Interests representing a       % interest in JGWPT Holdings, LLC. JGWPT Holdings, LLC will use the net proceeds it receives from us in connection with this offering to repay a portion of the amount outstanding under its term loan and any prepayment premiums related thereto. Our term loan is a $575 million senior secured facility which matures in February 2019. The term loan bears interest at either (i) LIBOR plus 750 basis points with a LIBOR floor of 1.5% or (ii) Prime plus 650 basis points with a Prime floor of 2.5%, at our election.  As of June 30, 2013, we had elected the LIBOR rate and the interest rate on the term loan was 9.0%.

JGWPT Holdings, LLC will not receive any proceeds from our purchase of JGWPT Common Interests from the holders thereof.

A $1.00 increase (decrease) in the assumed initial public offering price of $       per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds by        million, assuming the number of Class A Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

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DIVIDEND POLICY

The declaration and payment of future dividends to holders of Class A Shares and Class C Shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. Except in respect of any tax distributions we receive from JGWPT Holdings, LLC, if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to each of our holders of Class A Shares and Class C Shares. See “Risk Factors—We are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.”

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CAPITALIZATION

The following sets forth the cash and cash equivalents and capitalization as of June 30, 2013:

•	of J.G. Wentworth, LLC on an actual basis;

•	of JGWPT Holdings Inc. on a pro forma adjusted basis to further give effect to (i) the sale of Class A Shares by us in this offering, at an assumed initial public offering price of $ per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us and (ii) the application of the net proceeds of this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	As of June 30, 2013
	Actual J.G. Wentworth, LLC	Pro Forma As Adjusted JGWPT Holdings Inc.
	(in thousands)

Cash and cash equivalents	$30,150	$

Debt
VIE borrowings under revolving credit facilities and other similar borrowings	72,355
Term loan payable	557,205
VIE long-term debt	157,464
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,278,477
Total debt	$4,065,501	$

Stockholders’ equity/members’ capital:
Class A Shares, par value $0.00001 per share, shares authorized, shares issued and outstanding actual, shares issued and outstanding pro forma
Class B Shares, par value $0.00001 per share, shares authorized, shares issued and outstanding actual, shares issued and outstanding pro forma
Class C Shares, par value $0.00001 per share, shares authorized, shares issued and outstanding actual, shares issued and outstanding pro forma
Additional paid-in capital/member’s capital	(36,353)
Other comprehensive loss	(2,084)
Total stockholders’ equity/member’s capital	38,437
Total capitalization	$4,103,938	$

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DILUTION

If you invest in our Class A Shares, your interest will be diluted to the extent of the difference between the offering price per Class A Share and the pro forma net tangible book value per Class A Share after this offering. Dilution results from the fact that the per share offering price of the Class A Shares is substantially in excess of the net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma net tangible book value before completion of this offering as of June 30, 2013, was $        million or $       per Class A Share, assuming that Common Interestholders initially exchange their interests for our Class A Shares on a one-for-one basis.

After giving effect to the sale of         Class A Shares at an assumed offering price of $      per share, the mid-point of the price range set forth on the cover page of this prospectus in this offering, after deducting the underwriting discounts, estimated offering expenses and other related transaction costs payable by us, our pro forma net tangible book value as of June 30, 2013 was $        million or $       per Class A Share, assuming that current Common Interestholders initially exchange their interests for our Class A Shares on a one-for-one basis.

The following table illustrates the pro forma immediate increase in book value of $ per share for existing equity holders and the immediate dilution of $      per share to new stockholders purchasing Class A Shares in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Initial public offering price per share	$	$
Pro forma net tangible book value per share as of June 30, 2013
Increase in net tangible book value per Class A Share attributable to Class A stockholders purchasing in this offering
Pro forma net tangible book value per share after this offering
Dilution to new Class A stockholders per share	$	$

A $1.00 increase (decrease) in the assumed offering price of $         per Class A Share, the mid-point of the price range set forth on the cover of this prospectus, would increase (decrease) our net tangible book value after this offering by $ million, our pro forma net tangible book value per share after this offering by $         per share, and the dilution to new investors in this offering by $         per share, assuming the number of Class A Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

The following table summarizes, on the same pro forma basis as of June 30, 2013, the differences between the existing equity holders, assuming that current holders of interests in JGWPT Holdings, LLC initially exchange their JGWPT Common Interests on a one-for-one basis, and the new Class A stockholders in this offering with respect to the number of shares purchased from us, the total consideration paid, and the average price per share paid before deducting the underwriting discount and estimated offering expenses.

	Shares Purchased			Total Consideration				Average Price per Share
	Number	Percent			$	Percent
Common Interestholders			%	$			%	$
New Investors			%	$			%	$
Total		100.0%		$		100.0%		$

A $1.00 increase (decrease) in the assumed offering price of $         per Class A Share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors in this offering by $       million, and would increase (decrease) the average price per share paid by new investors by $1.00, assuming the number of Class A Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

If the underwriters’ option to purchase additional shares is exercised in full, the pro forma net tangible book value per share after this offering as of June 30, 2013 would be $         per share and the dilution in pro forma net tangible book value per share to new Class A stockholders would be $      per share. Furthermore, the percentage of our shares held by existing equity owners would decrease to % and the percentage of our shares held by new Class A stockholders would increase to      %.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents the historical consolidated financial data for J.G. Wentworth, LLC and its subsidiaries. J.G. Wentworth, LLC is the predecessor of the issuer, JGWPT Holdings Inc., for financial reporting purposes. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2012 and 2011 set forth below are derived from the audited consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2013 and 2012 and the consolidated balance sheet data as of June 30, 2013 are derived from the unaudited condensed consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

The financial statements of JGWPT Holdings Inc. have not been presented in this Selected Historical Consolidated Financial Data as it is a newly incorporated entity, had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	Year Ended December 31,		Six Months Ended June 30,
	2012	2011	2013	2012
	(in thousands)
Statement of Operations Data
Revenues:
Interest income	$177,748	$142,697	$80,582	$89,349
Unrealized gains on VIE and other finance receivables, long-term debt, and derivatives	270,787	127,008	163,843	130,895
(Loss)/gain on swap termination, net	(2,326)	(11,728)	(174)	374
Servicing, broker and other fees	9,303	7,425	2,536	5,292
Other	(856)	816	(53)	260
Realized loss on notes receivable, at fair market value	—	—	(1,862)	—
Realized and unrealized gains (losses) on marketable securities, net	12,741	(12,953)	4,997	6,970
Total revenue	$467,397	$253,265	$249,869	$233,140

Expenses:
Advertising	$73,307	$56,706	$33,803	$37,769
Interest expense	158,631	123,015	85,970	79,558
Compensation and benefits	43,584	34,635	23,396	22,031
General and administrative	14,913	12,943	10,361	7,455
Professional and consulting	15,874	14,589	9,098	7,618
Debt prepayment and termination	—	9,140	—	—
Debt issuance	9,124	6,230	3,072	3,623
Securitization debt maintenance	5,208	4,760	2,984	2,239
Provision for losses on finance receivables	3,805	727	2,683	1,546
Depreciation and amortization	6,385	3,908	2,763	3,132
Installment obligations expense (income), net	17,321	(9,778)	6,519	8,618
Total expenses	$348,152	$256,875	$180,649	$173,589
Income (loss) before taxes	$119,245	$(3,610)	$69,220	$59,551
Provision for (benefit from) income taxes	(227)	(345)	1,155	(84)
Net income (loss)	119,472	(3,265)	68,065	59,635
Less non-controlling interest in earnings of affiliate	$2,731	$660	$—	$2,735
Net income (loss) attributable to J.G. Wentworth, LLC	$116,741	$(3,925)	$68,065	$56,900

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	As of December 31,		As of June 30,
	2012	2011	2013	2012
	(in thousands)
Balance Sheet Data
Assets:
Cash and cash equivalents	$103,137	$70,171	$30,150	$69,871
Restricted cash and investments	$112,878	$155,361	$111,685	$106,414
VIE and other finance receivables, at fair market value	$3,615,188	$3,041,090	$3,759,736	$3,385,149
VIE and other finance receivables, net of allowance for losses	$150,353	$157,560	$136,692	$154,596
Total assets	$4,298,597	$3,764,378	$4,362,402	$4,023,557

Liabilities:
Term loan payable	$142,441	$171,519	$557,205	$162,229
VIE borrowings under revolving credit facilities and other similar borrowings	$27,380	$82,404	$72,355	$66,930
VIE long-term debt	$162,799	$164,616	$157,464	$151,177
VIE long-term debt issued by securitization and permanent financing trusts at fair market value	$3,229,591	$2,663,873	$3,278,477	$2,951,291

Total liabilities	$3,855,779	$3,421,395	$4,323,965	$3,639,921
Member’s capital	$442,818	$342,983	$38,437	$383,636
Total liabilities & member’s capital	$4,298,597	$3,764,378	$4,362,402	$4,023,557

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated statements of operation for the year ended December 31, 2012 and for the six months ended June 30, 2013 present our consolidated results of operations giving pro forma effect to the Transactions and the use of estimated net proceeds from this offering as described under “Use of Proceeds” as if such transactions occurred on January 1, 2012. The unaudited pro forma balance sheet as of June 30, 2013 presents our consolidated financial condition giving pro forma effect to the Transactions and the use of the estimated net proceeds from this offering as described under “Use of Proceeds.” as if such transactions occurred on June 30, 2013. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect on a pro forma basis the impact of these transactions on the historical financial information of J.G. Wentworth, LLC.

The unaudited pro forma consolidated financial information and notes included in this prospectus are presented for illustrative purposes only. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to this offering and related transactions. The unaudited pro forma financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. For further discussion of these matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

The pro forma adjustments are described in the notes to the unaudited pro forma financial information, and principally include the following:

•	A provision for federal and state income taxes of JGWPT Holdings Inc. as a taxable corporation;

•	A reduction in interest expense representing repayment of $ million of the outstanding principal amount of our term loan; and

•

The issuance and sale by us of           Class A Shares to the public representing         % of the economic interests of JGWPT Holdings Inc. at an initial offering price of $             per share and the application of the net proceeds from this offering.

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	As of June 30, 2013
	Historical J.G. Wentworth, LLC	Offering and Reorganization Transaction Related Adjustments	Pro Forma for the Offering and Reorganization Transaction JGWPT Holdings Inc.
ASSETS
Cash and cash equivalents	$30,150		$
Restricted cash and investments	111,685
VIE finance receivables, at fair market value (1)	3,730,370
Other finance receivables, at fair market value	29,366
VIE finance receivables, net of allowance for losses of $5,043(1)	120,972
Other finance receivables, net of allowance for losses of $1,714	15,720
Notes receivable, at fair market value(1)	6,387
Note receivable due from affiliate	—
Other receivables, net of allowance for losses of $253	14,154
Fixed assets, net of accumulated depreciation of $3,930	7,176
Intangible assets, net of accumulated amortization of $16,015	49,644
Goodwill	84,993
Marketable securities	130,217
Deferred tax assets, net	1,668
Other assets	29,900
Total assets	$4,362,402	$	$

LIABILITIES AND MEMBER’S CAPITAL
Accounts payable	$5,978
Accrued expenses	16,708
Accrued interest	12,498
VIE derivative liabilities, at fair market value	85,439
VIE borrowings under revolving credit facilities and other similar borrowings	72,355
VIE long-term debt	157,464
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,278,477
Term loan payable	557,205
Deferred income tax liabilities, net	—
Other liabilities	7,624
Installment obligations payable	130,217
Total liabilities	$4,323,965	$	$
Total J.G. Wentworth, LLC member’s capital	—
Noncontrolling interest in affiliate	—
Member’s capital/Shareholders equity	$38,437	$	$
Total liabilities and member’s capital/shareholders equity	$4,362,402	$	$

(1)	Pledged as collateral to credit and long-term debt facilities

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	Six months ended June 30, 2013
Statement of Operations Data	Historical J.G. Wentworth, LLC		Offering and Reorganization Transaction Related Adjustments	Pro Forma for the Offering and Reorganization Transaction JGWPT Holdings Inc.
REVENUES
Interest income		$80,582		$
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives		163,843
Gain (loss) on swap termination, net		(174)
Servicing, broker, and other fees		2,536
Other		(53)
Realized loss on notes receivable, at fair market value		(1,862)
Realized and unrealized gains (losses) on marketable securities, net		4,997
Total revenue		$249,869	$	$

EXPENSES
Advertising		$33,803		$
Interest expense		85,970
Compensation and benefits		23,396
General and administrative		10,361
Professional and consulting		9,098
Debt issuance		3,072
Securitization debt maintenance		2,984
Provision for losses on finance receivables		2,683
Depreciation and amortization		2,763
Installment obligations expense (income), net		6,519
Total expenses		$180,649	$	$
Income (loss) before taxes		$69,220	$	$
Provision (benefit) for income taxes		1,155
Net income (loss)		68,065
Less noncontrolling interest in earnings of affiliate		—
Net income (loss) attributable to J.G. Wentworth, LLC		$68,065	$	$
Less net income attributable to other noncontrolling interest
Net income (loss) attributable to holders of Class A Shares	$		$	$

Basic earnings per share				$

Diluted earnings per share				$

Basic weighted average common Class A Shares outstanding

Diluted weighted average common Class A Shares outstanding

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	Year ended December 31, 2012
Statement of Operations Data	Historical J.G. Wentworth, LLC		Offering and Reorganization Transaction Related Adjustments	Pro Forma for the Offering and Reorganization Transaction JGWPT Holdings Inc.
REVENUES
Interest income		$177,748		$
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives		270,787
Gain (loss) on swap termination, net		(2,326)
Servicing, broker, and other fees		9,303
Other		(856)
Realized and unrealized gains (losses) on marketable securities, net		12,741
Total revenue		$467,397	$	$

EXPENSES
Advertising		$73,307		$
Interest expense		158,631
Compensation and benefits		43,584
General and administrative		14,913
Professional and consulting		15,874
Debt prepayment and termination		—
Debt issuance		9,124
Securitization debt maintenance		5,208
Provision for losses on finance receivables		3,805
Depreciation and amortization		6,385
Installment obligations expense (income), net		17,321
Total expenses		$348,152	$	$
Income (loss) before taxes		$119,245	$	$
Provision (benefit) for income taxes		(227)
Net income (loss)		119,472
Less noncontrolling interest in earnings of affiliate		2,731
Net income (loss) attributable to J.G. Wentworth, LLC		$116,741	$	$
Less net income attributable to other noncontrolling interest
Net income (loss) attributable to holders of Class A Shares	$		$	$

Basic earnings per share				$

Diluted earnings per share				$

Basic weighted average common Class A Shares outstanding

Diluted weighted average common Class A Shares outstanding

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JGWPT HOLDINGS INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed balance sheet of JGWPT Holdings Inc. as of June 30, 2013 is based on J.G. Wentworth, LLC’s unaudited historical consolidated balance sheet and includes pro forma adjustments to give effect to the transactions as described below if they had occurred on June 30, 2013.

The unaudited pro forma statement of operations of JGWPT Holdings Inc. for the year ended December 31, 2012 is based on J.G. Wentworth, LLC’s audited historical consolidated statement of operations for the same period and the unaudited pro forma consolidated statement of operations of JGWPT Holdings Inc. for the six months ended June 30, 2013 is based on J.G. Wentworth, LLC’s unaudited historical consolidated statement of operations for the same period. The pro forma adjustments are included to give effect to the transactions described below if they had occurred on January 1, 2012.

The unaudited pro forma financial statements give effect to the following transactions:

•	A provision for federal and state income taxes of JGWPT Holdings Inc. as a taxable corporation;

•	A reduction in interest expense representing repayment of $ million of the outstanding principal amount of our term loan; and

•	The issuance and sale by us of Class A Shares to the public representing % of the economic interests of JGWPT Holdings Inc. at an initial offering price of $ per share and the application of the net proceeds from this offering.

Note 2 – Pro forma Adjustments and Assumptions

Transaction

Reflects the pro forma adjustments to non-controlling interests, retained earnings and income attributable to non-controlling interest to reflect the ownership interests in J.G. Wentworth, LLC that will not be owned by us.

Following the Transaction and this offering, we will be a holding company, with our sole material assets being our indirect ownership interest of       % of the limited partnership interest of JGWPT Holdings, LLC. which is the 100% owner of J.G. Wentworth LLC. The existing holders of JGWPT Holdings, LLC will own the remaining       % of JGWPT Holdings, LLC.

Reflects the deferred tax liability related to the difference between book and tax as of June 30, 2013. In addition the statement of operations reflects incremental income taxes based on the tax consequences of the Transactions. However such amounts reflect a full valuation allowance during the periods presented.

Offering

Reflects the net effect on cash and cash equivalents of: (i) the receipt of the net offering proceeds of $           from the issuance and sale of           million Class A Shares at an initial public offering price of $           per share, net of aggregate offering costs of $           , and (ii) the repayment of $ of the term loan payable with proceeds from the offering.

Reflects the repayment of $           of our term loan payable from the proceeds from this offering.

Reflects a reduction in interest expense resulting from the repayment of $           of the term loan payable from the proceeds from the offering.

Reflects the change in member’s capital/shareholders equity to reflect the issuance and sale of million Class A Shares at an initial public offering price of $           per share.

Note 3 – Pro Forma Earnings Per Share

Pro forma earnings per share is determined by dividing the pro forma net income attributable to holders of Class A Shares by the number of Class A Shares expected to be outstanding following this offering. All Class A Shares were assumed to have been outstanding since January 1, 2012.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” and the “Special Note Regarding Forward-Looking Statements” sections of this offering memorandum for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading direct response marketer that provides liquidity to our customers by purchasing structured settlement, annuity and lottery payment streams and interests in the proceeds of legal claims in the United States. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. We securitize or sell the payment streams that we purchase in transactions that are structured to generate cash proceeds to us that exceed the purchase price we paid for those payment streams. We have developed our market leading position as a purchaser of structured settlement payments through our highly recognizable brands and multi-channel direct response marketing platform. Our brand recognition and highly scalable platform should enable our continuing expansion into the purchase of additional assets, including annuities, lotteries and pre-settlement funding.

Structured settlements are financial tools used by insurance companies to settle claims on behalf of their customers. They are contractual arrangements under which an insurance company agrees to make periodic payments to an individual as compensation for a claim typically arising out of a personal injury. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased had an investment rating of “A3” or better by Moody’s. The structured settlement payments we purchase have long average lives of more than ten years and cannot be prepaid.

We serve the liquidity needs of structured settlement payment holders by providing our customers with cash in exchange for a certain number of fixed scheduled future payments. Customers desire liquidity for a variety of reasons, including debt reduction, housing, business opportunities, education and healthcare costs. Since 1995, we have purchased over $9.1 billion of structured settlement payment streams and have completed 36 asset-backed securitizations totaling over $4.8 billion in issuance.

For each of the historical periods presented herein, revenues by our major products are described below.

•	Revenue generated from the purchase of structured settlement payments was $416 million and $248 million for the years ended December 31, 2012 and 2011, and $222 million and $207 million for the six months ended June 30, 2013 and 2012, respectively.

•	Revenue generated from the purchase of annuity payments was $10 million and $6 million for the years ended December 31, 2012 and 2011, and $6 million and $5 million for the six months ended June 30, 2013 and 2012, respectively.

•	Revenue (loss) generated from the purchase of lottery receivables was $27 million and ($8 million) for the years ended December 31, 2012 and 2011, and $15 million and $14 million for the six months ended June 30, 2013 and 2012, respectively.

•	Revenue from our pre-settlement funding business was $14 million and $7 million for the years ended December 31, 2012 and 2011, and $7 million and $7 million for the six months ended June 30, 2013 and 2012, respectively.

Our highly recognizable brands generate significant volumes of inbound inquiries to our purchasing group. Brand awareness is critical to our marketing efforts, as there are no readily available lists of holders of structured settlements or annuities or potential pre-settlement customers. We have made significant investments in direct response marketing to establish our brand names and product awareness through multiple media outlets. According to Kantar Media, since 2008, each of JG Wentworth and Peachtree has spent on television advertising approximately five-times the amount spent by the nearest industry competitor and together have spent over 80% of the total amount

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spent by all of the major participants in the industry. As a result of our substantial marketing investment as compared to our competitors, we believe that our core brands, JG Wentworth and Peachtree, are the #1 and/or #2 most recognized brands in their product categories. In addition, since 1995, we have been building proprietary databases of current and prospective customers. Our significant marketing efforts have helped to establish our customer databases, which include more than 121,000 current and prospective structured settlement customers with approximately $31 billion of unpurchased structured settlement payment streams, as of July 31, 2013. Since July 31, 2013, we have continued to add to our customer databases and to purchase structured settlement payment streams from our customers and, therefore, the amount of unpurchased structured settlement payment streams in our databases may now be greater or smaller. Historically, the average structured settlement payments customer has completed approximately two transactions with us and, as a result, we believe our databases provide us with a strong pipeline of predictable purchasing opportunities with low incremental acquisition cost.

We act as an intermediary that identifies, underwrites and purchases individual payment streams from our customers, aggregates the payment streams and then finances them in the institutional market at financing rates that are below our cost to purchase the payment streams. We purchase future payment streams from our customers for a single up-front cash payment. Such payment is based upon a discount rate that is negotiated with each of our customers. We fund our purchases of payment streams with low cost short and long-term non-recourse financing. We initially fund our purchase of structured settlement payments and annuities through committed warehouse lines. Our guaranteed structured settlement and annuity warehouse facilities totaled $600 million at July 31, 2013. We intend to undertake a sale or securitization of these assets approximately three times per year, subject to our discretion, in transactions that generate excess cash proceeds over the purchase price we paid for those assets and the amount of warehouse financing used to fund that purchase price. We finance the purchase of other payment steams using a combination of other committed financing sources and our operating cash flow.

Because our purchase and financing of periodic payment streams is undertaken on a positive cash flow basis with minimal retained risk, we view our ability to purchase payment streams as key to our business model. Another key feature of our business model is our ability to aggregate payment streams from many individuals and from a well-diversified base of payment counterparties. We continuously monitor the efficiency of marketing expenses and the hiring and training of personnel engaged in the purchasing process.

We use Adjusted Net Income (a non-GAAP financial measure) as a measure of our results from operations, which we define as our net income under U.S. GAAP before certain non-cash compensation expenses, certain other expenses, provision for or benefit from income taxes and the amounts related to the consolidation of the securitization and permanent financing trusts we use to finance our business. We use Adjusted Net Income to measure our overall performance because we believe it represents the best measure of our operating performance, as the operations of the variable interest entities and other excluded items do not impact business performance. You should not consider Adjusted Net Income in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, our presentation of Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

While we anticipate advertising spend for the full year 2013 to be flat with 2012, in future periods we may increase our advertising expenditures and other operating costs to sustain the growth of our core structured settlement payments business and our initiatives in annuities, lotteries and pre-settlement products. We expect to achieve moderate operating efficiencies in structured settlement products that will be offset by our investment spending in other products resulting in a stable overall ratio of expenditures to revenue. We do not anticipate any significant capital expenditures in the foreseeable future. We do not anticipate any significant changes in the competitive environment in the foreseeable future.

This section discusses the financial condition and result of operations of J.G. Wentworth, LLC, the audited operating company of JGWPT Holdings, LLC, and its subsidiaries. As a result, the terms “we,” us” and “our” in this section refers to J.G. Wentworth, LLC and its subsidiaries. The financial statements of JGWPT Holdings Inc. are not discussed in this section as it is a newly incorporated entity, had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

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Results of Operations

Comparison of Consolidated Results for the Years Ended December 31, 2012 and 2011

Our results of operations for the year ended December 31, 2011 include the results of operations from our July 2011 merger with Orchard Acquisition Company, LLC and its subsidiaries, which we refer to as the Peachtree Merger, from July 12, 2011, which was the date of consummation of the merger. Our results of operations for the year ended December 31, 2012 include the results of operations from the Peachtree Merger for the full period.

Revenues

Revenues increased by $214.1 million, or 84.5%, to $467.4 million for the year ended December 31, 2012 from $253.3 million for the year ended December 31, 2011, due primarily to the Peachtree Merger and a lower interest rate environment. The average interest rate of our securitizations was 5.12% for the year ended December 31, 2011, versus 4.45% for the year ended December 31, 2012. Unrealized gains on finance receivables, long-term debt, and derivatives was $270.8 million for the year ended December 31, 2012, an increase of $143.8 million, or 113.2%, from $127.0 million for the year ended December 31, 2011 due to the Peachtree Merger (approximately 56%), as well as funding volume increases (approximately 5%) and a lower interest rate environment (approximately 39%) which increased the net carrying value of our VIE and other finance receivables at fair market value and long-term debt at fair market value. Interest income increased $35.1 million, or 24.6%, to $177.7 million for the year ended December 31, 2012, from $142.7 million for the year ended December 31, 2011, mainly as a result of increased accretion income on securitized assets from the Peachtree Merger as well as additional interest accretion from 2012 payment stream purchases. Servicing, broker, and other fees revenue increased 25.3% to $9.3 million for the year ended December 31, 2012, from $7.4 million for the year ended December 31, 2011, resulting mainly from the Peachtree Merger. Realized and unrealized gains on marketable securities, net, increased $25.7 million from a loss of $13.0 million for the year ended December 31, 2011, to a gain of $12.7 million for the year ended December 31, 2012. This increase was offset by a corresponding increase in installment obligations expense, net. These amounts relate to the marketable securities and installment obligations payable items on our consolidated balance sheet. The marketable securities are owned by us, but are held to fully offset our installment obligation liability and therefore increases or decreases in marketable securities will have no impact on our net income.

Operating Expenses

Total expenses for the year ended December 31, 2012 were $348.2 million, an increase of $91.3 million, or 35.5%, from $256.9 million for the year ended December 31, 2011, due primarily to the Peachtree Merger, partially offset by decreases from synergies realized through the Peachtree Merger, such as reductions in compensation and general and administrative expense. Advertising expenses, including direct mail, television, internet, radio, and other related expenses, increased 29.3% to $73.3 million for the year ended December 31, 2012, from $56.7 million for the year ended December 31, 2011, as a result of the Peachtree Merger as well as continued investment to increase awareness of our core product offerings. Interest expense, which includes interest on our securitization debt, warehouse facilities, and credit facility, increased 29.0% to $158.6 million for the year ended December 31, 2012, from $123.0 million for the year ended December 31, 2011. This increase was driven by the additional securitizations and term loan debt acquired in the Peachtree Merger and an increase in our warehouse facility capacity during 2012, offset in part by decreases in rates on the securitizations completed during 2012. Compensation and benefits increased 25.8% to $43.6 million for the year ended December 31, 2012, compared to $34.6 million for the year ended December 31, 2011, driven by increased costs related to retained employees from the Peachtree Merger, as well as an increase in costs to accommodate our growth and transaction volumes. General and administrative costs increased $2.0 million, or 15.2%, to $14.9 million for the year ended December 31, 2012, from $12.9 million for the year ended December 31, 2011, and professional and consulting costs increased $1.3 million, or 8.8%, to $15.9 million for the year ended December 31, 2012, from $14.6 million for the year ended December 31, 2011, due primarily to the impact of a full year of the Peachtree Merger. Installment obligations expense, net, increased $27.1 million to $17.3 million for the year ended December 31, 2012, from a gain of $9.8 million for the year ended December 31, 2011, offsetting the increase in realized and unrealized gains on marketable securities, net, which is included in revenues.

Income (loss) before taxes

Income before taxes for the year ended December 31, 2012 was $119.2 million, compared to a loss of ($3.6) million for the year ended December 31, 2011. This includes the benefit of a lower interest rate environment and a full year of results of operations from the Peachtree Merger, as compared to the period from July 12, 2011 (the date of the consummation of the Peachtree Merger) to December 31, 2011.

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Income Taxes

We and the majority of our subsidiaries operate in the U.S. as non-income tax paying entities, and are treated as pass-through entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of our wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state income tax. As non-income tax paying entities, the majority of our net income or loss is included in the individual or corporate returns of JGWPT Holdings, LLC’s members. The current and deferred taxes relate only to our income tax-paying corporate entities.

Net income (loss) attributable to J.G. Wentworth, LLC

Net income attributable to J.G. Wentworth, LLC for the year ended December 31, 2012 was $116.7 million, an increase of $120.7 million from a loss of $3.9 million for the year ended December 31, 2011. The primary drivers were due to a lower interest rate environment impacting the value of our finance receivables as well as the results from the Peachtree Merger. See explanation under “Income (loss) before taxes” above.

Comparison of Consolidated Results for the Six Months Ended June 30, 2013 and 2012

Revenues

Revenues for the six months ended June 30, 2013 were $249.9 million, an increase of $16.7 million, or 7.2%, from $233.1 million for the six months ended June 30, 2012. The increase in revenues is primarily attributable to funding volume increases, in addition to a more favorable interest rate environment for the majority of the six month period. Interest income for the six months ended June 30, 2013 was $80.6 million, a decrease of $8.8 million, or 9.8%, from $89.3 million for the six months ended June 31, 2012, due to lower interest rates. Unrealized gains on finance receivables, long-term debt, and derivatives was $163.8 million, an increase of $32.9 million from $130.9 million for the six months ended June 30, 2012, due to a lower interest rate environment, which impacts the carrying value of our finance receivables. Realized and unrealized gain on marketable securities, net, was $5.0 million for the six months ended June 30, 2013, a decrease of $2.0 million from $7.0 million for the six months ended June 30, 2012. This decrease was offset by a corresponding decrease in installment obligations expense, net. These amounts relate to the marketable securities and installment obligations payable items on our consolidated balance sheet. The marketable securities are owned by us, but are held to fully offset our installment obligations liability, and therefore increases or decreases in marketable securities will have no impact on our net income.

Operating Expenses

Total expenses for the six months ended June 30, 2013 were $180.6 million, an increase of $7.1 million, or 4.1%, from $173.6 million for the six months ended June 30, 2012. Advertising, which consists of our marketing costs including direct mail, television, internet, radio, and other related expenses, decreased 10.5% to $33.8 million for the six months ended June 30, 2013, from $37.8 million for the six months ended June 30, 2012, primarily due to the timing of our advertising initiatives. Interest expense, which includes interest on our securitization debt, warehouse facilities and credit facility, increased 8.1% to $86.0 million for the six months ended June 30, 2013, from $79.6 million for the six months ended June 30, 2012, due primarily to the larger principal balance on our term loan. Compensation and benefits increased 6.2% to $23.4 million for the six months ended June 30, 2013, compared to $22.0 million for the six months ended June 30, 2012, due to employee severance cost associated with the downsizing of the Boynton Beach office. General and administrative costs increased $2.9 million to $10.4 million for the six months ended June 30, 2013, from $7.5 million for the six months ended June 30, 2012, and professional and consulting costs increased $1.5 million to $9.1 million for the six months ended June 30, 2013, from $7.6 million for the six months ended June 30, 2012, due to overall growth in our business, outside legal fees, and costs associated with the expansion of our office space, such as rent expense. Installment obligations expense, net decreased $2.1 million to $6.5 million for the six months ended June 30, 2013, from $8.6 million for the six months ended June 30, 2012, offsetting the increase in realized and unrealized gains on marketable securities, net, which is included in revenues.

Restructure Expense

In April 2013, we announced our intention to restructure our Boynton Beach office. In connection with the announcement, we recorded a restructure charge of $3.2 million for, primarily, severance and related expense. The $3.2 million charge for the six months ended June 30, 2013 was recorded in the following statement of operations

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line items: compensation and benefits, $2.8 million and general and administrative, $0.4 million. The associated workforce reductions were substantially completed during the three-months ended June 30, 2013 and the remaining actions are expected to be completed by December 31, 2013.

Income before taxes

For the six months ended June 30, 2013, we had income before taxes of $69.2 million, an increase of 16.2%, or $9.7 million, from $59.6 million for the six months ended June 30, 2012, primarily due to increased revenue from funding volume increases and a more favorable interest rate environment, partially offset by higher expenses.

Income Taxes

We and the majority of our subsidiaries operate in the U.S. as non-income tax paying entities, and are treated as pass-through entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of our wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state income tax. As non-income tax paying entities, the majority of our net income or loss is included in the individual or corporate returns of JGWPT Holdings, LLC’s members. The current and deferred taxes relates only to our income tax-paying corporate entities.

Net income attributable to J.G. Wentworth, LLC

Net income attributable to J.G. Wentworth, LLC for the six months ended June 30, 2013 was $68.1 million, an increase of $11.2 million, or 19.6%, from $56.9 million for the six months ended June 30, 2012, due to the reasons noted above.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments (excluding interest rate swaps which are discussed in “Derivatives and Other Hedging Instruments”) as of December 31, 2012, and the future periods in which such obligations are expected to be settled in cash. The table also reflects the timing of principal and interest payments on outstanding debt based on scheduled and/or expected repayment dates and the interest rates in effect as of December 31, 2012. Additional details regarding these obligations are provided in the notes to the consolidated financial statements as referenced in the table:

	Total	2013	2014	2015	2016	2017	Thereafter
	(dollars in thousands)
Operating leases	$14,629	$2,224	$1,582	$1,545	$1,422	$1,292	$6,564
Capital leases(a)	745	745	—	—	—	—	—
Revolving credit facilities & other similar borrowings(a)	27,380	17,679	—	5,530	4,171	—	—
Related interest & fees	11,998	5,329	4,424	2,090	156	—	—
Long-term debt(a)	172,929	13,095	14,576	15,107	17,192	12,443	100,516
Related interest	71,260	10,072	9,282	8,708	7,547	6,588	29,062
Long-term debt issued by securitization and permanent financing trusts(a)	3,013,339	239,484	258,277	248,059	223,790	214,166	1,829,563
Related interest & fees	1,290,380	134,746	125,593	115,974	107,418	98,803	707,846
Term loan(a),(b)	142,441	142,441	—	—	—	—	—
Related interest & fees	10,304	10,304	—	—	—	—	—
Installment obligation payable(a)	131,114	15,514	15,158	14,702	16,152	11,805	57,783
	$4,886,519	$591,633	$428,892	$411,715	$377,849	$345,097	$2,731,334

(a)	Included in the Consolidated Financial Statements.
(b)	In February 2013, the term loan payable assumed in connection with the Peachtree Merger was refinanced with a new senior secured credit facility consisting of a $425 million term loan and a $20 million revolving commitment maturing in February 2019 and August 2017, respectively. In May 2013, the senior secured credit facility was amended to provide for an additional term loan of $150 million on the same terms as the existing term loan. Total outstanding borrowings under the new senior credit facility were $575 million as of June 30, 2013.

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Liquidity and Capital Resources

Cash flows from operating activities.

Cash used in operating activities was $225.7 million for the year ended December 31, 2012, a decrease of $71.0 million from the $296.8 million of cash used in operating activities for the year ended December 31, 2011. The decrease in cash used in operating activities was driven primarily by a $122.7 million increase in net income due to a favorable interest rate environment and the Peachtree Merger, a $137.6 million increase in collections of finance receivables due to increasing portfolio balances and a $106.0 million increase in the change in restricted cash and investments driven by the timing of securitization financing. These factors were partially offset by a $143.8 million net increase in cash used in operating activities resulting from changes in unrealized gains/losses on finance receivables, long-term debt, and derivatives, an $87.7 million increase in purchases of finance receivables and a $64.8 million increase related to the accretion of interest income and interest expense.

Net cash used in operating activities was $163.3 million for the six months ended June 30, 2013, an increase of $85.6 million from the $77.8 million of cash used in operating activities for the six months ended June 30, 2012. The increase in cash used in operating activities was primarily driven by a $32.9 million increase related to the net change in unrealized gains/losses on finance receivables, long-term debt and derivatives, a $29.0 million increase in purchases of finance receivables and a $47.8 million reduction in the change in restricted cash and investments due to the timing of our securitization in 2013. These amounts were partially offset by an $11.0 million increase in collections of finance receivables and the $8.4 million increase in net income which was driven by a favorable interest rate environment.

Cash flows from investing activities.

Cash used in investing activities for the year ended December 31, 2012 was $4.3 million as compared to cash provided by investing activities of $15.5 million for the year ended December 31, 2011. The primary drivers for the difference between the periods was the $11.6 million in cash acquired from the Peachtree Merger in July 2011 and the $5.0 million note receivable from an affiliate executed in 2012.

Net cash provided by investing activities for the six months ended June 30, 2013 was $5.4 million as compared to $1.1 million for the six months ended June 30, 2012. The $4.3 million increase in net cash provided by investing activities was driven by the repayment of a note receivable from an affiliate during the six months ended June 30, 2013.

Cash flows from financing activities.

Cash provided by financing activities for the year ended December 31, 2012 was $263.0 million, a decrease of $30.4 million from the $293.4 million in cash provided by financing activities for the year ended December 31, 2011. The decrease was primarily driven by an $84.2 million increase in net repayments on our revolving credit facility due to increased purchases of finance receivables, a $24.5 million increase in repayments under our term loan due to strong cash conversion, and a $17.4 million increase in distributions to noncontrolling interest investors. These amounts were partially offset by a $95.1 million increase in long-term debt resulting from favorable interest rates and increased purchase volume.

Cash provided by financing activities for the six months ended June 30, 2013 was $84.9 million, which represented an increase of $8.6 million from the cash provided by financing activities for the six months ended June 30, 2012 of $76.3 million. The increase was primarily driven by the new credit facility that was executed during the six months ended June 30, 2013 and which generated proceeds of $557.2 million. In connection with the new facility $459.6 million of members’ distribution and an increase of $133.8 million in repayments under our term loan were made during the six months ended June 30, 2013. Additional drivers of the increase in cash provided by financing activities was a $27.0 million increase in proceeds from our revolving credit facility and $27.4 million decrease in net repayments under our revolving credit facility.

Funding Sources

We utilize a number of different funding sources to finance our different business lines. These sources are targeted to allow us to maximize our cash proceeds from the different assets that we purchase.

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Structured Settlements and Annuities

We finance our guaranteed structured settlement and annuity payment stream purchases through three separate warehouse facilities with $600 million of aggregate capacity: (i) a $300 million syndicated warehouse facility with two leading financial institutions with a revolving period that ends in July 2016; (ii) a $200 million warehouse facility with a leading financial institution with a revolving period that ends in October 2015; and (iii) a $100 million warehouse facility with a two-year evergreen feature, that requires the lender to give us 24 months’ notice prior to terminating the facility’s revolving line of credit. Subsequent to the expiration or termination of their respective revolving line of credit, each of our warehouse facilities has an amortization period of eighteen months before the final maturity, allowing us time to exit or refinance the warehouse facility after the revolving period has ended.

Our warehouse facilities are structured with advance rates that range from 92.5% to 95.5% and discount rates that range from 7.50% to 9.2%. The discount rate is either fixed over the term of the facility or is based on a fixed spread over a floating swap rate, which we then fix through interest rate swaps at the time of the borrowing. The discount rate is used to discount the payment streams we have purchased, and these discounted payment streams are then multiplied by the advance rate to determine the amount of funds that are available to us under the warehouse facilities. Our purchases of structured settlement and annuity payment streams are at higher discount rates than the discount rates applied to those payment streams under the warehouse facilities. As a result, the funds available to be drawn under our warehouse facilities exceed the purchase price for the payment streams we purchase. This excess cash is used to support our business and cover a portion of our operating expenses.

We undertake non-recourse term securitizations once we have aggregated in our warehouse facilities a sufficient aggregate value of structured settlement and annuity payment streams to undertake a securitization. At the close of each such securitization, the outstanding amount under each of the warehouse facilities is repaid. The net proceeds we receive from securitizations is typically in excess of the amount of funds required to repay the warehouse facilities, resulting in a positive cash flow at the time of securitization. We completed three securitizations in 2012 and we intend, subject to market conditions, management discretion and other relevant factors, to continue to undertake approximately three securitizations per year in the future. The counterparties to the structured settlement and annuity payment streams we purchase have mostly investment grade credit ratings. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased were rated “A3” or better by Moody’s. This reduced credit risk, together with the long weighted average life and low pre-payment risk, results in a desirable asset class that can be securitized and sold in the asset-backed security market. Since 1997, our securitization entities have undertaken over $4.8 billion in total issuance volume, representing $7.7 billion of payment streams over 36 securitizations.

Life Contingent Structured Settlements and Life Contingent Annuities

We finance our purchases of life contingent structured settlement and life contingent annuity payment streams through a committed permanent financing facility with a capacity of $50 million. This facility allows us to purchase life contingent structured settlement and life contingent annuity payment streams without assuming any mortality risk. This facility is structured as a permanent facility, whereby the life contingent structured settlement and life contingent annuity payment streams we purchase are financed for their entire life and remain within the facility until maturity. The payment streams purchased are funded at a fixed advance rate of 94%, while the discount rate used to value the payment streams is variable, depending on the characteristics of the payment streams. The life contingent structured settlement and life contingent annuity payment streams that we purchase are discounted at a higher rate than the discount rates applied to those payment streams under the committed permanent financing facility, with the result that the funds available to be drawn under the facility exceed the purchase price for the payment streams we purchase. This positive cash flow is used to support our business and cover a portion of our operating expenses.

Lotteries

Historically, we have funded the purchase of lottery payment streams through non-recourse financing as well as a diversified institutional funding base of more than five institutional investors who purchase lottery payment streams directly from us. These investors are either insurance companies or asset managers. Lottery payment streams are purchased by the investors and the transactions are structured as an asset sale to the investor. We earn the difference between the discount rate at which we purchase the lottery payment stream from the lottery prizewinner and the discount rate at which we sell the lottery payment stream to the investor.

Recently, we have also been purchasing lottery payment streams utilizing our own balance sheet and aggregating a pool of such payment streams that we subsequently securitize together with structured settlement and annuity

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payment streams. Lottery payment streams were included in our first two securitizations of 2013 and we intend to continue to securitize lottery payment streams in the future. We believe that our ability to securitize lottery payment streams has the potential to assist us to achieve an industry-leading cost of capital and to drive our future growth in this asset class.

Pre-Settlement Funding

We finance our pre-settlement funding through a revolving credit facility with a leading financial institution. The facility has $40 million of capacity and is structured with an 18 month revolving period and a subsequent 24 month amortization period. The advance rate applicable to pre-settlement funding financed through the facility is 82%. Due to the shorter duration of pre-settlement funding, we do not require a facility with as large a capacity as for the other asset types above, as the advances revolve more frequently. Positive cash flow is typically generated from the difference between the amount of proceeds we receive on settlement and the amount of the advance to the plaintiff.

As a result of the positive cash flow generated by our structured settlement and annuity warehouse facilities and securitization program, our life contingent structured settlement and life contingent annuity permanent financing facility, our sale or securitization of lottery payment streams and our pre-settlement funding, we currently do not require additional external capital resources to operate our business.

Term Loan

We have a widely syndicated $575 million senior secured term loan, held by our wholly-owned subsidiary Orchard Acquisition Company LLC, that matures in February 2019 and a $20 million revolving commitment that matures in August 2017. The interest rate payable by us on the senior secured term loan is LIBOR plus 750 basis points with a LIBOR floor of 1.50%. We have the option at each interest reset date to elect that the senior secured term loan be either a eurodollar loan or a base rate loan. If a eurodollar loan, interest accrues at either LIBOR or 1.5% (whichever is greater) plus a spread of 7.5%. If a base rate loan, interest accrues at prime or 2.5% (whichever is greater) plus a spread of 6.5%. The revolving commitment has the same interest rate terms as the senior secured term loan. The senior secured term loan is structured with a 1.0% amortization per annum. We may seek to opportunistically refinance our term loan from time to time and are currently engaged in discussions regarding a potential refinancing.

Residual Financing

We have a $70 million term loan residual financing facility with a leading financial institution. This facility is secured by 22 of our securitization residuals and is structured with a $56 million A1 Note due in September 2018 and a $14 million A2 Note due in September 2019. Both notes have interest rates of 8% with a step-up to 9% starting in September 2014. Starting September 2014 the A1 Note will have a minimum annual note pay down of $5.5 million and the A2 Note will have a minimum annual note pay down of $2 million.

Securitization Debt

Effective January 1, 2010, upon consolidation of our securitization-related special purpose entities, we elected fair value treatment under ASC 825 to measure the securitization issuer debt and related finance receivables. We have determined that measurement of the securitization debt issued by SPEs at fair value better correlates with the value of the finance receivables held by SPEs, which are held to provide the cash flow for the note obligations. Debt issued by SPEs is non-recourse to other subsidiaries. Certain of our subsidiaries continue to receive fees for servicing the securitized assets which are eliminated in consolidation. In addition, the risk to our non-SPE subsidiaries from SPE losses is limited to cash reserve and residual interest amounts.

Other Financing

We maintain other permanent financing arrangements that have been used in the past for longer term funding purposes. Each of these arrangements has assets pledged as collateral, the cash flows from which are used to satisfy the loan obligations. These other financing arrangements are more fully described in the J.G. Wentworth, LLC consolidated financial statements in this prospectus.

Short-Term Liquidity Needs

Our liquidity needs over the next 12 months are provided through the excess cash generated by our structured settlement and annuity payment stream warehouse facilities, life contingent structured settlement and annuity permanent financing facilities as well as our lottery sale program. Our securitization program for structured settlements, annuities and lottery payment streams also provides for both a replenishment of our warehouse capacity as well as excess cash to operate the business and make interest payments.

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Long-Term Liquidity Needs

Our most significant needs for liquidity beyond the next 12 months is the repayment of the principal amount of our outstanding senior secured term loan as well as the repayment of our residual financing facility. We will use the net proceeds of the offering to repay a portion of our senior secured term loan, and we expect to meet our remaining long-term liquidity needs through excess cash flow generated through our securitization program.

As a consequence of the initial sales and any future exchanges of JGWPT Common Interests for our Class A Shares or Class C Shares, we will increase our tax basis of intangible assets. This increase in tax basis allows us the ability to reduce the amount of future tax payments to the extent that we have future taxable income. We are obligated, pursuant to our tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests as of immediately prior to this offering, to pay to such Common Interestholders, 85% of the amount of tax we save for each tax period as a result of the tax benefits generated from any subsequent exchange of JGWPT Common Interests for our Class A Shares or Class C Shares. We expect to fund these long-term requirements with tax distributions received from JGWPT Holdings, LLC and, if necessary, loans from JGWPT Holdings, LLC.

We plan to assess our financing alternatives periodically and may attempt to access the capital markets.

Recently Issued Accounting Statements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which we refer to as ASU No. 2011-05. This ASU will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The ASU does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for annual periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. ASU No. 2011-05 is effective for nonpublic entities for the fiscal years ending after December 15, 2012, and the interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. Since these amended principles require only additional disclosures concerning presentation of comprehensive income, when adopted they did not affect our consolidated statements of financial condition, results of operations or cash flows.

Intangibles – Goodwill and Other (Topic 350). In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment, which we refer to as ASU No. 2011-08. ASU No. 2011-08 is intended to simplify goodwill impairment testing by allowing companies the option to perform a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. Under the amended rule, a company making the election will not be required to calculate the fair value of a business that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not that the fair value of that business is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current US GAAP must be completed; otherwise, goodwill is deemed to be not impaired and no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The new standard is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We early adopted this ASU in 2011.

Similarly, in July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which we refer to as ASU No. 2012-02”). The amendments in this update are intended to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. The amendments are effective for annual impairment tests performed for

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fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual impairment tests performed as of a date before July 27, 2012, if an entity’s financial statements for the most recent annual period have not yet been made available for issuance. We early adopted this ASU in 2012.

Fair Value Measurement (Topic 820). In May 2011, the FASB issued Accounting Standards Update No. 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS, which we refer to as ASU No. 2011-04. ASU No. 2011-04 amends current guidance to result in common fair value measurement and disclosures between US GAAP and International Financial Reporting Standards, or IFRS. The amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between US GAAP and IFRS.

The amendments also require additional disclosure of quantitative information about the significant unobservable inputs used for all Level 3 measurements. The amendments in ASU No. 2011-04 are effective for annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 did not have a material impact on our consolidated statements of financial condition, results of operations or cash flows.

Balance Sheet (Topic 210). In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, which we refer to as ASU No. 2011-11.  The ASU requires disclosures that affect all entities with financial instruments and derivatives that are either offset on the balance sheet in accordance with ASC 210-20-45 or ASC 815-10-45, or subject to a master netting arrangement, irrespective of whether they are offset on the balance sheet.  ASU No. 2011-11 is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods.  Entities should provide the disclosures required by ASU No. 2011-11 retrospectively for all comparative periods presented.  The adoption of ASU No. 2011-11 did not impact our consolidated statements of financial condition, results of operations or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires, unless certain conditions exists, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is permitted. We do not anticipate the adoption of this amendment will have a material impact on our financial statements.

Reclassifications

Certain items in the 2011 consolidated financial statements have been reclassified to conform to the 2012 presentation.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential for loss or diminished financial performance arising from adverse changes in market forces, including interest rates and market prices. Market risk sensitivity is the degree to which a financial instrument, or a company that owns financial instruments, is exposed to market forces. Fluctuations in interest rates, changes in economic conditions, shifts in customer behavior and other factors can affect our financial performance. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance cannot be completely insulated from these forces.

We are exposed to interest rate risk on all assets and liabilities held at fair value with all gains and losses recorded in our statement of operations.

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At June 30, 2013, the sensitivity of our exposed assets and liabilities to a hypothetical change in interest rates of 1% are as follows:

	Balance as of June 30, 2013	Impact as of June 30, 2013 of a 1% increase in interest rates	Impact as of June 30, 2013 of a 1% decrease in interest rates
	(in thousands)
Securitized receivables, at fair market value	$3,409,024	$(199,307)	$221,735
Company retained interests in finance receivables at fair market value	240,255	(35,349)	44,946
Unsecuritized finance receivables, at fair market value	110,457	(9,125)	10,735

VIE and other finance receivables, at fair market value	3,759,736	(243,781)	277,416

VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,278,477	163,387	(185,225)
VIE derivative liabilities, at fair market value	85,439	32,106	(32,068)

Net impact	NA	$(48,287)	$60,123

These sensitivities are hypothetical and should be used with caution. The impact of rate changes on securitized receivables is largely offset by the corresponding impact on securitization debt leaving the majority of the net change attributed to our retained interests.

In addition to the impact to our balance sheet from changes in interest rates, as described above, the level of interest rates and our resulting financing costs are a key determinant in the amount of income that we generate from our inventory of structured settlement, annuity and lottery payment streams. If interest rates change between the time that we price a transaction with a customer and when it is ultimately securitized, our profitability on the transaction is impacted. For example, if the cost of our financing were to have increased by 1% for all of the payment streams we purchased in the second quarter of 2013, and we were unable to mitigate the impact of this increase by hedging with interest rate swaps or other means, our income for that quarter would have been reduced by approximately $12 million. If instead this increase of 1% in financing costs were to have only affected our June payment stream purchases our income for the second quarter of 2013 would have been reduced by approximately $4.0 million.

Derivatives and Other Hedging Instruments

We have interest-rate swaps to manage our exposure to changes in interest rates related to borrowings on our revolving credit facilities. As of June 30, 2013, we held interest rate swaps related to our JGW IV and JGW V revolving credit facilities with a total notational value of $35.2 million. We pay fixed rates ranging from 1.67% to 2.98% and receive floating rates equal to 1-month LIBOR rate. As of June 30, 2013, the term of these interest rate swaps ranged from approximately 10 years to approximately 17 years. Hedge accounting has not been applied to these interest rate swaps.

In conjunction with our securitizations, we terminated $4.8 million and $4.0 million in interest rate swap notional balances in March and June 2011, respectively. In September 2011, we terminated $12.2 million in notional balances in conjunction with our pay-down of our residual term debt facility. In March, July and November 2012, we terminated $64.3 million, $32.0 million and $83.4 million of notional balances, respectively. In March 2013, we terminated $55.4 million in interest rate swap notional balances.

The total cost (gain) of the termination of the these interest rate swaps for the years ended December 31, 2011 and 2012 and for the six months ended June 30, 2012 and 2013 is $4.7 million, $2.3 million, ($0.4 million), and $0.2 million, respectively, and is recorded in loss on swap termination, net in our consolidated statements of operations. The unrealized gain (loss) for interest rate swaps related to borrowings on our revolving credit facility for the years ended December 31, 2011 and 2012 and for the six months ended June 30, 2012 and 2013 was $3.5 million, $0, ($0.4 million), and $0.5 million, respectively, and is recorded in unrealized gains on finance receivables, long-term debt and derivatives in our consolidated statements of operations.

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We also have interest-rate swaps to manage our exposure to changes in interest rates related to our borrowings on certain long-term debt issued by securitization and permanent financing trusts. At December 31, 2012 and June 30, 2013, we had eight outstanding swaps with total notional amounts of approximately $338.1 million and $313.3 million, respectively. We pay fixed rates ranging from 4.50% to 5.77% and receive floating rates equal to 1-month LIBOR rate plus applicable margin.

These interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At June 30, 2013, the term of these interest rate swaps range from approximately nine years to approximately 23 years. Hedge accounting has not been applied to these interest rate swaps. For the year ended December 31, 2011, the amount of unrealized loss recognized was $22.6 million. For the year ended December 31, 2012, the amount of unrealized gain recognized was $7.8 million. For the six-months ended June 30, 2012 and 2013, the amount of unrealized gain recognized was $1.2 million and $16.5 million, respectively.

Additionally, we have interest-rate swaps to manage our exposure to changes in interest rates related to our borrowings under PSS and PLMT (Note 15 to the consolidated financial statements). At December 31, 2012 and June 30, 2013, we had 166 outstanding swaps with total notional amount of approximately $266.9 million and $259.0 million, respectively. We pay fixed rates ranging from 4.30% to 8.70% and receive floating rates equal to rate 1-month LIBOR rate plus applicable margin.

The PSS and PLMT interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At June 30, 2013, the term of the interest rate swaps for PSS and PLMT are approximately one month and approximately 21 years, respectively. Hedge accounting has not been applied to these interest rate swaps. For the year ended December 31, 2011, the amount of unrealized loss recognized in income was $23.0 million. For the year ended December 31, 2012, the amount of unrealized gain recognized in income was $1.1 million. For the six-months ended June 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($1.6 million) and $19.2 million, respectively.

During the year ended December 31, 2011, we also held interest rate swaps related to borrowings on our $250.0 million warehouse credit facility. These interest rate swaps were not designated as hedging instruments. On June 8, 2011 and December 5, 2011 we terminated swaps with notional balances of $128.3 million and $123.6 million, respectively. We paid $5.4 million and $1.7 million, respectively, to terminate the swaps and these amounts are reflected in loss on swap termination, net in our consolidated statements of operations.

The notional amounts and fair values of our interest rate swaps as of December 31, 2012 and June 30, 2013 are as follows:

Entity	Securitization	Notional at December 31, 2012	Fair Market Value December 31, 2012	Notional at June 30, 2013 (unaudited)	Fair Market Value June 30, 2013 (unaudited)
321 Henderson I	2004-A A-1	$50,858	$(6,492)	$45,383	$(4,590)
321 Henderson I	2005-1 A-1	86,766	(14,362)	80,337	(10,408)
321 Henderson II	2006-1 A-1	26,307	(3,581)	23,843	(2,637)
321 Henderson II	2006-2 A-1	27,560	(5,181)	25,507	(3,853)
321 Henderson II	2006-3 A-1	30,493	(5,001)	28,068	(3,679)
321 Henderson II	2006-4 A-1	27,402	(4,271)	25,624	(3,192)
321 Henderson II	2007-1 A-1	42,670	(9,031)	40,625	(6,493)
321 Henderson II	2007-2 A-1	46,087	(13,072)	43,900	(9,723)
JGW IV, LLC	—	—	—	13,300	252
JGW V, LLC	—	—	—	21,910	262
PSS	—	205,180	(46,407)	199,489	(31,080)
PLMT	—	61,701	(14,100)	59,496	(10,298)
Total		$605,024	$(121,498)	$607,482	$(85,439)

Critical Accounting Policies

Our accounting policies are more fully described in Note 3 to the Annual Consolidated Financial Statements. As disclosed in Note 3, the preparation of financial statements in conformity with generally accepted accounting

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principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures for instruments carried at fair value. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

•	Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Fair value is a market based measure considered from the perspective of a market participant who holds the asset or owes the liabilities rather than an entity specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the assets or liabilities at the measurement date.

We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. We also evaluate various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly.

The above conditions could cause certain assets and liabilities to be reclassified from Level 1 to Level 2/Level 3 or Level 2 to Level 3. The inputs or methodology used for valuing the assets or liabilities are not necessarily an indication of the risk associated with the assets and liabilities.

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2010-6, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements, which we refer to as ASU No. 2010-6. ASU No. 2010- 6 was adopted by us for the year ended December 31, 2011. ASU No. 2010-6 further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances and settlements instead of netting these changes. For the years ended December 31, 2012 and 2011, there were no transfers between levels. The adoption of this ASU did not have a material impact on our consolidated statements of financial condition, results of operations or cash flows.

VIE and Other Finance Receivables, at Fair Market Value

We acquire receivables associated with structured settlement payments from individuals in exchange for cash (purchase price). These receivables are held for sale and are carried at fair value. The fair value of the receivables we hold may be effected by a number of factors, including changes in interest rates and market prices. Changes in the fair value of our assets and liabilities will be recorded as gains and losses in our statement of operations and therefore could have a significant effect on our financial position and results of operations.

We have elected to fair value newly originated structured settlement payments in accordance with ASC 810, “Consolidations.” Additionally, as a result of including lottery winnings finance receivables in our 2013-1 asset

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securitization, we also elected to fair value newly originated lottery winnings effective January 1, 2013. Unearned income is determined as the amount the fair value exceeds the cost basis of the receivables. Unearned income on structured settlement payments is recognized as interest income using the effective interest method over the life of the related structured settlement payments. Changes in fair value are recorded in unrealized gains on finance receivables, long-term debt and derivatives in our consolidated statements of operations.

We, through our subsidiaries, sell finance receivables to Special Purpose Entities, or SPEs, as defined in ASC 860. An SPE issues notes secured by undivided interests in the receivables. Payments due on these notes generally correspond to receipts from the receivables in terms of the timing of payments due. We retain a retained interest in the SPEs and are deemed to have control over these SPEs due to our servicing or subservicing role and therefore consolidate these SPEs.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from us, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (iii) we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, the ability to unilaterally cause the holder to return specific assets or through an agreement that permits the transferee to require the transferor to repurchase the transferred financial assets that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Transfers that do not meet the criteria to be accounted for as sales are accounted for as secured borrowings.

The amendments to ASC 860, Transfers and Servicing, or ASC 860, eliminated the concept of a qualified special purpose entity, changed the requirements for derecognizing financial assets, and required additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets.

VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables carried at amortized cost include primarily pre-settlement funding advances, life contingent structured settlements, and lottery winnings that originated prior to January 1, 2013, which are reported at the amount outstanding, adjusted for deferred fees and costs and allowance for losses. Interest income on fees earned on pre-settlement advances are recognized over their respective terms using the effective interest method based on principal amounts outstanding. Our policy is to discontinue the recognition of interest income on finance receivables not fair valued once it has been determined that collection of future interest or fees are unlikely.

Fees charged upon the origination of finance receivables and certain direct origination costs, including personnel, travel, postage, legal fees and other associated costs, are deferred and the net amount is amortized using the effective interest method over the estimated life of the related receivables.

Allowance for Losses on Receivables

On an ongoing basis we review our ability to collect all amounts owed on finance receivables carried at amortized cost.

We reduce the carrying value of finance receivables by the amount of projected losses. Our determination of the adequacy of the projected losses is based upon an evaluation of the finance receivables collateral, the financial strength of the related insurance company that issued the structured settlement, current economic conditions, historical loss experience, known and inherent risks in the portfolios and other relevant factors. We will charge-off the defaulted payment balances at the time we determine them to be uncollectible.

Since the projected losses are dependent on general and other economic conditions beyond our control, it is reasonably possible that the losses projected could differ materially from the currently reported amount in the near term. When we have determined that a receivable is uncollectible, we suspend the recognition of income on that receivable and recognize a loss equal to the value of the receivable.

Receivables are considered to be impaired when it is probable that we will be unable to collect all payments according to the contractual terms of the underlying agreements.

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Management considers all information available in assessing impairment. Impairment is measured on a receivable-by-receivable basis by either the present value of estimated future cash flows discounted at the effective rate, the observable market price for the receivable or the fair value of the collateral if the receivable is collateral dependent. Large groups of smaller balance homogeneous receivables, such as pre-settlement advances, are collectively evaluated for impairment.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses, which we refer to as ASU No. 2010-20. ASU No. 2010-20 requires a greater level of disaggregated information about the allowance for credit losses and the credit quality of financing receivables. ASU No. 2010-20 is effective for nonpublic entities for reporting periods ending after December 15, 2011. We adopted this ASU in 2011.

The adoption of this ASU did not have a material impact on our consolidated statements of financial condition, results of operations or cash flows.

Intangible Assets

Identifiable intangible assets, which consist primarily of our databases and noncompete agreements, are amortized over their estimated useful lives of 10 and 3 years, respectively. Customer relationships are amortized over useful lives of 3 to 15 years. Domain names are amortized over their estimated useful lives of 10 years. In addition, such identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. Intangible assets deemed to have indefinite useful lives, which in our case includes a trade name, are not amortized and are subject to annual impairment tests. Impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value.

Goodwill

Goodwill results from the excess of the purchase price over the fair value of the net assets of an acquired business. Goodwill has an indefinite useful life and is subject to annual impairment tests whereby impairment is recognized if our estimated fair value is less than our net book value. Such loss is calculated as the difference between the estimated implied fair value of goodwill and its carrying amount.

Derivative Financial Instruments

We hold derivative instruments that are not designated as hedging instruments as defined by ASC Topic 815, “Derivatives and Hedging.” The objective for holding these instruments is to offset variability in forecasted cash flows associated with interest rate fluctuations. Derivatives are recorded at fair value with changes in fair value recorded in unrealized gains on finance receivables, long-term debt and derivatives in our consolidated statements of operations.

Emerging Growth Company Status

Section 107 of the JOBS Act also provides that an “emerging growth company”, such as us, can elect to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

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BUSINESS

Our Company

We are a leading direct response marketer that provides liquidity to our customers by purchasing structured settlement, annuity and lottery payment streams, as well as interests in the proceeds of legal claims, in the United States. We do not make loans or take consumer credit risk as part of our business but instead purchase future payment streams owed to the customer by a high quality institutional counterparty. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased had an investment grade rating of “A3” or better by Moody’s. We act as an intermediary that identifies, underwrites and purchases individual payment streams from our customers, aggregates those payment streams and then finances them in the institutional market at discount rates below our cost to purchase. We believe our scale allows us to operate more efficiently and cost effectively than our competition, generating strong profitability while offering a low-cost source of liquidity for our customers, as compared to alternative sources of liquidity such as personal loans or cash advances on credit cards.

We operate two market leading and highly recognizable brands, JG Wentworth and Peachtree, each of which generates a significant volume of inbound inquiries. Brand awareness is critical to our marketing efforts, as there are no readily available lists of holders of structured settlements, annuities or potential pre-settlement customers. Since 1995, we have invested approximately $585 million in marketing to establish our brand names and increase customer awareness through multiple media outlets. According to Kantar Media, since 2008, each of JG Wentworth and Peachtree has spent approximately five-times the amount spent by the nearest industry competitor on television advertising and together have spent over 80% of the total amount spent by all of the major participants in the industry. As a result of our substantial marketing investment, we believe that our core brands, JG Wentworth and Peachtree, are the #1 and/or #2 most recognized brands in their product categories. In addition, since 1995 we have been building proprietary databases of current and prospective customers, which we continue to grow through our significant marketing efforts and which we consider a key differentiator from our competitors. As of July 31, 2013, our customer databases include more than 121,000 current and prospective structured settlement customers with approximately $31 billion of unpurchased structured settlement payment streams. Since July 31, 2013, we have continued to add to our customer databases and to purchase structured settlement payment streams from our customers and, therefore, the amount of unpurchased structured settlement payment streams in our databases may now be greater or smaller. We also maintain databases of pre-settlement and lotteries customers. The strength of our databases, and the resulting predictable pipeline of opportunities is demonstrated by the level of repeat business we experience with our customers. Of the total structured settlement customers we have served since 1995, the average customer has completed two separate transactions with us. These additional purchasing opportunities come with low incremental acquisition costs.

For the year ended December 31, 2012 and the six months ended June 30, 2013, we had revenue of $467 million and $250 million, respectively, net income of $119 million and $68 million, respectively, and Adjusted Net Income of $76 million and $34 million, respectively. See “Summary—Summary Historical and Consolidated Financial and Other Data” for a reconciliation of Adjusted Net Income to net income.

We currently provide liquidity to our customers through the following products:

•	Structured settlements are contractual agreements to settle a tort claim involving physical injury or illness whereby a claimant is compensated for damages through a series of payments over time rather than by a single upfront payment. These payments fall into two categories: guaranteed structured settlement payments, which are paid out until maturity regardless of the status of the beneficiary, and life contingent structured settlement payments, which cease upon the death of the beneficiary. We purchase all or part of these structured settlement payments at a discount to the aggregate face amount of the future payments in exchange for a single up-front payment. These future structured settlement payments are generally disbursed to us directly by an insurance company. Since the enactment of the federal Tax Relief Act in 2002, every one of our structured settlement payment stream purchases has been reviewed and approved by a judge. Since 1995, we have purchased over $9.1 billion of structured settlement payment streams. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. Revenue generated from the purchase of structured settlement payments was $416 million for the year ended December 31, 2012 and $222 million for the six months ended June 30, 2013, accounting for 89% of our revenue in both periods.

•	Annuities are insurance products purchased by individuals from insurance companies entitling the beneficiary to receive a pre-determined stream of periodic payments. We purchase all or part of the annuity

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payments at a discount to the aggregate face amount of future payments in exchange for a single up-front payment. Since 1995, we have purchased over $206 million in annuity payment streams. Revenue generated from the purchase of annuity payments was $10 million for the year ended December 31, 2012 and $6 million for the six months ended June 30, 2013, accounting for 2% of our revenue in both periods.

•	Lotteries are prizes that generally have periodic payments and are typically backed by state lottery commission obligations or insurance company annuities. We purchase all or part of the lottery receivables at a discount to the aggregate face amount of future payments in exchange for a single up-front payment to the lottery winners. As in the case of structured settlement payments, every one of our purchases of lottery receivables is reviewed and approved by a judge. Since 1999, we have purchased over $884 million in lottery receivables. Revenue generated from the purchase of lottery receivables was $27 million for the year ended December 31, 2012 and $15 million for the six months ended June 30, 2013, accounting for 6% of our revenue in both periods.

•	Pre-settlement funding is a transaction with a plaintiff with a pending personal injury claim to provide liquidity while awaiting settlement. These are not loans; rather, we are assigned an interest in the settlement proceeds of the claim and, if and when a settlement occurs, payment is made to us directly via the claim payment waterfall, not from the claimant. If the plaintiff’s claim is unsuccessful, the purchase price and accrual of fees thereon are written off. Since 2005, we have completed over $184 million in pre-settlement funding. Revenue from our pre-settlement funding business was $14 million for the year ended December 31, 2012 and $7 million for the six months ended June 30, 2013, accounting for 3% of our revenue in both periods.

Industry Overview

Structured Settlements

The use of structured settlements was established in 1982 when Congress passed the Periodic Payment Settlement Act of 1982, or the Settlement Act, which allows periodic payments made as compensation for a personal injury to be free of all federal taxation to the payee, provided certain conditions are met. By contrast, the investment earnings on a single up-front payment are generally taxable, leading structured settlements to proliferate as a means of settling lawsuits. Following the emergence of structured settlements, a secondary market developed in response to the changing financial needs of the holders of structured settlements over time, with many requiring short-term liquidity for a variety of reasons, including debt reduction, housing, business opportunities, education and healthcare costs. Purchasers in the structured settlement secondary market provide an upfront cash payment in exchange for an agreed-upon stream of periodic payments from a holder of a structured settlement. Each purchased structured settlement payment stream requires local court approval by a judge, who must rule that the transfer of the structured settlement payment and its terms are in the best interest of the payee, taking into account the welfare of the payee and the payee’s dependents.

We believe that the structured settlement market is large and growing, albeit at a slower rate than in prior years, due in part to the low interest rate environment, as shown in the following table derived from data presented in National Underwriter Life and Health Magazine in December 2012.

Structured Settlement: Primary New Issuance

($ in billions)	2008	2009	2010	2011	H1 2012
Aggregate premium	$6.2	$5.4	$5.5	$5.0	$2.6
Number of settlements	35,371	32,399	31,290	28,811	N/A
Change in new structured originations		(8.4%)	(3.4%)	(7.9%)

Originations since 1983 >500,000

We estimate that approximately 25% of all structured settlements have a life contingent component. Life contingent structured settlements are similar to guaranteed structured settlements, however, unlike guaranteed structured settlements, which pay out until maturity regardless of the status of the beneficiary, life contingent structured settlement payments cease upon death of the beneficiary. We have developed a proprietary financing model that allows us to purchase these life contingent structured settlement payments without assuming any mortality risk.

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Our main competitors in the structured settlement payments purchasing market are Stone Street Capital, Imperial Holdings, Novation Capital, SenecaOne, Woodbridge, Symetra Financial and Client First Settlement Funding, none of which have a comparable scale to us.

Annuities

According to LIMRA International, Inc., a life insurance market research organization, approximately $80 billion in annuities were issued during 2012. Annuities are most often purchased to provide a reliable cash flow or a financial cushion for unexpected expenses during retirement or received by individuals via inheritance. The secondary market for annuities provides liquidity to holders, regardless of how they obtained their annuity. The purchasing and underwriting process for annuities is substantially similar to that for structured settlements. However, purchases of annuities do not require court approval. Our main competitors in the annuities payments purchasing market are Stone Street Capital, Imperial Holdings and Novation Capital, none of which have a comparable scale to us.

Lotteries

According to the North American Association of State and Provincial Lotteries, or NASPL, 43 states and the District of Columbia currently offer government-operated lotteries. During 2012, United States lottery sales totaled approximately $78 billion. For those lottery winners that have either elected or have been required to receive their lottery prize payout in the form of periodic payments, the secondary market provides liquidity and payment flexibility not otherwise provided by their current payment schedule. 24 states have enacted statutes that permit lottery winners to voluntarily assign all or a portion of their future lottery prize payments. Similar to structured settlements, the voluntary assignment of a lottery prize requires a court order. Our main competitors in the lotteries receivable payments purchasing market are Stone Street Capital, SenecaOne, Advanced Funding Solutions, Client First Settlement Funding and NuPoint Funding.

Pre-Settlement Funding

Total United States tort settlements were approximately $122 billion in 2010 and have remained consistent since 2003. Pre-settlement funding provides the plaintiff with immediate cash, which can be used by the plaintiff to fund out of pocket expenses, allowing the plaintiff to continue the suit and to reject inadequate settlement offers. The regulatory framework for pre-settlement funding is in its early stages, and we expect that many states that do not currently have a regulatory framework for pre-settlement transactions will enact laws that may or may not enable us to conduct business in states that we do not operate in today. The few competitors in the pre-settlement funding market with comparable volume to us include Oasis Legal Finance, LawCash, US Claims, Pegasus Legal Funding and Global Financial. Beyond these competitors, the industry is characterized by small players and ad hoc fundings, such as attorneys funding colleagues’ clients.

Competitive Strengths

We believe the following competitive strengths position us for continued growth:

Leading Market Position in a Highly Fragmented Industry. Our strong brands and direct response marketing platform have enabled us to establish a leading position, based on purchases of payment streams during 2012, within the large and underpenetrated structured settlement payments purchasing market. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. We have built this leading market position by leveraging our iconic brands, JG Wentworth and Peachtree, which we believe are the #1 and/or #2 most recognized brands in their product categories. While we are a market leader, our industry remains fragmented. Given our favorable positioning and scale we believe there are significant opportunities to further grow market share through organic growth and targeted acquisitions.

Established Brands Reinforce Highly Effective Direct Marketing Capabilities. Our direct marketing campaigns and brand recognition from current and prospective customers are critical to our go-to-market strategy. We have consistently invested in our brands over the years and our marketing investment since 1995 is approximately $585 million, including a significant investment of $216 million over the past three years. We employ a multi-channel approach to access our target customers, with a particular competency in the use of television and the internet. Both JG Wentworth and Peachtree have developed iconic TV brands through a number of innovative, and in the case of

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JG Wentworth award winning, direct TV campaigns. Our strong marketing capabilities have supported our growth, and in an average four week period we generate over 510 million impressions resulting in 80% of our target audience viewing our advertisements five or more times during that four week period.

Extensive Proprietary Customer Databases. Our diverse marketing strategy spanning television, search engine marketing, social media, mobile, and direct mail marketing techniques combine to attract inbound inquiries to our purchasing group, enabling us to accumulate robust databases of customers. Given the lack of readily available lists of structured settlement and annuity holders or potential pre-settlement customers, we view these databases as a significant competitive advantage. Furthermore, many of the customers in our databases generate repeat business with minimal incremental marketing cost. For example, the average structured settlement payments customer has completed approximately two transactions with us. In 2012, approximately 45% of JG Wentworth’s and 51% of Peachtree’s structured settlement assets purchases were generated from existing customers. Since August 2008, JG Wentworth’s database of structured settlement payment customers has grown at a compound annual growth rate of 6%.

Low Cost of Funds Through Our Warehouse Funding and Market Leading Securitization Platforms. We believe that our large and diversified warehouse funding and financing platform together with our established securitization and private placement program provide us with a lower cost of capital than our competitors and the financing required for future growth and stability in adverse market conditions. We undertake a thorough and proven process for all purchases of payment streams and, as a result, have experienced less than 0.08% cumulative total losses on our purchases of guaranteed structured settlement payments since 2002, enabling us to obtain financing on what we believe to be industry leading terms. We currently have over $690 million of warehouse and financing capacity through a number of facilities from leading financial institutions. Our $600 million of guaranteed structured settlement and annuity warehouse facilities provide us with committed long-term financing through three independent financing arrangements.

We utilize three independent financing arrangements for our guaranteed structured settlement and annuity warehouse facilities. Each of these arrangements has multiple years of revolving and amortization periods or provides for an evergreen maturity and two of these arrangements, which represent $300 million of capacity, are structured with fixed advance rates with no mark-to-market exposure. For the twelve month period ended August 31, 2013, we had an average balance of $39 million and a peak balance of $90 million in our structured settlement and annuity warehouse facilities. This low usage is a result of the consistent replenishment of our warehouse capacity through our established securitization program. The structure and capacity of our structured settlement and annuity warehouse facilities provides stability of funding in various economic environments. We have permanent financing of $50 million for our life contingent structured settlement and life contingent annuity businesses and a $40 million revolving credit facility for the pre-settlement business with a leading commercial bank. Lottery receivables are sold by us directly to institutional investors or, more recently, are being securitized. Since our first securitization in 1997, we have established ourselves as the only regular issuer of structured settlement and annuity payment stream asset-backed securities. We have developed a diversified institutional investor base of repeat investors that participate in our regular and predictable securitization program. Our securitizations are structured with rated senior and subordinated bonds that are placed with institutional investors and a residual tranche that since 2002 has been retained by us. Our securitization entities have over $4.8 billion in total issuance volume, representing $7.7 billion of payment streams and over 90% of the total outstanding guaranteed structured settlement and annuity payment stream asset- backed security market. As of July 31, 2013, $627 million of our $690 million total warehouse and financing capacity was available.

Expertise in Navigating a Complex Legal and Regulatory Environment. The regulatory framework for structured settlement payment secondary transactions has been in place for over a decade. Each purchased structured settlement payment stream requires local court approval by a judge, who must rule that the transfer is in the best interest of the payee, taking into account the welfare of the payee and the payee’s dependents. We have operational processes in place to ensure that we comply with such laws and regulations providing us with a strong competitive advantage, as settlement purchasers must be able to navigate the complex court process in an efficient and cost-effective manner. There are also state-by-state legal differences that must be managed and we have a nationwide network of attorneys covering each of the over 3,000 counties in the United States and relationships and experience with more than 200 insurance companies that have an administrative role in the structured settlement payment

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transfer. As a result of our experience and operational processes, approximately 95% of our structured settlement payment purchase cases brought to a judge have been approved by the courts. We believe this expertise would be difficult and expensive for competitors to replicate at this scale and will allow us to expand into adjacent product categories.

Attractive Cash Flow Profile. Our business model allows us to generate positive cash flow during the financing of a structured settlement payment purchasing transaction. We experience an immediate benefit at purchase, as the dollar amount advanced from our warehouse facilities is greater than the purchase price paid to the customer. After the initial purchase, we collect the cash flows from purchased assets until they are securitized. The amount we receive upon permanent financing is in excess of our warehouse repayment obligations and operating costs, allowing us to invest in the growth of our existing products as well as fund our expansion into adjacent product categories. Additionally, we receive cash payouts from the residual interests after the structured settlement payments are securitized. For the year ended December 31, 2012 and for the six months ended June 30, 2013, we generated cash of $314.8 and $131.3 million from the net financing activities related to our warehouse financing and permanent securitization financing facilities. This cash was used to fund operations including the purchase of additional payment streams. The cash generated for the six months ended June 30, 2013 does not include the $29.9 million of cash generated from our recent securitization, which closed in July 2013. For the year ended December 31, 2012 and for the six months ended June 30, 2013, we used cash of $225.7 million and $163.3 million respectively in operating activities. We operate a tax efficient business model which generates losses for tax purposes due to significant up front marketing expenses and revenue that is recognized over the term of the purchased cash flow streams. Our accounting treatment of revenue under GAAP is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

We believe our strong cash flows will enable us to maximize shareholder value through reducing our debt, strategically deploying our capital to fund organic growth and finance value-enhancing acquisitions.

Experienced Management Team. We have an experienced and proven management team that has been integral in creating our market leading positions, strengthening and diversifying our funding and financing platform, developing new products, improving the efficiency of our operations and increasing our profitability. On average, the members of our management team have over 18 years of experience in the financial services industry. This management team has led us to the significant growth we have experienced over the last decade, including through the business integration in connection with the Peachtree Merger, and has experience managing our business through various economic cycles. We also believe that our management team has positioned us to capitalize on future growth opportunities.

Our Growth Strategy

Our strategy is to capitalize on our competitive strengths to increase our revenue, profitability and cash flow across each of our product offerings, although there can be no assurance that these strategies will increase revenue, profitability, or cash flows.

Structured Settlements. We estimate that since 1975 over $350 billion in undiscounted structured settlement payment streams have been issued in the United States. Of these structured settlement payment streams, we estimate that at least $140 billion are currently outstanding of which approximately $130 billion remain available for purchase. We believe this indicates that there is significant opportunity to grow our customer databases and our revenue. We envision a three-pronged strategy to further penetrate and grow our structured settlement payments purchasing business:

•	Utilize direct response marketing to identify new structured settlement holders. We currently generate significant volumes of new customer leads each month through our multi-platform direct response advertising campaigns. This marketing effort has resulted in significant growth of our databases of structured settlement holders. We continue to refine and develop our marketing efforts to drive leads through a continued focus on daytime television, a further expansion of direct mail campaigns, robust public relations campaigns to enhance our brand awareness and reputation, and an increased use of online marketing and social media.

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•	Drive transactions with identified leads who have not yet done a transaction with us. Our databases of structured settlement holders currently contain many potential customers who have yet to complete a transaction with us. We believe that these leads represent a compelling opportunity to generate new transactions with low customer acquisition costs in comparison to identifying structured settlement holders of whom we are not already aware.

•	Execute repeat transactions with existing customers. Our proprietary databases of structured settlement holders currently contain numerous current customers with remaining payments outstanding. We have been able to generate significant repeat transaction volume over our history. For example, historically, the average structured settlement payments customer has completed approximately two transactions with us.

Annuities. We believe that we are uniquely positioned to define and expand the annuities purchasing market, given our significant marketing capabilities and industry-leading funding platform for the purchase of annuities receivables.  Annuities represent a multi-trillion dollar market and, according to our estimates, a large proportion of those annuities remain unsold. The market is characterized by significant variation in the terms contained in annuities contracts and, accordingly, we continually review unique contractual language to identify whether annuities are of the type that we will purchase.  While this review process takes time, we believe that our volume of advertising provides us greater exposure to annuity contracts than our competitors, enabling us to identify purchasable annuities faster than our competition and providing us with a competitive advantage.

Pre-Settlement Funding. We believe that pre-settlement funding represents a large and underpenetrated market opportunity. Total United States tort settlements were approximately $122 billion in 2010. We believe that our market-leading brands and marketing capabilities make us uniquely positioned to capitalize on this opportunity. Structured settlement advertising typically generates significant inbound communications from potential customers seeking pre-settlement funding. JG Wentworth previously brokered these pre-settlement leads, but we gained the ability to provide pre-settlement funding in connection with the Peachtree Merger in July 2011. The ability to fund (rather than broker) pre-settlements was viewed as attractive given the high risk-adjusted returns of the business and our ability to generate higher profits. In addition, the combination of Peachtree’s pre-settlement funding platform and JG Wentworth’s brand and marketing platform has generated significant synergies by substantially increasing the number of pre-settlement leads Peachtree receives.

Pursue Selective Acquisitions. Given our strong market position and the highly fragmented markets in which we participate, we believe there continue to be significant opportunities to grow market share by obtaining new customers through targeted acquisitions in our existing markets. We believe there are also substantial opportunities for acquisitions in new markets where we can utilize our marketing, financing and operational expertise. We intend to follow a disciplined strategy in exploring future acquisitions on both a qualitative and quantitative basis, analyzing the strategic merits, financial impact and alternative opportunities which may be available to us.

Expand into Adjacent Product Categories. Our direct response marketing attracts a large volume of inquiries from individuals with a wide array of financial needs. We use the information we gain from these inquiries to identify new and underserved product categories in which we believe we can become a market leader by leveraging our existing platforms and brands. For example, our pre-settlement funding business has grown as we have received inbound calls from potential customers inquiring about pre-settlement transactions in response to our structured settlement advertising. We will continue to evaluate expanding into other complementary adjacent product categories, for example as an originator in secured credit cards, personal loans, mortgages, or peer-to-peer lending, that can leverage our strengths, including direct marketing, brands, funding platform and management.

Our Customers

The substantial majority of our current customers, and our revenues, are from our structured settlement payments purchasing. We serve the liquidity needs of our structured settlement customers by providing them with cash in exchange for assigning us the right to receive future payments. Customers desire liquidity for a variety of reasons, including debt reduction, housing, business opportunities, education and healthcare costs. Our structured settlement customers are typically young, lower-middle-income individuals. We believe that the majority of our structured settlement payments customers are under the age of 45 and are split almost evenly between genders.

Development of our Business

JG Wentworth first entered the deferred payment obligation business in 1992 as J.G. Wentworth and Company by forming a special purpose vehicle for the primary purpose of purchasing deferred auto insurance settlement

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obligations. Utilizing the legal, marketing, credit and operational/organizational infrastructure developed through participation in the auto insurance settlement market, JG Wentworth began buying structured settlement payments in 1995. JG Wentworth was among the first market participants to recognize the potential of providing liquidity to structured settlement holders and was active in the development of the regulatory framework for structured settlement payment purchasing, voluntarily approaching the Attorney Generals of a number of states (including New York and Pennsylvania) in the late 1990s to review with them its business practices in the then emerging and unregulated market.

Between 1999 and March 2005, JG Wentworth continued to build its business, focusing on structured settlement payments. As a result of its experience buying deferred payment obligations, it quickly became a market leader in the developing structured settlement payments secondary market. In March 2005, JG Wentworth expanded its product offering with the annuity purchase program, capitalizing on prior marketing efforts, brand and operating and purchasing platforms. Since 2005, annuity payment purchases have been approved by ratings agencies and by JG Wentworth’s warehouse facility provider, thereby becoming eligible to be securitized.

Our results in 2008 and 2009 were impacted by the financial crisis, which resulted in a lack of purchasers of our asset-backed securitizations and a resultant lack of capital availability from our warehouse facilities. We were forced to limit transaction volume without access to the securitization market and with limited warehouse capacity. We significantly scaled back new transactions, resulting in insufficient cash flow relative to our leverage.  On March 31, 2009,  J.G. Wentworth, LLC failed to make an interest payment on certain debt and on related interest rate swap contracts. On June 4, 2009, J.G. Wentworth, LLC and certain of its affiliates completed a reorganization under Chapter 11 of the Bankruptcy Code and emerged with a restructured balance sheet.

On February 19, 2011, J.G. Wentworth, LLC and Peach Acquisition LLC, a Delaware limited liability company, and J.G. Wentworth, LLC’s wholly-owned subsidiary, or Merger Sub, entered a definitive agreement for Merger Sub to merge with and into Orchard Acquisition Company, a Delaware corporation, or Orchard. Orchard’s direct and indirect subsidiaries, including Settlement Funding, LLC d/b/a Peachtree Settlement Funding, were engaged in the business of purchasing and financing future payment streams associated with structured settlement, annuity and lottery payment streams and interests in the proceeds of legal claims. On March 9, 2011, the Federal Trade Commission granted an early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act in connection with the Peachtree Merger. On July 8, 2011, in contemplation of the consummation of the Peachtree Merger, J.G. Wentworth, LLC effected a merger, or the Holdco Merger, with JGWPT Holdings Merger Sub, LLC. After the Holdco Merger, J.G. Wentworth, LLC continued as a surviving company but all outstanding equity interests of J.G. Wentworth, LLC were converted into identical corresponding equity interests in JGWPT Holdings, LLC. The Peachtree Merger was consummated on July 12, 2011. The effect of the Peachtree Merger is that Orchard and its direct and indirect subsidiaries became subsidiaries of JGWPT Holdings, LLC. We believe that the Peacthree Merger resulted in significant synergies, including cost savings achieved through a reduction in personnel, reduced general and administrative expenses and a lower overall cost of funding, growth in our customer databases and the ability within the combined business to handle pre-settlement funding.

Structured Settlements

We are the largest purchaser of guaranteed and life contingent structured settlement payment streams in the secondary market. Revenue generated from the purchase of structured settlement payments was $416 million for the year ended December 31, 2012, and $222 million for the six months ended June 30, 2013, accounting for 89% of our revenue in both periods.

We do not make loans or take on consumer credit risk as the structured settlement payment streams are generally obligations of insurance companies. A structured settlement is created from a contractual agreement to settle a tort claim involving physical injury or illness whereby a claimant is compensated for damages through a series of payments over time. A structured settlement typically arises from an out-of-court negotiated settlement between a claimant and a defendant and the defendant’s insurance provider, and will remain in force regardless of the status of the claimant. To fund the settlement obligations agreed to be provided to the claimant, the defendant, typically an insurance company, purchases a single premium annuity from a life insurance company. We purchase all or part of these payment streams at a discount in exchange for a single up-front payment. For the six month period ended June 30, 2013, the average discount rate on our purchases of structured settlement payments was 10.92% and the weighted average life of those payments was 12.5 years. We believe that we offer the majority of these customers liquidity at a lower cost than their available alternatives. In addition, our products do not require credit assessment or employment checks.

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Since the passage of the Tax Relief Act in 2002, we have purchased approximately $7.3 billion of guaranteed structured settlement payments, on which we have experienced less than 0.08% cumulative total losses. These losses have occurred as a result of underwriting or administrative errors.

Under federal tax rules, the full amount of each periodic payment, including the amount attributable to earnings under the annuity contract, can be excluded from the recipient’s income. Consistent with congressional intent and their tax treatment, structured settlement payments can only be transferred to another party pursuant to a qualified court order, otherwise a 40% excise tax will be imposed.

In addition to our direct response marketing campaigns, we have also developed large databases of former and prospective customers. In 2012, approximately 45% of JG Wentworth’s and 51% of Peachtree’s historical structured settlement asset purchases were generated from existing customers. Historically, the average structured settlement payments customer has completed approximately two transactions with us and, as a result, we believe our databases provide us with a strong pipeline of predictable purchasing opportunities with low incremental acquisition cost. There is a strong collaboration between our marketing and purchasing teams to maximize lead conversion rate. To efficiently procure the purchase of structured settlement payment streams, we have developed our comprehensive proprietary workflow process system.

Purchasing. Our structured settlement leads are sourced via inbound calls and inquiries from television, internet and other marketing campaigns. We maintain extensive internal databases of existing claimants built through prior interactions with these parties. Our representatives are trained to work with a prospective customer to qualify a transaction by reviewing the related documentation and assessing that prospective customer’s needs. Low turnover of representatives supports higher quality of service to customers and high lead conversion rates. As part of our quality control procedures, a limited number of people in the purchasing group have the authority to quote a price or change pricing options.

Underwriting and Legal Operations. Once an executed purchase contract is received, the transaction package is sent to our underwriting and legal operations groups to review and perform a detailed analysis of the associated purchase documentation. Our dedicated underwriting and legal operations groups are independent of our purchasing group. An initial review verifies that all applicable forms were executed properly, that the payments being purchased are validated by us from the correct annuity issuer and obligor, and that there is verification the claimant has waived or received independent professional advice. A fraud review is also performed through a Uniform Commercial Code lien search, credit search for bankruptcy and child support arrearages and the National Association of Settlement Purchasers’ fraud database to verify that there are no potential conflicts with competitors. The groups identify any potential insurer driven or statutory requirements, as well as issues that could affect asset performance. The groups confirm the existence of the structured settlement payments, as well as confirming that the purchases will conform to established internal credit guidelines. In addition, the groups administer the transaction from the creation of transfer documentation through the court approval process, and approve it for funding. Prior to funding, the groups confirm with the applicable insurer all details of the transfer as well as confirming that the asset is free of all encumbrances. Following satisfactory completion of these reviews, the contract package is sent to outside counsel to begin the court approval process.

Court Approval and Execution. The court approval process is required by law to judicially determine that the transaction is in the best interest of the claimant, taking into account the welfare of his or her dependents, and that it does not contravene any court order or statute. Each transaction we execute is completed through a state court proceeding that culminates in the issuance of a final court order where the court orders the transfer of the payments and finds that the transaction complies with all applicable laws. We have a nationwide network of attorneys covering each of the more than 3,000 counties in the United States, and relationships and experience with the more than 200 insurance companies with whom we have worked and who participate in the structured settlement transfer. Once the court order is received, we perform a final review to verify that it meets all state and federal statutory requirements.

Once a structured settlement payments transfer is approved, pursuant to the terms of the court order, payments are made directly from the payor to a lockbox account at a financial institution. The payment counterparty is generally an insurance company as the settlement obligor and annuity issuer.

Life Contingent Structured Settlements Process. The transaction process for the transfer of life contingent structured settlement payments is substantially similar to that of structured settlement payments. However, under-

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writing life contingent structured settlement payments requires additional steps to those performed for structured settlement payments, as life contingent structured settlement payments contain an embedded mortality component. We transfer all mortality risk pursuant to a third party financing structure.

Annuities

We are an industry leader in the purchasing of annuities. Revenue from our annuities business was approximately $10 million and $6 million, accounting for 2% of our revenue, for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively. Fixed annuities are products purchased by individuals from an insurance company by making a single up-front deposit in return for a pre-determined stream of period payments to the contract beneficiary, either immediately or deferred to start at some point in the future. Fixed annuities are most often purchased to provide a reliable cash flow or a financial cushion for unexpected expenses during retirement, or they are sometimes obtained via inheritance. However, as individuals’ plans change, whether they have found a better use or need for upfront capital or they simply choose to diversify their investments, we provide immediate liquidity by purchasing these periodic payments from individuals for a single upfront cash payment.

The purchasing and underwriting process is substantially similar to the process for the purchase of structured settlement payments. These transactions do not require court approval, however we nonetheless provide customers with detailed disclosure regarding key financial terms of the transaction comparable to the disclosure we are required to provide to sellers of structured settlement payments.

The transaction process for life contingent annuities is substantially similar to that of other annuities. However, underwriting life contingent annuities requires additional steps to those performed for other annuities, as life contingent annuities contain an embedded mortality component. We transfer all mortality risk pursuant to a third party financing structure.

Lotteries

We are an industry leader in cash and installment purchases of state-backed lottery prize winnings, with a 15 year history of buying and selling or, more recently, securitizing lottery prize payments. Revenue from our lotteries business was approximately $27 million and $15 million, accounting for 6% of our revenue, for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

Lottery prizes generally have periodic payments rather than a single up-front payment, and we provide customers with the flexibility to receive an upfront cash payment in exchange for the periodic payment stream. These obligations are typically backed by U.S. treasuries and thus have had nominal credit losses similar to structured settlements, with payments made pursuant to court-ordered assignments. To date, we have bought $884 million of lottery receivables, and our long track record in the market, strategic relationships and favorable financing arrangements combine to give us competitive advantages.

In our lotteries business, we also offer the option of our installment sale transaction structure in which a bankruptcy-remote entity purchases the lottery winnings in exchange for an installment obligation having a principal amount equal to the purchase price of the lottery receivable. We sell the lottery receivable and generate origination-related income as a result. Pursuant to the terms of the installment obligation, the seller of the lottery winnings allocates an amount equal to the principal amount of the installment obligation to one or more performance indices and therefore, the obligation has the rate of return of the selected indices. The bankruptcy-remote entity deposits an amount equal to the initial principal amount of the installment obligation into a separate account owned by the entity and invests the funds in a manner to be consistent with the seller’s allocations of the principal amount. Therefore, the liability of the entity under the installment obligation is always offset with assets held in the separate account. We derive servicing fees from the installment sale component of the transaction.

In addition, we also make a limited number of zero interest loans to lottery winners to be repaid in connection with their next periodic payment as part of our marketing efforts.

Given the identity of lottery winners is publicly available, business is generated via an outbound call operation, as well as through inbound calls. Representatives will call lottery winners to determine their financial situation and need for the transaction.

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Pre-Settlement Funding

We are one of the market-leading participants in the pre-settlement funding marketplace. Revenue from our pre-settlement funding business was approximately $14 million and $7 million, accounting for 3% of our revenue, for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

Often a personal injury plaintiff has limited resources as they may have had to stop working and need the ability to pay for medical and other expenses. Ethics rules often prevent attorneys from providing funds to their customers. As such, pre-settlement companies fill this void and play a material role in allowing plaintiffs to cover daily living expenses while awaiting settlement, as the average claim takes approximately two years to settle.

The often slow claims resolution process puts pressure on plaintiffs to settle quickly for amounts below what they would otherwise be likely to receive. These delays can result in inadequate compensation for an injury plaintiff who experiences a cash shortfall and thus feels compelled to settle for less than they may otherwise be able to achieve. By conducting a transaction whereby we provide cash immediately in exchange for a portion of the claim proceeds, we remove the pressure on both the plaintiff and lawyer. Because we only recoup our investment if and when the case resolves positively, there is no added risk to the plaintiff or lawyer.

We have been conducting pre-settlement transactions since January 2005. Over this time period, we have provided more than $184 million in advances for 19,109 cases in 30,489 transactions. We generally purchase less than 20% of the expected case proceeds (after expenses, legal fees and other required lien repayments), indicating that our transactions are significantly overcollateralized and ensuring that the claimant’s incentive to win the case remains intact. Typically, the lowest case value considered for pre-settlements is $15,000, and for transactions to date, the average advance has been approximately $6,000 per transaction.

We believe we also have a conservative risk profile for the pre-settlement funding business, with all potential transactions going through a rigorous underwriting process performed by experienced in-house attorneys and paralegals. Our history of almost a decade in the industry has enabled us to build an extensive knowledge base of best practices and standards for the underwriting process. In addition to rigorous underwriting of case merits, counsel track record and case concentration, low advance rates that generally do not exceed 20% of the net claim proceeds mitigate the exposure to case outcome and align incentives with claimants. These assets are generally paid by insurance companies and are paid directly out of litigation settlement proceeds and not from the claimant.

We have developed a deep understanding of individual case analysis. Underwriting is performed by experienced in-house attorneys and paralegals. We employ a repeatable and objective underwriting process, evaluating the same key criteria consistently across every transaction. In addition, all transactions are underwritten to meet facility eligibility criteria. Most cases are based on a relatively small set of common injuries and approximaely 67% of transactions are motor vehicle accidents, allowing for application of experience and consistency in case valuation. The system, applied to over 19,000 cases and constantly refined, has led to strong and predictable returns. Based on our experience, a typical transaction is completed in less than a week.

Our portfolio is highly diversified with no meaningful concentration by attorney, law firm or payor, and has experienced strong portfolio performance with high rates of return and predictable collection patterns. Our pre-settlement fundings are typically high-quality short duration assets featuring an average life of less than two years and are priced to generate an ultimate return on a pool basis of 1.5x – 2.0x funded principal.

Funding and Securitization Platform

We have built a diversified and long-term funding platform, designed to mitigate downturns and capitalize on market opportunities. We have established a deep institutional investor base, broad and diversified banking relationships, and a rotation of underwriters that allow for broad and liquid markets for our bonds.

After the financial crisis, our focus has been to re-engineer and optimize our funding platform by enhancing all elements of weakness exposed during the crisis.

Pre-crisis, our funding platform consisted of one warehouse facility from one lender with $250 million of capacity. This facility was structured with a variable advance rate and discount rate, each of which was dependent on the previous securitization execution. This provided us with a significant excess in the amount drawn down on the warehouse facility against a particular structured settlement payment stream relative to the amount we paid to the customer when we purchased that payment stream, and as a result we generated most of our excess cash at the time of warehousing and used securitizations primarily as a tool to replenish capacity. Although this structure worked well

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prior to the financial crisis in 2008-2009, when the securitization market for all asset classes shut down, the mark-to-market nature of this platform caused a considerable capital drain from us as capital calls were made to keep the borrowing base in compliance.  This was one of the major factors that contributed to our restructuring in 2009 through a Chapter 11 filing.  At that point our one-lender, single warehouse facility funding platform and our limited investor base of five or fewer investors participating in our securitization constrained our ability to generate excess cash both from a warehousing standpoint as well as a securitization standpoint.

In contrast, we currently have over $690 million of warehouse and financing capacity through a number of facilities from leading financial institutions. Our $600 million of guaranteed structured settlement and annuity warehouse facilities provides us with committed long-term financing through three independent financing arrangements. Each of these arrangements has multiple years of revolving and amortization periods or provides for an evergreen maturity and two of these arrangements, which represent $300 million of capacity, are structured with fixed advance rates with no mark-to-market exposure. For the twelve month period ended August 31, 2013, we had an average balance of $39 million and a peak balance of $90 million in our structured settlement and annuity warehouse facilities. This low usage is a result of the consistent replenishment of our warehouse capacity through our established securitization program. The structure and capacity of our structured settlement and annuity warehouse facilities provides stability of funding in various economic environments. We have permanent financing of $50 million for our life contingent structured settlement and life contingent annuity businesses and a $40 million revolving credit facility for the pre-settlement business with a leading commercial bank. The warehouse facilities are fully committed and are structured to ensure funding certainty through a potential shut-down of the securitization market, up to their $600 million of total capacity. Our warehouse and financing facilities have also been structured to substantially reduce our exposure to any particular lender. We currently have five committed warehouse and financing facilities. These facilities are diversified by way of lenders, investment banks, commercial banks and insurance companies, as well as being structured as either single lender facilities or syndicated facilities to create diversity and flexibility in our financing platform.

Structured Settlements

We initially fund all our structured settlement payment stream purchases through one of our committed warehouse facilities. The products that we purchase are high yielding financial assets with long weighted average lives that have very little prepayment risk. After purchasing a critical mass of assets through our dedicated warehouse lines, we undertake a non-recourse term securitization offering in the asset-backed securities markets. A primary source of our revenue is the spread between the discount rate at which we purchase structured settlement payment streams in the secondary market and the discount or interest rate at which we can either finance or re-sell those assets through securitizations or private placements.

Since 1997, we have established ourselves as the only regular issuer of structured settlement and annuity asset-backed securities and continue to build and broaden our term issuance platform. We have developed a diversified institutional investor base of repeat investors that participate in our regular and predictable securitization program. We have issued and are servicing over 90% of the total outstanding structured settlement and annuity payment stream asset-backed security market. We look to securitization as a source of longer term, non-recourse financing and an opportunity to diversify and broaden the investor base for our asset classes.

Structured Settlement Collateral & Securitization

Since the passage of the Tax Relief Act in 2002, we have purchased approximately $7.3 billion of guaranteed structured settlement payments, on which we have experienced less than 0.08% cumulative total losses. These losses have occurred as a result of underwriting or administrative errors. The financial institutions that collateralize our assets have mostly investment grade credit ratings (approximately 90% of the counterparties to structured settlement payments we purchased in 2012 were rated “A3” or better by Moody’s). The credit risk associated with these financial assets is minimal as these payment streams sit at the policyholder level of insurers, making them senior to unsecured debt obligations. Our securitization investors have never experienced a principal or interest shortfall. Standard and Poor’s, Moody’s and DBRS rate some, but not all, or our securitizations and the consistent high ratings (AAA for the Senior, BBB for the Junior) attest to the high quality nature of the assets. A common capital structure would have 85.25% in the AAA-rated tranche, 8.00% in the BBB-rated tranche and a 6.75% residual tranche which we retain.

Life Contingent Structured Settlements

Life contingent structured settlements are similar to guaranteed structured settlements in terms of structure. The main difference is that there is mortality risk embedded in the asset as the cash flows are only guaranteed for the life

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of the annuitant. We fund the purchase of these assets through a committed permanent financing facility with a capacity of $50 million. We transfer the majority of the mortality risk pursuant to this third party non-recourse financing structure that is used solely to finance life contingent arrangements until maturity.  We have developed a proprietary pricing model with the lender to determine the facility discount rate for each receivable.  The pricing model determines the discount rate depending on the characteristics of each of the payment streams as well as health and lifestyle characteristics of each individual, consequently reflecting the mortality risk associated with each receivable. Once the receivable is in the facility it will remain until maturity.  We maintain a residual interest in the facility which is valued at approximately $1 million at June 30, 2013.

Annuities and Life Contingent Annuities

The purchase of annuities payments follows very closely our purchases of our structured settlement payments. The main difference is that there is no court approval process. We fund these purchases in one of our committed warehouse facilities and once critical mass is achieved we securitize them in the same program and together with the structured settlement payment streams. The same capital structure and all-in cost is achieved as the structured settlement payment streams.

Life contingent annuities payments are financed through our committed permanent financing facility together with our life contingent structured settlement payment streams.

Lottery receivables

Lottery payment streams are high-quality assets and are typically backed by state lottery commission obligations or insurance company annuities. Lottery prize payment streams have nominal losses and, like structured settlement payment streams, payments are made pursuant to court-ordered assignments. Historically, we have funded these purchases through non-recourse financing as well as a diversified institutional funding base of more than five institutional investors who purchase lottery payment streams directly from us. These include large insurance companies and asset managers. Currently no warehouse facilities are used and the financing is structured as a 100% asset sale to the investor. In these instances, we earn a spread resulting from the difference between the discount rate at which we purchase the payment streams from the customer and the discount rate at which we sell to the investor. Recently, we have worked with the rating agencies to include lotteries in our securitizations together with our structured settlement and annuity payment streams. Lottery payment streams were included in our first two securitizations of 2013. We believe that our ability to securitize lottery payment streams has the potential to assist us to achieve an industry-leading cost of capital and to deliver our future growth in this asset class.

Pre-Settlement Funding

Unlike structured settlements, pre-settlement funding does not have a guaranteed payment stream. Rather, they depend on the successful outcome of a litigation claim. In general, a litigation claim is expected to resolve over a relatively short period, usually 18 months to 2 years, thus making the weighted average life much shorter than structured settlement, annuity or lottery payment streams. We believe we have a conservative risk profile for pre-settlements, with all potential transactions going through a rigorous underwriting process performed by experienced in-house attorneys and paralegals.

Current pre-settlement funding transactions are financed through a revolving credit facility with a leading commercial bank. The $40 million revolving credit facility has no mark-to-market exposure and it is structured with an 18-month revolving period and 24-month amortization period. Given the natural shorter duration of the asset, less financing capacity is needed.

Marketing

We have established an extensive history of effective direct response marketing across multiple advertising media. Since 1995, we have invested over $585 million in advertising to build our highly visible JG Wentworth and Peachtree brands. In 2012, we ranked among the top five of direct response advertisers. Over our history, we have developed extensive expertise in direct marketing and brand management and have crafted a layered strategy combining highly efficient efforts in traditional broadcast media such as television and radio, along with an major presence in search, social media and other digital media.

Our high level marketing strategy is focused on reinforcing our brands as the “go to” option, increasing customer awareness of our product categories and driving growth in our purchases of structured settlement, fixed

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annuity, and lottery payment streams and interests in the proceeds of legal claims. We go to market as two separate brands, JG Wentworth and Peachtree, with distinctly different customer experiences. This is in response to clear consumer preferences as to which brand they choose to do business with. JG Wentworth and Peachtree are each supported by their own independent purchasing organization and dedicated marketing team, enabling them to tailor the customer experience to support each brand and product positioning. We believe JG Wentworth and Peachtree are the #1 and/or #2 most recognizable brands in their product categories.

We believe the ability to offer two distinct options, JG Wentworth and Peachtree, affords us several significant benefits. We utilize our two brands to enhance our product coverage, with JG Wentworth purchasing structured settlement and fixed annuity payment streams and Peachtree purchasing structured settlement and fixed annuity payment streams as well as purchasing lottery receivables and providing pre-settlement funding. By maintaining two differentiated brands, we believe we are able to address a broader customer base than would be possible with a single presence in the market. We believe the effectiveness of this two-brand strategy is demonstrated by the fact that the overlap in structured settlement leads generated between our brands is only approximately 10%.

Operations

We typically generate over 67,000 inbound inquiries per month, all of which are fielded by our in-house company/product specific purchasing staff located in Radnor, PA. These account executives establish a relationship with potential customers and lead them through the purchasing process.

In the case of structured settlement, annuity and lottery customers, our advanced proprietary information processing system has been optimized for the complex processes associated with the purchasing, servicing and securitizing these payment streams. In 2011, Peachtree implemented a new custom built pre-settlement processing system which enhanced our ability to manage these transactions.

Information Technology

We have implemented a scalable technical infrastructure that can flexibly support growing customer volume while delivering a high level of reliability and service. We have a state-of-the-art data center in Radnor, PA that utilizes advanced technologies and features such as CISCO Unified Computing and Servers, VMware, digital recording, customized software and a Net App storage area network. The desktops are primarily thin clients and the phone system utilizes a Voice over Internet Protocol or VoIP. We maintain disaster recovery contingency plans and have implemented procedures to protect against the loss of data resulting from power outages, fire and other casualties. We believe fast recovery and continuous operation are ensured with multiple redundancies, uninterruptible power supplies and contracted backup and recover services. We have implemented security systems to protect the integrity and confidentiality of our computer systems and data.

Competition

We operate in a highly fragmented industry. The various market participants generally consist of small competitors focused on the purchase of structured settlement payment, annuities and lottery payment streams. Competition in the structured settlement payments purchasing market is primarily based upon marketing, referrals, price and quality of customer service. Our main competitors in the structured settlement and annuities payments purchasing markets are Stone Street, Imperial, Novation, Seneca One, Woodbridge, Symetra Financial and Client First. Our principal competitors in lotteries receivable payments purchasing are Stone Street, Seneca One, Advanced Funding, Client First and Nu Point Funding.

The competitive landscape for pre-settlement funding is highly fragmented with significant variation in business practices. The few competitors with comparable volume include Oasis Legal Finance, Law Cash, US Claims and Global Financial. Beyond these competitors, the industry is characterized by small players and ad hoc fundings, such as attorneys funding colleagues’ clients.

Employees

Our headquarters are in Radnor, PA and we have 346 employees as of June 30, 2013. We believe our relationship with our employees is good. None of our employees is covered by a collective bargaining agreement or represented by an employee union.

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Intellectual Property

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include “J.G. Wentworth” and “Peachtree Financial Solutions.”

Properties

Our principal executive offices are located at 201 King of Prussia Road, Radnor, Pennsylvania 19087-5148 and consist of approximately 60,000 square feet of leased office space. We also lease office space in Boynton Beach, Florida, which consists of approximately 50,000 square feet. We consider our facilities to be adequate for our current operations.

Regulation

We are subject to federal, state and, in some cases, local regulation in the jurisdictions in which we operate. These regulations govern and/or affect many aspects of our business.

Structured Settlements

Each structured settlement transaction requires a court order approving the transaction. These “transfer petitions,” as they are known, are brought pursuant to specific, state structured settlement protection acts, or SSPAs. These SSPAs vary somewhat but generally require (i) that the seller receive detailed disclosure statements regarding all key transaction terms, (ii) a three to ten day “cooling-off period” before which the seller cannot sign an agreement to sell their structured settlement payments and (iii) a requirement that the entire transaction be reviewed and approved by a state court judge. The parties to the transaction must satisfy the court that the proposed transfer of the structured settlement payments and its terms in the best interests of the seller, taking into consideration the welfare and support of his dependents. Typically, a seller does not sell the entire amount of his settlement in one transaction. Once an order approving the sale is issued, the payments from the annuity provider are made directly to the purchaser of the structured settlement payments pursuant to the terms of the order.

The National Association of Settlement Purchasers, representing secondary market participants, and the National Structured Settlements Trade Association, representing primary market participants, are the principal structured settlement trade organizations which have developed and promoted model legislation regarding transfers of settlement payments, referred to as the Structured Settlement Model Act. While most SSPAs are similar to the Structured Settlement Model Act, any SSPA may place fewer or additional affirmative obligations (such as notice or additional disclosure requirements) on the purchaser, require more extensive or less extensive findings on the part of the court issuing the transfer order, contain additional prohibitions on the actions of the purchaser or the provisions of a settlement purchase agreement, have different effective dates, require shorter or longer notice periods and otherwise vary in substance from the Model Act.

Most of the settlement agreements giving rise to the structured settlement receivables that we purchase contain anti-assignment provisions that purport to proscribe assignments or encumbrances of structured settlement payments due thereunder. Anti-assignment provisions give rise to the risk that a claimant or a payor could invoke the anti-assignment provision in a settlement agreement to invalidate a claimant’s transfer of structured settlement payments to the purchaser, or force the purchaser to pay damages. In addition, under certain circumstances, interested parties other than the related claimant or payor could challenge, and potentially invalidate, an assignment of structured settlement payments made in violation of an anti-assignment provision. Whether the presence of an anti-assignment provision in a settlement agreement could be used to invalidate a prior transfer depends on various aspects of state and federal law, including case law and the form of Article 9 of the Uniform Commercial Code adopted in the applicable state.

Federal Tax Relief Act

Section 5891 of the Internal Revenue Code, or the Code, as added by the Tax Relief Act, levies an excise tax upon those people or entities that acquire structured settlement payments from a seller on or after February 22, 2002, unless certain conditions are satisfied. Such tax equals 40% of the discount imposed by the purchaser of the structured

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settlement payments. However, no such tax is levied if the transfer of such structured settlement payments is approved in a qualified court order. A qualified court order under the Tax Relief Act means a final order, judgment or decree that finds that the transfer does not contravene any federal or state law or the order of any court or administrative authority and is in the best interest of the payee, taking into account the welfare and support of the payee’s dependents. Also, it must be issued under the authority of an applicable statute of the state in which the seller is domiciled by a court of such state, or, if there is no such statute, under the authority of a statute of the state in which the seller or annuity provider is domiciled by a court of such state or the state of the seller’s domicile, or by the responsible administrative authority (if any) that has exclusive jurisdiction over the underlying action or proceeding. A transfer statute is an applicable state statute for this purpose.

The Tax Relief Act also states that any assignment of a seller’s structured settlement payments, whether made before or after February 22, 2002, involving a structured settlement that satisfies the conditions for favorable tax treatment under Section 130 of the Code would not affect such favorable tax treatment.

The IRS completed an audit of the JG Wentworth origination entity in early 2008 during which it reviewed such subsidiary’s compliance with Section 5891 of the Code (which codifies the excise tax imposed by the Tax Relief Act)

in connection with structured settlement receivables acquired by such subsidiary for the period covering February 2002 through June 2007. Because the IRS claimed that, based on its audit findings, the subsidiary owed only approximately $147,000 in excise tax, the subsidiary determined that, even though it disagreed with the IRS’s findings on certain structured settlement receivables, it was not cost effective to challenge the IRS on such a small amount and paid the assessed amount in February 2008.

The IRS completed an audit of the Peachtree origination entity in 2011. The audit, which focused on such subsidiary’s compliance with Section 5891 of the Code, related to transactions engaged in by the subsidiary during the period ended July 2007. On August 25, 2011, the subsidiary received a “30-day letter” from the IRS asserting an excise tax liability of approximately $1,130,000. The subsidiary appealed this matter with the Appeals Division of the IRS. On April 26, 2012, the Kansas City Appeals Office decided in favor of the subsidiary and determined that no excise taxes were due.

Transfer Statutes

To protect the interest of individuals who wish to sell their rights to receive structured settlements payments, the state and federal governments have instituted laws and regulations governing the transferability of these interests. Currently, the assignment of structured settlement payments from one party to another is subject to federal and, in most cases, state statutory and regulatory requirements. Most states have adopted transfer statutes to provide certainty as to whom structured settlement payments are to be made and to ensure that individuals who wish to sell structured settlement payments are treated fairly. Under these transfer statutes, an individual who wishes to sell their right to receive payment must receive court approval that the transfer is in their best interest before a transfer can take place. Under federal guidelines, if court approval is not granted, the acquirer of the structured settlement payments is subject to a significant excise tax on the transaction. To comply with these regulations, there are a significant number of compliance items that must be completed before a transfer of a settlement can take place.

While structured settlement transfer statutes vary from state to state, a transfer statute typically sets forth, at a minimum, the following requirements that must be satisfied before a court will issue a transfer order approving a sale of structured settlement payments. The court must find that the sale of the structured settlement payments is in the seller’s best interest, taking into account any of their dependents, the settlement purchaser must have given notice of the proposed sale and related court hearing to the related obligor and insurer and certain other interested parties, if any. In addition, the settlement purchaser must have provided to the seller a disclosure statement setting forth, among other things, the discounted present value of the purchaser to the structured settlement payments in question and any expenses or other amounts to be deducted from the purchase price received by the seller, and advising the seller to obtain or at least consider obtaining independent legal, tax and accounting advice in connection with the proposed transaction. Any transfer statute may place additional affirmative obligations on the settlement purchaser, require more extensive findings on the part of the court issuing the transfer order, contain additional prohibitions on the actions of the purchaser or the provisions of a settlement purchase agreement, require shorter or longer notice periods or impose other restrictions or duties on settlement purchasers. In particular, many transfer statutes specify that, if a transfer of structured settlement payments contravenes the terms of the underlying settlement contract, the settlement purchaser will be liable for any taxes, and in some cases, other costs, incurred by the related seller in connection with such transfer. Also, transfer statutes vary as to whether a transfer order issued under the statute constitutes definitive

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evidence that the related assignment complies with the terms of the applicable transfer statute. While many transfer statutes require a court to issue a finding at the time of the issuance of a transfer order that the related assignment complies with the terms of the applicable transfer statute, under several transfer statutes the issuance of a transfer order is only one of several factors used to determine compliance with the applicable transfer statute.

Many states have enacted transfer statutes with respect to lottery payments. While certain differences may exist as between the various lottery prize transfer statutes, the following requirements generally must be satisfied before a court will issue a transfer order approving a sale of lottery prize payments by a lottery winner: (i) the assignment must be in writing and state that the lottery winner has a statutorily specified number of business days within which to cancel the assignment; (ii) the lottery winner must be provided with a written disclosure statement setting forth, among other things, (a) the payments being assigned, by amounts and payment dates, (b) the purchase price being paid, (c) the discount rate applied by the purchaser to the lottery prize payments in question and (d) the amount of any origination or closing fees to be charged to the lottery winner; (iii) written notice of the proposed assignment and any court hearing concerning the assignment must be provided to the applicable lottery commission’s counsel prior to the date of any court hearing; (iv) the lottery winner must provide a sworn affidavit attesting that (a) he is of sound mind, in full command of his faculties and is not acting under duress and (b) has been advised regarding the assignment by his own independent legal counsel. A lottery prize transfer statute may place additional affirmative obligations on the lottery receivable purchaser, contain additional prohibitions on the actions of the lottery originator or its assignors or the provisions of the lottery purchase agreement, require shorter or longer periods or impose other restrictions or duties on lottery prize purchasers. In addition, in most states, the applicable state’s lottery commission will acknowledge in writing the transfer order, either by means of a written acknowledgement, counter-execution of the transfer order or an affidavit of compliance with the to-be-issued transfer order.

The failure on the part of a structured settlement payments purchaser to comply with the terms of a structured settlement transfer statute with respect to the assignment of a structured settlement receivable could have several adverse consequences, including that such purchaser’s purported purchase of such structured settlement receivable is rendered invalid and unenforceable.

The failure on the part of a lottery purchaser to comply with the terms of a lottery prize transfer statute with respect to the assignment of a lottery receivable could have several adverse consequences, including that the purchaser’s purported purchase of such lottery receivable is rendered invalid and unenforceable.

Pre-Settlement Funding

There are currently only two states with state specific statutes relating to pre-settlement transactions: Ohio and Oklahoma. The requirements imposed by such statutes on pre-settlement funding transactions include certain rescission periods, mandated contract provisions, restrictions on funder activities, restrictions on advertising, prohibitions of attorney referral fees, mandated disclosures, acknowledgements by the attorney representing the litigant and prohibitions on the funder making any decisions with respect to the underlying legal claim. While the states of Maine and Nebraska have basic registration requirements to conduct pre-settlement funding transactions, they do not have specific statutes regulating the form and terms of pre-settlement funding transactions. Such registration statutes require than an applicant meets certain character, fitness, honesty and financial responsibility requirements, including the posting of a bond or letter of credit. In addition to these statutes and registration requirements, common law concepts of champerty and maintenance as well as local court interpretation of the nature of the transaction structure (interpretation as a loan or a sale) impacts how the pre-settlement business is conducted in a particular state. As noted in this document, the regulatory framework for pre-settlement transactions is in its early stages and we expect that many other states will enact regulatory frameworks that will impact how and if we conduct business in those states. We anticipate that as uniform state regulation is implemented, the regulatory framework governing pre-settlement transactions will become more standardized.

Annuities

Annuity contracts are usually assignable by the annuitant pursuant to the terms of the underlying annuity contract. Providers of annuities will acknowledge in writing an annuitant’s sale of an annuity to a purchaser and redirect payments under such annuity to such purchaser. Under the law of many states, annuities are excluded from the scope of Article 9 of the UCC and therefore the UCC concept of “perfection” may not apply with respect to such assignments although a precautionary UCC-1 financing statement can be filed against the annuitant. Additionally, the procurement of an annuity contract with the intent to assign it is restricted under the law of many states. In light of

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such regulations, it is often necessary to wait to purchase annuity payments streams for at least six months after the issuance of the related annuity contract or seek satisfactory documentation confirming that the annuitant (or, if applicable, its predecessor in interest) did not procure the annuity contract with the intention to assign it. In addition, under the law of certain states, contestability or rescission periods apply to the assignment of annuities.

Workers’ Compensation Laws

Structured settlement payments arising under workers’ compensation statutes are subject to certain conditions and limitations contained in such statutes, including in many cases restrictions on a worker’s ability to assign certain of his or her rights under the statue. The secondary market for workers’ compensation receivables has historically not been as active as the secondary market for other structured settlements, and as a result there is greater uncertainty in how the relevant laws and regulations will be applied and enforced. Furthermore, we do not have a well-established history in servicing workers’ compensation receivables, our payment history should not be applied to workers’ compensation receivables. Workers’ compensation settlements represent less than 1% of the settlements we purchase.

Federal Regulations

Title X of the Dodd-Frank Act establishes the CFPB, which has regulatory, supervisory and enforcement powers over providers of consumer financial products and services. Included in the powers afforded the CFPB is the authority to adopt rules describing specified acts and practices as being “unfair,” “deceptive” or “abusive,” and hence unlawful. The CFPB could adopt rules imposing new and potentially burdensome requirements and limitations with respect to our other lines of business.

In addition to Dodd-Frank’s grant of regulatory powers to the CFPB, Dodd-Frank gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws. In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution, reformation or rescission of contracts, payment of damages, refund or disgorgement, as well as other kinds of affirmative relief) and civil monetary penalties ranging from $5,000 per day for violations of federal consumer financial laws (including the CFPB’s own rules) to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of Dodd-Frank or CFPB regulations under Title X, Dodd-Frank empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties).

Federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses, which we maintain, and registration with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN). In addition, the USA PATRIOT Act of 2001 and the Treasury Department’s implementing federal regulations require us, as a “financial institution,” to establish and maintain an anti-money-laundering program. Such a program must include: (i) internal policies, procedures and controls designed to identify and report money laundering; (ii) a designated compliance officer; (iii) an ongoing employee-training program; and (iv) an independent audit function to test the program. Because of our compliance with other federal regulations having essentially a similar purpose, we do not believe compliance with these requirements has had or will have any material impact on our operations.

In addition, federal regulations require us to report suspicious transactions involving at least $2,000 to FinCEN. The regulations generally describe three classes of reportable suspicious transactions — one or more related transactions that the money services business knows, suspects, or has reason to suspect (i) involve funds derived from illegal activity or are intended to hide or disguise such funds, (ii) are designed to evade the requirements of the Bank Secrecy Act, or (iii) appear to serve no business or lawful purpose.

In connection with its administration and enforcement of economic and trade sanctions based on U.S. foreign policy and national security goals, the Treasury Department’s Office of Foreign Assets Control, or OFAC, publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals,” or SDNs. Assets of SDNs are blocked and we are generally prohibited from dealing with them. In addition, OFAC administers a number of comprehensive sanctions and embargoes that target certain countries, governments and geographic regions.  We are generally prohibited from engaging in transactions involving any country, region or government that is subject to such comprehensive sanctions.

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The Gramm-Leach-Bliley Act of 1999 and its implementing federal regulations require us generally to protect the confidentiality of our customers’ nonpublic personal information and to disclose to our customers our privacy policy and practices, including those regarding sharing the customers’ nonpublic personal information with third parties. That disclosure must be made to customers at the time the customer relationship is established and at least annually thereafter.

Legal Proceedings

In the ordinary course of our business, we are party to various legal proceedings including but not limited to those brought by our current or former employees, customers and competitors, the outcome of which cannot be predicted with certainty. For example, a competitor has alleged that we have engaged in improper lead generation and customer acquisition practices, improper disclosure of information in connection with structured settlement payment transfer orders, violations of structured settlement payment transfer statutes and other similar claims. We believe that the allegations made against us in the claim are without merit and are vigorously defending against these allegations. Other than as disclosed in this prospectus, we are not involved in any legal proceedings that are expected to have a material adverse effect on our business, results of operations or financial condition. To the knowledge of management, other than as disclosed in this prospectus, no legal proceedings of a material nature involving us are pending or contemplated by any individuals, entities or governmental authorities.

Our policy is to defend vigorously all claims and actions brought against us. Although we intend to continue to defend ourselves aggressively against all claims asserted against us, current pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to the nature of our business, at any time we may be a plaintiff in a proceeding pursuing judgment against parties from whom we have purchased a payment stream.

Class Action Suits; Agreements with Attorneys General

In the late 1990s, we were served with complaints in Pennsylvania, California and New Jersey alleging that we engaged in fraud and unfair business practices and violated consumer protection laws and usury statutes, prior to the effective date of any structured settlement transfer statutes in these states. We filed pleadings denying liability or wrongdoing in connection with these allegations. We believe our defenses to the complaints were meritorious and that we would have prevailed in those proceedings. However, we and the representatives of the plaintiffs or potential class entered into two settlement agreements resolving those lawsuits.

In connection with one of the settlements, we placed one million dollars into escrow to satisfy those class members who were subject to a discount rate in excess of 25%. Approximately $492,000 of the escrow remains and we believe that the escrowed amount will equal or exceed the amount of its liability to the members of the class. In connection with the settlements, we also modified certain provisions of our structured settlement agreement generally used by it to purchase structured settlements. The contract modifications do not restrict our ability to enter into future settlement purchase transactions.

At about the same time as the litigations described above, we and the Attorney General of the Commonwealth of Pennsylvania and the Attorney General of the State of New York entered into agreements where we agreed to refrain from enforcing certain provisions in already effective structured settlement payments purchase agreements, including provisions related to liquidated damages and attorneys’ fees and to limit its use of confession of judgment provisions. We also agreed to make certain changes in our settlement purchase agreements for future transactions. As part of the agreement with the Attorney General of the State of New York, New York residents who entered into settlement purchase transactions with us under terms that resulted in a discount rate (as defined in the agreement) greater than 25% are entitled to come forward and receive payments from us in the amount in excess of such amount. To date, no New York residents have come forward to demand such payment in connection with this agreement.

Fresno, California Litigation

In 2008 and 2009, the Fresno Superior Court issued a number of orders against us and other factoring companies, not only denying the petitions before them for court approval of structured settlement payment transfers pursuant to the California structured settlement transfer statute, but also raising and deciding other factual, procedural and legal issues not raised by any parties to the proceedings. The issues raised by the Court included the adequacy of the documents submitted by us; service and notice procedures in general; the independence of the claimants’ counsel from us; whether the structured settlement transfers at issue should be recharacterized as loans rather than

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sales (and thus subject to usury laws); the enforceability of assignment restrictions in the settlement annuity contracts or settlement agreements; and the validity of prior court orders approving transfers. We appealed, and in 2009, the Court of Appeal issued three published opinions reversing the challenged orders. In one of the opinions, the Court of Appeal held that a structured settlement payment transfer approved by a final court order cannot be attacked as void in the absence of direct and affirmative evidence of fraud, which the court determined had not been shown in the transaction at issue. In another opinion, the Court of Appeal held that in the absence of an objection by an interested person, an anti-assignment provision in a settlement annuity contract or settlement agreement does not bar the purchase of the structured settlement payments. In addition, the Court of Appeal held that the transfers were sales and not loans subject to the usury law. The Court of Appeal also ruled in favor of us on issues related to independent counsel. As the Court of Appeal ruled in favor of us, we believe that the litigation related to the Fresno Court orders is final.

California Proceedings

A purported class action lawsuit was filed against us in March 2009. Ceron v. 321 Henderson Receivables, L.P., et al., Case No. BC 409392. Raul Ceron, on behalf of himself and others, brought a purported class action against us in the Los Angeles County Superior Court in California. The purported class is defined as all persons who (i) sold structured settlement payment rights to us in a transaction approved by a California court pursuant to the California Structured Settlement Transfer Statute and (ii) were referred by us to a lawyer with respect to the sale of their structured settlement payment rights. The plaintiff claims that we referred him and other class members to particular lawyers to act as independent counsel and that the lawyers were not genuinely independent. He also alleged that we deducted the fees of such lawyers from the sale proceeds in violation of the California structured settlement transfer statute. The plaintiff sought a declaration that the prior court-approved transfers are void. In addition, the plaintiff sought unspecified general damages of $100 million, punitive damages and restitution. On March 29, 2010, the Superior Court sustained our demurrer to the complaint without leave to amend and entered a judgment of dismissal in favor of us. The plaintiff appealed. The Court of Appeal concluded the plaintiff could not recover any monetary damages, but permitted the plaintiff to seek injunctive relief as to any allegedly improper referrals or deduction of fees in the future. The time for any further appeal has expired with no further appeal having been taken. Because we neither refer California customers to attorneys nor deduct attorney fees from the proceeds of the sale, the plaintiff has elected not to pursue the case for injunctive relief. Plaintiff dismissed the lawsuit with prejudice in exchange for a nuisance value settlement of $5,000.

Illinois Proceedings

On March 12, 2011, a plaintiff filed a class action complaint against Settlement Funding, LLC d/b/a Peachtree Settlement Funding, in the Circuit Court of Cook County challenging four court-approved transfers of portions of her structured settlement payments to Peachtree Settlement Funding.  The Court granted Peachtree Settlement Funding’s motion to compel individual arbitration, and the plaintiff filed an arbitration claim in September 2011 alleging, inter alia, that Peachtree Settlement Funding violated the Illinois Consumer Fraud Act.  The arbitration was subsequently stayed when the plaintiff’s counsel claimed he had become concerned about her mental competence.  During the stay, a guardian was appointed over the plaintiff’s finances but not her person.  Nonetheless, after the stay, the plaintiff introduced new allegations that she was incompetent to enter into the transactions with Peachtree Settlement Funding and/or the statute of limitations for her consumer fraud claims was tolled by her purported disability.  The plaintiff has no contemporaneous diagnosis of mental incompetence from the time of the transfers and still no guardianship over her person.  We believe the plaintiff’s claims lack merit and intend to continue the vigorous defense.  A date for the arbitration hearing has not been set.

The plaintiff also filed petitions to vacate the orders approving the four transfers before the Circuit Courts of Peoria County and Sangamon County.  Both courts dismissed the plaintiff’s petitions to vacate as time-barred, and both ruled that the plaintiff failed to state a claim for tolling the statute of limitations on the basis of her purported disability.  The plaintiff appealed both orders. The Appellate Court of Illinois, 4th District (acting through the 5th District due to case assignment) held that Illinois courts did not have authority to approve certain sales of structured settlement payments due to anti-assignment provisions in the settlement documents and concluded that the Sangamon County court orders were void ab initio due to a finding by the Appellate Court that Peachtree Settlement Funding’s counsel had not adequately disclosed the anti-assignment provisions to the court approving the plaintiff’s transfers. If this decision is upheld, it may adversely impact other court-approved structured payment sales previously approved in the state of Illinois. The appeal of the dismissal order related to Peoria County has been fully briefed but no hearing

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has been set. We believe that the Appellate Court erred in its decision on a number of points and that the plaintiff’s Peoria County appeal lacks merit, and we intend to continue vigorously defending the claims. In furtherance of such continued defense, on September 30, 2013 we filed a petition to appeal as of right or for leave to appeal the decision of the Appellate Court to the Illinois Supreme Court. The National Association of Settlement Purchasers sought leave to file an amicus brief in support of our petition.

On October 24, 2011, a second plaintiff filed a demand for arbitration asserting largely the same claims against Peachtree Settlement Funding that the first plaintiff asserted with respect to twelve separate transfers made to Peachtree Settlement Funding in 2007, 2008 and 2009.  The second plaintiff, however, included no allegations regarding his competence.  The arbitration took place on October 17-19, 2012, and closing arguments took place January 18, 2013.  On January 30, 2013, the arbitrator issued an award granting damages to the second plaintiff based on facts unique to the case, while agreeing with Peachtree Settlement Funding on most legal issues.  Despite awarding the second plaintiff damages, the arbitrator did not disturb the transfer orders or grant any equitable relief. We have paid the amount of damages awarded and the claim is now resolved.

Consumer Lending Laws

From time to time, we or our subsidiaries have been named defendants in suits involving attempts to recharacterize the purchase of structured settlement payments as loans. Plaintiffs in these suits have asserted, among other things, that we and certain of our affiliates have engaged in deceptive loan practices in violation of state consumer credit statutes and state usury statutes or have otherwise failed to comply with certain statutory or regulatory requirements relating to consumer loan transactions. In some of these actions, the plaintiffs have also sought certification as a class and have requested relief including rescission of settlement contracts as well as monetary compensation. These suits were initiated in the structured settlement area before the Model Act was developed and before states adopted transfer statutes modeled after the Model Act. We do not believe that we have any significant exposure in this area because all purchases since June 2000 have been made pursuant to a court order issued pursuant to a transfer statute. The litigation matters referenced above have been settled and any monetary obligations have been fully funded. In addition, we have complied with our other obligations by incorporating certain provisions into our purchase agreements.

It is possible that with our expansion into other areas, such as annuities and pre-settlement and other new asset classes, that we could come under attack by claiming that the purchase of those products should be recharacterized as loans. If a court of competent jurisdiction were to hold that any such transaction is subject to consumer lending laws, we will not have complied with all of the requirements of such statutes. Such failure could result in the rescission of the applicable purchase agreement and repayment to those sellers of amounts received by us or any of our subsidiaries, an annuity trust, the annuity seller, a seller or an issuer with respect to the affected product. In addition, violations of certain consumer lending laws could subject us as the owner of a recharacterized loan to damages and administrative enforcement.

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MANAGEMENT

Our Directors and Executive Officers

The following table sets forth certain information as of September 16, 2013, concerning our directors and executive officers, upon consummation of the Transactions.

Name	Age*	Position(s)
David Miller	54	Chief Executive Officer, Chairman and Director*
Randi Sellari	47	President and Chief Operating Officer
Stefano Sola	42	Executive Vice President and Chief Investment Officer
Stephen Kirkwood	42	Executive Vice President, General Counsel and Corporate Secretary
John Schwab	45	Executive Vice President and Chief Financial Officer
J. Richard Blewitt	50	Director*
Alexander R. Castaldi	63	Director*
Eugene I. Davis	58	Director*
Kevin Hammond	32	Director*
Paul S. Levy	65	Director*
Robert N. Pomroy	52	Director*
Francisco J. Rodriguez	41	Director*

*	Appointed as a director on June 21, 2013.

David Miller, Chief Executive Officer, Chairman and Director. Mr. Miller serves as our Chief Executive Officer and Chairman. Prior to joining us in January 2009, he was Executive Vice-President responsible for Ace Group’s International Accident and Health Insurance Business. Prior to his employment at Ace Group. Mr. Miller was President and CEO of Kemper Auto and Home Insurance, a joint venture between Mr. Miller and Kemper Insurance Company. Before Kemper Auto and Home Insurance, Mr. Miller was COO of Providian Direct Insurance. Mr. Miller began his insurance career with Progressive Insurance where he held various positions over his seven-year career including Division Controller, Senior Product Manager and National Customer Manager. Mr. Miller has a BSEE in electrical engineering from Duke University and a MBA in Finance from The Wharton School of the University of Pennsylvania. Since 2013, Mr. Miller has served on the Board of Ellington Residential Mortgage REIT, a publicly traded REIT listed on NYSE. He was previously a member of the New York Stock Exchange. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Miller was a director and executive officer of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Miller’s experience described above, including his knowledge and leadership of our company, his extensive background in the financial services industry and his management experience, provides him with the qualifications and skills to serve as a director on our board.

Randi Sellari, President & Chief Operating Officer. Ms. Sellari serves as our President and Chief Operating Officer. Previously, Ms. Sellari served as our Chief Financial Officer and as an officer beginning in 2005 and prior to that time was an officer of J.G. Wentworth Management Company, Inc. since January 1999. Prior to holding such position, she was a senior accountant for J.G. Wentworth Management Company and supervised its servicing department. Ms. Sellari, before working for J.G. Wentworth Management Company, Inc., was a tax associate at Coopers & Lybrand in Philadelphia. Ms Sellari graduated Drexel University with a B S in Business Administration and is licensed in Pennsylvania as a certified public accountant. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Ms. Sellari was an executive officer of J.G Wentworth, LLC and J.G. Wentworth, and J.G. Wentworth, Inc.

Stefano Sola, Executive Vice President and Chief Investment Officer. Mr. Sola serves as our Executive Vice President and Chief Investment Officer. As Chief Investment Officer, Mr. Sola is responsible for the development and implementation of the financing and, capital markets platform and new funding sources across all product lines. He joined us in October 2009 from Swiss Re Capital Markets Corp. in New York where he served as Managing Director in the insurance-linked securities group. Prior to that, Mr. Sola focused on the origination and distribution of

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structured products and debt instruments at Natixis in New York for two years and Bear Stearns in London for seven years. During his final years at Bear Stearns, Mr. Sola set up and was head of the European Office for Bear Stearns Asset Management. Mr. Sola started his career with Deutsche Bank in London in the equity capital markets department. Since 2013, Mr. Sola has served on the Board of Pure Life Renal, LLC. Mr. Sola graduated with a B.A. from the American College in London specializing in Finance & Management.

Stephen Kirkwood, Executive Vice President, General Counsel and Corporate Secretary. Mr. Kirkwood serves as our Executive Vice President and General Counsel. He joined the Peachtree family of companies in March 1999. Mr. Kirkwood was responsible for the legal matters involving or relating to the Peachtree family of companies, and since the merger with Peachtree companies in July 2011, Mr. Kirkwood has continued to manage legal matters for us. He graduated from Union College in 1992 with a Bachelor of Science degree and received his law degree from Albany Law School.

John Schwab, Executive Vice President and Chief Financial Officer. Mr. Schwab serves as our Executve Vice President and Chief Financial Officer. Prior to joining us in April 2013, he served in various capacities since 2004 for Expert Global Solutions, Inc. (formerly NCO Group, Inc.) including Executive Vice President and Chief Financial Officer. Expert Global Solutions, Inc. is a business process outsourcing company operating in 12 countries with over 40,000 employees. Prior to his employment at Expert Global Solutions, Inc., Mr. Schwab was the Chief Financial Officer of RMH Teleservices, a publicly traded teleservices company. Mr. Schwab spent eleven years at Arthur Andersen, most recently as a Senior Manager, and was a certified public accountant. Mr. Schwab graduated from LaSalle University with a BS in Business Administration.

J. Richard Blewitt, Director. Mr. Blewitt is a capital markets veteran and until recently was a Managing Director and the Co-Head of Securitized Assets within Blackrock’s Fixed Income Portfolio Management Group, as well as a Partner for the R3 Capital hedge fund. He was responsible for managing multi-billion dollar structured finance/credit portfolios across all parts of the capital structure. Prior to joining Blackrock in 2009, Mr. Blewitt was a Managing Director and Head of Securitization and Insurance Products for Lehman Brothers Global Principal Strategies business. He also has held senior positions at Bank of America Securities, Creditex, and JP Morgan. Mr. Blewitt previously served on the board of directors of LoanX, a secondary loan trading platform associated with Creditco that was sold to Mark-it Partners.

Mr. Blewitt’s experience described above, including his background in finance and capital markets and leadership experience in public companies, provides him with the qualifications and skills to serve as a director on our board.

Alexander R. Castaldi, Director. Mr. Castaldi is a Managing Director of JLL, which he joined in 2003, and was previously a chief financial officer of three management buyouts. He was most recently Executive Vice President, Chief Financial Officer and Administration Officer of Remington Products Company. Previously, Mr. Castaldi was Vice President and Chief Financial Officer at Uniroyal Chemical Company. From 1990 until 1995, he was Senior Vice President and Chief Financial Officer at Kendall International, Inc. During the 1980s, Mr. Castaldi was also Vice President, Controller of Duracell, Inc. and Uniroyal, Inc. Mr. Castaldi serves as a director of several companies, including Medical Card System, Inc., PGT, Inc., Netspend Holdings, Inc., and Education Affiliates, Inc. From 2004 to February 2006, Mr. Castaldi served as a director of Builders FirstSource, Inc. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Castaldi was a director of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Castaldi’s experience described above, including his knowledge of our company, his background in structured finance and securitizations, his management experience and his experience as a director, provides him with the qualifications and skills to serve as a director on our board.

Eugene I. Davis, Director. Mr. Davis has served as one of the directors of Atlas Air Worldwide since June 2010. Prior to that time, he had served as a director of SBI from August 2009 to June 2010. Since 1999, Mr. Davis has been Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and

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Vice Chairman of Sport Supply Group, Inc. Mr. Davis is also a director of Atlas Air Worldwide Holdings, Inc., Global Power Equipment Group Inc., Spectrum Brands Inc., WMI Holdings Corp., and U.S. Concrete, Inc. He is also a director of ALST Casino Holdco, LLC, Trump Entertainment Resorts, Inc. and Lumenis Ltd., whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Dex One Corp., Footstar, Inc., Granite Broadcasting Corporation, GSI Group, Inc., Ion Media Networks, Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Viskase, Inc. and YRC Worldwide, Inc.

Mr. Davis’ experience described above, including his leadership experience in other companies and his extensive experience as a director, provides him with the qualifications and skills to serve as a director on our board.

Kevin Hammond, Director. Mr. Hammond is a Managing Director of JLL, which he joined in 2004. Prior to joining JLL, Mr. Hammond was an Analyst at Greenhill & Co., LLC. Mr. Hammond holds a B.S. degree from the University of Virginia.

Mr. Hammond’s experience described above, including his knowledge of our company and his background in finance, provides him with the qualifications and skills to serve as a director on our board.

Paul S. Levy, Director. Mr. Levy is a Managing Director of JLL, which he founded in 1988. In the last five years, he has served on the boards of the following public companies, on which he currently remains: Patheon, Inc., PGT, Inc., IASIS Healthcare, LLC and Builders FirstSource, Inc. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Levy was a director of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Levy’s experience described above, including his knowledge of our company and his experience as a director of other public companies, provides him with the qualifications and skills to serve as a director on our board.

Robert N. Pomroy, Director. Mr. Pomroy is a Managing Director of Credit Suisse in the Private Banking & Wealth Management division, based in New York. He is the Global Operating Partner for DLJ Merchant Banking. Mr. Pomroy joined Credit Suisse in 2004 from Mercer Management Consulting, where he served as Head of North American Private Equity and M&A and Senior Partner in the Financial Services practice. Mr. Pomroy holds a B.S. degree in Commerce from the University of Virginia and a Masters in Business Administration from Harvard Business School.

Mr. Pomroy’s experience described above, including his background in finance and his leadership experience in other public companies, provides him with the qualifications and skills to serve as a director on our board.

Francisco J. Rodriguez, Director. Mr. Rodriguez has served as a member of Netspend Holdings, Inc.’s Board of Directors since July 2008. Mr. Rodriguez is a Managing Director of JLL, which he joined in 1995. Prior to joining JLL, Mr. Rodriguez was a member of the merchant banking group at Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Rodriguez also serves as a director of several companies, including Education Affiliates, Inc., FC Holdings, Inc., Ross Education, LLC and NetSpend Holdings, Inc. Mr. Rodriguez holds a B.S. degree from the University of Pennsylvania Wharton School. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Rodriguez was a director of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Rodriguez’s experience described above, including his knowledge of our company, his background in finance and his experience as a director of other companies, provides him with the qualifications and skills to serve as a director on our board.

Board Composition and Election of Directors

Prior to completing this offering, we will amend and restate our certificate of incorporation and bylaws. Our certificate of incorporation will provide that our board of directors will consist of not less than three directors nor more than eleven directors. The exact number of members on our board of directors will be determined from time to time by our board of directors. Our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.

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In connection with this offering, the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood and other former holders of preferred management interests of the current company named JGWPT Holdings, LLC, intend to enter into a Voting Agreement pursuant to which they will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in the current company named JGWPT Holdings, LLC. Under the terms of the Voting Agreement, the parties will no longer be obligated to vote in favor of the election of the designees of the former owners of preferred membership interests if at any time such former holders cease to own any JGWPT Common Interests, and the parties will no longer be obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) holds in the aggregate fewer than       JGWPT Common Interests. By virtue of the Voting Trust Agreement described below, the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President, will be entitled to vote all Class B Shares held by certain of the Employee Members, representing      % of the combined voting power of our common stock, in favor of the election to our board of directors of the foregoing board designees. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power to determine the outcome of such vote.

Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to cast two votes on each matter presented to the board of directors for so long as the JLL Holders hold at least         Class A Shares and Class B Shares in the aggregate, and thereafter will be entitled to each cast one vote on each matter presented to the board of directors. All other directors will each be entitled to cast one vote on each matter presented to the board of directors.

Our certificate of incorporation will provide that directors may only be removed for cause by a majority of the voting power of our then outstanding stock voting as a single class at a meeting of stockholders. The certificate will also provide that, if a director is removed or if a vacancy occurs due to either an increase in the size of the board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

We intend to avail ourselves of the “controlled company” exception under the NYSE rules because more than 50% of the voting power of our common stock following the completion of this offering will be held by the JLL Holders, PGHI Corp. and the Other Members, each of which has agreed to vote their shares together pursuant the Voting Agreement. The “controlled company” exception eliminates the requirements that we have (a) a majority of independent directors on our board and (b) compensation and nominating/corporate governance committees composed entirely of independent directors, as independence is defined in Rule 10A-3 of the Exchange Act and under the listing standards. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of Sarbanes-Oxley and the NYSE. We will be required to have an audit committee with at least one independent director during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering and of which this prospectus is part. After this 90-day period and until one year from the date of effectiveness of the registration statement, we will be required to have a majority of independent directors on our audit committee. Thereafter, we will be required to have an audit committee comprised entirely of independent directors. We expect to have            independent directors on our board upon completion of this offering. See “Management—Directors and Executive Officers.” If at any time we cease to be a “controlled company” under the NYSE rules, our board of directors will take all action necessary to comply with the applicable NYSE rules, including appointing a majority of independent directors to our board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit and Compliance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has adopted written charters for each of these committees. Upon completion of this offering, copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

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Audit and Compliance Committee

Upon or prior to completion of this offering, we will establish an Audit and Compliance Committee and will adopt a charter for the Audit and Compliance Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters. The functions of our Audit and Compliance Committee, among other things, will include:

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•	appointing and determining the compensation for our independent auditors;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•	reviewing and overseeing our independent registered public accounting firm.

Our board of directors has determined that                qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that                 is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. As discussed above under the caption “Board Composition and Election of Directors,” the Audit and Compliance Committee will consist of a majority of independent directors within 90 days of listing, and consist of all independent directors by the first anniversary of listing, consistent with the NYSE listing standards.

Compensation Committee

Upon or prior to completion of this offering, we will establish a Compensation Committee and will adopt a charter for the Compensation Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters. The functions of our Compensation Committee, among other things, will include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;

•	reviewing and approving executive officer and director compensation;

•	reviewing and approving overall compensation programs; and

•	administering our incentive compensation and equity-based plans.

In order to comply with certain SEC and tax law requirements, our compensation committee (or a subcommittee of the compensation committee) must consist of at least two directors that qualify as “non employee directors” for the purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Code.

Nominating and Corporate Governance Committee

Upon or prior to completion of this offering, we will establish a Nominating and Corporate Governance Committee and will adopt a charter for the Nominating and Corporate Governance Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters. The functions of our Nominating and Corporate Governance Committee, among other things, will include:

•	identifying individuals qualified to become board members and recommending director nominees and board members for committee membership;

•	developing and recommending to our board corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and its committees and management.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management that is carried out by management. Our board of directors will determine the appropriate risk for us generally, assess the specific risks

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faced by us and review the steps taken by management to manage those risks. While our board of directors will maintain the ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Additionally, our Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit and Compliance Committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Nominating and Corporate Governance Committee will be responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering, none of the members of our Compensation Committee will have ever been an officer or employee of us. None of our executive officers will have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

Upon or prior to completion of this offering, we anticipate that our board of directors will adopt a code of business conduct and ethics that applies to our directors, officers and employees. Upon completion of this offering, a copy of this code will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

Upon or prior to completion of this offering, we anticipate that our board of directors will adopt corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of our board of directors and its committees. We anticipate that our corporate governance guidelines will cover, among other topics:

•	director independence and qualification requirements;

•	board leadership and executive sessions;

•	limitations on other board and committee service;

•	director responsibilities;

•	director compensation;

•	director orientation and continuing education;

•	board and committee resources, including access to officers and employees;

•	succession planning; and

•	board and committee self evaluations.

 Upon completion of this offering, a copy of the corporate governance guidelines will be available on our website. We expect that any amendments to the guidelines will be disclosed on our website.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors pursuant to which we have agreed to indemnify each director against: (a) expenses, judgments, and settlements paid in connection with third-party claims; and (b) expenses and settlements paid in connection with claims in our right, in each case provided that the director acted in good faith. In addition, we have agreed to indemnify each director to the fullest extent permitted by law against all expenses, judgments, and amounts paid in settlement unless the director’s conduct constituted a breach of his or her duty of loyalty to our stockholders. Subject to the director’s obligation to repay us in the event that he or she is not entitled to such indemnification, we will repay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

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Executive Compensation

Introduction

Our named executive officers for the year ended December 31, 2012, which consist of our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2012, are as follows:

•	David Miller, our Chief Executive Officer;

•	Randi A. Sellari, our President and Chief Operating Officer; and

•	Stefano Sola, our Executive Vice President and Chief Investment Officer.

2012 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our named executive officers in 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total($)
David Miller Chief Executive Officer	2012	565,096	485,800	753,435	77,646	1,881,977
Randi A. Sellari President and Chief Operating Officer	2012	542,717	371,700	712,785	78,426	1,705,628
Stefano Sola Executive Vice President and Chief Investment Officer	2012	278,631	127,190	567,484	8,361	981,666

(1)	Amounts represent the aggregate grant date fair value of Class B Management Interests granted in 2012, calculated in accordance with FASB ASC Topic 718. A description of the methodologies and assumptions used to value these interests and the manner in which we recognize the related expense is included in Note 21 to our consolidated financial statements. For more information relating to these grants, see the section entitled “Overview of Our 2012 Executive Compensation Program—Elements of Compensation—Class B Management Interests,” below.

(2)	Amounts represent the annual performance-based cash bonus earned by the named executive officer with respect to 2012 performance. For more information relating to these bonuses, see the section entitled “Overview of Our 2012 Executive Compensation Program—Elements of Compensation—Annual Cash Incentive Bonus,” below.

(3)	Amounts represent (1) for Mr. Miller a $20,680 automobile allowance, a $12,000 club allowance, a $35,000 allowance to purchase life insurance and a 401(k) plan matching contribution of $9,966; (2) for Ms. Sellari, a $22,926 automobile allowance, a $12,000 club allowance, a $35,000 allowance to purchase life insurance and a 401(k) plan matching contribution of $8,500; and (3) for Mr. Sola, a 401(k) plan matching contribution.

Overview of Our 2012 Executive Compensation Program

Elements of Compensation

Each of the named executive officers was provided with the following primary elements of compensation in 2012:

Base Salary. Each named executive officer received a fixed base salary in an amount determined in accordance with the executive’s employment agreement or offer letter and based on a number of factors, including:

•	The nature, responsibilities and duties of the officer’s position;

•	The officer’s expertise, demonstrated leadership ability and prior performance;

•	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

•	The competitiveness of the market for the officer’s services.

Each named executive officer’s base salary for 2012 is listed in the “2012 Summary Compensation Table,” above.

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Annual Cash Incentive Bonus. Each named executive officer was eligible to earn a cash incentive in 2012. The incentives for Mr. Miller and Ms. Sellari were based on the achievement of specified adjusted EBITDA targets, and the incentive for Mr. Sola was based on financing platform and securitization objectives. As described below in “Employment Arrangements with Named Executive Officers,” each officer was eligible to receive a specified amount upon achievement of the applicable objectives. In addition, each officer’s bonus could be adjusted from the amount earned based on achievement of the specified objectives to reflect additional relevant factors, including the officer’s individual performance during the year.

The adjusted EBITDA goal was achieved at 105% of the target level, which resulted in potential incentive payments to Mr. Miller and Ms. Sellari at 110% of the target bonus payment amounts set forth in their employment agreements. The incentive amounts were further adjusted to reflect Mr. Miller’s and Ms. Sellari’s individual performance in 2012, resulting in total cash incentive payments at 130% of the target bonus payment amounts set forth in their employment agreements. Mr. Sola achieved the financing platform and securitization objectives and his bonus was paid at the target level described in his offer letter.

More information regarding the cash incentive amounts paid with respect to 2012 is included in the “2012 Summary Compensation Table,” above.

Class B Management Interests. Each named executive officer was provided with a grant of Class B Management Interests (commonly referred to as profits interests) in 2012. The Class B Management Interests do not have any intrinsic value when granted, and only provide the officers with benefits (in the form of distributions) if the value of JGWPT Holdings, LLC increases by a specified amount after the grant date. Each Class B Management Interest granted in 2012 was designated as either a Tranche B-1, Tranche B-2, Tranche B-3 or Tranche B-4 interest, and each officer holds interests in each tranche. The specified amount of JGWPT Holdings, LLC’s post-grant date appreciation in value that must be achieved before an interest is entitled to distributions is increased for each tranche, such that a lower numbered tranche may become entitled to receive distributions before a higher numbered tranche.

The Class B Management Interests are subject to forfeiture restrictions that lapse in equal 20% installments over a five-year period, subject to the officer’s continued employment. However, the officers are entitled to receive distributions during employment on interests that were subject to forfeiture restrictions as long as the applicable value appreciation threshold was met. No such distributions were paid in 2012. More information relating to the grants of Class B Management Interests is included in the “Outstanding Equity Awards at Fiscal Year End for 2012” table, below.

As described above in the Section entitled “The Transactions,” each Class B Management Interest, including those held by the named executive officers, will be converted into JGWPT Common Interests (with a corresponding equal number of Class B Shares) in connection with, and based on our fair market value as of, this offering, taking into account the distribution rights of the Class B Management Interests. These converted interests will be subject to the same forfeiture (if any) as applied to the Class B Management Interests immediately prior to the conversion. The following table lists the Class B Management Interests currently held by each named executive officer, and the number of JGWPT Common Interests and Class B Shares into which those Class B Management Interests will be converted in connection with this offering.

Name	Number of Class B Management Interests Prior to Conversion	Number of JGWPT Common Interests Following Conversion	Number of Class B Shares Following Conversion
David Miller
Randi A. Sellari
Stefano Sola

Following this offering, each such Common Interest will be exchangeable (together with a corresponding number of Class B Shares) for one of our Class A Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class A Shares, at any time after we file a registration statement providing for such exchanges as more fully described below under “The Transactions—Operating Agreement of JGWPT Holdings, LLC—Exchange Rights.”

Other Benefits. In 2012, Mr. Miller and Ms. Sellari were provided with certain limited additional fringe benefits that we believe are commonly provided to similarly situated executives in the market in which we compete for talent

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and therefore are important to our ability to attract and retain top level executive management. As described in more detail below in the section entitled “Employment Agreements with Named Executive Officers,” these benefits include a monthly automobile and club membership allowance and an annual cash payment to purchase life insurance. The amounts paid to Mr. Miller and Ms. Sellari in 2012 respect of these benefits is reflected above in the “2012 Summary Compensation Table” under the “All Other Compensation” heading. Mr. Sola is not entitled to receive these benefits.

Retirement and Employee Benefits. All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. Our named executive officers are eligible to participate in these plans on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. The 401(k) plan matching contributions provided to our named executive officers in 2012 are reflected above in the “2012 Summary Compensation Table” under the “All Other Compensation” heading.

Employment Agreements with Named Executive Officers

Each of our named executive officers is a party to a written employment arrangement. The material terms of each of those arrangements is described below. For a description of the compensation actually paid to the named executive officers for 2012, please refer to the “2012 Summary Compensation Table,” above.

Employment Agreement with David Miller

Mr. Miller and J.G. Wentworth, LLC entered into an employment agreement on November 1, 2010, which was subsequently amended on March 11, 2013. Mr. Miller’s agreement provides that he will serve as Chief Executive Officer under the agreement for an initial period that began on November 1, 2010 and ended on November 1, 2012, and for subsequent one-year periods thereafter unless his employment is terminated or either party provides at least 90 days’ advance notice of non-renewal prior to the end of the applicable period.

Pursuant to the agreement, Mr. Miller is entitled to an initial annual base salary of $450,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 100% of his then-current base salary (maximum of 200%) based on the achievement of annual performance objectives and other conditions which are described in more detail in the section entitled “Overview of Our 2012 Executive Compensation Program – Elements of Compensation – Annual Cash Incentive Bonus,” above. The agreement also provides that Mr. Miller is eligible to receive equity compensation awards and to receive fringe benefits provided to other senior executive officers generally, including a $1,500 monthly automobile allowance (increased annually based on the Consumer Price Index), a $1,000 monthly club allowance and a $35,000 annual cash allowance to purchase life insurance of his choice. Mr. Miller is also eligible to receive employee health and welfare benefits as are provided to senior executive officers generally.

The agreement provides that if Mr. Miller’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Miller for “good reason” (as described below), and Mr. Miller executes a general release of claims, then he will receive (i) continued base salary and health and welfare benefits for 24 months following the date of termination and (ii) a pro-rated annual incentive bonus for the year of termination, payable when, as and if such bonuses are paid to senior executives with respect to the year of termination. For purposes of the agreement, “good reason” means, in summary, (a) Mr. Miller’s removal as Chief Executive Officer, (b) a material reduction his duties or responsibilities or the assignment to him of duties or responsibilities that are inconsistent with his position, including reporting to anyone other than the board of directors or a committee thereof, (c) a reduction of his base salary, (d) relocation of his office by more than 40 miles or (e) a material breach of the agreement by J.G. Wentworth, LLC that is not cured within 30 days.

The agreement also provides that during Mr. Miller’s employment and for the one-year period following termination of his employment for any reason, Mr. Miller will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, J.G. Wentworth, LLC or certain related entities. The agreement further provides that Mr. Miller may not disclose any proprietary, trade secret or confidential information involving J.G. Wentworth, LLC and certain related entities and will assign all applicable intellectual property rights to them.

Employment Agreement with Randi A. Sellari

Ms. Sellari entered into an employment agreement with J.G. Wentworth, LLC on July 23, 2007. Ms. Sellari’s agreement provides that she will serve as President and Chief Operating Officer under the agreement for an initial

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period that began on July 23, 2007 and ended on July 23, 2010, and for subsequent one-year periods thereafter unless her employment is terminated or either party provides at least 90 days’ advance notice of non-renewal prior to the end of the applicable period.

Pursuant to the agreement, Ms. Sellari is entitled to an initial annual base salary of $425,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 100% of her then-current base salary based on the achievement of annual performance objectives and other conditions which are described in more detail in the section entitled “Overview of Our 2012 Executive Compensation Program—Elements of Compensation—Annual Cash Incentive Bonus,” above. The agreement further provides that Ms. Sellari is entitled to receive fringe benefits that are no less favorable than those provided to similarly situated executives, including a $1,500 monthly automobile allowance (increased annually based on the Consumer Price Index) and a $1,000 monthly club allowance. Ms. Sellari is also eligible to receive a $35,000 annual cash allowance to purchase life insurance of her choice. In addition, Ms. Sellari is eligible to receive employee health and welfare benefits as are provided to senior executive officers generally.

The agreement provides that if Ms. Sellari’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Ms. Sellari for “good reason” (as described below), and Ms. Sellari executes a general release of claims, then she will receive (i) continued base salary and health, welfare and fringe benefits for 36 months following the date of termination and (ii) a pro-rated annual incentive bonus for the year of termination, payable when, as and if such bonuses are paid to senior executives with respect to the year of termination. In addition, if Ms. Sellari’s employment is terminated by the employer without cause or if certain corporate transactions occur, then any stock options referenced in the prior paragraph will vest in full. For purposes of the agreement, “good reason” means, in summary, (a) relocation of Ms. Sellari’s office by more than 10 miles or (b) a material breach of the agreement by J.G. Wentworth, LLC that is not cured within 30 days.

The agreement also provides that during Ms. Sellari’s employment and for the three-year period following termination of her employment for any reason, Ms. Sellari will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, J.G. Wentworth, LLC or certain related entities. The agreement further provides that Ms. Sellari may not disclose any proprietary, trade secret or confidential information involving J.G. Wentworth, LLC and certain related entities and will assign all applicable intellectual property rights to them.

Employment Arrangements with Stefano Sola

Mr. Sola entered into an offer letter with J.G. Wentworth, LLC on August 27, 2009, pursuant to which he serves as Chief Investment Officer. The letter provides that Mr. Sola is entitled to receive an initial annual base salary of $266,500, subject to periodic reviews, and is eligible to receive an annual cash bonus of up to 200% of his then-current base salary based on the achievement of annual performance objectives and other conditions which are described in more detail in the section entitled “Overview of Our 2012 Executive Compensation Program—Elements of Compensation—Annual Cash Incentive Bonus,” above. The letter states that Mr. Sola was entitled to receive a guaranteed bonus of $533,000 with respect to 2009. In addition, the letter provides that Mr. Sola was eligible to receive an equity grant equal to 5% of the shares available for company management, subject to board approval of the grant and a governing equity plan document. The letter required that Mr. Sola enter into a standard form confidentiality and non-disclosure agreement.

Mr. Sola entered into a separate severance letter with JGWPT Holdings, LLC on August 20, 2012. The severance letter provides that if Mr. Sola’s employment is involuntarily terminated for any reason other than “cause” (which includes, but is not limited to, acts such as theft and fraud), he will receive continued base salary for 52 weeks, subject to his execution of a general release of claims.

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Outstanding Equity Awards at Fiscal Year End for 2012

The following table sets forth certain information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2012:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David Miller	688,996.15	3,554,867
Randi A. Sellari	552,764.72	2,722,849
Stefano Sola	112,043.17	776,890

(1)	The stock awards listed in this column consist of:

(a)	The following number of restricted JGWPT Common Interests held by Messrs. Miller and Sola and Ms. Sellari, which become non-forfeitable in equal 20% installments on each of the first five anniversaries of September 22, 2009: Mr. Miller, 996.15; Ms. Sellari, 764.72; and Mr. Sola, 243.17. These interests were originally granted in 2009 in the form of Class A interests in J.G. Wentworth, LLC, but were converted to restricted JGWPT Common Interests in 2011.
(b)	The following number of Class B Management Interests granted to Messrs. Miller and Sola and Ms. Sellari on February 17, 2012: Mr. Miller, 688,000; Ms. Sellari, 552,000; and Mr. Sola, 56,800, and an additional 55,000 Class B Management Interests in JGWPT Holdings, LLC granted to Mr. Sola on August 8, 2012. These interests become non-forfeitable in equal 20% installments on each of the first five anniversaries of the grant date or, in some cases, on each of the first five anniversaries of the Peachtree Merger. As described above in “Overview of Our 2012 Executive Compensation Program—Elements of Compensation—Class B Management Interests,” these interests will be converted into JGWPT Common Interests (with a corresponding equal number of Class B Shares) in connection with this offering

(2)	The market value is determined by multiplying the value of the applicable class of units as of December 31, 2012, as determined in accordance with JGWPT Holdings, LLC’s annual valuation process, by the number of units of the applicable class.

401(k) Plan

The JGWPT Holdings 401(k) Plan provides substantially all employees with the ability to make pre- or post-tax retirement contributions in accordance with applicable IRS limits. Matching contributions are provided in an amount equal to 50% of an employee’s contributions up to the first 8% contributed by the employee.

Potential Payments Upon Termination or Change in Control

Please refer to the section entitled “Employment Agreements with Named Executive Officers,” above, for a description of severance payments and benefits to be provided to our named executive officers in connection with certain qualifying terminations of their employment.

JGWPT Holdings Inc. 2013 Omnibus Incentive Plan

Introduction

Prior to the completion of this offering, we intend to adopt the JGWPT Holdings Inc. 2013 Omnibus Incentive Plan. The purposes of the Plan will be to provide additional incentives to selected officers, employees, non-employee directors and consultants, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the growth and success of our business and whose efforts will impact our long-term growth and profitability.

Summary of Expected Plan Terms

Types of Awards. The Plan will provide for the issuance of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), stock bonuses, other stock-based awards and cash awards.

Shares Available; Certain Limitations. We expect to reserve for issuance under the Plan a number of Class A Shares equal to 10% of the total number of shares of our capital stock that would be outstanding if all of the JGWPT Common Interests were exchanged for Class A Shares and Class C Shares immediately after this offering. When Section 162(m) of the Internal Revenue Code (Code) becomes applicable to us, (i) no individual will be granted options or SARs for more than                  Class A Shares during any calendar year and (ii) no individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Code will be granted either restricted stock, RSUs, a stock bonus, or other stock-based awards for more than                Class A Shares during any calendar year or a cash award in excess of $                 during any calendar year.

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The total number of Class A Shares reserved for issuance and the individual award limitations are subject to equitable adjustment upon the occurrence of any extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

Any Class A Shares subject to an award that remain unissued upon the cancellation or termination of the award will again become available for grant under the Plan. However, shares that are exchanged by a participant or withheld as payment in connection with any option or SAR under the Plan, as well as any shares exchanged by a participant or withheld to satisfy tax withholding obligations related to any option or SAR, will not be available for subsequent awards under the Plan. If an award is denominated in shares, but settled in cash, the number of shares previously subject to the award will again be available for grants under the Plan. If an award can only be settled in cash, it will not be counted against the total number of shares available for grants under the Plan.

Administration. The Plan will be administered by our board of directors, or if our board of directors does not administer the Plan, a committee of our board of directors that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the plan administrator).

Eligibility. Our officers, including the named executive officers listed in the 2012 Summary Compensation Table, employees, non-employee directors and consultants are eligible to receive awards under the Plan at the discretion of the plan administrator. It is expected that approximately            individuals will be eligible to participate in the Plan.

 Exercisability and Vesting. Awards will become exercisable or otherwise vest at the times and upon the conditions that the plan administrator may determine, as reflected in an applicable award agreement. The plan administrator has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it deems appropriate.

Performance Goals. The vesting of awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code will be based upon one or more of the following business criteria: earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation and amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); pre-tax income, after-tax income or adjusted net income; earnings per share (basic or diluted); operating profit; revenue, revenue growth or rate of revenue growth; return on assets (gross or net), return on investment, return on capital, or return on equity; returns on sales or revenues; operating expenses; stock price appreciation; cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; implementation or completion of critical projects or processes; cumulative earnings per share growth; operating margin or profit margin; cost targets, reductions and savings, productivity and efficiencies; strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and/or information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and any combination of, or a specified increase in, any of the foregoing.

The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to JGWPT Holdings Inc. or an affiliate, or a division or strategic business unit of JGWPT Holdings Inc. or any affiliate, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the compensation committee of our board of directors. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Where applicable, business criteria will be determined in accordance with generally accepted accounting principles (with such adjustments as our compensation committee may prescribe) and achievement of the criteria will require certification by the compensation committee. The compensation committee will have the authority under the Plan to make equitable

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adjustments to the business criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Stock Options. Options entitle the participant to purchase Class A Shares during a specified period at a purchase price specified by the plan administrator (at a price not less than 100% of the fair market value of a share on the day the option is granted). Each option will have a maximum term of ten years from the date of grant, or such lesser period as the plan administrator may determine. Each option will be identified in the applicable award agreement as either a non-qualified stock option or an option intended to qualify as an “incentive stock option” under Section 422 of the Code. Incentive stock options are required to have specific terms contained in Section 422 of the Code and which will be set forth in the applicable award agreement. Options may not be re-priced to lower the exercise price or be cancelled in exchange for another type of award or cash payment without stockholder approval.

Stock Appreciation Rights. A SAR may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option. SARs generally permit the participant to receive cash or Class A Shares equal to the difference between the exercise price of the SAR (which must equal or exceed the fair market value of the common stock at the date of grant) and the fair market value of the related shares on the date of exercise for a period of no more than ten years. SARs may not be re-priced to lower the exercise price or be cancelled in exchange for another type of award or cash payment without stockholder approval.

Restricted Stock. The plan administrator may grant restricted Class A Shares to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as it may determine in its discretion. Except for restrictions on transfer and such other restrictions as the plan administrator may impose, participants will have all the rights of a stockholder with respect to the restricted stock.

Restricted Stock Units. A restricted stock unit award is an award of the right to receive an amount of cash or Class A Shares at a future date based upon the value of the Class A Shares at the time of vesting of the award, or if the award is denominated in cash, the right to receive an amount of cash per unit that is determined by the plan administrator.

Other Stock-Based Awards. Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, Class A Shares (including dividend equivalents) may be granted under the Plan. The plan administrator will determine the terms and conditions of these awards, including the number of shares to be granted pursuant to the award, the manner in which the award will be settled (e.g., in shares, cash or other property), and the conditions to vesting and payment of the award (including the achievement of performance objectives).

Stock Bonus Awards; Cash Awards. Stock bonuses payable in fully vested Class A Shares and awards that are payable solely in cash may also be granted under the Plan.

Change in Control. Unless otherwise provided by the plan administrator or set forth in an award agreement or otherwise, following a “change in control” of JGWPT Holdings Inc. (as described below), (i) each outstanding award that is assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance objectives will be deemed to be achieved at target levels if the participant’s employment or service is terminated pursuant to a qualifying termination (as defined in the Plan) within 24 months following the change in control, and (ii) each outstanding award that is not assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance objectives will be deemed to be achieved at target levels immediately upon the occurrence of the change in control. In addition, the plan administrator may, in its discretion, cancel outstanding awards in exchange for a payment in cash, shares, or any combination of cash or shares, equal to the value of the award based on the price per share received by other stockholders.

For purposes of the Plan a “change in control” means, in general: (i) a person or entity acquires securities of JGWPT Holdings Inc. representing 50% or more of its combined voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) consummation of a merger or consolidation of JGWPT Holdings Inc. or any of its subsidiaries, other than (x) a merger or consolidation that results in both the JGWPT Holdings Inc. voting securities continuing to represent more than 50% of the combined voting power of the surviving entity or its parent and the individuals constituting our board of directors immediately prior to the transaction continuing to

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constitute at least a majority of the board of the surviving entity or its ultimate parent, or (y) a merger or consolidation effected to implement a recapitalization in which no person or entity acquires 50% or more of the combined voting power of JGWPT Holdings Inc.; or (iv) stockholder approval of a plan of complete liquidation or dissolution of JGWPT Holdings Inc. or the consummation of an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of JGWPT Holdings Inc. immediately prior to such sale.

Amendment and Termination of the Plan. The Plan may be amended by our board of directors, subject to stockholder approval where necessary to satisfy legal or regulatory requirements. The Plan will terminate not later than the tenth anniversary of its effective date, but awards granted before the termination of the Plan may extend beyond that date in accordance with their terms.

Form S-8

We intend to file with the SEC a registration statement on Form S-8 covering the Class A Shares issuable under the Plan.

New Plan Benefits

   While we intend to grant awards under the Plan to eligible participants, we have not yet established specific parameters regarding the granting of future awards under the Plan. As such, the benefits or amounts that will be received by or allocated to participants under the Plan are not currently determinable.

United States Federal Income Tax Consequences of Plan Awards

The following is a summary of certain United States federal income tax consequences of awards under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares are issued to a participant pursuant to the exercise of an ISO, then, generally (i) the participant will not realize ordinary income with respect to the exercise of the option, (ii) upon sale of the underlying shares acquired upon the exercise of an ISO, any amount realized in excess of the exercise price paid for the shares will be taxed to the participant as capital gain and (iii) we will not be entitled to a deduction. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant’s income for purposes of the alternative minimum tax. However, if the participant disposes of the shares acquired on exercise before the later of the second anniversary of the date of grant or one year after the receipt of the shares by the participant (a “disqualifying disposition”), the participant generally would include in ordinary income in the year of the disqualifying disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. If ordinary income is recognized due to a disqualifying disposition, we would generally be entitled to a deduction in the same amount. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, it will be treated for tax purposes as a nonqualified stock option, or “NQSO,” as discussed below.

Non-Qualified Stock Options. In general, no taxable income will be realized by a participant upon the grant of a non-qualified stock option. Upon exercise of an non-qualified stock option, the participant generally will include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. At the time the participant recognizes ordinary income, we generally will be entitled to a deduction in the same amount. In the event of a subsequent sale of shares received upon the exercise of the option, any appreciation after the date on which taxable income is realized by the participant in respect of the option exercise will be taxed as capital gain in an amount equal to the excess of the sales proceeds for the shares over the participant’s basis in such shares. The participant’s basis in the shares will generally equal the amount paid for the shares plus the amount included in ordinary income by the participant upon exercise of the option.

Stock Appreciation Rights. In general, no taxable income will be realized by a participant upon the grant of a SAR. Upon the settlement of a SAR, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at such time in the same amount.

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Restricted Stock. In general, no taxable income will be realized by a participant upon the grant of restricted stock, unless the participant elects under Section 83(b) of the Code, within thirty days after such grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of grant, less any amount paid for the shares. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. If the election is not made, the participant will generally recognize ordinary income on the date that the restrictions with respect to the restricted stock lapse, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the participant recognizes ordinary income, we generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the participant has recognized ordinary income (i.e., where a Section 83(b) election was previously made or the restrictions were previously removed), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the participant’s basis in such shares.

Restricted Stock Units. In general, no taxable income will be realized by a participant upon the grant of restricted stock units. Rather, upon the settlement of the restricted stock units, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the shares of common stock received, as applicable. We will generally be entitled to a tax deduction at such time equal to the amount of income recognized by the participant.

Other Awards. With respect to other awards granted under the Plan, including stock bonuses, other stock-based award and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of common stock or other property received will be ordinary income to the participant, and we will generally be entitled to a tax deduction in the same amount.

Section 162(m). At the time when Section 162(m) of the Code becomes applicable to us, annual compensation in excess of $1 million paid to individuals who are “covered employees” will not be deductible by us unless it is “performance-based compensation.” The plan administrator may make awards under the Plan to eligible participants who are covered employees (or to individuals whom the plan administrator believes may become covered employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code, to the extent it is applicable to us. To qualify, the exercisability and/or payment of such awards will be subject to the achievement of performance criteria based upon one or more performance goals set forth in the Plan and to certification of such achievement in writing by the compensation committee of our board of directors. The performance criteria will be established in writing by that committee not later than the time period prescribed under Section 162(m) of the Code.

Director Compensation

JGWPT Holdings Inc. did not have any directors in 2012. As a result, no information relating to 2012 director compensation has been included in this prospectus.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We or JGWPT Holdings, LLC have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities on an as-converted to Class A Share basis, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities.

Prior to or concurrently with the completion of this offering, we will engage in certain transactions related to this offering. The Common Interestholders and certain of our other officers and directors, will be party to certain of those transactions. Please see the section entitled “The Transactions” for a more detailed description of such transactions.

JGWPT Holdings, LLC Common Interest Purchase Agreements

Pursuant to one or more Common Interest Purchase Agreements, we will use a portion of the proceeds from this offering to purchase JGWPT Common Interests held by certain Common Interestholders on a pro rata basis. These Common Interestholders will provide customary representations regarding their ownership of the JGWPT Common Interests and related matters.

Operating Agreement of JGWPT Holdings, LLC

Reorganization. Immediately prior to this offering, the current company named JGWPT Holdings, LLC will merge with and into a newly formed subsidiary of JGWPT Holdings Inc., with the newly formed subsidiary surviving the merger. Immediately after the merger and prior to the consummation of this offering, the surviving, newly formed subsidiary will change its name to JGWPT Holdings, LLC immediately after the merger. In connection with this merger, (i) all of the currently outstanding Class B Management Interests will be cancelled and holders will receive in the merger JGWPT Common Interests that are subject to vesting requirements, which we refer to as the Restricted JGWPT Common Interests, and (ii) all of the currently outstanding Class C Profits Interests will be cancelled and holders will receive in the merger warrants to purchase Class C Shares, as further described below. As a result of this exchange of membership interests in the merger, all of the Common Interestholders will hold the same class of JGWPT Common Interests, except that (i) certain JGWPT Common Interests held by Employee Members will remain subject to vesting and (ii) the JGWPT Common Interests held by PGHI Corp. will continue to be non-voting. In addition, we will be appointed as the managing member of JGWPT Holdings, LLC.

As a result of this reorganization, we will operate our business through JGWPT Holdings, LLC and its consolidated subsidiaries. The operations of JGWPT Holdings, LLC, and the rights and obligations of the Common Interestholders, will be set forth in the operating agreement of JGWPT Holdings, LLC. The following description of the JGWPT Holdings, LLC operating agreement is not complete and is qualified by reference to the full text of the agreement.

Governance. We will serve as the sole managing member of JGWPT Holdings, LLC. As such, we will control its business and affairs and be responsible for the management of its business. No members of JGWPT Holdings, LLC, in their capacity as such, will have any authority or right to control the management of JGWPT Holdings, LLC or to bind it in connection with any matter. As noted above, however, the Common Interestholders other than PGHI Corp. will have the ability to exercise majority voting control over us by virtue of their ownership of Class B Shares. In addition, our board of directors will initially be composed of designees appointed by the JLL Holders who will exercise a majority of the director voting power on all matters presented to the board of directors. Under the terms of the Voting Agreement the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood and other former holders of preferred management interests of the current company named JGWPT Holdings, LLC, intend to enter into a Voting Agreement pursuant to which they will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC.

Rights of Members. JGWPT Holdings, LLC will issue JGWPT Common Interests to us and to the Common Interestholders. Each Common Interest will entitle the holder to equal economic rights. Common Interestholders will have no voting rights by virtue of their ownership of JGWPT Common Interests, except for the right to approve certain amendments to the operating agreement of JGWPT Holdings, LLC, certain changes to the capital accounts of the members of JGWPT Holdings, LLC, any conversion of JGWPT Holdings, LLC to a corporation other than for purposes of a sale transaction, certain issuances of membership interests in JGWPT Holdings, LLC, certain mergers, consolidations or sale transactions and any dissolution of JGWPT Holdings, LLC. See “—Amendments.” Common

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Interestholders other than PGHI Corp. will hold Class B Shares, enabling them to exert a significant percentage of our voting power. See “Risk Factors—Control by the JLL Holders of           % of the combined voting power of our common stock and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.”

As noted above, JGWPT Holdings, LLC currently has outstanding profits interests that were issued to certain of its employees. These profits interests are subject to forfeiture or repurchase by JGWPT Holdings, LLC under some circumstances in connection with a termination of the employee member’s employment. Although these profits interests will be converted into Restricted JGWPT Common Interests of JGWPT Holdings, LLC immediately prior to this offering, to the extent that the previously outstanding profits interests were subject to forfeiture at the time of conversion, then the Restricted JGWPT Common Interests issued upon conversion generally also will be subject to forfeiture on the same terms. We do not intend to cause JGWPT Holdings, LLC to issue profits interests in the future, although the operating agreement of JGWPT Holdings, LLC does preserve the right of JGWPT Holdings, LLC to do so.

Net profits and net losses and distributions of JGWPT Holdings, LLC generally will be allocated and made to its members pro rata in accordance with the number of JGWPT Common Interests they hold, whether or not vested.

Exchange of Class C Profits Interests for Warrants. In connection with the Transactions, the Class C Profits Interests of JGWPT Holdings, LLC held by PGHI Corp. will be cancelled and holders will receive warrants to purchase Class C Shares.

The warrants issued in respect of the Tranche C-1 profits interests will entitle the holders thereof to purchase our Class C Shares in an amount equal to 2.5% of our outstanding common stock or other equity interests (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests then outstanding (excluding the Class B Shares)). These warrants will have an exercise price based on the greater of the fair market value of us and JGWPT Holdings, LLC at the time of this offering and $       .

The warrants issued in respect of the Tranche C-2 profits interests shall entitle the holders thereof to purchase Class C Shares in an amount equal to 2.5% of our outstanding common stock or other equity interests (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests then outstanding (excluding the Class B Shares)). These warrants will have an exercise price based on the greater of the fair market value of us and JGWPT Holdings, LLC at the time of this offering and $       .

These warrants will be exercisable until July 12, 2021, and may not be exercised if, as a result of exercise, the warrant holder would hold, individually or in the aggregate, an aggregate number of our shares of common stock or other equity interests equal to more than 14.9% of our combined voting interests or more than 33.3% of our outstanding common stock or other equity interests.

Coordination of JGWPT Holdings Inc. and JGWPT Holdings, LLC. At any time we issue a Class A Share for cash, the net proceeds received by us will be promptly transferred to JGWPT Holdings, LLC, and JGWPT Holdings, LLC will issue to us one of its JGWPT Common Interests. At any time we issue a Class A Share pursuant to our proposed equity incentive plan or upon exercise of our warrants we will contribute to JGWPT Holdings, LLC all of the proceeds that we receive (if any) and JGWPT Holdings, LLC will issue to us one of its JGWPT Common Interests, having the same restrictions, if any, attached to the Class A Shares issued under the proposed equity incentive plan or warrants. Conversely, if we redeem or repurchase any of our Class A Shares, JGWPT Holdings, LLC will, immediately prior to our redemption or repurchase, redeem or repurchase an equal number of JGWPT Common Interests held by us, upon the same terms and for the same price, as the Class A Shares are redeemed or repurchased. We can only redeem or repurchase Class A Shares if JGWPT Holdings, LLC first redeems or repurchases JGWPT Common Interests we hold.

Under the terms of the JGWPT Holdings, LLC operating agreement, subject to the approval of the Common Interestholders, we may in the future cause JGWPT Holdings, LLC to issue JGWPT Common Interests or other, newly created classes of JGWPT Holdings, LLC securities to one or more investors having such rights, preferences and other terms as we determine, and in such amount as we may determine. In addition, we may in the future elect to compensate our employees by granting them JGWPT Common Interests, whether or not subject to forfeiture, or profits interests or other securities. Any such issuance would have a dilutive effect on the economic interest we hold in JGWPT Holdings, LLC. In addition, we will issue our Class B Shares having 10 votes per share on a one-for-one basis in connection with any future issuances of JGWPT Common Interests, which would have a dilutive effect on

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the voting power of our then current holders of Class A Shares. The Tax Receivable Agreement would cover any exchanges of JGWPT Common Interests issued to the current parties to that agreement after the offering, and it is possible that new investors in the JGWPT Common Interests after the offering may become parties to the Tax Receivable Agreement as well.

Pursuant to the JGWPT Holdings, LLC operating agreement, we will agree, as managing member, that we will not conduct any business other than the management and ownership of JGWPT Holdings, LLC and its subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis). In addition, JGWPT Common Interests, as well as our common stock, will be subject to equivalent stock splits, dividends and reclassifications.

Issuances and Transfer of JGWPT Common Interests. Membership interests in JGWPT Holdings, LLC may only be issued to persons or entities to which we agree to permit the issuance of such interests in exchange for cash or other consideration, including, if applicable, the services of employees of JGWPT Holdings, LLC or its affiliates. The JGWPT Common Interests held by us from time to time are non-transferable. JGWPT Common Interests held by the other Common Interestholders may be transferred without our consent only under limited circumstances, including to certain permitted transferees (i.e., by bequest or for estate planning purposes), and upon exchanges for Class A Shares or Class C Shares following this offering. A holder of JGWPT Common Interests (other than PGHI Corp.) may not transfer any JGWPT Common Interests to any person unless he transfers an equal number of our Class B Shares to the same transferee.

Exchange Rights. We have reserved for issuance        Class A Shares, which is the aggregate number of Class A Shares expected to be issued over time upon the exchanges by the Common Interestholders unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class A Shares for some or all of such exchanged JGWPT Common Interests. As noted above, we may in the future cause JGWPT Holdings, LLC to issue additional JGWPT Common Interests that would also be exchangeable for Class A Shares. We have also reserved for issuance        Class C Shares, which is the aggregate number of Class C Shares expected to be issued over time upon the exchanges by holders of non-voting JGWPT Common Interests in JGWPT Holdings, LLC (including PGHI Corp.), unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class C Shares for some or all of such exchanged non-voting JGWPT Common Interests.

Common Interestholders may exchange their JGWPT Common Interests at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), as more fully described above under “The Transactions—Operating Agreement of JGWPT Holdings, LLC—Exchange Rights.”

Redemption of Class B Shares. Any holder (other than PGHI Corp.) seeking to exchange JGWPT Common Interests for Class A Shares must also deliver a corresponding number of Class B Shares for redemption and cancellation by us.

Indemnification and Exculpation. To the extent permitted by applicable law, JGWPT Holdings, LLC will indemnify us, as its managing member, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, as the managing member, and the authorized officers and other employees and agents of JGWPT Holdings, LLC, will not be liable to JGWPT Holdings, LLC, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

Amendments. The operating agreement of JGWPT Holdings, LLC may be amended with the consent of the managing member and the holders of a majority in voting power of the outstanding JGWPT Common Interests not held by the managing member (not including non-voting JGWPT Common Interests and Restricted JGWPT Common Interests). In addition, the managing member may, without the consent of any Common Interestholder, make certain amendments that, generally, are not expected to adversely affect Common Interestholders. Notwithstanding the

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foregoing, no amendment to the operating agreement of JGWPT Holdings, LLC will be effective with respect to a Common Interestholder not voting in favor thereof if such amendment would adversely affect such Member in any material respect in a manner that is disproportionately adverse to such Common Interestholder, and amendments to certain provisions that are for the benefit of PGHI Corp. will require the approval of PGHI Corp. or its permitted transferees.

Registration Rights Agreement

In connection with the completion of this offering, we intend to enter into a registration rights agreement with all of the Common Interestholders pursuant to which we will be required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC a shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares at any time and from time to time thereafter and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Tax Receivable Agreement

A portion of the proceeds of this offering will be used to purchase JGWPT Common Interests from certain of the Common Interestholders. In addition, as described under “The Transactions—Operating Agreement of JGWPT Holdings, LLC,” Common Interestholders may in the future exchange JGWPT Common Interests for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares. The newly formed company to be named JGWPT Holdings, LLC is expected to have in effect, an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale and any subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to this offering. The tax receivable agreement will require us to pay those Common Interestholders 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013 (a “covered tax year”) from increases in tax basis realized as a result of (i) the sale by any Common Interestholders of any of their JGWPT Common Interests to us in exchange for a portion of the proceeds of this offering, or (ii) any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible

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assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement.

JLL owns a portion of its investment through an existing corporation.  In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are party to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement. A tax authority may challenge all or part of the tax basis increases discussed above, as well as other related tax positions we take, and a court could sustain such a challenge. The Common Interestholders that are party to the tax receivable agreement will not reimburse us for any payments previously made to them in the event that, due to a successful challenge by the IRS or any other tax authority of the amount of any tax basis increase, our actual cash tax savings are less than the cash tax savings previously calculated and upon which prior payments under the tax receivables were based. As a result, in certain circumstances we could make payments under the tax receivable agreement to the Common Interestholders that are party thereto in excess of our cash tax savings. A successful challenge to our tax reporting positions could also adversely affect our other tax attributes and could materially increase our tax liabilities.

The tax receivable agreement provides that upon certain changes of control, we will be required to pay the Common Interestholders an amount based on assumptions regarding the remaining payments expected to be made under the tax receivable agreement (at our option, these payments can be accelerated). As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and the upfront payment may be made years in advance of any actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and we will not be reimbursed by the Common Interestholders for any payments previously made under the tax receivable agreement.  As a result, in certain circumstances, payments we make under the tax receivable agreement could significantly exceed the cash tax or other benefits, if any, that we actually realize.  In addition, if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

Voting Agreement

In connection with this offering, the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood, and other former holders of preferred membership interests of JGWPT Holdings, LLC, intend to enter into a Voting Agreement pursuant to which they will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in JGWPT Holdings, LLC. Under the terms of the Voting Agreement, the parties will no longer be obligated to vote in favor of the election of the designees of the former owners of preferred membership interests if at any time such former holders cease to own any JGWPT Common Interests, and the parties will no longer be obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate fewer than        JGWPT Common Interests. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power

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to determine the outcome of such vote. By virtue of the Voting Trust Agreement described below, the JLL Holders will be entitled to vote all Class B Shares held by certain of the Employee Members, representing       % of the combined voting power of our common stock, in favor of the election to our board of directors of the foregoing board designees.

Voting Trust Agreement

In connection with this offering, the JLL Holders, David Miller, and Randi Sellari and certain of the Employee Members will enter into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, the Employee Members will deposit their Class B Shares into a voting trust and appoint the JLL Holders, David Miller, and Randi Sellari as trustees. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust will be voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders, David Miller and Randi Sellari directly or indirectly. Upon completion of this offering, the Class B Shares held by the parties to the Voting Trust Agreement will represent approximately % of the combined voting power of our common stock (these holders will hold no Class A Shares immediately after the completion of this offering).

Agreements with PGHI Corp.

On February 19, 2011, we and PGHI Corp. entered into an agreement and plan of merger, or the Peachtree Merger Agreement, pursuant to which we consummated the Peachtree Merger in July 2011. Under the terms of the Peachtree Merger Agreement, as amended, PGHI Corp. received 60,564.20 non-voting JGWPT Common Interests, 10,000 Tranche C-1 profits interests and 10,000 Tranche C-2 profits interests in JGWPT Holdings, LLC, each of which it has continued to hold until the consummation of this offering and the related Transactions. See “—The Transactions.” Certain indemnification provisions under the Peachtree Merger Agreement will remain in effect upon the completion of this offering, including the obligation of PGHI Corp. to indemnify us against certain tax liabilities and other losses relating to the historical operations of PGHI Corp. and its subsidiaries.

In connection with the closing of the Peachtree Merger we entered into the following continuing additional agreements with PGHI Corp. and its current affiliates:

•	an administrative services agreement, dated as of July 12, 2011, between our subsidiary Settlement Funding, LLC and PGHI Corp, pursuant to which Settlement Funding, LLC continues to provide PGHI Corp. with certain accounting, controllership, tax and treasury services;

•	a custodial agreement, dated as of July 12, 2011, between our subsidiary J.G. Wentworth, LLC and PGHI Corp., pursuant to which J.G. Wentworth, LLC continues to provide PGHI Corp. with access to certain historical records for permitted uses; and

•	an amendment to the July 1, 2000 administrative services agreement, dated as of July 12, 2011, between Settlement Funding, LLC and PGHI Corp.’s subsidiary Life Settlement Corporation, which agreement as so amended provides for the provision by Settlement Funding, LLC of certain secretarial, accounting, payroll, mail, credit and banking, legal and computer services to Life Settlement Corporation.

In addition, certain of our subsidiaries serve as subservicers in connection with certain life settlement assets of PGHI Corp. and its subsidiaries that were not acquired in the Peachtree Merger and for which Life Settlement Corporation serves as the master servicer.

On February 8, 2013, we entered into a distribution and assignment agreement with PGHI Corp. setting forth our and PGHI Corp.’s agreement as to certain matters relating to certain assets that were distributed by us to PGHI Corp. in February 2013 as required by the Peachtree Merger Agreement.  Among other things, we agreed in the distribution and assignment agreement to service those distributed assets in accordance with the July 2011 administrative services agreement between Settlement Funding LLC and PGHI Corp.

Related Person Transaction Policy

Our board of directors will adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we are or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person will need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary will then assess and promptly communicate that information to the Compensation Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the Compensation Committee will decide whether or not to approve such transaction and will

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generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Compensation Committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our Class A Shares and Class B Shares immediately prior to and after the consummation of this offering and the other Transactions described herein, for:

•	each person known to us to be the beneficial owner of more than 5% of our Class A Shares or Class B Shares immediately prior to this offering;

•	each named executive officer;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is 201 King of Prussia Road, Radnor, Pennsylvania 19087-5148. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all Class A Shares that they beneficially own, subject to applicable community property laws.

As described in “The Transactions”, each Common Interest (other than Common Interests held by us and non-voting JGWPT Common Interests held by PGHI Corp.) is exchangeable for one of our Class A Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class A Shares.

As described in “The Transactions”, concurrently with this offering, we will issue to each Common Interestholder (other than PGHI Corp.) one Class B Share for each Common Interest they own. As a result, the number of Class B Shares listed in the table below generally correlates to the number of JGWPT Common Interests each such Common Interestholder will own immediately prior to and after this offering. The number of JGWPT Common Interests held by certain of the stockholders listed in the table below consists in part of JGWPT Common Interests that they will purchase immediately prior to this offering upon the conversion of the Class B Management Interests they currently own. The ratio of these conversions will depend in part on the price at which Class A Shares are sold in this offering. For purposes of the presentation of the total number of Class B Shares beneficially owned by each stockholder who currently owns any such Class B Management Interests, we have assumed that the Class A Shares will be sold at $    per share, which is the midpoint of the range set forth on the cover page of this prospectus.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Number of Class A Shares	Number of Class B Shares	% of Combined Voting Power	Number of Class A Shares	Number of Class B Shares	% of Combined Voting Power
JLL
David Miller
J. Richard Blewitt
Alexander R. Castaldi
Eugene I. Davis
Kevin Hammond
Paul S. Levy
Robert N. Pomroy
Francisco J. Rodriguez
Randi Sellari
Stefano Sola
Stephen Kirkwood
John Schwab
All executive officers and directors as a group

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation, and our bylaws, each of which will be in effect prior to the completion of this offering, are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws. Our current authorized capital stock consists of 1,000 shares of Common Stock, par value $0.001 per share. As of the consummation of this offering, our authorized capital stock will consist of 500,000,000 Class A Shares, par value $0.00001 per share, 500,000,000 Class B shares, par value $0.00001 per share, 500,000,000 Class C shares, par value $0.00001 per share, and           shares of blank check preferred stock.

Common Stock

As of the consummation of this offering, there will be          Class A Shares issued and outstanding, and Class B shares issued and outstanding.

Class A Shares

Voting Rights

Our Class A stockholders will be entitled to cast one vote per share. Our Class A stockholders will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A Shares and Class B Shares present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all Class A Shares and Class B Shares, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Shares or Class B Shares so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

Dividend Rights

Class A stockholders will share ratably (based on the number of Class A Shares held) if and when any dividend is declared by the Board of Directors. Dividends consisting of Class A Shares may be paid only as follows: (i) Class A Shares may be paid only to holders of Class A Shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A Share. We may not subdivide or combine shares of either class of common stock or issue a dividend on shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class or issuing a similar dividend on the other class. Except in respect of tax distributions received from JGWPT Holdings, LLC, our amended and restated certificate of incorporation provides that if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to our holders of Class A Shares.

Liquidation Rights

On our liquidation, dissolution or winding up, each Class A stockholder will be entitled to a pro rata distribution of any assets available for distribution to common stockholders (except the de minimis par value of the Class B Shares).

Other Matters

No Class A Shares will be subject to redemption or have preemptive rights to purchase additional Class A Shares. Upon consummation of this offering, all the outstanding Class A Shares will be validly issued, fully paid and non-assessable.

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Exchanges of JGWPT Common Interests for Class A Shares

Subject to the terms and conditions of the operating agreement of JGWPT Holdings, LLC, each Common Interestholder will have the right to exchange JGWPT Common Interests together with the corresponding number of our Class B Shares, for our Class A Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class A Shares, after we file a registration statement providing for such exchanges, as more fully described under “The Transactions—Operating Agreement of JGWPT Holdings, LLC—Exchange Rights.”

Registration Rights Agreement

In connection with the completion of this offering, we intend to enter into a registration rights agreement with all of the Common Interestholders pursuant to which we will be required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC a shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares at any time and from time to time thereafter and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Class B Shares

Issuance of Class B Shares with JGWPT Common Interests

Class B Shares will only be issued in the future to the extent that additional JGWPT Common Interests are issued by JGWPT Holdings, LLC, in which case we would contemporaneously issue a corresponding number of Class B Shares. Class B Shares are transferable only together with an equal number of JGWPT Common Interests. Each of our Class B Shares will be redeemed for its $0.00001 par value and cancelled by us if the holder of the corresponding Common Interest exchanges or forfeits its Common Interest pursuant to the terms of the operating agreement of JGWPT Holdings, LLC.

Voting Rights

Class B stockholders will be entitled to cast 10 votes per share, with the number of Class B Shares held by each Common Interestholder being equivalent to the number of JGWPT Common Interests held by such holder (except that PGHI Corp. will be a Common Interestholder but will not hold Class B Shares).

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A and Class B stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all Class A Shares and Class B Shares, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Shares or Class B Shares so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

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Because the JLL Holders will control         % of the combined voting power of our common stock, the JLL Holders will be able to exercise significant control over all matters requiring the approval of our stockholders, including the election of our directors, the approval of significant corporate transactions and the declaration and payment of dividends. In connection with this offering, the JLL Holders and certain of the Employee Members will enter into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, they will deposit their Class B Shares into a voting trust and appoint the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President,as trustee. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust will be voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders directly or indirectly. Upon completion of this offering, the Class B Shares held by the parties to the Voting Trust Agreement will represent approximately       % of the combined voting power of our common stock (these holders will hold no Class A Shares immediately after the completion of this offering). In addition, under the terms of the Voting Agreement that the JLL Holders and certain significant Common Interestholders, including PGHI Corp., BlackRock, Candlewood, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President, intend to enter into upon completion of this offering, each of the parties thereto will agree to vote all of their shares in favor of the election to our board of directors of our Chief Executive Officer, at least four designees of the JLL Holders, one designee of PGHI Corp. and two designees of certain holders of Class B Shares who formerly held preferred membership interests in the current company named JGWPT Holdings, LLC. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders will each be entitled to cast two votes on each matter presented to the board of directors for so long as the JLL Holders hold at least       Class A Shares and Class B Shares in the aggregate, and thereafter will be entitled to each cast one vote on each matter presented to the board of directors. All other directors will each be entitled to cast one vote on each matter presented to the board of directors. Because our board is expected to consist of less than twelve directors, the four directors designated by the JLL Holders will accordingly be able to determine the outcome of all matters presented to the board of directors. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Shares—Control by the JLL Holders of the combined voting power of our shares and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.”

Dividend Rights

Our Class B stockholders will not participate in any dividend declared by the Board of Directors.

Liquidation Rights

On our liquidation, dissolution or winding up, Class B stockholders will be entitled only to receive an amount per share equal to the $0.00001 par value of the Class B Shares.

Transfers

Pursuant to the operating agreement of JGWPT Holdings, LLC, each holder of Class B Shares agrees that:

•	the holder will not transfer any Class B Shares to any person unless the holder transfers an equal number of JGWPT Common Interests to the same person; and

•	in the event the holder transfers any JGWPT Common Interests to any person, the holder will (except in the case of transfers by PGHI Corp.) transfer an equal number of Class B Shares to the same person.

No Class B Shares will have preemptive rights to purchase additional Class B Shares. Upon consummation of this offering, all outstanding Class B Shares will be validly issued, fully paid and nonassessable.

Class C Shares

Voting Rights

Our Class C stockholders will generally not be entitled to vote on any matter. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class C Shares so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. In addition, any

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amendment to our amended and restated certificate of incorporation that increases or decreases the number of authorized shares or the par value of Class C Shares must be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

Dividend Rights

Class C stockholders will share ratably (based on the number of Class C Shares held) if and when any dividend is declared by the Board of Directors. Dividends consisting of Class C Shares may be paid only as follows: (i) Class C Shares may be paid only to holders of Class C Shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class C Share. We may not subdivide or combine shares of either class of common stock or issue a dividend on shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class or issuing a similar dividend on the other class. Except in respect of tax distributions received from JGWPT Holdings, LLC, our amended and restated certificate of incorporation provides that if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to our holders of Class C Shares.

Liquidation Rights

On our liquidation, dissolution or winding up, each Class C stockholder will be entitled to a pro rata distribution of any assets available for distribution to common stockholders (except the de minimis par value of the Class B Shares).

Other Matters

No Class C Shares will be subject to redemption or have preemptive rights to purchase additional Class C Shares. Upon consummation of this offering, all the outstanding Class C Shares will be validly issued, fully paid and non-assessable.

Exchanges of JGWPT Common Interests for Class C Shares

Subject to the terms and conditions of the operating agreement of JGWPT Holdings, LLC, PGHI Corp. and its permitted transferees will have the right to exchange the non-voting JGWPT Common Interests they hold for our Class C Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class C Shares.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to           shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after this offering. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and Certain Charter and Bylaw Provisions

Our amended and restated certificate of incorporation, which will be filed with the State of Delaware and become effective immediately prior to this offering, and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered Board of Directors. Our amended and restated certificate of incorporation provides for a staggered board of directors, divided into three classes (with two classes each having one JLL-designated director (who each have two votes on each matter) and the third class having two JLL-designated directors (who each have two votes on each matter so long as the JLL Holders and their affiliates hold at least           JGWPT Common Interests)),

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with our stockholders electing one class each year. Between stockholders’ meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class may be replaced each year and it would take three successive annual meetings to replace all directors. As a result, the majority of the votes on the board will be up for election every two years.

Stockholder action by written consent. Our amended and restated certificate of incorporation provides that stockholder action may be taken by written consent in lieu of a meeting. If, however, the JLL Holders and their affiliates cease to control at least       % of any relevant voting powers, this provision will automatically be eliminated from our amended and restated certificate of incorporation so that stockholder action may be taken only at an annual or special meeting of stockholders.

Elimination of the Ability to Call Special Meetings. Our amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by our Chief Executive Officer, pursuant to a resolution adopted by a majority of our board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Removal of Directors; Board of Directors Vacancies. Our amended and restated certificate of incorporation and by-laws provide that members of our board of directors may not be removed without cause. Our by-laws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of Certificate of Incorporation and By-laws. The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation described in this section or to amend or repeal our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Section 203 of the DGCL

We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our certificate of incorporation, we have elected not to be bound by Section 203.

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Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunities

In recognition that partners, principals, directors, officers, members, managers and/or employees of JLL, the JLL Holders, BlackRock, DLJ Merchant Banking Partners IV, L.P., PGHI Corp. and their respective affiliates and investment funds, which we refer to as the Corporate Opportunity Entities, may serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Corporate Opportunity Entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. In the event that any other director of ours acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as the Corporate Opportunity Entities beneficially own less than 15% of our shares of common stock.

In recognition that we may engage in material business transactions with the Corporate Opportunity Entities, from which we are expected to benefit, our amended and restated certificate of incorporation provides that any of our directors or officers who are also directors, officers, partners, members, managers and/or employees of any Corporate Opportunity Entity will have fully satisfied and fulfilled his fiduciary duty to us and our stockholders with respect to such transaction if: the transaction was fair to us and was made on terms that are not less favorable to us than could have been obtained from a bona fide third party at the time we entered into the transaction; and either the transaction was approved, after being made aware of the material facts of the relationship between each of us or our subsidiary and the Corporate Opportunity Entity and the material terms and facts of the transaction, by:

•	an affirmative vote of a majority of the voting power of members of our board of directors who do not have a material financial interest in the transaction, referred to as Interested Persons; or

•	an affirmative vote of a majority of the voting power of members of a committee of our board of directors consisting of members who are not Interested Persons; or

•	the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the Corporate Opportunity Entities and any Interested Person.

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By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Any amendment to the foregoing provisions of our amended and restated certificate of incorporation requires the affirmative vote of at least two-thirds of the voting power of all shares of our common stock then outstanding.

Transfer Agent

The registrar and transfer agent for our common stock is                       ..

Listing

We intend to apply to have our common stock listed on the NYSE under the symbol “JGW.”

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A Shares, and a liquid trading market for our Class A Shares may not develop or be sustained after this offering. Future sales of substantial amounts of Class A Shares, including shares issued upon exercise of options or in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, we will have outstanding         Class A Shares, after giving effect to the issuance of            Class A Shares in this offering and assuming no exercise of the underwriters’ over-allotment option.

All of the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining Class A Shares held by our affiliates are “restricted securities” under Rule 144. Substantially all of these restricted securities will be subject to the 180-day lock-up period described below.

After the 180-day lock-up period, these restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which exemptions are summarized below.

Upon consummation of this offering,             will beneficially own             JGWPT Common Interests. Pursuant to the terms of an exchange agreement, may from time to time exchange their JGWPT Common Interests (together with the corresponding Class B shares) for an equal number of Class A Shares. In addition, other current Common Interestholders will have the option to exchange their interests initially on a one-for-one basis for our Class A Shares. These Class A Shares would be “restricted securities,” as defined in Rule 144. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these Class A Shares will not be freely transferable to the public.

We also expect to grant awards of deferred stock, restricted stock, options, stock appreciation rights, stock units, stock purchase rights and other stock-based awards under our Incentive Compensation Plan. The number of Class A Shares available for awards under the terms of the plan is            (subject to adjustments for stock splits, stock dividends and the like) which equals approximately         % of our Class A Shares outstanding immediately following this offering plus the number of Class A Shares for which             JGWPT Common Interests are exchangeable. We intend to file one or more registration statements on Form S-8 under the Securities Act to register Class A Shares issued or reserved for issuance under the plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions or the lock-up restrictions described below.

Lock-Up Agreements

We, our executive officers and directors and each of our stockholders have agreed with the underwriters that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock, whether now owned or hereafter acquired, or exercise any right with respect to the registration of the common stock, or file or cause to be filed any registration statement in connection therewith, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC. See “Underwriting—No Sales of Similar Securities.” Barclays Capital Inc. and Credit Suisse Securities (USA) LLC may waive these restrictions at their discretion.

The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Barclays Capital Inc. and Credit Suisse Securities (USA)

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LLC provide a written waiver of such extension. Barclays Capital Inc. and Credit Suisse Securities (USA) LLC have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case by case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person seeking the release is our officer, director or affiliate.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those securities, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those securities without regard to the provisions of Rule 144.

A person (or persons whose securities are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144 but without compliance with the holding period or certain other restrictions contained in Rule 144.

Incentive Plan Shares

We intend to file a registration statement on Form S-8 under the Securities Act covering up to            Class A Shares reserved for issuance under the JGWPT Holdings Inc. 2013 Omnibus Incentive Plan. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject to the lock-up agreements described above.

Registration Rights

In connection with the completion of this offering, we intend to enter into a registration rights agreement with all of the Common Interestholders pursuant to which we will be required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of this offering and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC a shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares at any time and from time to time thereafter and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

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U.S. FEDERAL TAX CONSEQUENCES FOR NON-UNITED STATES
HOLDERS OF CLASS A SHARES

Preliminary Matters

The following discussion is a summary of U.S. federal income tax consequences generally applicable to non-U.S. holders of Class A Shares that acquire Class A Shares for cash pursuant to this offering and that hold such shares as capital assets (generally, for investment).

For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not an entity classified as a partnership and is not a U.S. holder; the term U.S. holder means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity holds Class A Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold Class A Shares and partners or members in these partnerships or other entities to consult their tax advisors.

This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position and does not consider the non-income tax consequences or the state, local or non-U.S. tax consequences of an investment in Class A Shares. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who hold Class A Shares as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Class A Shares as compensation). This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of Class A Shares.

Distributions

Distributions of cash or property that we pay in respect of Class A Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Class A Shares. Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base of such holder) are generally subject to U.S. federal income tax on a net income basis as described below and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements described further below).

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in its Class A Shares, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN

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or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. These forms must be periodically updated. A non-U.S. holder of Class A Shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its tax advisor regarding its possible entitlement to benefits under an income tax treaty.

We expect that we will not have significant earnings and profits for the foreseeable future, and thus expect that distributions in respect of Class A Shares will be treated primarily as a non-taxable return of basis and thereafter as capital gain. No assurances can be given, however, that the IRS or a court would not adopt a contrary position, or that we will not generate significant earnings and profits in future years.

If you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be subject to U.S. federal income tax at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to your permanent establishment in the United States, and such dividends will not be subject to the withholding described above. In the case of such holder that is a non-United States corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty.

Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A Shares unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the tax year of the disposition and meets certain other conditions; or

•	we are or have been a “U.S. real property holding corporation” (which we refer to as a USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for its Class A Shares.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC at or prior to the time a non-U.S. holder sells its Class A Shares.

U.S. Federal Estate Taxes

Class A Shares owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Withholding Rules Pursuant to the Foreign Account Tax Compliance Act

Legislation enacted in 2010 and existing guidance issued thereafter will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, Class A Shares held by or through certain foreign financial institutions (including investment funds), unless such institution

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enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which Class A Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Class A Shares held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exceptions will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (i) certifies to us (or another applicable withholding agent) that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we (or another applicable withholding agent) will in turn provide to the U.S. Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in Class A Shares.

Information Reporting and Backup Withholding Requirements

You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A Shares. In addition, we are required to annually report to the IRS and you the amount of any distributions paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

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UNDERWRITING

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Class A Shares set forth opposite its name below.

Underwriter	Number of Shares

Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A Shares sold under the underwriting agreement if any of these Class A Shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Class A Shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional Class A Shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by us. This includes an amount not to exceed $        that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

Option to Purchase Additional Class A Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to         additional Class A Shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Class A Shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved up to 5% of the Class A Shares offered hereby at the initial public offering price for officers, directors, employees and certain other persons associated with us through a directed share program. The number of Class A Shares available for sale to the general public will be reduced by the number of

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directed Class A Shares purchased by participants in the program. Any reserved Class A Shares not so purchased will be offered by the underwriters to the general public on the same basis as the other Class A Shares offered hereby. The directed share program will be arranged through one of our underwriters, Barclays Capital Inc. Any Class A Shares sold in the directed share program to our directors, executive officers or stockholders who have entered into lock-up agreements described below shall be subject to the provisions of such lock-up agreements.

No Sales of Similar Securities

We, our executive officers and directors and substantially all of our existing stockholders have agreed not to sell or transfer any Class A Shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A Shares, for 180 days after the date of this prospectus without first obtaining the written consent of         . Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Class A Shares,

•	sell any option or contract to purchase any Class A Shares,

•	purchase any option or contract to sell any Class A Shares,

•	grant any option, right or warrant for the sale of any Class A Shares,

•	lend or otherwise dispose of or transfer any Class A Shares,

•	request or demand that we file a registration statement related to the Class A Shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A Shares whether any such swap or transaction is to be settled by delivery of Class A Shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A Shares and to securities convertible into or exchangeable or exercisable for or repayable with Class A Shares. It also applies to Class A Shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

We intend to apply to have the Class A Shares listed on the NYSE under the symbol “JGW.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of Class A Shares to a minimum number of beneficial owners as required by that exchange.

Determination of Initial Public Offering Price

Before this offering, there has been no public market for our Class A Shares. The initial public offering price of the Class A Shares will be determined through negotiations among us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us,

•	our historical financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

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An active trading market for the Class A Shares may not develop. It is also possible that after the offering the Class A Shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the Class A Shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A Shares. However, the representatives may engage in transactions that stabilize the price of the Class A Shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A Shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Shares or preventing or retarding a decline in the market price of our Class A Shares. As a result, the price of our Class A Shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the- counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Specifically, the underwriters or certain of their affiliates serve as lenders and/or agents under our warehouse facilities. In addition, certain of the underwriters or their affiliates are lenders under our term loan, and as a result will receive certain of the proceeds of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The under-

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writers and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We intend to continue to selectively seek additional servicing acquisitions from third parties, potentially including from the underwriters or their affiliates. In connection with such acquisitions, we may enter into additional borrowing arrangements, including with our underwriters or their affiliates.

Mr. Pomroy, who is a member of our board of directors, is also a Managing Director in the Private Banking & Wealth Management division of Credit Suisse Securities (USA) LLC.

Financial advisor

We have retained Moelis & Company LLC, or Moelis, to act as our independent financial advisor in connection with this offering. Moelis is engaged to represent our interests only, is independent of the underwriters and is not a party to any securities purchase agreement with us, the underwriters or investors in relation to this offering. Moelis’ principal services to us consist of, if requested, (a) assisting us with a business and financial analysis of our company; (b) assisting us with certain pre-IPO preparatory steps; (c) assisting us in preparing a marketing plan for the IPO, including advice on positioning the offering in the market; (d) assisting us in structuring the initial public offering; (e) assisting us in evaluating and selecting underwriters in light of our business and the industry in which we operate; and (f) assisting us in discussions with the underwriters regarding valuation, marketing, pricing and allocation of the offering.

Moelis is not acting as an underwriter and will not sell or offer to sell any securities in this offering, nor will it identify or solicit potential investors in this offering. For its services, we will pay Moelis a financial advisory fee of 0.5% of the total amount of securities offered in the initial public offering, including, without limitation, any overallotment option and any secondary shares. Moelis will also be reimbursed by us for all of its reasonable out-of-pocket expenses incurred in entering into and performing its services, including the costs of its legal counsel, and we shall indemnify Moelis for matters relating to this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.                  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.                  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary

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basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the Class A Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other

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person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

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LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Latham & Watkins LLP, New York, New York will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements of J.G. Wentworth, LLC and Subsidiaries at December 31, 2012 and 2011, and for each of the two years then ended, and the balance sheet of JGWPT Holdings Inc. at October 3, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Orchard Acquisition Company and Subsidiaries as of and for the years ended December 31, 2010 and 2009, appearing in this Prospectus and Registration Statement, have been audited by McGladrey LLP, independent auditors, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We intend to make this information available on the investor relations section of our website. Information on, or accessible through, our website is not part of this prospectus.

142

F-1

Report of Independent Registered Public Accounting Firm

Management of

JGWPT Holdings Inc.

We have audited the accompanying balance sheet of JGWPT Holdings Inc. as of October 3, 2013. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of JGWPT Holdings Inc. as of October 3, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

October 4, 2013

F-2

JGWPT Holdings Inc.

Balance Sheet

As of October 3, 2013

Assets	$—
Commitments and Contingencies
Stockholder’s Equity
Common Stock, par value $0.00001 per share, 1,000 shares authorized, none issued and outstanding
Total Stockholder’s Equity	$—

Notes to Balance Sheet

1. ORGANIZATION

JGWPT Holdings Inc., formerly known as Wentworth Financial Holdings Inc. (the “Corporation”), was incorporated as a Delaware corporation on June 21, 2013. Pursuant to a reorganization into a holding corporation or “Up-C” structure, its sole assets are expected to be a minority equity interest in JGWPT Holdings, LLC. The Corporation will be the managing member of JGWPT Holdings, LLC and will operate and control all of the businesses and affairs of JGWPT Holdings, LLC and, through JGWPT Holdings, LLC and its subsidiaries, continue to conduct the businesses now conducted by such subsidiaries. The corporation changed its name to JGWPT Holdings Inc. on October 3, 2013.

2. SUMMARY OF SIGNFICANT ACCOUNTING POLICIES

Basis of Accounting – The Balance Sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

3. STOCKHOLDER’S EQUITY

The Corporation is authorized to issue 1,000 shares of Common Stock, par value $0.00001 per share, none of which have been issued or are outstanding.

F-3

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2012	2013
		(unaudited)
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$103,137	$30,150
Restricted cash and investments	112,878	111,685
VIE finance receivables, at fair market value (1)	3,586,465	3,730,370
Other finance receivables, at fair market value	28,723	29,366
VIE finance receivables, net of allowance for losses of $3,717 and $5,043, respectively (1)	128,737	120,972
Other finance receivables, net of allowance for losses of $933, and $1,714, respectively	21,616	15,720
Notes receivable, at fair market value (1)	8,074	6,387
Note receivable due from affiliate	5,243	—
Other receivables, net of allowance for losses of $276 and $253, respectively	13,146	14,154
Fixed assets, net of accumulated depreciation of $3,128 and $3,930, respectively	6,321	7,176
Intangible assets, net of accumulated amortization of $14,257 and $16,015, respectively	51,277	49,644
Goodwill	84,993	84,993
Marketable securities	131,114	130,217
Deferred tax assets, net	2,455	1,668
Other assets	14,418	29,900
Total assets	$4,298,597	$4,362,402

LIABILITIES AND MEMBER’S CAPITAL
Accounts payable	$8,630	$5,978
Accrued expenses	12,440	16,708
Accrued interest	11,687	12,498
VIE derivative liabilities, at fair market value	121,498	85,439
VIE borrowings under revolving credit facilities and other similar borrowings	27,380	72,355
VIE long-term debt	162,799	157,464
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	3,278,477
Term loan payable	142,441	557,205
Other liabilities	8,199	7,624
Installment obligations payable	131,114	130,217
Total liabilities	$3,855,779	$4,323,965
Member’s capital	$442,818	$38,437
Total liabilities and member’s capital	$4,298,597	$4,362,402

(1)	Pledged as collateral to credit and long-term debt facilities

The accompanying notes are an integral part of these consolidated financial statements.

F-4

  J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2012	2013	2012	2013
	(Dollars in thousands)
REVENUES
Interest income	$43,523	$37,943	$89,349	$80,582
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives	55,459	30,245	130,895	163,843
Gain (loss) on swap termination, net	—	—	374	(174)
Servicing, broker, and other fees	2,142	1,423	5,292	2,536
Other	(5)	(8)	260	(53)
Realized loss on notes receivable, at fair value	—	(1,862)	—	(1,862)
Realized and unrealized gains (losses) on marketable securities, net	(4,036)	(1,080)	6,970	4,997
Total revenue	$97,083	$66,661	$233,140	$249,869

EXPENSES
Advertising	$20,800	$17,349	$37,769	$33,803
Interest expense	39,954	43,346	79,558	85,970
Compensation and benefits	9,271	11,551	22,031	23,396
General and administrative	3,519	6,226	7,455	10,361
Professional and consulting	3,900	4,975	7,618	9,098
Debt issuance	124	44	3,623	3,072
Securitization debt maintenance	740	1,544	2,239	2,984
Provision for losses on finance receivables	192	1,587	1,546	2,683
Depreciation and amortization	1,574	1,386	3,132	2,763
Installment obligations expense (income), net	(3,199)	(231)	8,618	6,519
Total expenses	$76,875	$87,777	$173,589	$180,649
Income (loss) before taxes	$20,208	$(21,116)	$59,551	$69,220
Provision (benefit) for income taxes	(228)	524	(84)	1,155
Net income (loss)	20,436	(21,640)	59,635	68,065
Less noncontrolling interest in earnings (loss) of affiliate	$(126)	$—	$2,735	$—
Net income (loss) attributable to J.G. Wentworth, LLC	$20,562	$(21,640)	$56,900	$68,065

The accompanying notes are an integral part of these consolidated financial statements.

F-5

J.G. Wentworth, LLC and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2012	2013	2012	2013
	(Dollars in thousands)
Net income (loss)	$20,436	$(21,640)	$59,635	$68,065
Other comprehensive gain (loss):
Reclassification adjustment for loss included in net income	—	1,862	—	1,862
Unrealized gains (losses) on notes receivable arising during the year	(31)	345	49	499
Total other comprehensive gain (loss)	(31)	2,207	49	2,361
Total comprehensive income (loss)	20,405	(19,433)	59,684	70,426
Less: Net income (loss) allocated to noncontrolling interest in earnings (loss) of affiliate	(126)	—	2,735	—
Comprehensive income (loss) attributable to J.G. Wentworth, LLC	$20,531	$(19,433)	$56,949	$70,426

The accompanying notes are an integral part of these consolidated financial statements.

F-6

J.G. Wentworth, LLC and Subsidiaries

Condensed Consolidated Statement of Changes in Member’s Capital (Unaudited)

	Member’s Capital	Accumulated Other Comprehensive Gain (Loss)	Total Member’s Capital
	(Dollars in thousands)
Member’s capital December 31, 2012	$443,095	$(277)	$442,818
Net income	68,065	—	68,065
Share-based compensation	1,070	—	1,070
Capital distributions	(475,877)	—	(475,877)
Amounts reclassified from accumulated other comprehensive income	—	1,862	1,862
Unrealized gains on notes receivable arising during the period	—	499	499
Member’s capital June 30, 2013	$36,353	$2,084	$38,437

The accompanying notes are an integral part of these consolidated financial statements.

F-7

J.G. Wentworth, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six-Months Ended June 30,
	2012	2013
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$59,635	$68,065
Adjustments to reconcile net income to net cash used in operating activities:
Provision for losses on receivables	1,546	2,683
Depreciation	766	1,005
Amortization of finance receivables acquisition costs	8	5
Amortization of intangibles	2,365	1,758
Amortization of debt issuance costs	678	2,073
Change in unrealized gains/losses on finance receivables	(302,616)	(93,471)
Change in unrealized gains/losses on long-term debt	171,006	(34,170)
Change in unrealized gains/losses on derivatives	715	(36,202)
Loss on notes receivable, at fair market value	—	1,862
Net proceeds from sale of finance receivables	6,437	473
Purchases of finance receivables	(179,019)	(208,064)
Collections of finance receivables	220,486	231,504
Gain on sale of finance receivables	(1,037)	(20)
Recoveries of receivables	36	—
Accretion of interest income	(88,894)	(80,189)
Accretion of interest expense	(15,131)	(25,244)
Share-based compensation expense	1,271	1,070
Change in marketable securities, net	(6,969)	(4,997)
Installment obligations expense, net	8,618	6,519
Change in fair value of life settlement contracts	700	73
Premiums and other costs paid, and proceeds from sale of life settlement contracts	3,231	(240)
Deferred income taxes	(84)	787
Increase (decrease) in operating assets:
Restricted cash and investments	48,947	1,193
Other assets	(484)	(1,437)
Other receivables	(2,445)	(680)
Increase (decrease) in operating liabilities:
Accounts payable	1,560	(2,652)
Accrued expenses	(4,773)	4,268
Accrued interest	(241)	811
Other liabilities	(4,091)	(126)
Net cash used in operating activities	$(77,779)	$(163,343)

The accompanying notes are an integral part of these consolidated financial statements.

F-8

J.G. Wentworth, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)

	Six-Months Ended June 30,
	2012	2013
	(Dollars in thousands)
Cash flows from investing activities:
Purchase of intangible assets	(59)	(125)
Receipts from notes receivable	2,351	2,186
Purchase of fixed assets, net of sale proceeds	(1,156)	(1,860)
Collections of notes receivable from affiliate	—	5,243
Net cash provided by investing activities	$1,136	$5,444
Cash flows from financing activities:
Distributions of member’s capital	—	(459,612)
Issuance of long-term debt	238,743	226,780
Payments for debt issuance costs	(4,885)	(17,842)
Payments on lease obligations	(487)	(449)
Repayment of long-term debt and derivatives	(117,555)	(122,579)
Gross proceeds from revolving credit facility	171,433	198,460
Repayments of revolving credit facility	(180,877)	(153,517)
Issuance of installment obligations payable	—	2,297
Purchase of marketable securities	—	(2,297)
Repayments of installment obligations payable	(32,267)	(9,713)
Sale of marketable securities	32,267	9,713
Repayments under term loan	(9,727)	(143,504)
Net proceeds from new term loan	—	557,175
Redemption of share-based awards	(300)	—
Noncontrolling interest investors’ distributions, net	(20,002)	—
Net cash provided by financing activities	$76,343	$84,912
Net decrease in cash	$(300)	$(72,987)
Cash and cash equivalents at beginning of period	70,171	103,137
Cash and cash equivalents at end of period	$69,871	$30,150

Supplemental disclosure of cash flow information:
Cash paid for interest	$72,874	$91,507
Capital distributions	$—	$459,612
Supplemental disclosure of noncash items:
Issuance of note receivable from sale of finance receivables held for sale	$606	$—
Non-cash asset distribution of member’s capital	$—	$16,265

The accompanying notes are an integral part of these consolidated financial statements

F-9

J.G. Wentworth, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars In Thousands, Unless Otherwise Noted)

1. Background and Basis of Presentation

Organization and Description of Business Activities

J.G. Wentworth, LLC together with its subsidiaries, (collectively the “Company”) was formed on July 1, 2005 and was a wholly-owned subsidiary of J.G. Wentworth, LLC (“Holdco”). Holdco is currently owned by its members, JLL JGW Distribution, LLC (“Distribution”), a Delaware limited liability company, and J.G. Wentworth, Inc. (“JGW Inc.”).

The Company, operating through its subsidiaries and affiliates is a specialty finance company with its principal office in Radnor, Pennsylvania. The Company provides liquidity to individuals with financial assets such as structured settlements, annuities, lottery winnings, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company engages in warehousing and subsequent resale or securitization of these various financial assets.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and Article 10 of Regulation S-X and do not include all of the information required by GAAP for complete financial statements. In the opinion of management, the unaudited financial statements reflect all adjustments which are necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods presented. All such adjustments are of a normal, recurring nature. The results of operations for interim periods are not necessarily indicative of the results for the entire year.

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts reported in the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant balance sheet accounts that could be affected by such estimates are VIE and other finance receivables, at fair market value, VIE long-term debt issued by securitization and permanent financing trusts at fair market value, intangible assets and goodwill. Actual results could differ from those estimates and such differences could be material. These interim financial statements should be read in conjunction with the Company’s 2012 audited consolidated financial statements.

The accompanying unaudited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, including those entities that are considered variable interest entities (“VIE”), and where the Company has been determined to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Excluded from the consolidated financial statements of the Company are those entities that are considered VIEs and where the Company has been deemed not to be the primary beneficiary according to ASC 810. The consolidated financial statements also included the accounts of American Insurance Strategies Fund II, LP (“AIS Fund II”) for which the Company was the general partner. The limited partners’ interests are reflected as non-controlling interests in the Company’s consolidated financial statements. In 2012, the assets of the AIS Fund II were liquidated and distributed to the partners.

All material inter-company balances and transactions are eliminated in consolidation.

2. Recently Issued Accounting Statements

Effective January 1, 2013, the Company adopted ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU requires disclosures that affect all entities with financial instruments and derivatives that are either offset on the balance sheet in accordance with ASC 210-20-45 or ASC 815-10-45, or subject to a master netting arrangement, irrespective of whether they are offset on the balance sheet.  Entities should provide the disclosures required by ASU No. 2011-11 retrospectively for all comparative periods presented.   Adoption of ASU 2011-11 did not impact the Company’s financial statements.

F-10

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Effective January 1, 2013, the Company early adopted ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires entities to report, either on the face of the income statement or in the notes, the effect of significant reclassifications out of accumulated other comprehensive income (“AOCI”) on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety from AOCI to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts.  The Company recorded the following reclassifications out of accumulated other comprehensive income during the three and six-months ended June 30, 2013:

Details about accumulated other comprehensive income components	Amount reclassified from accumulated other comprehensive income	Affected line item in the statement of operations
Unrealized gains and losses on available-for-sale securities	$1,862	Realized loss on notes receivable, at fair market value

The $1,862 was reclassified out of accumulated other comprehensive income during the three months ended June 30, 2013 as a result of the associated notes receivable maturing during the period. As discussed more fully in Note 3 of the Company’s 2012 audited consolidated financial statements, the notes receivable are treated as debt securities, classified as available-for-sale, and carried at fair value. The remaining $6,387 of notes receivable, at fair market value are expected to mature in 2018.

 In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires, unless certain conditions exists, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is permitted. The Company does not anticipate the adoption of this amendment will have a material impact on its financial statements.

3. Variable Interest Entities

In the normal course of business, the Company is involved with various entities that are considered to be VIEs. A VIE is an entity that has either a total investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest under the voting interest model of consolidation. The Company is required to consolidate any VIE for which it is determined to be the primary beneficiary. The primary beneficiary is the entity that has the power to direct those activities of the VIE that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses from or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company reviews all significant interests in the VIEs it is involved with including consideration of the activities of the VIEs that most significantly impact the VIEs’ economic performance and whether the Company has control over those activities. On an ongoing basis, the Company assesses whether or not it is the primary beneficiary of a VIE.

As a result of adopting ASC 810, the Company was deemed to be the primary beneficiary of the VIEs used to securitize its finance receivables (“VIE finance receivables”). The Company elected the fair value option with respect to assets and liabilities in its securitization VIEs as part of their initial consolidation on January 1, 2010.

The debt issued by the Company’s securitization VIEs is reported on the Company’s consolidated balance sheets as long-term debt issued by securitization and permanent financing trusts, at fair market value (“VIE securitization debt”). The VIE securitization debt is recourse solely to the VIE finance receivables held by such SPEs (Note 5 and

F-11

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

6) and thus is non-recourse to the other consolidated subsidiaries. The VIEs will continue in operation until all securitization debt is paid and all residual cash flows are collected. As a result of the long lives of many finance receivables purchased and securitized by the Company, most consolidated VIEs have expected lives in excess of twenty years.

4. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

•	Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Fair value is a market based measure considered from the perspective of a market participant who holds the asset or owes the liabilities rather than an entity specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the assets or liabilities at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company also evaluates various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly.

The above conditions could cause certain assets and liabilities to be reclassified from Level 1 to Level 2/Level 3 or Level 2 to Level 3. The inputs or methodology used for valuing the assets or liabilities are not necessarily an indication of the risk associated with the assets and liabilities.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Marketable securities – The estimated fair value of investments in marketable securities is based on quoted market prices.

VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair market value – The estimated fair value of VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair value is determined based on a discounted cash flow model using expected future collections discounted at a calculated rate.

For guaranteed structured settlements and annuities, the Company allocates the projected cash flows based on the waterfall of the securitization and permanent financing trusts (collectivity the “Trusts”). The waterfall includes fees to operate the Trusts (servicing fees, admin fees, etc.), note holder principal and note holder interest. Many of the Trusts have various tranches of debt that have varying subordinations in the waterfall calculation. The remaining cash flows, net of those obligations, are considered a residual interest which is projected to be paid to the Company’s retained interest holders.

The projected finance receivable cash flows used to pay the obligations of the Trusts are discounted using a calculated rate derived from the fair value interest rates of the debt in the Trusts. The fair value interest rate of the debt is derived using a swap curve and applying a calculated spread using the Company’s most recent securitization as a benchmark.

F-12

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The calculated spread is adjusted for the specific attributes of the debt in the Trusts, such as years to maturity and credit grade. The debt’s fair value interest rates are applied to the projected future cash payments paid on the principal and interest to derive the debt’s fair value. The debt’s fair value interest rates are blended using the debt’s principal balance to obtain a weighted average fair value interest rate; this rate is used to determine the value of the finance receivables’ asset cash flows. In addition, the Company considers transformation cost and profit margin associated with its securitizations to derive the fair value of its finance receivables’ asset cash flows. The finance receivables’ residual cash flows remaining after the projected obligations of the Trusts are satisfied are discounted using a separate yield based on an assumed rating of the residual tranche (7.58% at June 30, 2013, with a weighted average life of 20 years).

The residual cash flows are adjusted for a loss assumption of 0.25% over the life of the finance receivables in its fair value calculation. Finance receivable cash flows, including the residual asset cash flows, are included in finance receivables, at fair market value in the Company’s consolidated balance sheets. The associated debt’s projected future cash payments for principal and interest are included in VIE long-term debt issued by securitization and permanent financing trusts, at fair market value.

For finance receivables not yet securitized, the Company uses the calculated spreads, as well as considering transformation costs and profit margin, from its most recent securitization to determine the fair value yield adjusting for expected losses and applying the residual yield for the cash flows the Company projects would make up the retained interest in a securitization.

For the Company’s Life Contingent Structured Settlements (“LCSS”) receivables and long-term debt issued by its related permanent financing trusts, the blended weighted average discount rate of the LCSS receivbales at the time of borrowing (which occurs frequently throughout the year) is used to determine the fair value of the receivables’ cash flows. The residual cash flows relating to the LCSS receivables are discounted using a separate yield based on the assumed rating to the residual tranche reflecting the life contingent feature of these receivables.

VIE and other finance receivables, net of allowance for losses – The fair value of structured settlement, annuity, and lottery receivables was estimated based on the present value of future expected cash flows using discount rates commensurate with the risks involved. The fair value of presettlement funding advances and attorney cost financing was based on expected losses and historical loss experience associated with the respective receivables using management’s best estimates of the key assumptions regarding credit losses.

Life settlement contracts, at fair market value – The fair values of life settlement contracts are determined by reference to the transfer price of similar life settlement contracts under a discounted cash flow calculation that takes into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured, as well as other qualitative factors regarding market participants assumptions. Life expectancy is determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies.

Notes receivable, at fair market value – The fair values of notes receivables are determined based on the discounted present value of future expected cash flows using management’s best estimates of the key assumptions regarding credit losses and discount rates determined to be commensurate with the risks involved. The Company does not expect prepayment on the finance receivables underlying the notes receivable and accordingly, no significant change in the fair value is expected as a result of prepayment. The fair value and amortized costs of these notes receivable are as follows:

	December 31, 2012	June 30, 2013
Amortized cost	$8,297	$6,393
Fair market value	$8,074	$6,387

Note receivable due from affiliate – The estimated fair value of note receivable due from affiliate is assumed to equal its carrying amount. The note receivable was repaid in full in February 2013.

Other receivables, net of allowance for losses – The estimated fair value of advances receivable and certain other receivables, which are generally recovered in less than three months, is equal to the carrying amount. The carrying value of other receivables which have expected recoverability of greater than three months, which consist primarily

F-13

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

of a note receivable, have been estimated based on the present value of future expected cash flows using management’s best estimate of the key assumptions, including discount rates commensurate with the risks involved.

Due from and due to affiliates – The estimated fair value of due from affiliates and due to affiliates, is assumed to equal the carrying amount.

VIE derivative liabilities, at fair value – The fair value of interest rate swaps, is based on pricing models which consider current interest rates, and the amount and timing of cash flows.

Installment obligations payable – Installment obligations payable are reported at contract value determined based on changes in the measuring indices selected by the obligees under the terms of the obligations over the lives of the obligations. The fair value of installment obligations payable is estimated to be equal to carrying value.

Term loan payable – The carrying value of the term loan approximates its fair value. In February 2013, the term loan was refinanced with a new senior secured credit facility and subsequently, in May 2013, the new credit facility was amended to provide an additional term loan with the same terms as the new credit facility.

VIE borrowings under revolving credit facilities and other similar borrowings – The estimated fair value of borrowings under revolving credit facilities and other similar borrowings is based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities. The Company estimates that the carrying value of its lines of credit, which bear interest at a variable rate, approximates fair value.

VIE long-term debt – The estimated fair value of VIE long-term debt is based on fair value borrowing rates available to the Company based on recently executed transactions with similar underlying collateral characteristics, reflecting the specific terms and conditions of the debt.

F-14

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s assets and liabilities that are carried at fair value on the Company’s consolidated balance sheets as of December 31, 2012 and June 30, 2013:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level I	Level II	Level III	at Fair Value
December 31, 2012:
Assets
Marketable securities:
Equity securities
US large cap	$40,446	$—	$—	$40,446
US mid cap	8,472	—	—	8,472
US small cap	9,224	—	—	9,224
International	22,651	—	—	22,651
Other equity	789	—	—	789
Total equity securities	81,582	—	—	81,582
Fixed income securities
US fixed income	36,047	—	—	36,047
International fixed income	5,963	—	—	5,963
Other fixed income	11	—	—	11
Total fixed income securities	42,021	—	—	42,021
Other securities
Cash & cash equivalents	4,789	—	—	4,789
Alternative investments	483	—	—	483
Annuities	2,239	—	—	2,239
Total other securities	7,511	—	—	7,511
Total marketable securities	131,114	—	—	131,114
VIE and other finance receivables, at fair market value	—	—	3,615,188	3,615,188
Notes receivable, at fair market value	—	—	8,074	8,074
Life settlement contracts, at fair market value (1)	—	—	1,724	1,724
Total Assets	$131,114	$—	$3,624,986	$3,756,100

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$3,229,591	$3,229,591
VIE derivative liabilities, at fair market value	—	121,498	—	121,498
Total Liabilities	$—	$121,498	$3,229,591	$3,351,089

(1)	Included in other assets on the Company’s consolidated balance sheets.

F-15

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level I	Level II	Level III	at Fair Value
June 30, 2013:
Assets
Marketable securities:
Equity securities
US large cap	$42,193	$—	$—	$42,193
US mid cap	9,097	—	—	9,097
US small cap	9,768	—	—	9,768
International	21,244	—	—	21,244
Other equity	977	—	—	977
Total equity securities	83,279	—	—	83,279
Fixed income securities
US fixed income	33,723	—	—	33,723
International fixed income	5,947	—	—	5,947
Other fixed income	12	—	—	12
Total fixed income securities	39,682	—	—	39,682
Other securities
Cash & cash equivalents	4,464	—	—	4,464
Alternative investments	538	—	—	538
Annuities	2,254	—	—	2,254
Total other securities	7,256	—	—	7,256
Total marketable securities	130,217	—	—	130,217
VIE and other finance receivables, at fair market value	—	—	3,759,736	3,759,736
Notes receivable, at fair market value	—	—	6,387	6,387
Total Assets	$130,217	$—	$3,766,123	$3,896,340

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$3,278,477	$3,278,477
VIE derivative liabilities, at fair market value	—	85,439	—	85,439
Total Liabilities	$—	$85,439	$3,278,477	$3,363,916

(1)	Included in other assets on the Company’s consolidated balance sheets.

F-16

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s quantitative information about its Level 3 fair value measurements as of December 31, 2012 and June 30, 2013, respectively:

December 31, 2012:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	$3,615,188	Discounted cash flow	Discount rate	2.68% - 12.52% (3.99%)
Notes receivable, at fair market value	8,074	Discounted cash flow	Discount rate	9.78% (9.78%)
Life settlement contracts, at fair market value	1,724	Model actuarial pricing	Life expectancy Discount rate	16 to 260 months (147) 18.50% (18.50%)
Total Assets	$3,624,986

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$3,229,591	Discounted cash flow	Discount rate	0.53% - 12.38% (3.43%)
Total Liabilities	$3,229,591

June 30, 2013:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	$3,759,736	Discounted cash flow	Discount rate	2.77% - 12.77% (4.18%)
Notes receivable, at fair market value	6,387	Discounted cash flow	Discount rate	7.58% (7.58%)
Life settlement contracts, at fair market value	—	Model actuarial pricing	Life expectancy Discount rate	10 to 254 months (143) 18.50% (18.50%)
Total Assets	$3,766,123

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$3,278,477	Discounted cash flow	Discount rate	1.02% - 12.60% (3.80%)
Total Liabilities	$3,278,477

A significant unobservable input used in the fair value measurement of all of the Company’s assets and liabilities measured at fair value using unobservable inputs (Level 3) is the discount rate.  Significant increases (decreases) in the discount rate used to estimate fair value in isolation would result in a significantly lower (higher) fair value measurement of the corresponding asset or liability. An additional significant unobservable input used in the fair value measurement of the life settlement contracts, at fair value, is life expectancy. Significant increases (decreases) in the life expectancy used to estimate the fair value of life settlement contracts in isolation would result in a significantly lower (higher) fair value measurement.

F-17

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The changes in assets measured at fair value using significant unobservable inputs (Level 3) during the six-months ended June 30, 2012 and 2013 were as follows:

	VIE and other finance receivables, at fair market value	Life settlement contracts, at fair market value	Notes receivable, at fair market value	Total
Balance at December 31, 2011	$3,041,090	$6,214	$12,765	$3,060,069

Total gains (losses):
Included in earnings / losses	302,616	(700)	—	301,916
Included in other comprehensive gain	—	—	49	49
Purchases	164,924	—	—	164,924
Premiums paid	—	687	—	687
Sales	(447)	(3,917)	—	(4,364)
Lapsed policies	—	—	—	—
Interest accreted	75,528	—	—	75,528
Payments received	(198,562)	—	(2,351)	(200,913)
Maturities	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—
Balance at June 30, 2012	$3,385,149	$2,284	$10,463	$3,397,896
The amount of total gains (losses) for the period
included in earnings attributable to the change
in unrealized gains or losses relating to assets
still held at:
June 30, 2012	$302,021	$(315)	$—	$301,706

Balance at December 31, 2012	$3,615,188	$1,724	$8,074	$3,624,986

Total gains (losses):
Included in earnings / losses	93,471	(73)	—	93,398
Included in other comprehensive gain	—	—	499	499
Purchases	197,172	—	—	197,172
Premiums paid	—	241	—	241
Sales	—	—	—	—
Lapsed policies	—	—	—	—
Interest accreted	67,795	—	—	67,795
Payments received	(204,275)	—	(2,186)	(206,461)
Maturities	—	—	—	—
Asset distribution	(9,615)	(1,892)	—	(11,507)
Transfers in and/or out of Level 3	—	—	—	—
Balance at June 30, 2013	$3,759,736	$—	$6,387	$3,766,123
The amount of total gains (losses) for the period
included in earnings attributable to the change
in unrealized gains or losses relating to assets
still held at:
June 30, 2013	$93,470	$(20)	$—	$93,450

F-18

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The changes in liabilities measured at fair value using significant unobservable inputs (Level 3) during the six-months ended June 30, 2012 and 2013 were as follows:

VIE long-term debt issued by securitizations and permanent financing trusts
Balance at December 31, 2011	$2,663,873
Total (gains) losses:
Included in earnings / losses	171,006
Issuances	238,743
Interest accreted	(15,834)
Repayments	(106,497)
Transfers in and/or out of Level 3	—
Balance at June 30, 2012	$2,951,291

The amount of total (gains) losses for the period
included in earnings attributable to the change
in unrealized gains or losses relating to long-
term debt still held at:
June 30, 2012	$171,006

Balance at December 31, 2012	$3,229,591
Total (gains) losses:
Included in earnings / losses	(34,170)
Issuances	226,780
Interest accreted	(27,183)
Repayments	(116,541)
Transfers in and/or out of Level 3	—
Balance at June 30, 2013	$3,278,477

The amount of total (gains) losses for the period
included in earnings attributable to the change
in unrealized gains or losses relating to long-
term debt still held at:
June 30, 2013	$(34,170)

F-19

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Realized and unrealized gains and losses included in earnings in the accompanying consolidated statements of operations for the three and six-months ended June 30, 2012 and 2013 are reported in the following revenue categories:

	VIE and other finance receivables and long-term debt	Life settlement contracts income

Total gains (losses) included in earnings in the three months ended June 30, 2012	$69,591	$(206)

Change in unrealized gains (losses) in the three months ended June 30, 2012 relating to assets still held at the reporting date	$69,231	$(191)

Total gains (losses) included in earnings in the three months ended June 30, 2013	$5,345	$(8)

Change in unrealized gains (losses) in the three months ended June 30, 2013 relating to assets still held at the reporting date	$5,345	$(8)

Total gains (losses) included in earnings in the six months ended June 30, 2012	$131,606	$(700)

Change in unrealized gains (losses) in the six months ended June 30, 2012 relating to assets still held at the reporting date	$131,015	$(315)

Total gains (losses) included in earnings in the six months ended June 30, 2013	$127,640	$(73)

Change in unrealized gains (losses) in the six months ended June 30, 2013 relating to assets still held at the reporting date	$127,640	$(20)

F-20

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The Company discloses fair value information about financial instruments, whether or not recognized at fair value in the Company’s consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	December 31,		June 30,
	2012		2013
	Estimated		Estimated
	Fair	Carrying	Fair	Carrying
	Value	Amount	Value	Amount
Financial assets
Marketable securities	$131,114	$131,114	$130,217	$130,217
VIE and other finance receivables, at fair market value	3,615,188	3,615,188	3,759,736	3,759,736
VIE and other finance receivables, net of allowance for losses (1)	145,155	150,353	129,597	136,692
Life settlement contracts, at fair market value	1,724	1,724	—	—
Notes receivable, at fair market value	8,074	8,074	6,387	6,387
Notes receivable, due from affiliate (1)	5,243	5,243	—	—
Other receivables, net of allowance for losses (1)	13,146	13,146	14,154	14,154

Financial liabilities
VIE derivative liabilities, at fair market value	121,498	121,498	85,439	85,439
VIE borrowings under revolving credit facilities and other similar borrowings (1)	28,198	27,380	74,186	72,355
VIE long-term debt (1)	158,801	162,799	153,258	157,464
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	3,229,591	3,278,477	3,278,477
Installment obligations payable (1)	131,114	131,114	130,217	130,217
Term loan payable (1)	142,441	142,441	557,205	557,205

(1)	These represent financial instruments not recorded in the consolidated balance sheets at fair value. Such financial instruments would be classified as Level 3 within the fair value hierarchy.

F-21

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

5. VIE and Other Finance Receivables, at Fair Market Value

The Company has elected to fair value newly originated guaranteed structured settlements in accordance with ASC 810. Additionally, as a result of the Company including lottery winning finance receivables in its 2013-1 asset securitization, the Company also elected to fair value newly originated lottery winnings effective January 1, 2013. As of December 31, 2012 and June 30, 2013, VIE and other finance receivables for which the fair value option was elected consist of the following:

	December 31,2012	June 30, 2013
Maturity value	$5,335,328	$5,609,879
Unearned income	(1,720,140)	(1,850,143)
Net carrying amount	$3,615,188	$3,759,736

Encumbrances on VIE and other finance receivables, at fair value are as follow:

Encumbrance	December 31, 2012	June 30, 2013
VIE securitization debt (2)	$3,550,394	$3,615,635
$100 million credit facility (1)	230	22,751
$200 million credit facility (1)	7,059	29,348
$275 million credit facility (1)	8,277	31,496
$50 million permanent financing related to 2011-A	20,505	31,140
Total VIE finance receivables at fair value	3,586,465	3,730,370
Not encumbered	28,723	29,366
Total VIE and other finance receivables at fair value	$3,615,188	$3,759,736

(1)	See Note 7
(2)	See Note 9

 Notes receivable, at fair market value and residual cash flows from finance receivables, at fair market value held in securitizations are pledged as collateral for the residual term debt (Note 8) at December 31, 2012 and June 30, 2013.

The Company is engaged to service certain finance receivables it sells to third parties. Servicing fee revenue related to those receivables are included in servicing, broker, and other fees in the Company’s unaudited consolidated statements of operations, and for the three and six-months ended June 30, 2013 and 2012 were as follows:

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2012	2013	2012	2013
Servicing fees	$287	$234	$545	$475

F-22

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

6. VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables, net of allowance for losses, as of December 31, 2012 and June 30, 2013 consist of the following:

	December 31, 2012	June 30, 2013
Structured settlements and annuities	$79,653	$77,442
Less: unearned income	(53,398)	(51,370)
	26,255	26,072
Lottery winnings	97,204	90,424
Less: unearned income	(33,768)	(30,574)
	63,436	59,850
Pre-settlement advances	62,775	58,075
Less: deferred revenue	(4,296)	(3,215)
	58,479	54,860
Life insurance premium financing	3,807	—
Less: deferred revenue	(43)	—
	3,764	—
Attorney cost financing	3,072	2,667
Less: deferred revenue	(3)	—
	3,069	2,667
VIE and other finance receivables, gross	155,003	143,449
Less: allowance for losses	(4,650)	(6,757)
VIE and other finance receivables, net	$150,353	$136,692

Encumbrances on VIE and other finance receivables, net are as follows:

Encumbrance	December 31, 2012	June 30, 2013
VIE securitization debt (2)	$80,826	$79,275
$40 million pre-settlement credit facility (1)	25,859	24,262
$45.1 million long-term presettlement facility (2)	19,389	14,874
$2.4 million long-term facility (2)	2,663	2,561
Total VIE finance receivables, net of allowances	128,737	120,972
Not encumbered	21,616	15,720
Total VIE and other finance receivables, net of allowances	$150,353	$136,692

(1)	See Note 7
(2)	See Note 8

F-23

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Activity in the allowance for losses for VIE and other finance receivables for the three and six-months ended June 30, 2012 and 2013 was as follows:

	Structured settlements and annuities	Lottery	Pre-settlement advances	Life insurance premium financing	Attorney cost financing	Total
Three-months ended June 30, 2012:
Allowance for losses:
Balance at beginning of period	$(381)	$(1)	$(1,011)	$—	$(982)	$(2,375)
Provision for loss	(26)	(74)	(665)	73	500	(192)
Charge-offs	26	92	32	—	—	150
Recoveries	—	(18)	—	(73)	—	(91)
Balance at end of period	$(381)	$(1)	$(1,644)	$—	$(482)	$(2,508)

Three-months ended June 30, 2013:
Allowance for losses:
Balance at beginning of period	$(181)	$—	$(5,272)	$—	$(215)	$(5,668)
Provision for loss	(139)	11	(1,383)	2	(78)	(1,587)
Charge-offs	139	35	373	—	—	547
Recoveries	(1)	(46)	—	(2)	—	(49)
Balance at end of period	$(182)	$—	$(6,282)	$—	$(293)	$(6,757)

Six-months ended June 30, 2012:
Allowance for losses:
Balance at beginning of period	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)
Provision for loss	(26)	(103)	(1,018)	73	(472)	(1,546)
Charge-offs	26	121	44	—	(5)	186
Recoveries	(36)	181	—	(73)	—	(127)
Balance at end of period	$(381)	$(1)	$(1,644)	$—	$(482)	$(2,508)

Individually evaluated for impairment	$(381)	$(1)	$(118)	$—	$—	$(500)
Collectively evaluated for impairment	—	—	(1,526)	—	(482)	(2,008)
Balance at end of period	$(381)	$(1)	$(1,644)	$—	$(482)	$(2,508)

VIE and other finance receivables, net:
Individually evaluated for impairment	$25,017	$68,124	$153	$—	$—	$93,294
Collectively evaluated for impairment	—	—	52,142	4,769	4,390	61,301
Ending Balance	$25,017	$68,124	$52,295	$4,769	$4,390	$154,595

Six-months ended June 30, 2013:
Allowance for losses:
Balance at beginning of period	$(181)	$(6)	$(4,194)	$—	$(269)	$(4,650)
Provision for loss	(139)	(11)	(2,533)	2	(24)	(2,683)
Charge-offs	139	35	445	—	—	619
Recoveries	(1)	10	—	(2)	—	(43)
Balance at end of period	$(182)	$—	$(6,282)	$—	$(293)	$(6,757)

Individually evaluated for impairment	$(182)	$—	$(1,498)	$—	$—	$(1,680)
Collectively evaluated for impairment	—	—	(4,784)	—	(293)	(5,077)
Balance at end of period	$(182)	$—	$(6,282)	$—	$(293)	$(6,757)

VIE and other finance receivables, net:
Individually evaluated for impairment	$25,890	$59,850	$1,826	$—	$—	$87,566
Collectively evaluated for impairment	—	—	46,753	—	2,373	49,126
Ending Balance	$25,890	$59,850	$48,579	$—	$2,373	$136,692

Management makes significant estimates in determining the allowance for losses on finance receivables. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions and anticipated delinquencies. Since the allowance for losses is dependent on general and other economic conditions

F-24

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

beyond the Company’s control, it is at least reasonably possible that the estimate for the allowance for losses could differ materially from the currently reported amount in the near term. At December 31, 2012 and June 30, 2013, the Company had impaired pre-settlement advances in the amount of $2,521 and $3,392, respectively and has discontinued recognition of the income on these advances. The Company had no impaired attorney cost financing advances as of December 31, 2012 and June 30, 2013, respectively.

Pre-settlement advances and attorney cost financing are usually outstanding for a period of time exceeding one year. The Company performs underwriting procedures to assess the quality of the underlying pending litigation collateral prior to making such advances. The underwriting process involves an evaluation of each transaction’s case merits, counsel track record, and case concentration.

The Company assesses the status of the individual pre-settlement advances at least once every 120 days to determine whether there are any case specific concerns that need to be addressed and included in the allowance for losses on finance receivables. The Company also analyzes pre-settlement advances on a portfolio basis based on the advances’ age as the ability to collect is correlated to the duration of time the advances are outstanding.

The following table presents gross pre-settlement advances as of December 31, 2012 and June 30, 2013 based on their year of origination:

Year of Origination	December 31, 2012	June 30, 2013
2009	$6,276	$5,772
2010	9,891	7,697
2011	17,770	13,680
2012	28,838	21,731
2013	—	9,195
	$62,775	$58,075

Based on historical portfolio experience, the Company has reserved for pre-settlement and attorney cost financing of $4,194 and $269 as of December 31, 2012 and $6,282 and $293 as of June 30, 2013, respectively.

The following table presents portfolio delinquency status as of December 30, 2012 and June 30, 2013, respectively:

							VIE and Other
	30-59	60-89	Greater			VIE and Other Finance	Finance Receivables, net
	Days	Days	than	Total		Receivables,	> 90 days
	Past Due	Past Due	90 Days	Past Due	Current	net	accruing
December 31, 2012:
Structured settlements and annuities	$8	$—	$54	$62	$26,012	$26,074	$—
Lottery winnings	—	—	—	—	63,430	63,430	—
Life insurance premium financing	—	—	—	—	3,764	3,764	—
Total	$8	$—	$54	$62	$93,206	$93,268	$—

June 30, 2013:
Structured settlements and annuities	$—	$—	$93	$93	$25,797	$25,890	$—
Lottery winnings	—	—	—	—	59,850	59,850	—
Life insurance premium financing	—	—	—	—	—	—	—
Total	$—	$—	$93	$93	$85,647	$85,740	$—

Pre-settlement advances and attorney cost financing do not have set due dates as payment is dependent on the underlying case settling.

F-25

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

7. VIE Borrowings Under Revolving Credit Facilities and Other Similar Borrowings

At December 31, 2012 and June 30, 2013, VIE borrowings under revolving credit facilities and other similar borrowings on the consolidated balance sheets consist of the following:

		December 31,	June 30,
	Entity	2012	2013
$100 million variable funding note facility with an insurance institution, interest payable monthly at 9.0%, collateralized by JGW-S III’s structured settlements receivables, 2-year revolving period with 18 months amortization period thereafter upon notice by the issuer or the note holder with all principal and interest outstanding payable no later than October 15, 2048. JGW-S III is charged monthly an unused fee of 1.00% per annum for the undrawn balance of its line of credit.	JGW-S III	$183	$14,607

$200 million credit facility, interest payable monthly at the rate greater of 5.00% or the sum of LIBOR plus applicable margin (5.0% at December 31, 2012 and June 30, 2013), maturing on February 17, 2016, collateralized by JGW IV’s structured settlements and annuity receivables. JGW IV, LLC is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	JGW IV	4,171	20,528

$275 million multi-tranche and lender credit facility, interest payable monthly. Tranche A rate comprises of 3.50% and either the LIBOR or Commercial Paper rate depending on the lender (3.71% or 3.90% at December 31, 2012 and 3.70% or 3.78% at June 30, 2013). Tranche B rate is 6.0% plus LIBOR (6.21% at December 31, 2012 and 6.20% at June 30, 2013). The facility matures on April 18, 2015 and is collateralized by JGW V’s structured settlements and annuity receivables. JGW V, LLC is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	JGW V	5,530	21,909

$40 million credit facility with interest payable monthly at Prime plus 1.00%, subject to a floor of 4.50% (4.50% at December 31, 2012 and June 30, 2013), maturing December 31, 2013. The line of credit is collateralized by certain pre-settlement receivables. Peach One is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	Peach One	17,527	15,311

Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.30% (7.49% at December 31, 2012 and 7.52% as of June 30, 2013), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus 1 GMbh & Co. KG	(31)	—

		$27,380	$72,355

F-26

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

8. VIE Long-Term Debt

At December 31, 2012 and June 30, 2013, the VIE long-term debt consisted of the following:

	December 31, 2012	June 30, 2013
PLMT Permanent Facility	$50,008	$49,001
Residual Term Facility	70,000	70,000
Long-Term Presettlement Facility	20,289	16,052
2012-A Facility	2,463	2,372
LCSS Facility (2010-C)	12,880	12,880
LCSS Facility (2010-D)	7,159	7,159
	$162,799	$157,464

PLMT Permanent Facility

The Company has a $75,000 floating rate asset backed loan with interest payable monthly at one-month LIBOR plus 1.25% which is currently in a runoff mode with the outstanding balance being reduced by periodic cash collections on the underlying lottery receivables. The loan matures on November 1, 2038.

The debt agreement with the counterparty requires PLMT to hedge each lottery receivable with a pay fixed and receive variable interest rate swap with the counterparty. The swaps are recorded at fair value in VIE derivative liabilities, at fair market value on the consolidated balance sheets.

Residual Term Facility

In September 2011, the Company issued term debt of $56,000 to a financial institution. In August 2012, the Company issued additional term debt of $14,000 to the same financial institution. The residual term debt is collateralized by notes receivable and the cash flows from securitization residuals related to certain securitizations. Interest on the residual term debt facility is payable monthly at 8.0% until September 15, 2014 and 9.0% thereafter. The $56,000 term debt matures on September 15, 2018 and the $14,000 term debt matures on September 15, 2019. Principal payments from collateral cash flows are scheduled to begin in September 2013. In addition, the $56,000 term debt requires annual principal payments of $5,500 beginning on September 15, 2014 and continuing through 2018, the $14,000 term debt requires annual principal payments of $2,000 beginning on September 15, 2014 and continuing through 2019.

Long-Term Presettlement Facility

The Company has a $45,100 fixed rate note, of which, $20,289 is outstanding at December 31, 2012 and $16,052 is outstanding at June 30, 2013 and bearing interest at 9.25% annually. Interest and principal is payable monthly from the cash receipts of collateralized presettlement receivables. The note matures on June 6, 2016.

2012-A Facility

In December 2012, the Company issued a series of notes collateralized by structured settlements. The proceeds of the notes were $2,463 at a fixed interest rate of 9.25%. Interest and principal are payable monthly from cash receipts of collateralized structured settlement receivables. The notes mature on June 15, 2024.

F-27

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Long-term Debt for Life Contingent Structured Settlements (2010-C & 2010-D)

Long-term Debt (2010-C)

In November 2010, the Company issued a private asset class securitization note registered under Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”). The 2010-C bond issuance of $12,880 is collateralized by life-contingent structured settlements. 2010-C accrues interest at 10% per annum and matures on March 15, 2039.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

Long-term Debt (2010-D)

In December 2010, the Company paid $155 to purchase the membership interests of LCSS, LLC from JLL Partners. LCSS, LLC owns 100% of the membership interests of LCSS II, which owns 100% of the membership interests of LCSS III. In November 2010, LCSS III issued $7,159 long-term debt 2010-D collateralized by life-contingent structured settlements. 2010-D accrues interest at 10% per annum and matures on July 15, 2040.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

9. VIE Long-term Debt Issued by Securitization and Permanent Financing trusts, at Fair Market Value

Securitization Debt

Effective January 1, 2010, upon consolidation of the securitization-related special purpose entities, the Company elected fair value treatment under ASC 825 to measure the securitization issuer debt and related finance receivables. The Company has determined that measurement of the securitization debt issued by SPEs at fair value better correlates with the value of the finance receivables held by SPEs, which are held to provide the cash flows for the note obligations. Debt issued by SPEs is non-recourse to other subsidiaries. Certain subsidiaries of the Company continue to receive fees for servicing the securitized assets. In addition, the risk to the Company’s non-SPE subsidiaries from SPE losses is limited to cash reserve and residual interest amounts.

During the six-months ended June 30, 2012, the Company completed one asset securitization transaction that was registered according to Rule 144A. The following table summarizes this securitization SPE transaction:

2012-1
(bond proceeds in $ millions)
Issue date	3/16/2012
Bond proceeds (includes 1% cash collateral reserve)	$232.4
Receivables securitized	4,476
Deal discount rate	4.62%
Retained interest %	6.75%
Class allocation (Moody’s)
Aaa	85.00%
Baa2	8.25%

During the six-months ended June 30, 2013, the Company completed one asset securitization transaction that was registered according to Rule 144A. The following table summarizes this securitization SPE transaction:

2013-1
(bond proceeds in $ millions)
Issue date	3/20/2013
Bond proceeds (includes 1% cash collateral reserve)	$216.5
Receivables securitized	2,425
Deal discount rate	3.65%
Retained interest %	6.75%
Class allocation (Moody’s)
Aaa	85.25%
Baa2	8.00%

F-28

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table summarizes notes issued by securitization and permanent financing trusts as of December 31, 2012 and June 30, 2013 for which the Company has elected the fair value option and are recorded as VIE long-term debt issued by securitization and permanent financing trusts, at fair market value in the Company’s consolidated balance sheets:

	Outstanding Principal at	Outstanding Principal at	Fair Value at	Fair Value at
	December 31, 2012	June 30, 2013	December 31, 2012	June 30, 2013
Securitization trusts	$2,693,597	$2,803,216	$2,892,466	$2,942,192
Permanent financing VIEs	319,382	320,429	337,125	336,285
Total	$3,012,979	$3,123,645	$3,229,591	$3,278,477

10. Term Loan Payable

In connection with the OAC Merger, the Company assumed OAC’s term loan payable in the amount of $176,489, with interest payable at Eurodollar base rate plus applicable and additional margins (8.75% as of December 31, 2011 and 2012), maturing on November 21, 2013 (the “Term Loan”). As part of the merger, the term loan payable agreement was amended and restated to allow OAC to make distributions of up to $9,000 to Peach Group Holdings, Inc. (“PGHI”) to fund the costs of defending certain litigation that remained a PGHI obligation post-merger and costs of operating certain subsidiaries of PGHI. The amended and restated credit agreement required a $10,000 principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan.  The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest Coverage Ratio covenants were amended. Also, certain subsidiaries of the Company became guarantors pursuant to the terms of the amended and restated agreement. The collateral agreement relating to their guarantee calls for a security interest in the assets of the subsidiaries as collateral to the guarantee. The subsidiaries are released from the collateral agreement once the Term Loan is paid in full.

Under the terms of the restated and amended Term Loan, J.G. Wentworth LLC is prohibited, with certain exceptions, from making distributions or paying dividends. As a result, essentially none of the Company’s $442,818 in member’s capital was free of limitations on the payment of dividends as of December 31, 2012.

On February 8, 2013, the Term Loan was refinanced with a new senior secured credit facility (the “Credit Facility”) that consisted of a $425,000 term loan (the “New Term Loan”) and a $20,000 revolving commitment maturing in February 2019 and August 2017, respectively.  J.G. Wentworth, LLC and certain of its subsidiaries are guarantors of the Credit Facility. Substantially all of the non-securitized and non-collateralized assets of the Company were pledged as security for the repayment of borrowings outstanding under the Credit Facility.

At each interest reset date, the Company has the option to elect that the New Term Loan be either a eurodollar loan or a base rate loan.  If eurodollar, interest on the New Term Loan accrues at either Libor or 1.5% (whatever is greater) plus a spread of 7.5%.  If a base rate loan, interest accrues at prime or 2.5% (whatever is greater) plus a spread of 6.5%.  As of June 30, 2013, the New Term Loan’s interest rate was 9.0%. The revolver has the same interest rate terms as the New Term Loan.  In addition, the revolver is subject to an unused fee of 0.5% per annum.

Additionally, the $20,000 revolving commitment provides for the issuance of letters of credit equal to $10,000, subject to customary terms and fees. As of June 30, 2013, there were no outstanding borrowings under the revolving commitment.

The Credit Facility requires the Company, to the extent that as of the last day of any fiscal quarter outstanding balances on the revolving commitment exceed specific thresholds, to comply with a maximum total leverage ratio.  J.G. Wentworth, LLC and certain of its subsidiaries are also limited in engaging in certain activities, including mergers and acquisitions, incurrence of additional indebtedness, incurring liens, making investments, transacting with affiliates, disposing of assets, and various other activities.  The Credit Facility also limits, with certain exceptions, certain of the J.G. Wentworth, LLC subsidiaries from making cash dividends and loans to J.G. Wentworth, LLC.

F-29

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

In conjunction with the refinancing, the Company made a cash distribution to its members in the amount of $309.6 million as well as an asset distribution in the amount of $16.3 million to PGHI. The distribution assets were originally acquired by the Company as part of the OAC merger.

On May 31, 2013, the Credit Facility was amended to provide for an additional term loan of $150,000 on the same terms as the New Term Loan. In conjunction with the refinancing, the Company made a cash distribution to its members in the amount of $150,000.

As result of the aggregate distributions the Company paid its members, each outstanding preferred interest was converted into one common interest on May 31, 2013 in accordance with the Amended and Restated Limited Liability Company Agreement of JGWPT Holdings, LLC.

11. Derivative Financial Instruments

The Company has interest-rate swaps to manage its exposure to changes in interest rates related to borrowings on its revolving credit facilities. As of June 30, 2013, the Company held interest rate swaps related to its JGW IV and JGW V revolving credit facilities with a total notional value of $35,210. The Company pays fixed rates ranging from 1.67% to 2.98% and receives floating rates equal to 1-month LIBOR rate. As of June 30, 2013, the term of these interest rate swaps range from approximately 10 to approximately 17 years. Hedge accounting has not been applied to these interest rate swaps.

In March 2012 and 2013, and in connection with securitizations, the Company terminated $64,300 and $55,351, respectively, in interest rate swap notional value associated with revolving credit facilities and other similar borrowings. The total cost (gain) of these terminations for the six-months ended June 30, 2012 and 2013 was ($374) and $174 respectively. The Company did not terminate any interest rate swaps in either the three-months ended June 30, 2012 or the three-months ended June 30, 2013. The unrealized gain (loss) for interest rate swaps related to borrowings on its revolving credit facilities for the three and six-months ended June 30, 2012 and 2013 was ($350) and $515, respectively.

The Company also has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings on certain long-term debt issued by securitization and permanent financing trusts. At December 31, 2012 and June 30, 2013, the Company had 8 outstanding swaps with total notional amounts of approximately $338,143 and $313,287, respectively. The Company pays fixed rates ranging from 4.50% to 5.77% and receives floating rates equal to 1-month LIBOR rate plus applicable margin.

These interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At June 30, 2013, the term of these interest rate swaps range from approximately 9 to approximately 23 years. Hedge accounting has not been applied to these interest rate swaps. For the three-months ended June 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($4,792) and $10,769, respectively. For the six-months ended June 30, 2012 and 2013, the amount of unrealized gain recognized was $1,215 and $16,475, respectively.

Additionally, the Company has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings under Peachtree Structured Settlements, LLC, a permanent financing VIE (“PSS”) (Note 9) and PLMT (Note 8). At December 31, 2012 and June 30, 2013, the Company had 166 outstanding swaps with total notional amount of approximately $266,881 and $258,985, respectively. The Company pays fixed rates ranging from 4.30% to 8.70% and receives floating rates equal to rate 1-month LIBOR rate plus applicable margin.

The PSS and PLMT interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At June 30, 2013, the term of the interest rate swaps for PSS and PLMT range from approximately 1 month to approximately 21 years, respectively. Hedge accounting has not been applied to these interest rate swaps. For the three-months ended June 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($8,992) and $13,545, respectively. For the six-months ended June 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($1,580) and $19,212, respectively.

F-30

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The notional amounts and fair values of the Company’s interest rate swaps as of December 31, 2012 and June 30, 2013 are as follows:

		Notional	Fair Market Value	Notional	Fair Market Value
Entity	Securitization	at December 31, 2012	December 31, 2012	at June 30, 2013	June 30, 2013
321 Henderson I	2004-A A-1	$50,858	$(6,492)	$45,383	$(4,590)
321 Henderson I	2005-1 A-1	86,766	(14,362)	80,337	(10,408)
321 Henderson II	2006-1 A-1	26,307	(3,581)	23,843	(2,637)
321 Henderson II	2006-2 A-1	27,560	(5,181)	25,507	(3,853)
321 Henderson II	2006-3 A-1	30,493	(5,001)	28,068	(3,679)
321 Henderson II	2006-4 A-1	27,402	(4,271)	25,624	(3,192)
321 Henderson II	2007-1 A-1	42,670	(9,031)	40,625	(6,493)
321 Henderson II	2007-2 A-1	46,087	(13,072)	43,900	(9,723)
JGW IV, LLC	—	—	—	13,300	252
JGW V, LLC	—	—	—	21,910	262
PSS	—	205,180	(46,407)	199,489	(31,080)
PLMT	—	61,701	(14,100)	59,496	(10,298)
Total		$605,024	$(121,498)	$607,482	$(85,439)

12. Risks and Uncertainties

The Company’s finance receivables are primarily obligations of insurance companies. The exposure to credit risk with respect to these finance receivables is generally limited due to the large number of insurance companies of generally high credit quality comprising the receivable base, their dispersion across geographical areas, and possible availability of state insurance guarantee funds. The Company is also subject to numerous risks associated with structured settlements. These risks include, but are not limited to, restrictions on assignability of structured settlements, potential changes in the U.S. tax law related to taxation of structured settlements, diversion by a seller of scheduled payments to the Company, and other potential risks of regulation and/or legislation. A majority of states have regulated the business by passing statutes that govern the sale of structured settlement payments. Generally, the laws require a court approval to consummate a sale. The Company’s earnings are dependent upon the fair value of the finance receivables it purchases relative to the value it can obtain by financing these assets in securitization or other transactions. Accordingly, earnings are subject to risks and uncertainties surrounding exposure to changes in the interest rate environment, competitive pressures affecting the ability to maintain sufficient effective purchase yields, and the ability to sell or securitize finance receivables at profitable levels in the future.

13. Commitments and Contingencies

In accordance with Structured Receivables Finance #6, LLC, a permanent financing VIE (“SRF6”) (Note 9), the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. The Hedge Breakage Reserve Account serves as collateral in the event the Company elects to repay in full the associated VIE debt issued by the permanent financing trust and the Lender incurs costs from the early termination of any related hedges. As of December 31, 2012 and June 30, 2013, this account had a balance of $11,847 and $10,072, respectively. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the SRF6 Loan Agreement.

The Company had an arrangement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement called for the counterparty to utilize funds raised of up to $50,000 to purchase LCSS assets from the Company. The Arrangement expired on June 30, 2012. For the year ended December 31, 2012, the counterparty purchased approximately $3,150 of LCSS assets from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw

F-31

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

(Dollars In Thousands, Unless Otherwise Noted)

on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11,300, whichever is lower. As of December 31, 2012 and June 30, 2013, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $8,637 and $8,884, respectively and is earning interest at an annual rate of 5.35% and is included in other receivables, net of allowance for losses in the Company’s consolidated balance sheets.

The Arrangement also has put options, which expire on December 30, 2019 and 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put options, if exercised by the counterparty, require the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the financial position, the results of operations or cash flows of the Company.

14. Segment Reporting

ASC 280, Segment Reporting, establishes standards for segment reporting in the financial statements. Management has determined that all of the operations have similar economic characteristics and may be aggregated into a single segment for disclosure under ASC 280.

15. Income Taxes

The Company and the majority of its subsidiaries operate in the U.S. as non-income tax paying entities, and are treated as pass-through entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of the Company’s wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state income tax. As non-income tax paying entities, the majority of the Company’s net income or loss is included in the individual or corporate returns of JGWPT’s Members. The current and deferred taxes relates only to the income tax-paying entities of the Company.

16. Restructure Expense

In April 2013, the Company announced its intention to restructure its Boynton Beach office. In connection with the announcement, the Company recorded a restructure charge of $3,197 for primarily severance and related expenses. The $3,197 charge for the six-months ended June 30, 2013 was recorded in the following statement of operations line items: compensation and benefits, $2,824; and general and administrative, $373. The associated workforce reductions were substantially completed during the three-months ended June 30, 2013 and the remaining actions are expected to be completed by December 31, 2013. A reconciliation of the associated restructure liability is as follows:

Total
Balance at December 31, 2012	$—
Restructure expense	3,197
Payments for restructure charges	(1,732)
Balance at June 30, 2013	$1,465

17. Subsequent Events

On July 23, 2013, the Company priced its 2013-2 securitization. The total bond size of the 2013-2 securitization is $174,674 and the deal discount rate is 4.49%. The 2013-2 securitization closed on July 29, 2013.

On July 24, 2013, the Company amended the terms of its $275,000 multi-tranche and lender credit facility. The revised agreement provides for a $300,000 credit line and an unused fee of 0.625% per annum for the undrawn balance. The Tranche A rate is comprised of 3.0% and either the 1-month LIBOR or the Commercial Paper rate depending on the lender and the Tranche B rate is 5.5% plus the 1-month LIBOR. The revised $300,000 multi-tranche and lender credit facility matures on July 24, 2016.

F-32

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member of

J.G. Wentworth, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of J.G. Wentworth, LLC and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in member’s capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of J.G. Wentworth, LLC and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

 New York, New York

 June 27, 2013

F-33

J.G. Wentworth, LLC and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2011	2012
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$70,171	$103,137
Restricted cash and investments	155,361	112,878
VIE finance receivables, at fair market value (1)	3,017,379	3,586,465
Other finance receivables, at fair market value	23,711	28,723
VIE finance receivables, net of allowance for losses of $0 and $3,717, respectively (1)	126,312	128,737
Other finance receivables, net of allowance for losses of $1,021 and $933, respectively	31,248	21,616
Notes receivable, at fair market value (1)	12,765	8,074
Note receivable due from affiliate	—	5,243
Other receivables, net of allowance for losses of $108 and $276, respectively	11,353	13,146
Fixed assets, net of accumulated depreciation of $1,484 and $3,128, respectively	5,717	6,321
Intangible assets, net of accumulated amortization of $9,516 and $14,257, respectively	54,558	51,277
Goodwill	84,993	84,993
Marketable securities	156,313	131,114
Deferred tax assets, net	2,436	2,455
Other assets (2)	12,061	14,418
Total assets	$3,764,378	$4,298,597

LIABILITIES AND MEMBER’S CAPITAL
Accounts payable	$4,414	$8,630
Accrued expenses	21,686	12,440
Accrued interest	11,439	11,687
VIE derivative liabilities, at fair market value	130,450	121,498
VIE borrowings under revolving credit facilities and other similar borrowings	82,404	27,380
VIE long-term debt	164,616	162,799
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	2,663,873	3,229,591
Term loan payable	171,519	142,441
Other liabilities	14,681	8,199
Installment obligations payable	156,313	131,114
Total liabilities	$3,421,395	$3,855,779
Total J.G. Wentworth, LLC member’s capital	324,723	442,818
Noncontrolling interest in affiliate	18,260	—
Member’s capital	$342,983	$442,818
Total liabilities and member’s capital	$3,764,378	$4,298,597

(1)	Pledged as collateral to credit and long-term debt facilities
(2)	As of December 31, 2011 and December 31, 2012, $221 and $0 were pledged as collateral to credit and long-term debt facilities.

The accompanying notes are an integral part of these consolidated financial statements.

F-34

J.G. Wentworth, LLC and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
REVENUES
Interest income	$142,697	$177,748
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives	127,008	270,787
Gain (loss) on swap termination, net	(11,728)	(2,326)
Servicing, broker, and other fees	7,425	9,303
Other	816	(856)
Realized and unrealized gains (losses) on marketable securities, net	(12,953)	12,741
Total revenue	$253,265	$467,397

EXPENSES
Advertising	$56,706	$73,307
Interest expense	123,015	158,631
Compensation and benefits	34,635	43,584
General and administrative	12,943	14,913
Professional and consulting	14,589	15,874
Debt prepayment and termination	9,140	—
Debt issuance	6,230	9,124
Securitization debt maintenance	4,760	5,208
Provision for losses on finance receivables	727	3,805
Depreciation and amortization	3,908	6,385
Installment obligations expense (income), net	(9,778)	17,321
Total expenses	$256,875	$348,152
Income (loss) before taxes	$(3,610)	$119,245
Provision (benefit) for income taxes	(345)	(227)
Net income (loss)	(3,265)	119,472
Less noncontrolling interest in earnings of affiliate	$660	$2,731
Net income (loss) attributable to J.G. Wentworth, LLC	$(3,925)	$116,741

The accompanying notes are an integral part of these consolidated financial statements.

F-35

J.G. Wentworth, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
Net income (loss)	$(3,265)	$119,472
Other comprehensive gain:
Unrealized gains on notes receivable arising during the year	3	1
Total other comprehensive gain	3	1
Total comprehensive income (loss)	(3,262)	119,473
Less: Net income allocated to noncontrolling interest in earnings of affiliate	660	2,731
Comprehensive income (loss) attributable to J.G. Wentworth, LLC	(3,922)	116,742

The accompanying notes are an integral part of these consolidated financial statements.

F-36

J.G. Wentworth, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Capital

	Member’s Capital	Accumulated Other Comprehensive Gain (Loss)	Noncontrolling Interest in Affiliate	Total Member’s Capital
	(Dollars in thousands)
Members’ capital — December 31, 2010	$193,733	$(281)	$—	$193,452
Net income (loss)	(3,925)	—	660	(3,265)
Repurchase of preferred interests	(30)	—	—	(30)
Share-based compensation	2,388	—	—	2,388
Unrealized gains on notes receivable arising during the period	—	3	—	3
Capital issued related to acquisition of	—	—	—	—
Orchard Acquisition Company, LLC and subsidiaries	133,300	—	20,745	154,045
Acquisition of noncontrolling interest	(465)	—	465	—
Noncontrolling interest investors’ withdrawals and contributions, net	—	—	(3,610)	(3,610)
Member’s capital December 31, 2011	$325,001	$(278)	$18,260	$342,983
Net income	116,741	—	2,731	119,472
Share-based compensation	2,393	—	—	2,393
Redemption of share-based awards	(300)	—	—	(300)
Capital distributions	(740)	—	—	(740)
Unrealized gains on notes receivable arising during the period	—	1	—	1
Noncontrolling interest investors’ withdrawals and contributions, net	—	—	(20,991)	(20,991)
Member’s capital December 31, 2012	$443,095	$(277)	$—	$442,818

The accompanying notes are an integral part of these consolidated financial statements.

F-37

J.G. Wentworth, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(3,265)	$119,472
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on sale and impairment of fixed assets	9	300
Provision for losses on receivables	852	3,805
Depreciation	1,023	1,644
Amortization of finance receivables acquisition costs	3	15
Amortization of intangibles	2,885	4,741
Amortization of debt issuance costs	1,486	1,444
Write-off of debt issuance costs	65	—
Change in unrealized gains/losses on finance receivables	(270,101)	(484,469)
Change in unrealized gains/losses on long-term debt	100,952	222,634
Change in unrealized gains/losses on derivatives	42,141	(8,952)
Net proceeds from sale of finance receivables	10,097	10,188
Purchases of finance receivables	(301,543)	(389,205)
Collections of finance receivables	326,962	464,605
Gain on sale of finance receivables	(1,844)	(957)
Recoveries of receivables	6	652
Accretion of interest income	(141,351)	(176,810)
Accretion of interest expense	(5,488)	(34,863)
Share-based compensation expense	1,827	2,393
Change in marketable securities, net	12,953	(12,741)
Installment obligations (income) expense, net	(9,778)	17,321
Change in fair value of life settlement contracts	1,091	1,522
Premiums and other costs paid, and proceeds from sale of life settlement contracts	(193)	2,968
Deferred income taxes	(599)	(19)
Increase (decrease) in operating assets:
Restricted cash and investments	(63,518)	42,483
Other assets	3,095	(1,994)
Other receivables	2,144	(2,072)
Increase (decrease) in operating liabilities:
Accounts payable	(4,627)	4,216
Accrued expenses	(391)	(9,246)
Accrued interest	(901)	685
Other liabilities	(746)	(5,492)
Net cash used in operating activities	$(296,754)	$(225,732)

The accompanying notes are an integral part of these consolidated financial statements.

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J.G. Wentworth, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
Cash flows from investing activities:
Purchase of intangible assets	—	(1,460)
Receipts from notes receivable	5,937	4,692
Purchase of fixed assets, net of sale proceeds	(1,982)	(2,549)
Proceeds from (payments on) notes receivable from affiliate	—	(5,000)
Cash acquired on acquisition of Orchard Acquisition Company	11,587	—
Net cash (used in) provided by investing activities	$15,542	$(4,317)
Cash flows from financing activities:
Distributions of member’s capital	—	—
Repurchase of preferred interests	(30)	—
Issuance of long-term debt	528,861	623,931
Payments for debt issuance costs	(4,370)	(6,297)
Payments on lease obligations	(597)	(990)
Repayment of long-term debt and derivatives	(251,779)	(248,555)
Gross proceeds from revolving credit facility	271,206	349,661
Repayments of revolving credit facility	(241,313)	(403,929)
Issuance of installment obligations payable	500	—
Purchase of marketable securities	(500)	—
Repayments of installment obligations payable	(8,854)	(42,520)
Sale of marketable securities	8,854	42,520
Repayments under term loan	(4,970)	(29,515)
Redemption of share-based awards	—	(300)
Noncontrolling interest investors’ distributions, net	(3,611)	(20,991)
Net cash provided by financing activities	$293,397	$263,015
Net increase (decrease) in cash	$12,185	$32,966
Cash and cash equivalents at beginning of period	57,986	70,171
Cash and cash equivalents at end of period	$70,171	$103,137

Supplemental disclosure of cash flow information:
Cash paid for interest	$115,308	$176,243
Capital distributions	$—	$740
Supplemental disclosure of noncash items:
Issuance of note receivable from sale of finance receivables held for sale	$906	$606

The accompanying notes are an integral part of these consolidated financial statements

F-39

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars In Thousands, Unless Otherwise Noted)

1. Organization and Description of Business Activities

Description of the Company

J.G. Wentworth, LLC together with its subsidiaries, (collectively the “Company”) was formed on July 1, 2005 and was a wholly-owned subsidiary of J.G. Wentworth, LLC (“Holdco”). Holdco is currently owned by its members, JLL JGW Distribution, LLC (“Distribution”), a Delaware limited liability company, and J.G. Wentworth, Inc. (“JGW Inc.”).

In July 2011, the Company, Orchard Acquisition Company, LLC and its subsidiaries (“OAC”) and Peach Group Holdings, Inc. (“PGHI”), formed JGWPT Holdings, LLC (“JGWPT”), a Delaware limited liability company, as a wholly-owned subsidiary (Note 2). JGWPT then formed JGW Holdings Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company, as its wholly-owned subsidiary. Merger Sub was merged with and into the Company, with the Company continuing as the surviving entity in the merger, and as a result of this merger (i) all of the outstanding equity interests of the Company were converted into identical corresponding equity interests in JGWPT, (ii) all of the outstanding equity interests in JGWPT held by the Company were cancelled, and (iii) each outstanding equity interest in Merger Sub was converted into one common interest in the Company. As a result, the Company became a wholly-owned subsidiary of JGWPT, with all outstanding equity interests formerly held in the Company held in JGWPT. Subsequently, as part of the merger, OAC became a wholly-owned subsidiary of the Company.

As of December 31, 2012, Holdco owns 68.2% and 48.4%, preferred holders own 28.8% and 20.5%, PGHI owns 0.0% and 25.1%, and certain members of the Company’s management combined own 3.0% and 6.0% of the total voting and economic interests in JGWPT, respectively. Distribution owns substantially all Holdco common interests. JGWPT is managed by a board of directors consisting of directors from JLL Partners, representatives of the preferred interest holders, PGHI, and the Chief Executive Officer of the Company.

The Company, operating through its subsidiaries and affiliates is a specialty finance company with principal offices in Radnor, Pennsylvania and Boynton Beach, Florida. The Company provides liquidity to individuals with financial assets such as structured settlements, annuities, lottery winnings, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company engages in warehousing and subsequent resale or securitization of these various financial assets.

A summary of some of the major products offered is included below.

Structured Settlements and Annuities

A structured settlement refers to the settlement of a personal injury claim with a series of future installment payments to an individual claimant. Annuities refer to financial instruments representing a series of future fixed installment payments. In many instances, individuals wish to monetize some or all of their future structured settlement and annuity payments in exchange for an immediate lump sum. With respect to settlements, this is accomplished through a court proceeding whereby the seller and buyer seek the court’s approval of the transaction. Upon issuance of a court order approving the sale and ordering the settlement obligor to make the structured settlement payments to the Company, the Company effectuates the purchase of the structured settlement. The purchase price for a structured settlement represents the present value of the future payments purchased using a discount rate negotiated with the seller. Structured settlements purchased by the Company are generally comprised of either guaranteed or life-contingent payments (“LCSS”). Guaranteed payments are contractually assured payments by the underlying insurance company to the Company for a specific period of time as determined by the settlement terms of each court order. LCSS are payments to the Company that are limited over time to the extent the claimant is alive.

Pre-Settlement Funding

The Company makes advances to litigants in exchange for a collateral assignment of a portion of the proceeds of pending litigation typically before a matter has been settled or otherwise resolved. The Company earns fees for such advances based on the amount of the advance and the time to recovery of the proceeds.

F-40

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Lottery Winnings

The purchase of annuitized lottery winnings is substantially similar to the purchase of structured settlement payments. The Company also brokers lottery winnings for which it earns brokers’ fees for facilitating sales of lottery prize payments to third party investors.

Attorney Cost Financing

The Company makes loans to certain law firms to finance certain litigation costs in pending personal injury cases. The Company establishes a revolving line of credit with these law firms and takes an assignment of the law firm’s contingency fee interest in their pending personal injury cases. The Company earns fees for such advances based on the amount of time the advance amount remains outstanding. The Company suspended making such loans effective January 1, 2012.

Life Settlement Contracts

The Company provides liquidity to persons or entities that own life insurance policies by facilitating the sale of their policies to affiliates or third-party investors. In addition, the Company performs subservicing functions related to mortality tracking, monthly reporting, payment of premiums, and collection and distribution of insurance proceeds. For the years ended December 31, 2011 and 2012, the Company earned $1,309 and $1,832, respectively, for subservicing fees from these affiliates. The Company also owns certain life settlement contracts (Note 8).

Installment Sale Transaction Structure

Through its self-developed installment sale transaction structure (the “Structure”), the Company conducts certain transactions that are intended to qualify for installment sale treatment under the Internal Revenue Code (such as the sale of lottery winnings). In the case of lottery winnings, the Company’s internal purchasing personnel market the Structure under the name Asset Advantage®. Assets involved in these transactions are acquired from lottery winners by Delaware statutory trusts and the proceeds from the monetization of these assets are invested in marketable securities in a manner that is intended to fully defease any and all market risk under the related installment obligations. The trusts issue installment obligations to the transferors of the assets. The Company earns initial origination-related income and other ongoing fees in connection with these transactions which are reflected in servicing, broker, and other fees in the Company’s consolidated statements of operations.

2. Business Changes and Developments

Business Combination

On February 19, 2011, the Company entered into an agreement and plan of merger with PGHI and OAC which was subsequently amended and whereby PGHI would exchange its interest in OAC for a 25% non-voting economic interest in JGWPT. OAC is engaged in the same business as the Company of purchasing, selling and financing structured settlements and other receivables. In addition, the merger adds strengths in accessing capital markets more efficiently, expanding into other special asset funding businesses while creating significant synergies to the combined operations. The Company accounted for this merger as an acquisition under ASC 805, Business Combinations (the “OAC Merger”), which requires that the assets and liabilities of OAC be initially reported at fair value. The results of operations of the Company include OAC’s results of operations from July 12, 2011, the date of the merger. None of the goodwill recognized for accounting purposes is expected to be deductible for tax purposes.

The Company incurred approximately $3,149 in 2011 in merger related costs which was recognized as an expense and included in professional and consulting expense in the Company’s consolidated statements of operations.

PGHI also received profit interests in JGWPT representing up to an additional 5% economic interest in JGWPT, after certain distributions and future profit thresholds are achieved. In addition, PGHI is entitled to receive preferential distribution relating to certain specific assets acquired. No value has been attributed to the profit interests.

F-41

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The purchase price was valued at $133,300, which is based on 25% of the valuation of the Company as of July 12, 2011 and was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of July 12, 2011 as follows:

Purchase price	$133,300

Allocation of purchase price
Cash and cash equivalents	11,587
Restricted cash	36,836
VIE and other finance receivables	1,159,286
Fixed assets	1,241
Intangible assets	50,375
Other receivables	11,536
Marketable securities	174,445
Deferred tax assets	1,837
Other assets	11,523
Total Assets	1,458,666

Accounts payable and accrued expenses	16,351
Accrued interest	8,277
Derivative liabilities	38,635
Borrowings under revolving credit facilities and other similar borrowings	21,982
Long-term debt	45,113
Long-term debt issued by securitization trusts, net	54,878
Long-term debt issued by securitization trusts, at fair market value	842,103
Other liabilities	11,341
Installment obligations payable	174,445
Term loan payable	176,489
Total Liabilities	1,389,614
Noncontrolling interest in affiliates	20,745
Goodwill	$84,993

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, including those entities that are considered variable interest entities (“VIE”), and where the Company has been determined to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Excluded from the consolidated financial statements of the Company are those entities that are considered VIEs and where the Company has been deemed not to be the primary beneficiary according to ASC 810. The consolidated financial statements also include the accounts of American Insurance Strategies Fund II, LP (“AIS Fund II”) for which the Company is the general partner. The limited partners’ interests are reflected as non-controlling interests in the Company’s consolidated financial statements. In 2012, the assets of the AIS Fund II were liquidated and distributed to the partners.

All material inter-company balances and transactions are eliminated in consolidation.

F-42

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Wholly-owned subsidiaries included in the consolidated financial statements are as follows:

Company Name	Holding Company
J.G. Wentworth, LLC

First Tier Subsidiaries
Peachtree Life Settlements, LLC	J.G. Wentworth, LLC
J.G. Wentworth Home Equity Services, LLC	J.G. Wentworth, LLC
Orchard Acquisition Company, LLC	J.G. Wentworth, LLC

Second Tier Subsidiaries
J.G. Wentworth Structured Settlement Funding II, LLC	Orchard Acquisition Company, LLC
PeachHI, LLC	Orchard Acquisition Company, LLC
J.G. Wentworth SSC, LP	Orchard Acquisition Company, LLC 99.5%
J.G. Wentworth Structured Settlement Funding II, LLC 0.5% (General partner)

Red Apple Management Company, LLC	Orchard Acquisition Company, LLC
Golden Apple Management Company, LLC	Orchard Acquisition Company, LLC

Third Tier Subsidiaries
J.G. Wentworth Management Company, LLC	J.G. Wentworth SSC, LP
J.G. Wentworth Originations, LLC	J.G. Wentworth SSC, LP
Green Apple Management Company, LLC	J.G. Wentworth SSC, LP
Qualified Provider Associates, LLC	J.G. Wentworth SSC, LP
JGW Pre-Settlement Funding, LLC	J.G. Wentworth SSC, LP
Cash Now Loans, LLC	J.G. Wentworth SSC, LP
J.G. Wentworth Receivables II, LLC	J.G. Wentworth SSC, LP
Peachtree Originations, LLC	J.G. Wentworth SSC, LP
Lottery Originations, LLC	J.G. Wentworth SSC, LP
Settlement Funding Management Company, LLC	J.G. Wentworth SSC, LP
Peach Holdings, LLC	PeachHI, LLC

Fourth Tier Subsidiaries
Receivables Collections, LLC	J.G. Wentworth Management Company, LLC
JGW II, LLC (“JGW II”)	J.G. Wentworth Originations, LLC
JGW III, LLC	J.G. Wentworth Originations, LLC
JGW-S LC I, LLC	J.G. Wentworth Originations, LLC
JGW-S LC II, LLC (“2011-A”)	J.G. Wentworth Originations, LLC
JGW-S Holdco, LLC	J.G. Wentworth Originations, LLC
LCSS, LLC	J.G. Wentworth Originations, LLC
JGW-S I, LLC	J.G. Wentworth Originations, LLC
JGW-S II, LLC	J.G. Wentworth Originations, LLC
JGW-S III, LLC “JGW-S III”)	J.G. Wentworth Originations, LLC
R.C. Henderson, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
321 Henderson Receivables Acquisition, LLC	J.G. Wentworth Originations, LLC
JGW Residual I, LLC	J.G. Wentworth Originations, LLC
JGW-S IV, LLC	J.G. Wentworth Originations, LLC

F-43

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Company Name	Holding Company
Fourth Tier Subsidiaries (continued)
JGW IV, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
JGW V, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
JGW VI, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
Peachtree Settlement Funding, LLC	Peachtree Originations, LLC
Senior Settlement Holding Euro, LLC	Peach Holdings, LLC
TATS Licensing Company, LLC	Peach Holdings, LLC
Peachtree Financial Solutions, LLC	Peach Holdings, LLC
PSF Holdings, LLC	Peach Holdings, LLC
Peachtree Asset Management, Ltd.	Peach Holdings, LLC
AIS Funds GP, LLC	Peach Holdings, LLC
AIS Funds GP, Ltd.	Peach Holdings, LLC
SB Immram Parent, LLC	Peach Holdings, LLC
Settlement Funding, LLC (“PSF”)	Peach Holdings, LLC
Peachtree Lottery, Inc.	Peach Holdings, LLC
Crescit Eundo Finance I, LLC (“Crescit”)	Peach Holdings, LLC
New Age Capital Reserves, LLC	Peach Holdings, LLC
Peachtree LBP Finance Company, LLC	Peach Holdings, LLC
Peach PDA Co., LLC	Peach Holdings, LLC
Peachtree SLPO Finance Company, LLC	Peach Holdings, LLC
BT SPE, LLC	Peach Holdings, LLC
WealthLink Advisers, LLC	Peach Holdings, LLC
Peachtree Pre-Settlement Funding, LLC	Peach Holdings, LLC
Lottery Funding, LLC	Lottery Originations, LLC
Olive Branch Originations, LLC	Peachtree Originations, LLC

Fifth Tier Subsidiaries
J.G. Wentworth XXI, LLC	JGW-S Holdco, LLC
J.G. Wentworth XXII, LLC	JGW-S Holdco, LLC
J.G. Wentworth XXIII, LLC (“2011-1”)	JGW-S Holdco, LLC
JGWPT XXIV, LLC (“2011-2”)	JGW-S Holdco, LLC
JGWPT XXV, LLC (“2012-1”)	JGW-S Holdco, LLC
JGWPT XXVI, LLC (“2012-2”)	JGW-S Holdco, LLC
JGWPT XXVII, LLC (“2012-3”)	JGW-S Holdco, LLC
JGWPT XXVIII, LLC (“2013-1”)	JGW-S Holdco, LLC
LCSS III, LLC (“LCSS III”)	LCSS, LLC
321 Henderson Receivables I, LLC (“321 Henderson I”)	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables II, LLC (“321 Henderson II”)	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables III, LLC	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables IV, LLC	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables V, LLC	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables VI, LLC	321 Henderson Receivables Acquisition, LLC
IAGD, LLC	321 Henderson Receivables Acquisition, LLC
Peachtree Life and Annuity Group, LLC	Peachtree Financial Solutions, LLC

F-44

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Company Name	Holding Company
Fifth Tier Subsidiaries (continued)
Annuity Purchase Company LLC	Peachtree Financial Solutions, LLC
Peachtree Asset Management (Luxembourg) S.àr.l.	Peachtree Asset Management, Ltd.
American Insurance Strategies Fund II, LP (“AIS Fund II”)	AIS Funds GP, Ltd.
SB Immram, LLC (“Immram”)	SB Immram Parent, LLC
Peachtree Finance Company, LLC	Settlement Funding, LLC
Peachtree LW Receivables I, LLC	Settlement Funding, LLC
Peachtree Structured Settlements, LLC (“PSS”)	Settlement Funding, LLC
Peachtree Attorney Finance, LLC	Settlement Funding, LLC
Peachtree Settlement Finance Co., LLC	Settlement Funding, LLC
Structured Receivables Finance #1, LLC (“SRF1”)	Settlement Funding, LLC
Structured Receivables Finance #2, LLC (“SRF2”)	Settlement Funding, LLC
Structured Receivables Finance #3, LLC (“SRF3”)	Settlement Funding, LLC
Structured Receivables Finance #4, LLC (“SRF4”)	Settlement Funding, LLC
Structured Receivables Finance #5, LLC	Settlement Funding, LLC
Structured Receivables Finance #6A, LLC	Settlement Funding, LLC
Structured Receivables Finance 2006-B, LLC (“SRF 2006-B”)	Settlement Funding, LLC
Lottery JV I, LLC	Settlement Funding, LLC
Structured Receivables Finance #7, LLC (“SRF7”)	Settlement Funding, LLC
Structured Receivables Finance 2010-A, LLC (“SRF 2010-A”)	Settlement Funding, LLC
Structured Receivables Finance 2010-B, LLC (“SRF 2010-B”)	Settlement Funding, LLC
Peachtree Lottery Holding, LLC	Settlement Funding, LLC 75%
Peachtree Lottery, Inc. 25%
Peachtree LBP Warehouse, LLC	Peachtree LBP Finance Company, LLC
Peachtree Funding Northeast, LLC	Peachtree Pre-Settlement Funding, LLC
R.C. Henderson Lottery, LLC	Lottery Funding, LLC
Olive Branch Funding LLC	Olive Branch Originations, LLC

Sixth Tier Subsidiaries
LCSS II, LLC (“LCSS II”)	LCSS III, LLC
Peachtree Finance Company #2, LLC (“PFC2”)	Peachtree Finance Company, LLC
Structured Receivables Finance #6, LLC (“SRF6”)	Structured Receivables Finance #6A, LLC
Peachtree Lottery Finance, LLC	Peachtree Lottery Holding, LLC
Peachtree Pre-Settlement Funding SPV, LLC (“SPV”)	Peachtree Funding Northeast, LLC
PeachOne Funding SPV, LLC (“Peach One”)	Peachtree Funding Northeast, LLC
R.C. Henderson Lottery Trust	R.C. Henderson Lottery, LLC
Lottery SUBI I	JGWPT XXVIII, LLC (“2013-1”)
Lottery SUBI II	R.C. Henderson Lottery, LLC

Seventh Tier Subsidiaries
Peachtree Lottery Master Trust (“PLMT”)	Peachtree Lottery Finance, LLC

F-45

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Company Name	Holding Company
Eighth Tier Subsidiaries
Peachtree Lottery Sub-Trust 1	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 2	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 3	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 4	Peachtree Lottery Master Trust

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant balance sheet accounts that could be affected by such estimates are VIE and other finance receivables, at fair market value, VIE long-term debt issued by securitization and permanent financing trusts at fair market value, intangible assets and goodwill. Actual results could differ from those estimates and such differences could be material.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures for instruments carried at fair value. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

•	Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement (Note 5). Fair value is a market based measure considered from the perspective of a market participant who holds the asset or owes the liabilities rather than an entity specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the assets or liabilities at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company also evaluates various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly.

The above conditions could cause certain assets and liabilities to be reclassified from Level 1 to Level 2/Level 3 or Level 2 to Level 3. The inputs or methodology used for valuing the assets or liabilities are not necessarily an indication of the risk associated with the assets and liabilities.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-6, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair

F-46

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Value Measurements (“ASU No. 2010-6”). ASU No. 2010-6 was adopted by the Company for the year ended December 31, 2011. ASU No. 2010-6 further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances and settlements instead of netting these changes. For the years ended December 31, 2011 and 2012, there were no transfers between levels. The adoption of this ASU did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, the ability to unilaterally cause the holder to return specific assets or through an agreement that permits the transferee to require the transferor to repurchase the transferred financial assets that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Transfers that do not meet the criteria to be accounted for as sales are accounted for as secured borrowings.

The amendments to ASC 860, Transfers and Servicing (“ASC 860”), eliminated the concept of a qualified special purpose entity, changed the requirements for derecognizing financial assets, and required additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets.

Gains or Losses on Sales of Receivables

Gains or losses on transfers of receivables accounted for as sales are recognized based on the difference between the financial consideration received from the sale and the allocable portions of the carrying values of the receivables sold.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with an initial maturity of three-months or less to be cash equivalents.

At December 31, 2011 and 2012, the Company held cash and cash equivalents at US and non-US financial institutions. At December 31, 2011 and 2012, substantially all cash and cash equivalents is held by US financial institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, US non-interest bearing accounts are fully insured by the Federal Deposit Insurance Corporation (“FDIC”). Interest-bearing accounts are insured up to $250 by the FDIC.

Restricted Cash and Investments

Restricted cash balances represent the use of trust or escrow accounts to secure the cash assets managed by the Company, certificates of deposit supporting letters of credit, customer purchase holdbacks, collateral collections and split payment collections. The Company acts as servicer and/or subservicer for structured settlements and annuities, lottery winnings, life settlements, and pre-settlements. Trust accounts are established for collections with payments being made from the restricted cash accounts to the lenders and other appropriate parties on a monthly basis in accordance with the applicable loan agreements or indentures. At certain times, the Company has cash balances in excess of FDIC insurance limits of $250 for interest-bearing accounts, which potentially subject the Company to market and credit risks. The Company has not experienced any losses to date as a result of these risks.

Restricted investments in the amounts of $1,817 and $1,829 as of December 31, 2011 and 2012, respectively, include certificates of deposit which are pledged to meet certain state requirements in order to conduct business in certain states. The certificates of deposit are carried at face value inclusive of interest, which approximates fair value as such instruments are renewed annually.

F-47

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

VIE and Other Finance Receivables, at Fair Market Value

The Company acquires receivables associated with structured settlement payments from individuals in exchange for cash (purchase price). These receivables are held for sale and are carried at fair value.

The Company has elected to fair value newly originated guaranteed structured settlements in accordance with ASC 810, “Consolidations”. Unearned income is determined as the amount the fair value exceeds the cost basis of the receivables. Unearned income on structured settlements is recognized as interest income using the effective interest method over the life of the related structured settlements. Changes in fair value are recorded in unrealized gains on finance receivables, long-term debt and derivatives in the Company’s consolidated statements of operations.

The Company, through its subsidiaries, sells finance receivables to Special Purpose Entities (“SPE”), as defined in ASC 860. An SPE issues notes secured by undivided interests in the receivables. Payments due on these notes generally correspond to receipts from the receivables in terms of the timing of payments due. The Company retains a retained interest in the SPEs and is deemed to have control over these SPEs due to its servicing or subservicing role and therefore consolidates these SPEs (Note 4).

VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables carried at amortized cost include primarily pre-settlement funding advances, LCSS, lottery winnings, and attorney cost financing, which are reported at the amount outstanding, adjusted for deferred fees and costs and allowance for losses. Interest income on fees earned on pre-settlement advances is recognized over their respective terms using the effective interest method based on principal amounts outstanding. The Company’s policy is to discontinue the recognition of interest income on finance receivables not fair valued once it has been determined that collection of future interest or fees are unlikely.

Fees charged upon the origination of finance receivables and certain direct origination costs, including personnel, travel, postage, legal fees and other associated costs, are deferred and the net amount is amortized using the effective interest method over the estimated life of the related receivables.

Allowance for Losses on Receivables

On an ongoing basis the Company reviews the ability to collect all amounts owed on VIE and other finance receivables carried at amortized cost.

The Company reduces the carrying value of finance receivables by the amount of projected losses. The Company’s determination of the adequacy of the projected losses is based upon an evaluation of the finance receivables collateral, the financial strength of the related insurance company that issued the structured settlement, current economic conditions, historical loss experience, known and inherent risks in the portfolios and other relevant factors. The Company will charge-off the defaulted payment balances at the time it determines them to be uncollectible. Since the projected losses are dependent on general and other economic conditions beyond the Company’s control, it is reasonably possible that the losses projected could differ materially from the currently reported amount in the near term. When the Company has determined that a receivable is uncollectible, the Company suspends the recognition of income on that receivable and recognizes a loss equal to the value of the receivable.

Receivables are considered to be impaired when it is probable that the Company will be unable to collect all payments according to the contractual terms of the underlying agreements. Management considers all information available in assessing impairment. Impairment is measured on a receivable-by-receivable basis by either the present value of estimated future cash flows discounted at the effective rate, the observable market price for the receivable or the fair value of the collateral if the receivable is collateral dependent. Large groups of smaller balance homogeneous receivables, such as pre-settlement advances, are collectively evaluated for impairment.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 requires a greater level of disaggregated information about the allowance for credit losses and the credit quality of financing receivables. ASU No. 2010-20 is effective for nonpublic entities for reporting periods ending after December 15, 2011. The Company adopted this

F-48

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

ASU in 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Life Settlement Contracts

The Company’s life settlement contracts are accounted for using the fair value method. Under the fair value method, life settlement contracts are remeasured at fair value at each reporting period and changes in fair value are recognized in earnings (Note 5). The Company’s life settlement contracts are included in other assets in the Company’s consolidated balance sheets and any gain or losses are included in other revenue in the Company’s consolidated statements of operations.

Marketable Securities

Assets acquired through the Company’s installment sale transaction structure are invested in a diverse portfolio of marketable debt and equity securities. Marketable securities are carried using the fair value method in accordance with ASC 820 with realized and unrealized gains and losses included in realized and unrealized gains (losses) on marketable securities, net in the Company’s consolidated statements of operations (Note 5). Fair value is generally based on quoted market prices. Management has classified these investments as Level 1 assets in the valuation hierarchy of fair value measurements. Marketable securities are held for resale in anticipation of fluctuations in market prices.

Interest on debt securities is recognized in interest income as earned and dividend income on marketable equity securities is recognized in interest income on the ex-dividend date.

Share-Based Compensation

The Company applies ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the compensation cost relating to share-based payment transactions, based on the fair value of the equity or liability instruments issued, be included in the Company’s consolidated statements of operations. The Company has determined that these share-based payment transactions represent equity awards under ASC 718 and therefore measures the cost of employee services received in exchange for share based compensation on the grant-date fair value of the award, and recognizes the cost over the period the employee is required to provide services for the award. For all grants of stock options, the fair value at the grant date is calculated using option pricing models based on the value of the issuing entities shares at the award date.

Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements are stated at cost, net of accumulated depreciation or amortization and are comprised primarily of computer equipment, office furniture, and software licensed from third parties. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the individual assets. For leasehold improvements, amortization is computed over the lesser of the estimated useful lives of the improvements or the lease term. The estimated useful lives of the assets range from three to ten years.

Notes Receivable, at Fair Market Value

Notes receivable represent fixed rate obligations of a third party collateralized by retained interests from certain securitizations sponsored by the Company. Under the agreements, the obligor has the right to redeem the notes at fair value. The notes receivable are treated as debt securities, classified as available-for-sale, and carried at fair value in accordance with ASC Topic 320, “Investments—Debt and Equity Securities.” Unrealized gains on notes receivable arising during the period are reflected within accumulated other comprehensive gain (loss) in the Company’s consolidated statements of comprehensive income (loss) and consolidated statements of changes in member’s capital. The notes receivable are analyzed annually for other than temporary impairment. No impairment expense was recognized during the years ended December 31, 2011 and 2012. The declines in value were deemed to be due to interest rates and paydown of the notes receivable and the Company has the intent and ability to hold the notes until such time as their initial investment is fully recovered. The notes are expected to mature in 2013 and 2018.

F-49

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The fair value and amortized costs of these notes receivable are as follows:

	December 31, 2011	December 31, 2012
Amortized cost	$13,535	$8,297
Fair market value	$12,765	$8,074

Note Receivable due from affiliate

Note Receivable due from affiliate represents a $5,000 secured note the Company executed in August 2012 with PGHI. The note accrues interest in arrears at a rate of 13.75% per annum and is paid quarterly. The note is secured by PGHI’s interest in the Company, and matures in August 2015. The Company has recognized $243 of interest income on the note for the year ended December 31, 2012 which is included in interest income in the Company’s consolidated statements of operations. The note, including accrued interest, was fully repaid in February 2013.

Intangible Assets

Identifiable intangible assets, which consist primarily of the Company’s database and non-compete agreements, are amortized over their estimated useful lives of 10 and 3 years, respectively. Customer relationships are amortized over useful lives of 3 to 15 years. Domain names are amortized over their estimated useful lives of 10 years. As of December 31, 2012, the weighted average remaining useful lives of the database, non-compete agreements, customer relationships and domain names are 8, 2, 5 and 10 years, respectively. In addition, such identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. Intangible assets deemed to have indefinite useful lives, which in the Company’s case includes a trade name, are not amortized and are subject to annual impairment tests. Impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. No impairment was recognized for the intangible assets for the years ended December 31, 2011 and 2012.

Goodwill

Goodwill results from the excess of the purchase price over the fair value of the net assets of an acquired business. Goodwill has an indefinite useful life and is subject to annual impairment tests whereby impairment is recognized if the estimated fair value of the Company is less than its net book value. Such loss is calculated as the difference between the estimated implied fair value of goodwill and its carrying amount. No impairment was recognized for goodwill for the years ended December 31, 2011 and 2012.

Income Taxes

The Company and the majority of its subsidiaries operate in the U.S. as non-tax paying entities, and are treated as disregarded entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of the Company’s wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state tax. As non-tax paying entities, the majority of the Company’s net income or loss is included in the individual or corporate returns of JGWPT’s Members. The current and deferred taxes relates only to the tax-paying entities of the Company.

Income taxes are accounted for using the liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of the differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this

F-50

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

analysis, the Company determines that uncertainties in tax positions exist, a reserve will be established. The Company will recognize accrued interest and penalties related to uncertain tax positions in the consolidated statements of operations.

Tax laws are complex and subject to different interpretations by the taxpayer and respective taxing authorities. Significant judgment is required in determining tax expense and evaluating tax positions, including evaluating uncertainties under US GAAP. The Company reviews its tax positions periodically and adjusts its tax balances as new information becomes available.

Other Revenue Recognition

Servicing, broker, and other fees in the Company’s consolidated statements of operations primarily include broker fees and subservicing fees earned from servicing life settlement contracts. Broker fee income is recognized when the contract between the purchasing counterparty and the seller is closed for the sale of lottery winnings receivables.

Debt Issuance Costs

Debt issuance costs related to liabilities for which the Company has elected the fair value option are expensed when incurred. Debt issuance costs related to liabilities for which the Company has not elected the fair value option are capitalized and amortized over the expected term of the borrowing or debt issuance. Capitalized amounts are included in other assets in the Company’s consolidated balance sheets and amortization of such costs is included in interest expense in the Company’s consolidated statements of operations over the life of the debt facility.

Advertising Expenses

The Company expenses advertising costs as incurred. The costs are included in advertising expense in the Company’s consolidated statements of operations.

Derivative Financial Instruments

The Company holds derivative instruments that do not qualify as hedging instruments as defined by ASC Topic 815, “Derivatives and Hedging”. The objective for holding these instruments is to offset variability in forecasted cash flows associated with interest rate fluctuations. Derivatives are recorded at fair value with changes in fair value recorded in unrealized gains on finance receivables, long-term debt and derivatives in the Company’s consolidated statements of operations.

Recently Issued Accounting Statements

Comprehensive Income – Presentation of Comprehensive Income (Topic 220). In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU No. 2011-05”). This ASU requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The ASU does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for annual periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. ASU No. 2011-05 is effective for nonpublic entities for the fiscal years ending after December 15, 2012, and the interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. Since these amended principles require only additional disclosures concerning presentation of comprehensive income, adoption will not affect the Company’s consolidated statements of financial condition, results of operations or cash flows.

Intangibles – Goodwill and Other (Topic 350). In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU No. 2011-08”). ASU No. 2011-08 is intended to simplify goodwill impairment testing by allowing companies the option to perform a qualitative review step to assess whether the required

F-51

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

quantitative impairment analysis that exists today is necessary. Under the amended rule, a company making the election is not required to calculate the fair value of a business that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not that the fair value of that business is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current US GAAP must be completed; otherwise, goodwill is deemed to be not impaired and no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The new standard is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company early adopted this ASU in 2011.

Similarly, in July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU No. 2012-02”). The amendments in this update are intended to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. The amendments are effective for annual impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual impairment tests performed as of a date before July 27, 2012, if an entity’s financial statements for the most recent annual period have not yet been made available for issuance. The Company early adopted this ASU in 2012.

Fair Value Measurement (Topic 820). In May 2011, the FASB issued Accounting Standards Update No. 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS. (“ASU No. 2011-04”). ASU No. 2011-04 amends current guidance to result in common fair value measurement and disclosures between US GAAP and International Financial Reporting Standards (“IFRS”). The amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between US GAAP and IFRS. The amendments also require additional disclosure of quantitative information about the significant unobservable inputs used for all Level 3 measurements. The amendments in ASU No. 2011-04 are effective for annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Balance Sheet (Topic 210). In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASU No. 2011-11”). The ASU requires disclosures that affect all entities with financial instruments and derivatives that are either offset on the balance sheet in accordance with ASC 210-20-45 or ASC 815-10-45, or subject to a master netting arrangement, irrespective of whether they are offset on the balance sheet. ASU No. 2011-11 is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods. Entities should provide the disclosures required by ASU No. 2011-11 retrospectively for all comparative periods presented. The adoption of ASU No. 2011-11 will not impact the Company’s consolidated statements of financial condition, results of operations or cash flows.

Reclassifications

Certain items in the 2011 consolidated financial statements have been reclassified to conform to the 2012 presentation.

4. Variable Interest Entities

In the normal course of business, the Company is involved with various entities that are considered to be VIEs. A VIE is an entity that has either a total investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest under the voting interest model of consolidation. The Company is required to consolidate any VIE

F-52

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

for which it is determined to be the primary beneficiary. The primary beneficiary is the entity that has the power to direct those activities of the VIE that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses from or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company reviews all significant interests in the VIEs it is involved with including consideration of the activities of the VIEs that most significantly impact the VIEs’ economic performance and whether the Company has control over those activities. On an ongoing basis, the Company assesses whether or not it is the primary beneficiary of a VIE.

As a result of adopting ASC 810, the Company was deemed to be the primary beneficiary of the VIEs used to securitize its finance receivables (“VIE finance receivables”). The Company elected the fair value option with respect to assets and liabilities in its securitization VIEs as part of their initial consolidation on January 1, 2010.

The debt issued by the Company’s securitization VIEs is reported on the Company’s consolidated balance sheets as long-term debt issued by securitization and permanent financing trusts, at fair market value (“VIE securitization debt”). The VIE securitization debt is recourse solely to the VIE finance receivables held by such SPEs (Note 6 and 7) and thus is non-recourse to the other consolidated subsidiaries. The VIEs will continue in operation until all securitization debt is paid and all residual cash flows are collected. As a result of the long lives of many finance receivables purchased and securitized by the Company, most consolidated VIEs have expected lives in excess of twenty years.

5. Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Marketable securities – The estimated fair value of investments in marketable securities is based on quoted market prices.

VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair market value – The estimated fair value of VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair value is determined based on a discounted cash flow model using expected future collections discounted at a calculated rate.

For guaranteed structured settlements and annuities, the Company allocates the projected cash flows based on the waterfall of the securitization and permanent financing trusts (collectivity the “Trusts”). The waterfall includes fees to operate the Trusts (servicing fees, admin fees, etc.), note holder principal and note holder interest. Many of the Trusts have various tranches of debt that have varying subordinations in the waterfall calculation (Note 16). The remaining cash flows, net of those obligations, are considered a residual interest which is projected to be paid to the Company’s retained interest holders.

The projected finance receivable cash flows used to pay the obligations of the Trusts are discounted using a calculated rate derived by the fair value interest rates of the debt in the Trusts. The fair value interest rate of the debt is derived using a swap curve and applying a calculated spread using the Company’s last executed securitization as a benchmark. The calculated spread is adjusted for the specific attributes of the debt in the Trusts, such as years to maturity and credit grade. The debt’s fair value interest rates are applied to the projected future cash payments paid on the principal and interest to derive the debt’s fair value. The debt’s fair value interest rates are blended using the debt’s principal balance to obtain a weighted average fair value interest rate; this rate is used to determine the value of the finance receivables’ asset cash flows. In addition, the Company considers transformation cost and profit margin associated with its securitizations to derive the fair value of its finance receivables’ asset cash flows. The finance receivables’ residual cash flows remaining after the projected obligations of the Trusts are satisfied are discounted using a separate yield based on an assumed rating of the residual tranche. The residual cash flows are adjusted for a loss assumption of 0.25% over the life of the finance receivables in its fair value calculation. Finance receivable cash flows, including the residual asset cash flows, are included in finance receivables, at fair market value and VIE long-term debt issued by securitization and permanent financing trusts, at fair market value in the Company’s consolidated balance sheets.

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J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

For finance receivables not yet securitized the Company uses the calculated spreads, as well as considering transformation costs and profit margin, from its most recent securitization to determine the fair value yield adjusting for expected losses and applying the residual yield for the cash flows the Company projects would make up the retained interest in a securitization.

For the Company’s LCSS receivables and long-term debt issued by its related permanent financing trusts, the blended weighted average discount rate of the debt is used to determine the fair value of the LCSS receivables’ cash flows. The residual cash flows relating to the LCSS receivables are discounted using a separate yield based on the assumed rating to the residual tranche reflecting the life contingent feature of these receivables.

VIE and other finance receivables, net of allowance for losses – The fair value was estimated based on the present value of future expected cash flows or based on expected losses and historical loss experience associated with the respective receivables using management’s best estimates of the key assumptions regarding credit losses and discount rates commensurate with the risks involved.

Life settlement contracts, at fair market value – The fair values of life settlement contracts are determined by reference to the transfer price of similar life settlement contracts under a discounted cash flow calculation that takes into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured, as well as other qualitative factors regarding market participants assumptions. Life expectancy is determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies.

Notes receivable, at fair market value – The fair values of notes receivables are determined based on the discounted present value of future expected cash flows using management’s best estimates of the key assumptions regarding credit losses and discount rates determined to be commensurate with the risks involved. The Company does not expect prepayment on the finance receivables underlying the notes receivable and accordingly, no significant change in the fair value is expected as a result of prepayment.

Note receivable due from affiliate – The estimated fair value of note receivable due from affiliate is assumed to equal its carrying amount. The note receivable was repaid in full in February 2013.

Other receivables, net of allowance for losses – The estimated fair value of advances receivable and certain other receivables, which are generally recovered in less than three months, is equal to the carrying amount. The carrying value of other receivables which have expected recoverability of greater than three months, which consist primarily of a note receivable (Note 9), have been estimated based on the present value of future expected cash flows using management’s best estimate of the key assumptions, including discount rates commensurate with the risks involved.

Due from and due to affiliates – The estimated fair value of due from affiliates and due to affiliates, is assumed to equal the carrying amount.

VIE derivative liabilities, at fair value – The fair value of interest rate swaps, is based on pricing models which consider current interest rates, and the amount and timing of cash flows (Note 18).

Installment obligations payable – Installment obligations payable are reported at contract value determined based on changes in the measuring indices selected by the obligees under the terms of the obligations over the lives of the obligations. The fair value of installment obligations payable is estimated to be equal to carrying value.

Term loan payable – The estimated fair value of the term loan is determined based on indicative quotes in the secondary loan market for other debt instruments with similar characteristics. The term loan was paid off in February 2013.

VIE borrowings under revolving credit facilities and other similar borrowings – The estimated fair value of borrowings under revolving credit facilities and other similar borrowings is based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities. The Company estimates that the carrying value of its lines of credit, which bear interest at a variable rate, approximates fair value.

VIE long-term debt – The estimated fair value of VIE long-term debt is based on fair value borrowing rates available to the Company based on recently executed transactions with similar underlying collateral characteristics, reflecting the specific terms and conditions of the debt.

F-54

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s assets and liabilities that are carried at fair value on the Company’s consolidated balance sheets as of December 31, 2011 and 2012:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level I	Level II	Level III	at Fair Value
December 31, 2011:
Assets
Marketable securities:
Equity securities
US large cap	$48,566	$—	$—	$48,566
US mid cap	9,385	—	—	9,385
US small cap	8,621	—	—	8,621
International	27,197	—	—	27,197
Other equity	1,740	—	—	1,740
Total equity securities	95,509	—	—	95,509
Fixed income securities
US fixed income	41,929	—	—	41,929
International fixed income	8,200	—	—	8,200
Other fixed income	44	—	—	44
Total fixed income securities	50,173	—	—	50,173
Other securities
Cash & cash equivalents	6,705	—	—	6,705
Alternative investments	1,645	—	—	1,645
Annuities	2,281	—	—	2,281
Total other securities	10,631	—	—	10,631
Total marketable securities	156,313	—	—	156,313
VIE and other finance receivables, at fair market value	—	—	3,041,090	3,041,090
Notes receivable, at fair market value	—	—	12,765	12,765
Life settlement contracts, at fair market value (1)	—	—	6,214	6,214
Total Assets	$156,313	$—	$3,060,069	$3,216,382
Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$2,663,873	$2,663,873
VIE derivative liabilities, at fair market value	—	130,450	—	130,450
Total Liabilities	$—	$130,450	$2,663,873	$2,794,323

(1)	Included in other assets on the Company’s consolidated balance sheets.

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J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level I	Level II	Level III	at Fair Value
December 31, 2012:
Assets
Marketable securities:
Equity securities
US large cap	$40,446	$—	$—	$40,446
US mid cap	8,472	—	—	8,472
US small cap	9,224	—	—	9,224
International	22,651	—	—	22,651
Other equity	789	—	—	789
Total equity securities	81,582	—	—	81,582
Fixed income securities
US fixed income	36,047	—	—	36,047
International fixed income	5,963	—	—	5,963
Other fixed income	11	—	—	11
Total fixed income securities	42,021	—	—	42,021
Other securities
Cash & cash equivalents	4,789	—	—	4,789
Alternative investments	483	—	—	483
Annuities	2,239	—	—	2,239
Total other securities	7,511	—	—	7,511
Total marketable securities	131,114	—	—	131,114
VIE and other finance receivables, at fair market value	—	—	3,615,188	3,615,188
Notes receivable, at fair market value	—	—	8,074	8,074
Life settlement contracts, at fair market value (1)	—	—	1,724	1,724
Total Assets	$131,114	$—	$3,624,986	$3,756,100

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$3,229,591	$3,229,591
VIE derivative liabilities, at fair market value	—	121,498	—	121,498
Total Liabilities	$—	$121,498	$3,229,591	$3,351,089

(1)	Included in other assets on the Company’s consolidated balance sheets.

F-56

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s quantitative information about its Level 3 fair value measurements as of December 31, 2011 and 2012, respectively:

December 31, 2011:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	3,041,090	Discounted cash flow	Discount rate	3.50% - 12.26% (5.01%)
Notes receivable, at fair market value	12,765	Discounted cash flow	Discount rate	10.80% (10.80%)
Life settlement contracts, at fair market value	6,214	Model actuarial pricing	Life expectancy Discount rate	19 to 270 months (141) 18.50% (18.50%)
Total Assets	3,060,069

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	2,663,873	Discounted cash flow	Discount rate	1.27% - 11.66% (4.41%)
Total Liabilities	2,663,873

December 31, 2012:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	3,615,188	Discounted cash flow	Discount rate	2.68% - 12.52% (3.99%)
Notes receivable, at fair market value	8,074	Discounted cash flow	Discount rate	9.78% (9.78%)
Life settlement contracts, at fair market value	1,724	Model actuarial pricing	Life expectancy Discount rate	16 to 260 months (147) 18.50% (18.50%)
Total Assets	3,624,986

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	Discounted cash flow	Discount rate	0.53% - 12.38% (3.43%)
Total Liabilities	3,229,591

A significant unobservable input used in the fair value measurement of all of the Company’s assets and liabilities measured at fair value using unobservable inputs (Level 3) is the discount rate.  Significant increases (decreases) in the discount rate used to estimate fair value in isolation would result in a significantly lower (higher) fair value measurement of the corresponding asset or liability. An additional significant unobservable input used in the fair value measurement of the life settlement contracts, at fair value, is life expectancy. Significant increases (decreases) in the life expectancy used to estimate the fair value of life settlement contracts in isolation would result in a significantly lower (higher) fair value measurement.

F-57

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The changes in assets measured at fair value using significant unobservable inputs (Level 3) during the years ended December 31, 2011 and 2012 were as follows:

	VIE and other finance receivables, at fair market value	Life settlement contracts, at fair market value	Notes receivable, at fair market value	Total
Balance at December 31, 2010	$1,644,763	$88	$18,060	$1,662,911
Total gains (losses):
Included in earnings / losses	270,101	(1,091)	—	269,010
Included in other comprehensive gain	—	—	3	3
Purchases relating to the acquisition of OAC	1,017,009	7,055	—	1,024,064
Purchases	286,039	28	—	286,067
Premiums paid	—	1,974	—	1,974
Sales	(237)	(1,781)	—	(2,018)
Interest accreted	125,496	—	—	125,496
Payments received	(302,081)	—	(5,298)	(307,379)
Maturities	—	(59)	—	(59)
Transfers in and/or out of Level 3	—	—	—	—
Balance at December 31, 2011	$3,041,090	$6,214	$12,765	$3,060,069

Total gains (losses):
Included in earnings / losses	484,469	(1,757)	—	482,712
Included in other comprehensive gain	—	—	1	1
Purchases	355,916	—	—	355,916
Premiums paid	—	1,431	—	1,431
Sales	(1,778)	(4,148)	—	(5,926)
Lapsed policies	—	(16)	—	(16)
Interest accreted	149,292	—	—	149,292
Payments received	(413,801)	—	(4,692)	(418,493)
Maturities	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—
Balance at December 31, 2012	$3,615,188	$1,724	$8,074	$3,624,986
The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at:
December 31, 2011	$270,385	$(817)	$—	$269,568
December 31, 2012	$483,878	$(1,370)	$—	$482,508

F-58

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The changes in liabilities measured at fair value using significant unobservable inputs (Level 3) during the years ended December 31, 2011 and 2012 were as follows:

VIE long-term debt issued by securitizations and permanent financing trusts
Balance at December 31, 2010	$1,458,947
Total (gains) losses:
Included in earnings / losses	100,952
Assumed long-term debt relating to the acquisition of OAC	842,103
Issuances	441,072
Interest accreted	(4,412)
Repayments	(174,789)
Transfers in and/or out of Level 3	—
Balance at December 31, 2011	$2,663,873
Total (gains) losses:
Included in earnings / losses	222,634
Issuances	607,468
Interest accreted	(35,576)
Repayments	(228,808)
Transfers in and/or out of Level 3	—
Balance at December 31, 2012	$3,229,591
The amount of total (gains) losses for the period included in earnings attributable to the change in unrealized gains or losses relating to long-term debt still held at:
December 31, 2011	$100,952
December 31, 2012	$222,634

F-59

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Realized and unrealized gains and losses included in earnings in the accompanying consolidated statements of operations for the years ended December 31, 2011 and 2012 are reported in the following revenue categories:

	VIE and other finance receivables and long-term debt	Life settlement contracts income
Total gains (losses) included in earnings in 2011	$169,149	$(1,091)

2011 change in unrealized gains (losses) relating to assets still held at the reporting date	$169,433	$(817)

Total gains (losses) included in earnings in 2012	$261,835	$(1,757)

2012 change in unrealized gains (losses) relating to assets still held at the reporting date	$261,244	$(1,370)

The Company discloses fair value information about financial instruments, whether or not recognized at fair value in the Company’s consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	December 31,		December 31,
	2011		2012
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial assets
Marketable securities	$156,313	$156,313	$131,114	$131,114
VIE and other finance receivables, at fair market value	3,041,090	3,041,090	3,615,188	3,615,188
VIE and other finance receivables, net of allowance for losses (1)	168,092	157,560	145,155	150,353
Life settlement contracts, at fair market value	6,214	6,214	1,724	1,724
Notes receivable, at fair market value	12,765	12,765	8,074	8,074
Notes receivable, due from affiliate (1)	—	—	5,243	5,243
Other receivables, net of allowance for losses (1)	10,348	11,353	13,146	13,146

Financial liabilities
VIE derivative liabilities, at fair market value	130,450	130,450	121,498	121,498
VIE borrowings under revolving credit facilities and other similar borrowings (1)	90,839	82,404	28,198	27,380
VIE long-term debt (1)	163,766	164,616	158,801	162,799
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	2,663,873	2,663,873	3,229,591	3,229,591
Installment obligations payable (1)	156,313	156,313	131,114	131,114
Term loan payable (1)	171,519	171,519	142,441	142,441

(1)	These represent financial instruments not recorded in the consolidated balance sheets at fair value. Such financial instruments would be classified as Level 3 within the fair value hierarchy.

F-60

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

6. VIE and Other Finance Receivables, at Fair Market Value

The Company elected the fair value option for its newly originated guaranteed structured settlements and annuity finance receivables purchased subsequent to January 1, 2010 and those finance receivables consolidated pursuant to the adoption of ASC 810. As of December 31, 2011 and 2012, VIE and other finance receivables for which the fair value option was elected consist of the following:

	December 31, 2011	December 31, 2012
Maturity value	$4,755,291	$5,335,328
Unearned income	(1,714,201)	(1,720,140)
Net carrying amount	$3,041,090	$3,615,188

Encumbrances on VIE and other finance receivables, at fair market value are as follows:

Encumbrance	December 31, 2011	December 31, 2012
VIE securitization debt (2)	$2,881,395	$3,550,394
$250 million credit facility (1)	42,150	—
$100 million credit facility (1)	19,795	230
$200 million credit facility (1)	—	7,059
$275 million credit facility (1)	—	8,277
$100 million permanent financing related to 2011-A (2)	2,980	20,505
$100 million credit facility (1)	50,622	—
AIS Fund II	20,437	—
Total VIE finance receivables at fair value	3,017,379	3,586,465
Not encumbered	23,711	28,723
Total VIE and other finance receivables at fair value	$3,041,090	$3,615,188

(1)	See Note 14
(2)	See Note 16

Notes receivable, at fair market value and residual cash flows from finance receivables, at fair market value held in securitizations are pledged as collateral for the residual term debt (Note 15) at December 31, 2011 and 2012.

At December 31, 2012 the expected cash flows of VIE and other finance receivables, at fair market value based on maturity value were as follows:

Expected cash flows
Year ending 2013	$414,818
Year ending 2014	423,591
Year ending 2015	401,598
Year ending 2016	363,873
Year ending 2017	343,214
Thereafter	3,388,234
Total	$5,335,328

F-61

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The Company is engaged to service certain finance receivables it sells to third parties. Servicing fee revenue related to those receivables are included in servicing, broker, and other fees in the Company’s consolidated statements of operations, and for the years ended December 31, 2011 and 2012 were as follows:

	2011	2012
Servicing fees	$1,049	$1,051

7. VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables, net of allowance for losses, as of December 31, 2011 and 2012 consist of the following:

	December 31, 2011	December 31, 2012
Structured settlements and annuities	$82,960	$79,653
Less: unearned income	(57,529)	(53,398)
	25,431	26,255
Lottery winnings	118,430	97,204
Less: unearned income	(44,306)	(33,768)
	74,124	63,436
Pre-settlement advances	52,752	62,775
Less: deferred revenue	(4,502)	(4,296)
	48,250	58,479
Life insurance premium financing	5,126	3,807
Less: deferred revenue	(90)	(43)
	5,036	3,764
Attorney cost financing	5,757	3,072
Less: deferred revenue	(17)	(3)
	5,740	3,069
VIE and other finance receivables, gross	158,581	155,003
Less: allowance for losses	(1,021)	(4,650)
VIE and other finance receivables, net	$157,560	$150,353

Encumbrances on VIE and other finance receivables, net of allowance for losses are as follows:

Encumbrance	December 31, 2011	December 31, 2012
VIE securitization debt (2)	$84,218	$80,826
$40 million pre-settlement credit facility (1)	10,278	25,859
$45.1 million long-term presettlement facility (2)	31,801	19,389
$2.4 million long-term facility (2)	—	2,663
$100 million credit facility (1)	15	—
Total VIE finance receivables, net of allowances	126,312	128,737
Not encumbered	31,248	21,616
Total VIE and other finance receivables, net of allowances	$157,560	$150,353

(1)	See Note 14
(2)	See Note 15

F-62

 J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

At December 31, 2012 the expected cash flows of structured settlements, annuities and lottery winnings based on maturity value were as follows:

Expected cash flows
Year ending 2013	$11,609
Year ending 2014	12,166
Year ending 2015	11,864
Year ending 2016	11,757
Year ending 2017	10,899
Thereafter	118,562
Total	$176,857

Excluded from the above table are receivables balances of $65,191 at December 31, 2012, which do not have specified maturity dates.

Activity in the allowance for losses for VIE and other finance receivables for the years ended December 31, 2011 and 2012 was as follows:

	Structured settlements and annuities	Lottery	Pre-settlement advances	Life insurance premium financing	Attorney cost financing	Total
December 31, 2011:
Allowance for losses:
Balance at beginning of year	$(355)	$—	$—	$—	$—	$(355)
Provision for loss	—	(1)	(671)	—	(5)	(677)
Charge-offs	31	—	1	—	—	32
Recoveries	(21)	—	—	—	—	(21)
Balance at end of year	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)

Individually evaluated for impairment	$(100)	$(1)	$—	$—	$—	$(101)
Collectively evaluated for impairment	(245)	—	(670)	—	(5)	(920)
Balance at end of year	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)

VIE and other finance receivables, net:
Individually evaluated for impairment	$25,086	$74,123	$2,424	$—	$—	$101,633
Collectively evaluated for impairment	—	—	45,156	5,036	5,735	55,927
Ending Balance	$25,086	$74,123	$47,580	$5,036	$5,735	$157,560

December 31, 2012:
Allowance for losses:
Balance at beginning of year	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)
Provision for loss	(57)	(5)	(3,360)	—	(278)	(3,700)
Charge-offs	257	—	351	—	14	622
Recoveries	(36)	—	(515)	—	—	(551)
Balance at end of year	$(181)	$(6)	$(4,194)	$—	$(269)	$(4,650)

Individually evaluated for impairment	$(181)	$(6)	$(2,032)	$—	$—	$(2,219)
Collectively evaluated for impairment	—	—	(2,162)	—	(269)	(2,431)
Balance at end of year	$(181)	$(6)	$(4,194)	$—	$(269)	$(4,650)

VIE and other finance receivables, net:
Individually evaluated for impairment	$26,074	$63,430	$2,470	$—	$—	$91,974
Collectively evaluated for impairment	—	—	51,815	3,764	2,800	58,379
Ending Balance	$26,074	$63,430	$54,285	$3,764	$2,800	$150,353

F-63

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Management makes significant estimates in determining the allowance for losses on finance receivables. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions and anticipated delinquencies. Since the allowance for losses is dependent on general and other economic conditions beyond the Company’s control, it is at least reasonably possible that the estimate for the allowance for losses could differ materially from the currently reported amount in the near term. At December 31, 2012, the Company had impaired pre-settlement advances and attorney cost financing in the amount of $2,521 and $0, respectively and has discontinued recognition of the income on these advances.

Pre-settlement advances and attorney cost financing are usually outstanding for a period of time exceeding one year. The Company performs underwriting procedures to assess the quality of the underlying pending litigation collateral prior to making such advances. The underwriting process involves an evaluation of each transaction’s case merits, counsel track record, and case concentration.

The Company assesses the status of the individual pre-settlement advances at least once every 120 days to determine whether there are any case specific concerns that need to be addressed and included in the allowance for losses on finance receivables. The Company also analyzes pre-settlement advances on a portfolio basis based on the advances’ age as the ability to collect is correlated to the duration of time the advances are outstanding.

The following table presents gross pre-settlement advances as of December 31, 2011 and 2012, based on their year of origination:

Year of Origination	December 31, 2011	December 31, 2012
2008	$754	$—
2009	9,300	6,276
2010	14,254	9,891
2011	28,444	17,770
2012	—	28,838
2013	—	—
	$52,752	$62,775

Based on historical portfolio experience, the Company has reserved for pre-settlement advances and attorney cost financing $670 and $5 as of December 31, 2011 and $4,194 and $269 as of December 31, 2012, respectively.

The following table presents portfolio delinquency status at December 31, 2011 and 2012, respectively:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	VIE and Other Finance Receivables, net	VIE and Other Finance Receivables, net > 90 days accruing
December 31, 2011:
Structured settlements and annuities	$83	$—	$355	$438	$24,648	$25,086	$—
Lottery winnings	362	—	5	367	73,756	74,123	—
Life insurance premium financing	—	—	485	485	4,551	5,036	—
Total	$445	$—	$845	$1,290	$102,955	$104,245	$—

December 31, 2012:
Structured settlements and annuities	$8	$—	$54	$62	$26,012	$26,074	$—
Lottery winnings	—	—	—	—	63,430	63,430	—
Life insurance premium financing	—	—	—	—	3,764	3,764	—
Total	$8	$—	$54	$62	$93,206	$93,268	$—

Pre-settlement advances and attorney cost financing do not have set due dates as payment is dependent on the underlying case settling.

F-64

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

8. Life Settlement Contracts, at Fair Market Value

Information about life settlement contracts, all of which are reported at fair value at December 31, 2012 and included in other assets in the Company’s consolidated balance sheets, based on estimated remaining life expectancy for each of the next five succeeding years and in the aggregate, at December 31, 2012 was as follows:

Period ending December 31,	Number of Contracts	Carrying Value	Face Value
2013	0	$—	$—
2014	1	—	500
2015	0	—	—
2016	0	—	—
2017	1	—	500
Thereafter	35	1,342	49,604
Total	37	$1,342	$50,604

Key assumptions in measuring the fair value of life settlement contracts were as follows:

	December 31, 2011	December 31, 2012
Discount Rate	18.50%	18.50%
Life expectancies range (months)	19 to 270	16 to 260
Average life expectancy (months)	141	147

The Company is required to pay certain life insurance premiums to keep the life settlement contracts in force. Premiums are required to be paid throughout the life of the insured. At December 31, 2012, the anticipated amount of life insurance premiums to be paid by the Company for the next 5 years was as follows:

Year Ended	Amount
2013	$1,341
2014	881
2015	565
2016	536
2017	282
$3,605

The Company recorded fair market value losses in the amount of $1,091 and $1,522 for the years ended December 31, 2011 and 2012, respectively. Encumbrances on life settlement contracts are $222 and $0 at December 31, 2011 and 2012, respectively.

9. Other Receivables, net of Allowance for Losses

Other receivables include the following at December 31, 2011 and 2012:

	December 31, 2011	December 31, 2012
Advances receivable	$1,994	$2,996
Notes receivable	6,505	6,642
Tax withholding receivables on lottery winnings	1,208	2,461
Due from affiliates	593	324
Other	1,161	999
	11,461	13,422
Less allowance for losses	(108)	(276)
Other receivables, net	$11,353	$13,146

F-65

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The Company’s lottery and structured settlements businesses in some cases will advance a portion of the purchase price to a customer prior to the closing of the transaction, which are included in advances receivable above.

Notes receivable represents receivables from a third party for the sale of LCSS assets.

Tax withholding receivables on lottery winnings represents the portion of lottery collections withheld for state and federal agencies. The Company obtains the withholding refund once appropriate tax filings are completed for the respective jurisdictions.

Due from affiliates represents amounts due to the Company for subservicer services fees.

Activity in the allowance for doubtful accounts for other receivables for the years ended December 31, 2011 and 2012 was as follows:

	December 31, 2011	December 31, 2012
Balance, beginning	$—	$(108)
Provision for loss	(72)	(105)
Recoveries	8	(101)
Other	(44)	38
Balance, ending	$(108)	$(276)

For lottery winnings, the Company reserves 25% of all lottery advances outstanding over 180 days and 50% of all lottery advances outstanding over 360 days. In addition, the Company has reserved for estimated uncollectible broker fees at December 31, 2011 and 2012.

10. Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements at December 31, 2011 and 2012 are summarized as follows:

	December 31, 2011	December 31, 2012
Computer software and equipment	$1,265	$2,268
Furniture, fixtures and equipment	1,242	1,215
Leasehold improvements	170	466
Software development costs and assets not put in service	2,123	3,099
Capital lease	2,401	2,401
	7,201	9,449
Less accumulated depreciation and amortization	(1,484)	(3,128)
Equipment and leasehold improvements	$5,717	$6,321

Depreciation expense for the years ended December 31, 2011 and 2012 was $1,023 and $1,644, respectively.

F-66

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

11. Intangible Assets

Intangible assets subject to amortization at December 31, 2011 and 2012 are summarized as follows:

	December 31, 2011		December 31, 2012
	Cost	Accumulated Amortization	Cost	Accumulated Amortization

Database	$4,609	$(2,754)	$4,609	$(3,206)
Customer relationships	18,844	(6,476)	18,844	(10,147)
Domain names	—	—	1,460	(10)
Non-compete agreements	1,821	(286)	1,821	(894)
Total	$25,274	$(9,516)	$26,734	$(14,257)

As of December 31, 2012 the carrying value of the Company’s unamortized trade name is $38,800 which was acquired in connection with the OAC Merger (Note 2). As of December 31, 2012, estimated future amortization expense for amortizable intangible assets for the next five years and thereafter was as follows:

Year Ending December 31,
2013	$3,515
2014	2,478
2015	1,645
2016	1,238
2017	1,110
Thereafter	2,491
Total	$12,477

Amortization of intangible assets is included in depreciation and amortization in the Company’s consolidated statements of operations and is comprised of the following:

	2011	2012
Database/IT system	$373	$452
Customer relationships	2,226	3,671
Domain names	—	10
Non-compete agreements	286	608
	$2,885	$4,741

12. Debt Issuance Costs

Debt issuance costs are included in other assets in the Company’s consolidated balance sheets and consist of the following:

	December 31, 2011	December 31, 2012
Debt issuance costs	$7,095	$13,392
Less: accumulated amortization	(2,903)	(4,348)
Unamortized debt issuance costs at period end	$4,192	$9,044

Amortization expense for capitalized debt issuance cost for the years ended December 31, 2011 and 2012 was $1,486 and $1,444, respectively, and is included in interest expense in the Company’s consolidated statements of operations.

F-67

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Debt issuance costs related to long-term debt, issued by securitization trusts, at fair market value are expensed as incurred and included in debt issuance expense in the Company’s consolidated statements of operations and relates to the following securitizations:

	2011	2012
2012-1	$—	$3,571
2012-2	—	2,508
2012-3	—	2,937
2011-1	3,164	—
2011-2	2,532	57
2011-A	534	51
Total	$6,230	$9,124

13. Operating and Capital Leases

The Company has commitments under operating leases, principally for office space, with various expiration dates through 2023. As of December 31, 2012, the following summarizes future minimum lease payments due under non-cancelable operating leases for the years ended December 31,

Operating Leases
2013	$2,224
2014	1,582
2015	1,545
2016	1,422
2017	1,292
Thereafter	6,564
Total	$14,629

Rent expense for office and equipment is included in general and administrative expense in the Company’s consolidated statements of operations and was as follows:

	2011	2012
Rent expense	$2,419	$2,007

The Company has commitments under capital leases, principally for furniture and computer equipment, expiring through 2013. As of December 31, 2012, the following summarizes future minimum lease payments due under capital leases for the years ended December 31,

Capital Leases
2013	$745
$745

F-68

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

14. VIE Borrowings Under Revolving Credit Facilities and Other Similar Borrowings

At December 31, 2011 and 2012, VIE borrowings under revolving credit facilities and other similar borrowings on the consolidated balance sheets consist of the following:

	Entity	2011	2012
$100 million variable funding note facility with an insurance institution, interest payable monthly at 9.0%, collateralized by JGW-S III’s structured settlements receivables, 2-year revolving period with 18 months amortization period thereafter upon notice by the issuer or the note holder with all principal and interest outstanding payable no later than October 15, 2048. JGW-S III is charged monthly an unused fee of 1.00% per annum for the undrawn balance of its line of credit.	JGW-S III	$14,211	$183

$250 million credit facility, interest payable monthly at 3-month LIBOR plus 5.0% (5.21% at December 31, 2012), maturing May 27, 2013, collateralized by JGW II’s structured settlements and annuity receivables. JGW II is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit. On January 28, 2013 the Company, with the consent of the lender, terminated this facility.	JGW II	29,979	—

$200 million credit facility, interest payable monthly at the rate greater of 5.00% or the sum of LIBOR plus applicable margin (5.0% at December 31, 2012), maturing on February 17, 2016, collateralized by JGW IV’s structured settlements and annuity receivables. JGW IV, LLC is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	JGW IV	—	4,171

$275 million multi-tranche and lender credit facility, interest payable monthly. Tranche A rate comprises 3.50% and either the LIBOR or Commercial Paper rate depending on the lender (3.71% or 3.90% at December 31, 2012). Tranche B rate is 6.0% plus LIBOR (6.21% at December 31, 2012). The facility matures on April 18, 2015 and is collateralized by JGW V’s structured settlements and annuity receivables. JGW V, LLC is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	JGW V	—	5,530

$40 million credit facility with interest payable monthly at Prime plus 1.00%, subject to a floor of 4.50% (4.50% at December 31, 2012), maturing December 31, 2013. The line of credit is collateralized by certain pre-settlement receivables. Peach One is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	Peach One	7,737	17,527

$100 million credit facility, interest payable monthly at lender’s commercial paper rate plus applicable margin of 3.50% (3.88% at December 31, 2011), matured on March 14, 2012 collateralized by SRF 7’s structured receivables. SRF 7 was charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	SRF7	30,406	—

Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.30% (7.49% at December 31, 2012), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus 1 GMbh & Co. KG	71	(31)

		$82,404	$27,380

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Interest expense, including unused fees, for the years ended December 31, 2011 and 2012 related to borrowings under revolving credit facilities and other similar borrowings were $5,872 and $9,327, respectively.

The weighted average interest rate on outstanding borrowings under revolving credit facilities and other similar borrowings as of December 31, 2011 and 2012 was 5.55% and 4.49%, respectively.

15. VIE Long-Term Debt

At December 31, 2011 and 2012, the VIE long-term debt consisted of the following:

	December 31, 2011	December 31, 2012
PLMT Permanent Facility	$53,257	$50,008
Residual Term Facility	56,000	70,000
Long-Term Presettlement Facility	35,320	20,289
2012-A Facility	—	2,463
LCSS Facility (2010-C)	12,880	12,880
LCSS Facility (2010-D)	7,159	7,159
	$164,616	$162,799

PLMT Permanent Facility

The Company has a $75,000 floating rate asset backed loan with interest payable monthly at one-month LIBOR plus 1.25% which is currently in a runoff mode with the outstanding balance being reduced by periodic cash collections on the underlying lottery receivables. The loan matures on November 1, 2038.

The debt agreement with the counterparty requires PLMT to hedge each lottery receivable with a pay fixed and receive variable interest rate swap with the counterparty. The swaps are recorded at fair value in VIE derivative liabilities, at fair market value on the consolidated balance sheets.

The Company assumed this debt through the OAC Merger (Note 2).

Residual Term Facility

In September 2011, the Company issued term debt of $56,000 to a financial institution. In August 2012, the Company issued additional term debt of $14,000 to the same financial institution. The residual term debt is collateralized by notes receivable and the cash flows from securitization residuals related to certain securitizations. Interest on the residual term debt facility is payable monthly at 8.0% until September 15, 2014 and 9.0% thereafter. The $56,000 term debt matures on September 15, 2018 and the $14,000 term debt matures on September 15, 2019. Principal payments from collateral cash flows are scheduled to begin in September 2013. In addition, the $56,000 term debt requires annual principal payments of $5,500 beginning on September 15, 2014 and continuing through 2018, the $14,000 term debt requires annual principal payments of $2,000 beginning on September 15, 2014 and continuing through 2019.

Long-Term Presettlement Facility

The Company has a $45,100 fixed rate note, of which, $20,289 is outstanding at December 31, 2012 and bearing interest at 9.25% annually. Interest and principal is payable monthly from the cash receipts of collateralized presettlement receivables. The note matures on June 6, 2016.

The Company assumed this debt through the OAC Merger (Note 2).

2012-A Facility

In December 2012, the Company issued a series of notes collateralized by structured settlements. The proceeds of the notes were $2,463 at a fixed interest rate of 9.25%. Interest and principal are payable monthly from cash receipts of collateralized structured settlement receivables. The notes mature on June 15, 2024.

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Long-term Debt for Life Contingent Structured Settlements (2010-C & 2010-D)

Long-term Debt (2010-C)

In November 2010, the Company issued a private asset class securitization note registered under Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”). The 2010-C bond issuance of $12,880 is collateralized by life-contingent structured settlements. 2010-C accrues interest at 10% per annum and matures on March 15, 2039.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

Long-term Debt (2010-D)

In December 2010, the Company paid $155 to purchase the membership interests of LCSS, LLC from JLL Partners. LCSS, LLC owns 100% of the membership interests of LCSS II, which owns 100% of the membership interests of LCSS III. In November 2010, LCSS III issued $7,159 long-term debt 2010-D collateralized by life-contingent structured settlements. 2010-D accrues interest at 10% per annum and matures on July 15, 2040.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

As of December 31, 2012, estimated principal payments on long-term debt for the next five years and thereafter are as follows:

Year Ending December 31,
2013	$4,999
2014	9,554
2015	12,559
2016	12,569
2017	12,442
Thereafter	100,516
Total	$152,639

Excluded from the above table is a debt balance of $20,289 as of December 31, 2012 which does not have specified due principal payments as the timing of those payments depend on collections of the underlying collateral presettlement advances.

Interest expense for the years ended December 31, 2011 and 2012 related to VIE long-term debt were $9,920 and $12,349, respectively.

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

16. VIE Long-term Debt Issued by Securitization and Permanent Financing Trusts, at Fair Market Value

Securitization Debt

Effective January 1, 2010, upon consolidation of the securitization-related special purpose entities, the Company elected fair value treatment under ASC 825 to measure the securitization issuer debt and related finance receivables. The Company has determined that measurement of the securitization debt issued by SPEs at fair value better correlates with the value of the finance receivables held by SPEs, which are held to provide the cash flows for the note obligations. Debt issued by SPEs is non-recourse to other subsidiaries. Certain subsidiaries of the Company continue to receive fees for servicing the securitized assets. In addition, the risk to the Company’s non-SPE subsidiaries from SPE losses is limited to cash reserve and residual interest amounts.

During the year ended December 31, 2011, the Company completed two asset securitization transactions that were registered according to Rule 144A. The following table summarizes these securitization SPE transactions:

	2011-2	2011-1
	(bond proceeds in $ millions)
Issue date	12/8/2011	6/15/2011
Bond proceeds	$189.2	$247.3
Receivables securitized	3,799	5,241
Deal discount rate	5.27%	4.97%
Retained interest %	7.10%	6.75%
Class allocation (Moody’s)
Aaa	85.25%	85.25%
Baa2	7.65%	8.00%

During the year ended December 31, 2012, the Company completed three asset securitization transactions that were registered according to Rule 144A. The following table summarizes these securitization SPE transactions:

	2012-3	2012-2	2012-1
	(bond proceeds in $ millions)
Issue date	11/19/2012	7/25/2012	3/16/2012
Bond proceeds	$200.2	$158.0	$232.4
Receivables securitized	3,946	3,016	4,476
Deal discount rate	3.77%	4.27%	4.62%
Retained interest %	6.75%	6.75%	6.75%
Class allocation (Moody’s)
Aaa	85.25%	85.00%	85.00%
Baa2	8.00%	8.25%	8.25%

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table summarizes notes issued by securitization trusts as of December 31, 2011 and 2012 for which the Company has elected the fair value option and are recorded as VIE long-term debt issued by securitization and permanent financing trusts, at fair market value in the Company’s consolidated balance sheets:

Securitization VIE Issuer	Note(s)	Maturity Date	Outstanding Principal at December 31, 2011	Outstanding Principal at December 31, 2012	Stated Rate	Fair Value at December 31, 2011	Fair Value at December 31, 2012

321 Henderson Receivables I, LLC	2002-A	11/15/2029	$14,686	$11,034	4.74%	$15,465	$11,799
321 Henderson Receivables I, LLC	2003-A	11/15/2033	31,157	26,055	4.86%	32,990	28,777
321 Henderson Receivables I, LLC	2004-A A-1	9/15/2045	59,963	50,858	Libor+0.35%	53,758	48,653
321 Henderson Receivables I, LLC	2004-A A-2	9/15/2045	20,741	20,576	5.54%	19,164	21,683
321 Henderson Receivables I, LLC	2005-1 A-1	11/15/2040	99,581	86,766	Libor+0.23%	85,005	79,645
321 Henderson Receivables I, LLC	2005-1 A-2	11/15/2046	38,980	38,301	5.58%	33,960	37,540
321 Henderson Receivables I, LLC	2005-1 B	10/15/2055	2,375	2,334	5.24%	1,940	2,183
321 Henderson Receivables II, LLC	2006-1 A-1	3/15/2041	31,447	26,307	Libor+0.20%	28,270	25,043
321 Henderson Receivables II, LLC	2006-1 A-2	3/15/2047	19,064	18,874	5.56%	17,195	19,168
321 Henderson Receivables II, LLC	2006-2 A-1	6/15/2041	31,748	27,560	Libor+0.20%	26,969	25,203
321 Henderson Receivables II, LLC	2006-2 A-2	6/15/2047	21,252	21,070	5.93%	18,739	21,062
321 Henderson Receivables II, LLC	2006-3 A-1	9/15/2041	35,720	30,492	Libor+0.20%	30,944	28,241
321 Henderson Receivables II, LLC	2006-3 A-2	9/15/2047	26,750	26,654	5.60%	23,067	26,165
321 Henderson Receivables II, LLC	2006-4 A-1	12/15/2041	32,003	27,402	Libor+0.20%	27,878	25,299
321 Henderson Receivables II, LLC	2006-4 A-2	12/15/2047	21,903	21,633	5.43%	18,297	20,549
321 Henderson Receivables II, LLC	2007-1 A-1	3/15/2042	47,185	42,670	Libor+0.20%	36,333	36,108
321 Henderson Receivables II, LLC	2007-1 A-2	3/15/2048	18,248	17,929	5.59%	14,841	16,510
321 Henderson Receivables II, LLC	2007-2 A-1	6/15/2035	49,724	46,087	Libor+0.21%	34,794	36,214
321 Henderson Receivables II, LLC	2007-2 A-2	7/16/2040	17,750	17,574	6.21%	15,188	16,864
321 Henderson Receivables II, LLC	2007-3 A-1	10/15/2048	76,565	70,471	6.15%	74,573	75,067
321 Henderson Receivables III, LLC	2008-1 A	1/15/2044	76,340	69,880	6.19%	86,457	83,378
321 Henderson Receivables III, LLC	2008-1 B	1/15/2046	3,235	3,235	8.37%	3,971	4,334
321 Henderson Receivables III, LLC	2008-1 C	1/15/2048	3,235	3,235	9.36%	3,723	4,250
321 Henderson Receivables III, LLC	2008-1 D	1/15/2050	3,529	3,529	10.81%	4,290	4,837
321 Henderson Receivables IV, LLC	2008-2 A	11/15/2037	89,933	83,059	6.27%	101,256	99,935
321 Henderson Receivables IV, LLC	2008-2 B	3/15/2040	6,194	6,194	8.63%	6,912	7,717
321 Henderson Receivables V, LLC	2008-3 A-1	6/15/2045	61,391	57,311	8.00%	77,435	77,272
321 Henderson Receivables V, LLC	2008-3 A-2	6/15/2045	7,588	7,084	8.00%	9,104	9,216
321 Henderson Receivables V, LLC	2008-3 B	3/15/2051	4,695	4,695	10.00%	4,034	4,618
321 Henderson Receivables VI, LLC	2010-1 A-1	7/15/2059	183,684	165,762	5.56%	204,791	194,124
321 Henderson Receivables VI, LLC	2010-1 B	7/15/2061	26,470	26,470	9.31%	32,133	35,205
JG Wentworth XXI, LLC	2010-2 A	1/15/2048	87,240	77,113	4.07%	92,716	84,111
JG Wentworth XXI, LLC	2010-2 B	1/15/2050	8,914	8,914	7.45%	10,049	10,985
JG Wentworth XXII, LLC	2010-3 A	10/15/2048	167,365	148,881	3.82%	172,763	160,487
JG Wentworth XXII, LLC	2010-3 B	10/15/2050	17,009	17,009	6.85%	18,085	20,118
JG Wentworth XXIII, LLC	2011-1 A	10/15/2056	221,836	209,040	4.89%	227,444	232,367
JG Wentworth XXIII, LLC	2011-1 B	10/15/2058	21,212	21,212	7.68%	20,773	23,664
JGWPT XXIV, LLC	2011-2 A	1/15/2063	173,626	168,192	5.13%	175,471	186,828
JGWPT XXIV, LLC	2011-2 B	1/15/2065	15,580	15,580	8.54%	15,652	18,057
JGWPT XXV, LLC	2012-1 A	2/16/2065	—	207,315	4.21%	—	218,912
JGWPT XXV, LLC	2012-1 B	2/15/2067	—	20,564	7.14%	—	21,892
JGWPT XXVI, LLC	2012-2 A	10/15/2059	—	143,245	3.84%	—	146,005
JGWPT XXVI, LLC	2012-2 B	10/17/2061	—	13,985	6.77%	—	14,325
JGWPT XXVII, LLC	2012-3 A	9/15/2065	—	183,032	3.22%	—	179,369
JGWPT XXVII, LLC	2012-3 B	9/15/2067	—	17,181	6.17%	—	16,918
Structured Receivables Finance #1, LLC	2004-A A	5/15/2028	9,571	5,981	4.06%	9,951	6,193
Structured Receivables Finance #1, LLC	2004-A B	5/15/2028	9,175	8,453	7.50%	10,803	9,979
Structured Receivables Finance #2, LLC	2005-A A	5/15/2025	29,942	23,807	5.05%	32,734	26,056
Structured Receivables Finance #2, LLC	2005-A B	5/15/2025	12,112	11,029	6.95%	13,409	13,166
Peachtree Finance Company #2, LLC	2005-B A	4/15/2048	35,576	28,627	4.71%	38,517	30,992
Peachtree Finance Company #2, LLC	2005-B B	4/15/2048	7,060	6,497	6.21%	7,613	7,517
Structured Receivables Finance #3, LLC	2006-A A	1/15/2030	50,356	43,000	5.55%	56,442	49,200
Structured Receivables Finance #3, LLC	2006-A B	1/15/2030	12,197	11,122	6.82%	13,176	13,194
Structured Receivables Finance 2006-B, LLC	2006-B A	3/15/2038	56,547	51,457	5.19%	62,292	59,160
Structured Receivables Finance 2006-B, LLC	2006-B B	3/15/2038	9,543	8,977	6.30%	9,358	9,663
Structured Receivables Finance 2010-A, LLC	2010-A A	1/16/2046	97,891	86,302	5.22%	108,646	99,108
Structured Receivables Finance 2010-A, LLC	2010-A B	1/16/2046	12,355	12,355	7.61%	13,305	15,004
Structured Receivables Finance 2010-B, LLC	2010-B A	8/15/2036	80,442	69,986	3.73%	83,409	75,262
Structured Receivables Finance 2010-B, LLC	2010-B B	8/15/2036	14,000	14,000	7.97%	15,241	17,275
Total			$2,312,685	$2,693,957		$2,351,325	$2,892,466

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

Permanent financing

The following table summarizes notes issued by permanent financing VIEs as of December 31, 2011 and 2012, respectively, for which the Company has elected the fair value option and are recorded as VIE long-term debt issued by securitization and permanent financing trusts, at fair market value on the consolidated balance sheets:

Securitization VIE Issuer	Maturity Date	Note(s)	Outstanding Principal at December 31, 2011	Stated Rate	Fair Value at December 31, 2011
JGW-S LC II	8/15/2040	2011-A	$2,914	11.90%	$2,933
PSS	7/14/2033	—	213,580	Libor+1%	175,220
Crescit	6/15/2039	—	36,009	8.10%	45,762
SRF6	7/7/2017	—	69,441	8.50%	88,633
Total			$321,944		$312,548

Securitization VIE Issuer	Maturity Date	Note(s)	Outstanding Principal at December 31, 2012	Stated Rate	Fair Value at December 31, 2012
JGW-S LC II	8/15/2040	2011-A	$19,484	12.38%	$19,484
PSS	7/14/2033	—	197,765	Libor+1%	177,352
Crescit	6/15/2039	—	34,577	8.10%	46,755
SRF6	7/7/2017	—	67,556	8.50%	93,534
Total			$319,382		$337,125

As of December 31, 2012, estimated maturities for VIE long-term debt issued by securitization trusts and permanent financing facilities, at fair market value, for the next five years and thereafter are as follows:

Year Ending December 31,
2013	$239,484
2014	258,277
2015	248,059
2016	223,790
2017	214,166
Thereafter	1,829,563
Total	$3,013,339

Interest expense for the years ended December 31, 2011 and 2012 related to VIE long-term debt issued by securitization trusts and permanent financing facilities, at fair market value, were $97,094 and $119,154, respectively.

17. Term Loan Payable

In connection with the OAC Merger, the Company assumed OAC’s term loan payable in the amount of $176,489, with interest payable at Eurodollar base rate plus applicable and additional margins (8.75% as of December 31, 2011 and 2012), maturing on November 21, 2013 (the “Term Loan”). As part of the merger, the term loan payable agreement was amended and restated to allow OAC to make distributions of up to $9,000 to PGHI to fund the costs of defending certain litigation that remained a PGHI obligation post-merger and costs of operating certain subsidiaries of PGHI. The amended and restated credit agreement required a $10,000 principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan.  The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest Coverage Ratio covenants were amended. Also, certain subsidiaries of the Company became guarantors pursuant to

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

the terms of the amended and restated agreement. The collateral agreement relating to their guarantee calls for a security interest in the assets of the subsidiaries as collateral to the guarantee. The subsidiaries are released from the collateral agreement once the Term Loan is paid in full.

Under the terms of the restated and amended Term Loan, J.G. Wentworth LLC is prohibited, with certain exceptions, from making distributions or paying dividends. As a result, essentially none of the Company’s $443,095 in member’s capital was free of limitations on the payment of dividends as of December 31, 2012. On February 8, 2013, the Company refinanced its Term Loan (Note 26).

Interest expense relating to the Term Loan for the years ended December 31, 2011 and 2012 was $9,091 and $14,509, respectively.

As of December 31, 2012, estimated principal payments of the Term Loan were as follows:

Year Ending December 31,
2013	$142,441
Total	$142,441

18. Derivative Financial Instruments

In conjunction with its securitizations, the Company terminated $4,809 and $4,000 in interest rate swap notional balances in March and June 2011, respectively. In September 2011, the Company terminated $12,191 in notional value in conjunction with its pay-down of the residual term debt facility. In March, July and November 2012, the Company terminated $64,300, $32,036 and $83,405 of notional value, respectively.

The total cost of the terminations for these interest rate swaps for the years ended December 31, 2011 and 2012 is $4,678 and $2,326, respectively, and is recorded in loss on swap termination, net in the Company’s consolidated statements of operations. The unrealized gain of $3,460 and $0 not including accrued interest, for the years ended December 31, 2011 and 2012, respectively is recorded in unrealized gains on finance receivables, long-term debt and derivatives in the Company’s consolidated statements of operations.

The Company also recorded the fair value on its interest rate swaps related to debt issued by VIE issuers. The interest rate swaps are collateralized by the underlying receivables in the related VIE issuers. The notional amounts and fair values of interest rate swaps as of December 31, 2012 are as follows:

Entity	Securitization	Fair Market Value December 31, 2011	Notional at December 31, 2012	Fair Market Value December 31, 2012
321 Henderson I	2004-A A-1	$(7,595)	$50,858	$(6,492)
321 Henderson I	2005-1 A-1	(16,462)	86,766	(14,362)
321 Henderson II	2006-1 A-1	(4,443)	26,307	(3,581)
321 Henderson II	2006-2 A-1	(5,988)	27,560	(5,181)
321 Henderson II	2006-3 A-1	(5,857)	30,493	(5,001)
321 Henderson II	2006-4 A-1	(4,851)	27,402	(4,271)
321 Henderson II	2007-1 A-1	(9,738)	42,670	(9,031)
321 Henderson II	2007-2 A-1	(13,916)	46,087	(13,072)
PSS	—	(47,273)	205,180	(46,407)
PLMT	—	(14,327)	61,701	(14,100)
Total		$(130,450)	$605,024	$(121,498)

The Company has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings on certain securitization transactions. At December 31, 2012, the Company had 8 outstanding swaps with total notional amounts of approximately $338,143. The Company pays fixed rates ranging from 4.50% to 5.77% and receives floating rates equal to 1-month LIBOR rate plus applicable margin.

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Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

These interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At December 31, 2012, the term of these interest rate swaps range from approximately 10 to approximately 16 years. Hedge accounting has not been applied to these interest rate swaps. For the year ended December 31, 2011, the amount of unrealized loss recognized was $22,636. For the year ended December 31, 2012, the amount of unrealized gain recognized was $7,837.

The Company also has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings under PSS and PLMT (Note 15). At December 31, 2012, the Company had 170 outstanding swaps with total notional amount of approximately $266,881. The Company pays fixed rates ranging from 4.30% to 8.70% and receives floating rates equal to 1-month LIBOR rate plus applicable margin.

The PSS and PLMT interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At December 31, 2012, the term of the interest rate swaps for PSS and PLMT range from approximately 4 months to approximately 22 years, respectively. Hedge accounting has not been applied to these interest rate swaps. For the year ended December 31, 2011, the amount of unrealized loss recognized in income was $22,965. For the year ended December 31, 2012, the amount of unrealized gain recognized in income was $1,115.

During the year ended December 31, 2011, the Company also held interest rate swaps related to borrowings on its $250,000 warehouse credit facility. These interest rate swaps were not designated and qualified as hedging instruments. On June 8, 2011 and December 5, 2011, the Company terminated swaps with notional amounts of $128,276 and $123,580, respectively. The Company paid $5,350 and $1,700, respectively, to terminate the swaps and these amounts are reflected in loss on swap termination, net in the Company’s consolidated statements of operations.

19. Installment Obligations Payable

The Company’s Asset Advantage® program generates income and losses from both the related trust accounts and the corresponding installment obligation for each trust account. Income or loss from the trust accounts will be offset in equal amount with income or loss from the installment obligations. Each obligation has an installment payment schedule agreed to by the obligee prior to the time of issuance of the obligation. An obligee may request an unscheduled installment payment, which must be agreed to by the Company, and if so agreed, the Company may generally charge a penalty of up to 20% of the unscheduled installment amount. Virtually all of the obligations are guaranteed by corporate guarantees issued by third party financial institutions to the extent of assets held in related trust accounts.

The actual maturities of the obligations depend on, among other things, the obligees’ designated payment schedules, the performance of the obligees’ index choices and the extent to which the obligees have taken any unscheduled installment payments. As of December 31, 2012, estimated maturities for the next five years and thereafter are as follows:

Year Ending December 31,
2013	$15,514
2014	15,158
2015	14,702
2016	16,152
2017	11,805
Thereafter	57,783
$131,114

F-76

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

20. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2011 and 2012, respectively, consists of the following:

	Year Ended December 31,
	2011	2012
Current
Federal	$218	$1
State	36	—
	254	1
Deferred taxes related to current period:
Federal	(514)	(195)
State	(85)	(33)
	(599)	(228)
Income tax provision (benefit)	$(345)	$(227)

Deferred income taxes reflect the net tax effects of temporary differences that may exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates for the year in which the differences are expected to be reversed. A summary of the tax effects of the temporary differences at December 31, 2011 and 2012, respectively, are as follows:

	December 31, 2011	December 31, 2012
Deferred tax assets:
Swap liability	$1,382	$1,360
Lottery winnings	1,636	1,465
Other	537	607
Total deferred tax assets	3,555	3,432

Deferred tax liabilities:
Lottery FMV adjustments	1,119	977
Total deferred tax liabilities	1,119	977
Deferred tax assets, net	$2,436	$2,455

Future realization of tax benefits depends on the expectation of taxable income within a period of time that the tax benefits will reverse. The Company expects to record taxable income in the entities that carry the deferred tax assets and therefore has determined that no valuation allowance is needed. The Company has total net operating loss carryforwards at December 31, 2012 of $1.6 million which will begin expiring in 2031.

Currently, the Company believes it meets the indefinite reversal criteria that would cause the Company to recognize a deferred liability with respect to its foreign subsidiaries. Consequently, the Company does not record a deferred tax liability for any outside basis difference of an investment in a foreign subsidiary.

F-77

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table reconciles the provision for income taxes to the U.S. Federal statutory tax rate:

	Year Ended December 31,
	2011	2012
Statutory U.S. federal income tax rate	35.00%	35.00%
Income passed through to unit holders (1)	-24.09%	-35.22%
State and local income taxes	-1.36%	0.03%

Effective income tax rate	9.56%	-0.19%

(1)	The Company is organized as a series of pass through entities and a few C-corporations pursuant to the United States Internal Revenue Code. As such, the Company is not responsible for the tax liability due on certain income earned during the year. Such income is taxed at the unit holder, and any income tax is the responsibility of the unit holder and is paid at that level.

The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company may be subject to examination by federal and certain state, local and foreign tax authorities. As of December 31, 2012, the Company and its subsidiaries’ U.S. federal income tax returns for the years 2009 through 2012 are open under the normal three-year statute of limitations and therefore subject to examination. State and local tax returns are generally subject to audit from 2008 through 2012. Currently, no tax authorities are auditing the Company on any income tax matters. The Company does not believe it has any tax positions for which it is reasonably possible that it will be required to record significant amounts of unrecognized tax liabilities within the next twelve months.

21. Share-based Compensation

J.G. Wentworth, Inc. Stock Options

After the private issuance of J.G. Wentworth, Inc. common stock in August 2007, J.G. Wentworth, Inc. issued stock options to a number of JGW employees. The majority of these awards were forfeited in 2008 and the first quarter of 2009. As of December 31, 2012, 585,754 stock options remain outstanding out of 2,741,520 issued.

The Company continues to recognize stock compensation expense related to these options. The grant date fair value of these awards is recognized as expense over their five year vesting period. Total share-based compensation expense related to J.G. Wentworth, Inc. stock option awards in the amount of $561 was recognized for each of the years ended December 31, 2011 and 2012.

J.G. Wentworth, LLC Management Profit Interests

Effective July 12, 2011, JGWPT adopted the JGWPT Holdings, LLC 2011 Equity Compensation Plan (the “Plan”).  The purpose of the Plan is to provide eligible participants, as defined in the Plan, with an opportunity to acquire equity interests of JGWPT designated as common interests and to receive grants of equity interests of JGWPT’s designated as Class B Management Interests subject to the terms and provisions of the Amended and Restated Limited liability Company Agreement of JGWPT.

During 2012, JGWPT issued Tranche B-1, Tranche B-2, Tranche B-3, and Tranche B-4 Management Interests to certain employees. The Tranche B-1 interests begin to participate in distributions at a lower cumulative distribution amount than B-2, B-3 and B-4 interests.

F-78

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

The following table summarizes the Class B management interests granted, forfeited, and outstanding as of December 31, 2012:

	Outstanding at December 31, 2011	Granted during 2012	Forfeited during 2012	Outstanding at December 31, 2012
Tranche B-1	—	944,225	(60,880)	883,345
Tranche B-2	—	696,075	(67,000)	629,075
Tranche B-3	—	594,955	(67,000)	527,955
Tranche B-4	—	545,000	(50,000)	495,000
	—	2,780,255	(244,880)	2,535,375

In September and October 2009, J.G. Wentworth, LLC issued Tranche A-1, Tranche A-2, Tranche A-3, and Tranche A-4 Management Profit Interests to certain employees. 1,000,000 Tranche A-1, A-2, A-3, and A-4 interests were initially authorized. In March, July, and November 2010, J.G. Wentworth, LLC issued additional Tranche A-1, Tranche A-2, Tranche A-3, and Tranche A-4 Management Profit Interests to certain employees. In July 2010, the J.G. Wentworth, LLC operating agreement was amended to bifurcate the Tranche A-1 into two sub-tranches. Tranche A-1a represents A-1 profit interests issued in 2009 and early 2010. Tranche A-1b represents A-1 profit interests issued in July 2010 and later. The Tranche A-1b profit interests begin to participate in distributions at a higher cumulative distribution amount than A-1a profit interests, however the A-1b interests have a catch-up provision wherein these interests receive all distributions until they have received the same total distributions as the A-1a interests. After the catch-up is fulfilled, subsequent A-1 distributions are the same for A-1a and A-1b tranches.

The following table summarizes the Class A profit interests granted, forfeited, and outstanding as of July 12, 2011:

	Outstanding at December 31, 2010	Granted during the period from January 1 - July 12, 2011	Forfeited during the period from January 1 - July 12, 2011	Converted to Restricted Common Interests	Outstanding at December 31, 2011
Tranche A-1a	772,900	—	(26,000)	(746,900)	—
Tranche A-1b	171,750	—	—	(171,750)	—
Tranche A-2	730,500	—	(30,000)	(700,500)	—
Tranche A-3	714,500	20,000	(24,000)	(710,500)	—
Tranche A-4	709,500	10,000	(24,000)	(695,500)	—
	3,099,150	30,000	(104,000)	(3,025,150)	—

On July 12, 2011 and in conjunction with the OAC Merger (Note 2), all the Class A outstanding management profit interests were converted to restricted common interests. The conversion ratios for the Class A management share tranches were determined using the pro-rata distribution amounts available by tranche based on the estimated fair value of the Company’s equity on the conversion date. The following table summarizes the conversion of management shares to common interests on July 12, 2011:

	Outstanding at July 12, 2011	Derived Conversion Factor	Restricted Common Interests at July 12, 2011
Tranche A-1a	746,900	108.40363	6,889.99
Tranche A-1b	171,750	108.40363	1,584.36
Tranche A-2	700,500	340.88253	2,054.96
Tranche A-3	710,500	—	—
Tranche A-4	695,500	—	—
	3,025,150		10,529.31

F-79

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

No additional restricted common interests related to the Tranche A management profit interests were issued since July 12, 2011. The restricted common interests are subject to the same vesting schedule as the original Tranche A management profit interests. Between July 13, 2011 and December 31, 2011, and during 2012, terminated employees forfeited 68.76 and 769.23 restricted common interests, respectively. In addition, 213.83 restricted common interests were redeemed during 2012. At, December 31, 2011 and 2012, 10,460.55 and 9,477.49 restricted common interests remained outstanding, respectively.

As of December 31, 2012, the Company expected to recognize additional total compensation expense of $4,443 over the vesting periods of the restricted common interests and the profit interests.

Total stock compensation expense recognized related to the management profit interests and converted common interests during the years ended December 31, 2011 and 2012 was $1,266 and $1,832, respectively. The profit interests and the converted restricted common interests vest over 5 years.

22. Risks and Uncertainties

The Company’s finance receivables are primarily obligations of insurance companies. The exposure to credit risk with respect to these finance receivables is generally limited due to the large number of insurance companies of generally high credit quality comprising the receivable base, their dispersion across geographical areas, and possible availability of state insurance guarantee funds. As of December 31, 2011 and 2012, three insurance companies and related subsidiaries, rated A or better, comprised approximately 31% of the gross finance receivables balance. The Company is also subject to numerous risks associated with structured settlements. These risks include, but are not limited to, restrictions on assignability of structured settlements, potential changes in the U.S. tax law related to taxation of structured settlements, diversion by a seller of scheduled payments to the Company, and other potential risks of regulation and/or legislation. A majority of states have regulated the business by passing statutes that govern the sale of structured settlement payments. Generally, the laws require a court approval to consummate a sale. The Company’s earnings are dependent upon the fair value of the finance receivables it purchases relative to the value it can obtain by financing these assets in securitization or other transactions. Accordingly, earnings are subject to risks and uncertainties surrounding exposure to changes in the interest rate environment, competitive pressures affecting the ability to maintain sufficient effective purchase yields, and the ability to sell or securitize finance receivables at profitable levels in the future. As of December 31, 2011 and 2012, the Company’s structured settlement business accounted for 91.5% and 90.8% of total revenue, respectively.

23. Commitments and Contingencies

In accordance with the SRF6 facility, the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. As of December 31, 2011 and 2012, this account had a balance of $8,305 and $11,847, respectively. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the SRF6 Loan Agreement.

The Company had an arrangement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement called for the counterparty to utilize funds raised of up to $50,000 to purchase LCSS assets from the Company. The Arrangement expired on June 30, 2012. For the years ended December 31, 2012 and 2011, the counterparty purchased approximately $3,150 and $4,700 of LCSS assets, respectively from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11,300, whichever is lower. As of December 31, 2011 and 2012, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $9,100 and $8,637, respectively and is earning interest at an annual rate of 5.35% and is included in other receivables, net of allowance for losses in the Company’s consolidated balance sheets (Note 9).

The Arrangement also has put options, which expire on December 30, 2019 and 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put options, if exercised by the counterparty, require the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

F-80

J.G. Wentworth, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars In Thousands, Unless Otherwise Noted)

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the financial position, the results of operations or cash flows of the Company.

24. Employee Benefit Plan

The Company maintains a Savings Plan under Section 401(k) of the Internal Revenue Code (the “Plan”). The Plan covers all employees who have attained 21 years of age and achieved three months of employment. Under the Plan, matching contributions are at the discretion of the Board of Directors. During the years ended December 31, 2011 and 2012, the matching contributions by the Company were 50% on the first 8% of compensation contributed on a per pay basis. Employee benefit plan expense was included in compensation and benefits expense in the Company’s consolidated statements of operations and was as follows:

	2011	2012
Employee benefit plan expense	$346	$525

25. Segment Reporting

ASC 280, Segment Reporting, establishes standards for segment reporting in the financial statements. Management has determined that all of the operations have similar economic characteristics and may be aggregated into a single segment for disclosure under ASC 280.

26. Subsequent Events

On February 8, 2013, the Term Loan was refinanced with a new senior secured credit facility (the “Credit Facility”) that consisted of a $425,000 term loan (the “New Term Loan”) and a $20,000 revolving commitment maturing in February 2019 and August 2017, respectively.  J.G. Wentworth, LLC and certain of its subsidiaries are guarantors of the Credit Facility. Substantially all of the non-securitized and non-collateralized assets of the Company were pledged as security for the repayment of borrowings outstanding under the Credit Facility.

The Company has the option to elect that the New Term Loan be either a eurodollar loan or a base rate loan.  If eurodollar, interest on the New Term Loan accrues at either Libor or 1.5% (whatever is greater) plus a spread of 7.5%.  If a base rate loan, interest accrues at prime or 2.5% (whatever is greater) plus a spread of 6.5%.  The revolver has the same interest rate terms as the New Term Loan.  In addition, the revolver is subject to an unused fee of 0.5% per annum.

Additionally, the $20,000 revolving commitment provides for the issuance of letters of credit equal to $10,000, subject to customary terms and fees.

The Credit Facility requires the Company, to the extent that as of the last day of any fiscal quarter outstanding balances on the revolving commitment exceed specific thresholds, to comply with a maximum total leverage ratio.  J.G. Wentworth, LLC and certain of its subsidiaries are also limited in engaging in certain activities, including mergers and acquisitions, incurrence of additional indebtedness, incurring liens, making investments, transacting with affiliates, disposing of assets, and various other activities.  The Credit Facility also limits, with certain exceptions, certain of the J.G. Wentworth, LLC subsidiaries from making cash dividends and loans to J.G. Wentworth, LLC.

Furthermore, in conjunction with the refinancing, JGWPT made a cash distribution to its members in the amount of $304.3 million as well as an asset distribution in the amount of $16.3 million to PGHI. The distribution assets were originally acquired by the Company as part of the OAC merger (Note 2).

In April 2013, the Company announced its intention to close its Boynton Beach office. In connection with the announcement, the Company recorded a restructure charge in April 2013 of approximately $2,500 for severance and related expenses.

On May 31, 2013, the Credit Facility was amended to provide for an additional term loan of $150,000 on the same terms as the New Term Loan. In conjunction with the refinancing, JGWPT made a cash distribution to its members in the amount of $150,000.

F-81

Independent Auditor’s Report

To the Board of Directors and Stockholders

Orchard Acquisition Company

Radnor, Pennsylvania

We have audited the accompanying consolidated balance sheets of Orchard Acquisition Company and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orchard Acquisition Company and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 24 to the financial statements, the Company disposed of a majority of its assets subsequent to December 31, 2010, in exchange for an equity interest in the acquiror.

/s/ McGladrey LLP

 Raleigh, North Carolina

June 27, 2013

F-82

Orchard Acquisition Company and Subsidiaries
Consolidated Balance Sheets
December 31, 2010 and 2009
(Dollars in thousands except per share data)

	2010	2009
ASSETS
Cash	$80,591	$41,466
Restricted cash	3,627	5,356
Restricted cash for securitization investors, long-term lenders and noncontrolling interest investors	36,339	2,802
Marketable securities	184,976	156,129
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	913,092	91,148
Structured settlement contracts and lottery winnings held for sale	50,568	110,505
Finance receivables restricted for lenders, net	37,130	45,908
Finance receivables, net	30,953	20,566
Life settlement contracts restricted for long-term lenders, at fair value	1,809	—
Life settlement contracts, at fair value	4,759	6,821
Other receivables, net	19,632	24,299
Due from affiliates	13,362	1,168
Retained interests in receivables sold	—	32,456
Equipment and leasehold improvements, net	3,999	4,028
Intangible assets, net	12,296	25,464
Goodwill	—	327,500
Deferred income taxes, net	—	7,700
Other assets	20,044	10,655
TOTAL ASSETS	$1,413,177	$913,971

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$31,335	$17,153
Swap liabilities	31,922	—
Due to affiliates	4,351	7,675
Other liabilities	4,990	6,934
Installment obligations payable	184,976	156,129
Deferred tax liabilities, net	4,405	—
Term loan payable	191,772	199,392
Borrowings under line of credit	179	28,000
Long-term borrowings owed to securitization investors and lenders	877,252	103,994
Total Liabilities	1,331,182	519,277

Equity
Orchard Acquisition Company’s Equity
Common stock, $0.01 par value, 7,000,000 share authorized, 1 share issued and outstanding	—	—
Additional paid-in capital	535,997	534,985
Retained deficit	(469,387)	(130,347)
Accumulated other comprehensive loss, net of tax	—	(9,541)
Total Orchard Acquisition Company Equity	66,610	395,097
Noncontrolling interest in affiliates	15,385	(403)
Total Equity	81,995	394,694
TOTAL LIABILITIES AND EQUITY	$1,413,177	$913,971

 The accompanying notes are an integral part of these consolidated financial statements.

F-83

Orchard Acquisition Company and Subsidiaries
Consolidated Statement of Operations
Years ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Revenues
Gain on structured settlement contracts and lottery winnings	$158,035	$77,413
Life settlement contracts income	25,458	42,337
Other fee income	24,161	5,403
Interest and dividend income	47,810	22,216
Net realized and unrealized gains on marketable securities	15,852	24,733
Servicing revenue	3,203	6,596
Swap gain, net	—	4,560
Gain on extinguishment of debt	—	38,169
Total Revenues	274,519	221,427

Operating Expenses
Salaries and related costs	43,509	40,568
General and administrative	17,941	15,762
Amortization of intangible assets	11,769	16,605
Professional fees	11,634	6,744
Swap loss, net	11,657	—
Occupancy	2,785	2,392
Marketing and advertising	35,688	22,152
Interest expense on debt	70,981	23,331
Interest expense on mandatorily redeemable preferred stock	23	2,679
Provision for losses on receivables	8,174	7,198
Installment obligations expense	20,976	29,220
Provision for loss contingencies	—	4,350
Impairment of retained interest in receivables sold	—	942
Impairment of goodwill	327,500	126,208
Impairment of trademark	1,401	7,300
Total Operating Expenses	564,038	305,451

Loss before taxes	$(289,519)	$(84,024)

Provision for income taxes	14,922	18,688

Net Loss	(304,441)	(102,712)

Less noncontrolling interest in earnings (losses) of affiliates	888	(415)

Net loss attributable to Orchard Acquisition Company	$(305,329)	$(102,297)

The accompanying notes are an integral part of these consolidated financial statements.

F-84

Orchard Acquisition Company and Subsidiaries
Consolidated Statements of Equity
Years ended December 31, 2010 and 2009
(Dollars in thousands)

	Orchard Acquisition Company Equity					Noncontrolling Interest in Affiliates	Total Equity
	Common Stock		Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Loss, net of tax
	Shares	Amount
Balance, December 31, 2008	4,880,770	$49	$401,227	$(28,050)	$(4,629)	$12	$368,609

Comphrehensive loss
Net loss				(102,297)		(415)	(102,712)
Other comprehensive loss,
Unrealized loss on retained interests in recevables sold, net of tax					(4,912)		(4,912)
Total comprehensive loss							(107,624)
Equity options			1,029				1,029
Contribution of equity to PGHI	(4,880,769)	(49)	132,729	—	—	—	132,680
Balance, December 31, 2009	1	—	534,985	(130,347)	(9,541)	(403)	394,694

Adoption of ASC 810 (formerly FAS 167), net of tax	—		—	(33,711)	9,541	—	(24,170)

Net loss	—		—	(305,329)	—	888	(304,441)
Equity options	—		1,012	—	—	—	1,012
Noncontrolling interest investors’ contributions	—		—	—	—	14,900	14,900
Balance, December 31, 2010	1	$—	$535,997	$(469,387)	$—	$15,385	$81,995

The accompanying notes are an integral part of these consolidated financial statements.

F-85

Orchard Acquisition Company and Subsidiaries
Consolidated Statements of Cash Flows
Year ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Cash flows from operating activities
Net loss	$(304,441)	$(102,712)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	18,372	21,173
Provision for losses on receivables	8,174	7,198
Interest expense on mandatorily redeemable preferred stock	—	2,680
Gain on extinguishment of debt	—	(38,169)
Noncontrolling interest investor subsidy expense	541	—
Unrealized loss on swaps*	10,219	(6,059)
Deferred income taxes	27,363	18,671
Proceeds from sale of finance receivables held for sale	14,139	95,675
Gain on structured settlement contracts and lottery winnings	(158,035)	(77,413)
Purchases, collections and accretion of structured settlement contracts and lottery winnings, net*	3,989	(107,170)
Increase in marketable securities, net	(28,847)	2,738
Change in fair value of life settlement contracts	921	78
Acquisition of life settlement contracts, premiums and other costs paid, and proceeds from sale of life settlement contracts	1,791	(6,812)
Impairment of retained interests in receivables sold	—	(3,857)
Impairment of retained interests in receivables sold	—	942
Provision for loss contingencies	—	4,350
Impairment of goodwill	327,500	126,208
Impairment of trademark	1,401	7,300
Installment obligations expense	20,976	29,220
Equity options expense	1,012	1,029
Net decreases (increases) in assets
Other receivables*	7,811	(3,174)
Due from affiliates*	(12,746)	7,998
Other assets*	(657)	759
Net increases (decreases) in liabilities
Accounts payable and accrued expenses*	16,547	82
Other liabilities*	(3,748)	(10,582)
Net cash used in operating activities	(47,718)	(29,847)

Cash flows from investing activities
Decrease in restricted cash	1,729	184
Increase in restricted cash for securitization investors, lenders and noncontrolling interest investors’ contributions*	(14,735)	624
Originations and collections on finance receivables, net	(10,443)	4,745
Purchases of equipment and leasehold improvements	(1,737)	(1,306)
Issuance of note receivable	—	(8,000)
Purchases of intangible assets	—	(2,400)
Net cash used in investing activities	(25,186)	(6,153)

*Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these consolidated financial statements.

F-86

Orchard Acquisition Company and Subsidiaries
Consolidated Statements of Cash Flows, Continued
Year ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Cash flows from financing activities
Borrowings under lines of credit	—	93,000
Repayments under line of credit	(28,000)	(65,000)
Long-term borrowings from securitization investors and lenders	332,675	105,905
Long-term repayments from securitization investors and lenders	(186,902)	(77,077)
Repayments under term loan	(13,681)	(43,969)
Issuance of installment obligations payable	41,967	1,824
Repayments of installment obligations payable	(34,096)	(33,782)
Debt issuance costs incurred	(11,387)	(3,820)
Facility issuance costs incurred	—	(10)
Decrease in due to affiliates*	(2,906)	(1,098)
Noncontrolling interest investors’ contributions	14,359	—
Net cash provided by (used in) financing activities	112,029	(24,027)

Increase (decrease) in cash	39,125	(60,027)
Cash at beginning of year	41,466	101,493
Cash at end of year	$80,591	$41,466

Supplemental disclosure of cash flow information
Cash paid for interest	$42,122	$19,892

Net cash paid for income taxes and (received) from refunds on tax withholdings	$(2,663)	$391

Supplemental disclosure of noncash items
Cumulative effect from adoption of new consolidation accounting standards	$24,170	$—

Contribution of equity to PGHI	$—	$132,680

Retained interests in receivables sold recognized upon sale of finance receivables	$—	$8,247

Adjustment of retained interests in receivables sold to fair value, net of tax	$—	$(4,912)

Issuance of note receivable from sale of finance receivables held for sale	$3,375	$3,000

*Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these consolidated financial statements.

F-87

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

1.	Organization and Description of Business Activities

Orchard Acquisition Company (“OAC” or the “Company”) was incorporated on August 23, 2006, as a Delaware Corporation. On September 11, 2006, OAC, which was owned by an investor group led by DLJ Merchant Banking Partners (“DLJ”), entered into a definitive merger agreement to acquire Peach Holdings, Inc. and subsidiaries (“PHI”). As of the close of business on November 21, 2006, OAC acquired PHI in a transaction accounted for as a leveraged buyout. Following this transaction, PHI became a wholly-owned subsidiary of OAC.

Peach Group Holdings Inc. (“PGHI”) was formed on May 6, 2009. Subsequent to the formation of PGHI and pursuant to the plan of merger agreement between OAC and PGHI dated May 6, 2009 (the “PGHI Merger Agreement”), the former stockholders of OAC contributed 100% of their equity interests in OAC to PGHI in exchange for an equal interest in PGHI. As a result of this transaction, OAC became a wholly-owned subsidiary of PGHI.

The Company, operating through its subsidiaries and affiliates, is a specialty finance and factoring company with principal offices in Boynton Beach, Florida and Johns Creek, Georgia. The Company provides liquidity to individuals with financial assets such as structured settlements, lottery prize receivables, life insurance policies, annuities, business receivables, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company funds its activities through financing warehouses and subsequent resale or securitization of these various financial assets. The Company provided premium financing to owners of life insurance policies through 2008. During 2009, the Company began making advances to individuals using their vehicle as collateral represented by the underlying title to the vehicle. The Company purchases receivables throughout the United States of America.

Structured Settlements

A structured settlement refers to the settlement of a personal injury claim with a series of future installment payments. In many instances, claimants wish to monetize some or all of their future structured settlement payments in exchange for an immediate lump sum. This is accomplished through a court proceeding whereby the seller and buyer seek the court’s approval of the transaction or through an acknowledgment from the respective insurance company. Upon issuance of a court order approving the sale and ordering the settlement obligor to make the structured settlement payments to the Company, the Company effectuates the purchase of the structured settlement. The purchase price for a structured settlement represents the present value of the future payments purchased using a discount rate negotiated with the seller. Structured settlements purchased by the Company are generally comprised of either guaranteed or life-contingent payments. Guaranteed payments are contractually assured payments by the underlying insurance company to the Company for a specific period of time as determined by the settlement terms of each court order. Life-contingent payments (“LCSS”) are payments to the Company that are limited over time to the extent the claimant is alive.

Prior to January 1, 2010, substantially all structured settlements purchased were sold and transferred to qualified special-purpose entities (“QSPEs”). The proceeds from the sale to the QSPEs consisted of cash and a retained interest in the receivables sold. Both the cash proceeds and the amount of the retained interest were determined based on the present value of the payments purchased by the QSPEs. The discount rate used to determine the cash proceeds was based on rates specified by the respective QSPE’s funding source, the beneficial interest holder in the QSPEs. The discount rate used to determine the amount of the retained interest was generally based on market rates commensurate with the risk involved. Effective January 1, 2010, the accounting rules eliminated the QSPE concept. The Company continues selling and transferring structured settlements purchased to special purpose entities through securitization transactions (Note 3).

F-88

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Lottery Winnings

The purchase of annuitized lottery winnings is substantially similar to the purchase of structured settlement payments.

The Company earns brokers’ fees for facilitating sales of lottery prize payments to third party investors. Prior to January 1, 2010, the Company sold and transferred certain lottery prize payments to the QSPEs. The proceeds from the sale to the QSPEs consisted of cash and a retained interest in the receivables sold. Both the cash proceeds and the amount of the retained interest were determined based on the present value of the payments purchased by the QSPEs. The discount rate used to determine the cash proceeds was based on rates specified by the respective QSPEs funding source, the beneficial interest holder in the QSPEs. The discount rate used to determine the amount of the retained interest was generally based on market rates commensurate with the risk involved.

Life Settlement Contracts

Through Life Settlement Corporation (“LSC”), a wholly-owned subsidiary of the Company, the Company provides liquidity to persons or entities that own life insurance policies by facilitating the sale of their policies to affiliates or third-party investors. The policies are placed in trusts, which then issue beneficial interests in the policies to the investors or affiliates. In addition, the Company performs, for the affiliates and investors, servicing functions related to mortality tracking, monthly reporting, payment of premiums, and collection and distribution of insurance proceeds.

Installment Sale Transaction Structure

Through its self-developed installment sale transaction structure (the “Structure”), the Company provides structuring and tax management alternatives through certain transactions that are intended to qualify for installment sale treatment under the Internal Revenue Code (such as the sale of lottery winnings). In the case of lottery winnings, the Company markets the Structure under the name Asset Advantage®. Assets involved in these transactions are acquired from lottery winners by Delaware statutory trusts and the proceeds from the monetization of these assets are invested in a manner that is intended to fully defease any and all market risk under the related installment obligations. The trusts issue installment obligations to the transferors of the assets. The Company earns initial origination-related income and other ongoing fees in connection with these transactions.

Pre-Settlement Funding

The Company makes advances to litigants in exchange for a collateral assignment of a portion of the proceeds of pending litigation typically before a matter has been settled or otherwise resolved. The Company earns fees for such advances based on the amount of the advance and the time to recovery of the proceeds. Fees are reported as interest income in the accompanying statements of operations.

Attorney Cost Financing

The Company makes loans to certain law firms to finance certain litigation costs in pending personal injury cases. The Company establishes a revolving line of credit with these law firms and takes an assignment of the law firm’s contingency fee interest in their pending personal injury case. The Company earns fees for such advances based on the amount of time the advance amount remains outstanding.

Premium Finance

The Company made loans to life insurance trusts established by individuals to purchase universal or whole life insurance policies. Interest on these loans is typically paid out of the individual’s earnings and the principal repaid through accumulated cash surrender value. The Company earned origination fees and interest on each loan in addition to insurance commissions. In addition, the Company advanced money or arranged for loans to life insurance trusts to purchase life insurance policies insuring older, high net worth individuals. The Company earned insurance

F-89

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

commissions on each transaction as well as interest on the loans. These transactions may be later converted to life settlement contracts at the discretion of the insured and trustee of the life insurance trust. In 2008, the Company suspended originating new or additional loans under its premium finance product although legacy commitments continue to be honored.

Vehicle Title Financing

The Company makes advances to individuals using their vehicle title as collateral under the name TitleMasters® in Georgia and Texas. The transactions in Georgia are covered by the Georgia Pawn Statutes and are considered pawn transactions. The transactions in Texas are conducted under the Texas Statute covering a Credit Services Organization (“CSO”). The amount advanced is determined by the value of an individual’s vehicle using Black Book® valuation. The Company earns fees for providing the CSO services and for conducting pawn transactions. The collateral for vehicle title financing is the vehicle (as represented by the underlying title to the vehicle) and the Company is placed on the vehicle title as a lienholder.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, including those entities that are considered variable interest entities (“VIE”), and where the Company has been determined to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”) (formerly Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities). Excluded from the consolidated financial statements of the Company are those wholly-owned entities that are considered VIEs and where the Company has been deemed not to be the primary beneficiary according to ASC 810 (Note 3). The consolidated financial statements also include the accounts of Peachtree Settlement Finance Co., LLC (“PSFC”), a VIE, and the accounts of American Insurance Strategies Fund II, LP (“AIS Fund II” or “Partnership”). All material inter-company balances and transactions are eliminated in consolidation.

In October 2010, the Company, through its wholly-owned Cayman Island subsidiary, AIS Funds GP, Ltd (“GP”), entered into an amended and restated limited partnership agreement (the “Partnership Agreement”), pursuant to which AIS Fund II was established. The AIS Fund II is a limited partnership between the GP and various limited partners. The Partnership is organized for the purpose of providing partners with current income and capital preservation by investing in select annuity payments and life settlement contracts issued by a diverse group of highly rated insurance companies and is expected to terminate on its tenth anniversary. As of December 31, 2010, the Company’s ownership interest in the Partnership is approximately 15.5%.

The Company determined that the Partnership is not a VIE and that the Company, through its ownership of the GP, has the power on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership as well as enter into and perform all contracts and other undertakings which, in the Company’s discretion, is deemed necessary or advisable. Therefore, since the Company controls the investment and management decisions of the Partnership, the Company has determined that the Partnership should be consolidated in the Company’s consolidated financial statements in accordance with ASC 810-20, Control of Partnerships and Similar Entities.

The Partnership Agreement requires 100% distribution of any disposition proceeds (as defined) to the extent available until the partners’ capital contribution equals a preferred return of 5% per annum. Distributions to the partners are made bi-annually.

In 2010, Skolvus I GmbH & Co. KG (“Skolvus”) was formed to finance insurance premiums and other fees associated with the purchase of life settlement contracts on behalf of a subsidiary of the Company. The Company determined that Skolvus is a VIE and also determined that the Company is the primary beneficiary of Skolvus. As a result, Skolvus is included in the Company’s consolidated financial statements.

F-90

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

In 2008, the Company entered into an operating agreement (“the Operating Agreement”) with an unaffiliated third party (the “Third Party”), pursuant to which PSFC was established. PSFC is a joint venture arrangement between the Company and the Third Party that acquires structured settlement payment rights by marketing to 25,000 leads that are sublicensed by PSFC from the Third Party for an aggregate sublicense fee of $5 million. Pursuant to the Operating Agreement, funds to pay for the sublicensing fee were borrowed from the Company pursuant to limited recourse promissory notes (the “Notes”).

Repayment of the Notes made by the Company to PSFC to fund its operations is limited to the extent that net cash flow generated by PSFC is sufficient to pay the then outstanding principal and interest due under the Notes. The Company determined that PSFC is a VIE and also determined that the Company is the primary beneficiary of PSFC due to the combination of power over the activities that most significantly impact the economic performance of PSFC and the obligation to absorb losses or the right to receive benefits that could potentially be significant to PSFC. As a result, PSFC is included in the Company’s consolidated financial statements. On July 12, 2011, the Company entered into an agreement to dissolve the joint venture which became effective on July 21, 2011.

Wholly-owned subsidiaries included in the consolidated financial statements are as follows:

Company Name	Holding Company
Orchard Acquisition Company*

First Tier Subsidiaries
Peach Holdings, Inc.*	Orchard Acquisition Company

Second Tier Subsidiaries
Peach Holdings, LLC*	Peach Holdings, Inc.

Third Tier Subsidiaries
Settlement Funding, LLC (“PSF”)*	Peach Holdings, LLC
Life Settlement Corporation*	Peach Holdings, LLC
PSF Holdings, LLC*	Peach Holdings, LLC
Peachtree Financial Solutions, LLC*	Peach Holdings, LLC
TATS Licensing Company, LLC*	Peach Holdings, LLC
Senior Settlement Holding Euro, LLC*	Peach Holdings, LLC
TitleMasters Holding, LLC*	Peach Holdings, LLC
WealthLink Advisers, LLC*	Peach Holdings, LLC
Peachtree Pre-Settlement Funding, LLC*	Peach Holdings, LLC
Peachtree SLPO Finance Company, LLC*	Peach Holdings, LLC
Peachtree LBP Finance Company, LLC*	Peach Holdings, LLC
AIS Funds GP, LLC*	Peach Holdings, LLC
AIS Funds GP, Ltd.	Peach Holdings, LLC
Crescit Eundo Finance I, LLC (“Crescit”)	Peach Holdings, LLC
New Age Capital Reserves, LLC*	Peach Holdings, LLC
Peachtree Asset Management, Ltd.*	Peach Holdings, LLC
Discounted Life Holdings, LLC*	Peach Holdings, LLC
SB Immram Parent, LLC	Peach Holdings, LLC
Peachtree Lottery, Inc.	Peach Holdings, LLC
DR SPE, LLC	Peach Holdings, LLC

* Included in the consolidated financial statements of the Company as of December 31, 2009.

F-91

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Company Name	Holding Company
Fourth Tier Subsidiaries
Peachtree Finance Company, LLC*	Settlement Funding, LLC
Peachtree LW Receivables I, LLC*	Settlement Funding, LLC
SB Immram, LLC (“Immram”)	SB Immram Parent, LLC
Peachtree Life and Annuity Group, LLC*	Peachtree Financial Solutions, LLC
Structured Receivables Finance #1, LLC (“SRF1”)	Settlement Funding, LLC
TitleMasters of Georgia, LLC*	TitleMasters Holding, LLC
TitleMasters of Tennessee, LLC*	TitleMasters Holding, LLC
TitleMasters of Texas, LLC*	TitleMasters Holding, LLC
TitleMasters of IL, LLC	TitleMasters Holding, LLC
TitleMasters of Alabama, LLC	TitleMasters Holding, LLC
TitleMasters of AZ, LLC	TitleMasters Holding, LLC
TitleMasters of VA, LLC	TitleMasters Holding, LLC
Structured Receivables Finance #2, LLC (“SRF2”)	Settlement Funding, LLC
Peachtree Funding Northeast, LLC	Peachtree Pre-Settlement Funding, LLC
Structured Receivables Finance #3, LLC (“SRF3”)	Settlement Funding, LLC
Structured Receivables Finance #4, LLC (“SRF4”)*	Settlement Funding, LLC
Peachtree Structured Settlements, LLC (“PSS”)	Settlement Funding, LLC
DLP Funding, LLC**	Discounted Life Holdings, LLC
DLP Funding II, LLC**	Discounted Life Holdings, LLC
DLP Funding III, LLC**	Discounted Life Holdings, LLC
Structured Receivables Finance 2006-B, LLC (“SRF 2006-B”)	Settlement Funding, LLC
Peachtree Attorney Finance, LLC*	Settlement Funding, LLC
Structured Receivables Finance #5, LLC*	Settlement Funding, LLC
Structured Receivables Finance 2010-A, LLC (“SRF 2010-A”)	Settlement Funding, LLC
Peachtree LBP Warehouse, LLC*	Peachtree LBP Finance Company, LLC
Annuity Purchase Company LLC*	Peachtree Financial Solutions, LLC
American Insurance Strategies Fund I, LP*	AIS Funds GP, LLC
American Insurance Strategies Fund II, LP*	AIS Funds GP, Ltd.
Structured Receivables Finance #7, LLC (“SRF7”)	Settlement Funding, LLC
Structured Receivables Finance 2010-B, LLC (“SRF 2010-B”)	Settlement Funding, LLC
Peachtree Asset Management (Luxembourg) S.àr.l.*	Peachtree Asset Management, Ltd.
Structured Receivables Finance #6A, LLC	Settlement Funding, LLC
Peachtree Lottery Holding, LLC	Settlement Funding, LLC

Fifth Tier Subsidiaries
Peachtree Finance Company #2, LLC (“PFC2”)	Peachtree Finance Company, LLC
Peachtree Pre-Settlement Funding SPV, LLC (“SPV”)*	Peachtree Funding Northeast, LLC
Structured Receivables Finance #6, LLC (“SRF6”)	Structured Receivables Finance #6A, LLC
Peachtree Lottery Finance, LLC	Peachtree Lottery Holding, LLC

* Included in the consolidated financial statements of the Company as of December 31, 2009.

** Effective December 23, 2010.

F-92

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Company Name	Holding Company
Sixth Tier Subsidiaries
Peachtree Lottery Master Trust (“PLMT”)	Peachtree Lottery Finance, LLC

Seventh Tier Subsidiaries
Peachtree Lottery Sub-Trust 1	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 2	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 3	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 4	Peachtree Lottery Master Trust

* Included in the consolidated financial statements of the Company as of December 31, 2009.

** Effective December 23, 2010.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements), establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures for instruments carried at fair value. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

•	Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement (Note 4). The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company also evaluates various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly. In addition, the Company may utilize accounting guidance for determining the concurrent weighting of a transaction price relative to fair value indications from other valuation techniques when estimating fair value.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-6, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements (“ASU No. 2010-6”). Portions of ASU No. 2010-6 requiring new disclosures were adopted by the Company for the year ended December 31, 2010. ASU No. 2010-6 further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances and settlements instead of netting these changes. This portion of ASU No. 2010-6 is effective for periods beginning on or after December 15, 2010 and has not yet been adopted.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2)

F-93

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, the ability to unilaterally cause the holder to return specific assets or through an agreement that permits the transferee to require the transferor to repurchase the transferred financial assets that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Transfers that do not meet the criteria to be accounted for as sales are accounted for as secured borrowings.

In June 2009, the FASB amended its accounting principles pertaining to transfers of financial assets. The amendments to ASC 860, Transfers and Servicing (“ASC 860”), eliminated the concept of a QSPE, changed the requirements for derecognizing financial assets, and required additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. The Company adopted these amended accounting principles in 2010.

Gains or Losses on Sales of Receivables

Gains or losses on sales of receivables are recognized based on the difference between the financial consideration received from the sale and the allocable portions of the carrying values of the receivables sold. Prior to January 1, 2010, gains or losses on sales of receivables were recognized based on the difference between the cash proceeds from the sale and the allocable portions of the carrying values of the receivables sold, determined based on the relative fair value of the portion sold and the portion retained. Interest income on retained interests in receivables sold was recognized by accreting the discount associated with the retained interests over the contractual lives of the receivables. The discount rate was adjusted periodically to recognize the variability of estimated future residual cash flows.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash balances represent the use of Trust or Escrow accounts to secure the cash assets managed by the Company and cash contributions from noncontrolling interest investors. Escrow accounts are established to hold transactional cash for clients. The Company acts as servicer for structured settlements, lottery annuities, life settlements, pre-settlements, and premium finance receivables. Trust accounts are established for collections with payments being made from the restricted cash accounts to the lenders and other appropriate parties on a monthly basis in accordance with the applicable loan agreements or indentures. At certain times, the Company has cash balances in excess of FDIC insurance limits, which potentially subject the Company to market and credit risks. The Company has not experienced any losses to date as a result of these risks.

Marketable Securities

Assets acquired through the Company’s installment sale transaction structure are invested in a diverse portfolio of marketable debt and equity securities. Management has classified these investments as trading securities. Trading securities are held for resale in anticipation of fluctuations in market prices. Trading securities are carried using the fair value method in accordance with ASC 820 with realized and unrealized gains and losses included in income (Note 4).

Interest on debt securities is recognized in income as earned and dividend income on marketable equity securities is recognized in income on the ex-dividend date.

Structured Settlement Contracts and Lottery Winnings

The Company acquires receivables associated with structured settlement payments and lottery winnings from individuals in exchange for cash (purchase price). These receivables are held for sale.

F-94

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Structured settlement contracts acquired prior to January 1, 2007 and all lottery winnings are carried at the lower of cost or market, in the aggregate. The difference between the gross cash to be received in the future and the purchase price on these receivables represents unearned income to be recognized over the term of the receivable at a constant effective interest rate. The Company made an election to record all structured settlement contracts acquired on or subsequent to January 1, 2007 at fair value and as such, no interest income is being recognized on these receivables (Note 4). The Company elected to report structured settlement contracts at fair value prospectively to better match the related revenues to the period in which the underlying receivables are originated.

Structured settlement contracts and lottery winnings previously securitized or assigned as collateral in secured borrowings and noncontrolling interest investors’ contributions are included in structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors in the accompanying consolidated balance sheets.

Finance Receivables

Finance receivables include primarily pre-settlement funding advances, attorney cost financing, vehicle title financing and insurance premium financing, which are reported at the amount outstanding, adjusted for deferred fees and costs and the allowance for losses. Interest income on premium finance loans and fees earned on pre-settlement advances are recognized over their respective terms using the interest method based on principal amounts outstanding. The Company’s policy is to discontinue the recognition of interest income on finance receivables once it has been determined that collection of future interest or fees are unlikely.

Fees charged upon the origination of finance receivables and certain direct origination costs, including personnel, travel, postage, legal fees and other associated costs, are deferred and the net amount is amortized on an interest basis over the estimated life of the related receivables.

Finance receivables assigned as collateral in secured borrowings are included in finance receivables restricted for lenders, net in the accompanying consolidated balance sheets.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 requires a greater level of disaggregated information about the allowance for credit losses and the credit quality of financing receivables. ASU No. 2010-20 is effective for nonpublic entities for reporting periods ending after December 15, 2011. The Company adopted this ASU in 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Life Settlement Contracts

The Company’s life settlement contracts are accounted for using the fair value method. Under the fair value method, life settlement contracts are remeasured at fair value at each reporting period and changes in fair value are recognized in earnings (Note 4).

Life settlement contracts assigned as collateral in secured borrowings are included in life settlement contracts restricted for long-term lenders, at fair value in the accompanying consolidated balance sheets as of December 31, 2010.

Retained Interests in Receivables Sold

Prior to January 1, 2010, retained interests in receivables sold represented subordinated interests retained by the Company upon sales of structured settlement or lottery payments to QSPEs. After initial recording at date of sale, the present value discounts determined at time of sale were accreted to interest income over the expected periods of collection. At each balance sheet date, the carrying amounts of the retained interests were compared to the estimated fair values determined using discount rates commensurate with the risks involved. Differences between the carrying

F-95

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

values and estimated fair values represented unrealized appreciation or depreciation which was recorded as a component of accumulated other comprehensive income (“AOCI”) or loss similar to accounting for available for sale securities pursuant to ASC 320, Investments – Debt and Equity Securities (formerly SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities).

AOCI is recorded in the equity section of the balance sheets and, in 2009, reflected the fair value adjustments to the retained interests in receivables sold utilizing the fair value method in accordance with ASC 820 (Note 4).

Prior to January 1, 2010, the Company evaluated its retained interests in receivables sold on an annual basis for other than temporary impairment. If the fair value of the retained interest declined below its reference amount, the Company evaluated whether the decline was other-than-temporary. During 2009, the Company recorded an other than temporary impairment in its retained interests in receivables sold which was charged to income.

In accordance with the amendments to ASC 810 and ASC 860, the Company no longer recognizes retained interests in receivables sold in the Company’s consolidated financial statements for securitization activity.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method based on management’s estimate of useful lives, which range from two to six years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the respective lease or the life of the improvement.

Intangible Assets

Identifiable intangible assets, which consist primarily of the Company’s database, patent and sublicensed structured settlement leads, are amortized over their estimated useful lives. In addition, such identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. Intangible assets deemed to have indefinite useful lives, which in the Company’s case includes a trademark, are not amortized and are subject to annual impairment tests. Impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. The weighted average remaining useful lives of the database and patent are 2 years and 10 years, respectively. The sublicensed structured settlement leads were fully amortized in 2010. In 2010 and 2009, the Company recorded impairment charges on its trademark of $1,401 and $7,300, respectively, reflecting the effect of a decline in originations of life settlement contracts due to financing constraints.

Goodwill

Goodwill results from the excess of the purchase price, including transactions costs, over the net assets of an acquired business. Goodwill has an indefinite useful life and is subject to annual impairment tests whereby impairment is recognized if the estimated fair value of the Company is less than its net book value. Such loss is calculated as the difference between the estimated implied fair value of goodwill and its carrying amount. In 2010 and 2009, the Company recorded an impairment charge on goodwill of $327,500 and $126,208, respectively, as a result of a decline in the Company’s fair value attributable to financing constraints primarily from originations of life settlement contracts.

Deferred Financing Costs

Costs incurred to obtain financing are deferred and amortized by the interest method over the expected life of the related credit facility and are included in other assets in the accompanying consolidated balance sheets. Amortization expense is included in interest expense in the consolidated statements of operations.

F-96

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Provision for Losses on Receivables

On an ongoing basis the Company reviews the ability to collect all outstanding receivables.

Management has established a set of policies it utilizes on a routine basis to determine the ability to collect all outstanding structured settlement and lottery winnings receivables. These policies take into account the length of time a receivable is delinquent, the existence of a court order, the amount of excess collateral available to recover missed payments, historical loss experience and other subjective criteria. When the Company has determined that a scheduled payment receivable is uncollectible, the Company suspends the recognition of income on that receivable and recognizes a loss equal to the discounted present value of the receivable.

The collectability of finance receivables and other receivables is evaluated based on historical experience, evaluation of collateral, if applicable, and other subjective criteria, as described more fully in Notes 7 and 8. When the Company has determined that a receivable is uncollectible, the Company suspends the recognition of income on that receivable and recognizes a loss equal to the value of the receivable.

Receivables are considered to be impaired when it is probable that the Company will be unable to collect all payments according to the contractual terms of the underlying agreements. Management considers all information available in assessing impairment. Impairment is measured on a receivable-by-receivable basis by either the present value of estimated future cash flows discounted at the effective rate, the observable market price for the receivable or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous receivables, such as pre-settlement advances and vehicle title financing, are collectively evaluated for impairment.

As a result, in 2010 and 2009, the Company recorded a provision for losses on loan receivables relating to its premium finance line of business, pre-settlement funding advances and vehicle title financing.

For the year ended December 31, 2009, the Company also accrued for expected losses on uncollectible premium finance loan receivables originated by the Company on behalf of a third party lender (Note 21).

Income Taxes

The Company recognizes income tax expense using an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their income tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted certain provisions of ASC 740, Income Taxes (“ASC 740”) (formerly FIN No. 48, an interpretation of FASB Statement No. 109, Accounting for Income Taxes), as of January 1, 2009 (Note 18). Tax positions are recognized in the financial statements only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of expense or benefit that will more likely than not be realized upon settlement. A liability is established for differences between positions taken in a tax return and amount recognized in the financial statements. The Company recognizes interest accrued related to uncertain tax positions in interest expense and penalties in operating expenses. During the years ended December 31, 2010 and 2009, the Company did not recognize any interest and penalties.

Interest Rate Swaps

Interest rate swaps are recognized on the consolidated balance sheets at estimated fair value. Since the Company has not designated the derivatives as hedges, changes in the fair value of derivatives are recorded in the consolidated statements of operations (Note 4).

F-97

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Other Revenue Recognition

Other fee income in the consolidated statements of operations primarily includes broker fees and origination fees. Broker fee income is recognized when the contract between the purchasing finance company and the seller is closed for the sale of lottery winnings receivables. Commissions and fees related to premium finance transactions are recognized upon the issuance of the underlying life insurance policies.

Facilitation fees, including originator servicing fee and fee revenue recorded upon the origination of life settlement contracts for affiliates or third-party investors, which coincide with the culmination of the earnings process, are included in life settlement contracts income. Some life settlement contracts contain contractual provisions that allow the insured to rescind the life settlement contract within a specified time period, not exceeding 15 days. Based on the short length of the rescission period and the Company’s historical experience, management believes there is sufficient basis to reasonably estimate the amount of fees that will ultimately be refunded on rescission of contracts; therefore, facilitation fee revenue on these contracts is recognized upon transfer rather than at the expiration of the rescission period. Historically, refunds of fees on rescinded contracts have been nominal; therefore, no liability for refundable fees has been established. Life settlement contracts with a statutory rescission period requiring that the acquisition price be deposited in escrow are transferred to investors upon release of funds from escrow at the expiration of the rescission period, and fee revenue is recognized at that time. Originator servicing fees are comprised of fees to compensate the Company for its efforts in identifying potential life settlement contracts for an affiliate of the Company as defined in the purchase and sale agreement dated July 28, 2009. For the years ended December 31, 2010 and 2009, the Company earned $21.7 million and $16.3 million of originator servicing fee under this purchase and sale agreement, respectively. This purchase and sale agreement expired in July, 2010.

The Company generally retains the right to service certain assets securitized or sold to others and provides cash collection and payment services for such assets for a fee that is considered to be adequate compensation for the services provided. As a result, no servicing asset or liability has been recognized. Servicing fee revenue is recognized as services are provided.

Marketing and Advertising Expenses

Marketing and advertising costs are expensed the first time the advertising takes place.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant balance sheet accounts that could be affected by such estimates are structured settlement contracts and lottery winnings, finance receivables, retained interests in receivables sold and intangible assets. Actual results could differ from those estimates and such differences could be material.

Stock-Based Compensation

The Company applies ASC 718, Compensation – Stock Compensation (“ASC 718”) (formerly SFAS No. 123(R), Share-Based Payment). ASC 718 requires that the compensation cost relating to share-based payment transactions, based on the fair value of the equity or liability instruments issued, be recognized in the consolidated financial statements. The statement requires entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. ASC 718 permits entities to use any option-pricing model that meets the fair value objective in the statement.

Accumulated Other Comprehensive Income

Although accounting principles generally require that recognized revenue, expenses, gains and losses are included in net income, certain changes in assets and liabilities, such as unrealized gains and losses on retained interests in

F-98

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

receivables sold are not included in the determination of net income. Such items are reported net of tax as components of comprehensive loss, along with net income, and accumulated as a separate component of the equity section on the consolidated balance sheets.

Reclassifications

Certain items in the 2009 consolidated financial statements have been reclassified to conform to the 2010 presentation.

3.	Variable Interest Entities

In the normal course of business, the Company is involved with various entities that are considered to be VIEs. A VIE is an entity that has either a total investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest under the voting interest model of consolidation. The Company is required to consolidate any VIE for which it is determined to be the primary beneficiary. The primary beneficiary is the entity that has the power to direct those activities of the VIE that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses from or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company reviews all significant interests in the VIEs it is involved with including consideration of the activities of the VIEs that most significantly impact the VIEs’ economic performance and whether the Company has control over those activities. On an ongoing basis, the Company assesses whether or not it is the primary beneficiary of a VIE.

For purposes of disclosure, the Company aggregates similar VIEs based on the nature and purpose of the entities.

For liquidity and funding purposes, the Company forms structured settlement and lottery winnings related VIEs (“Securitization VIEs”) to conduct securitization transactions and forms other VIEs for secured borrowings (“Other VIEs”). The Company receives securitization or loan proceeds from third party investors or lenders for debt securities or loans issued from these VIEs which are collateralized by transferred receivables from the Company’s portfolios. Securitization VIEs are displayed only for the year ended December 31, 2010 as transactions conducted prior to January 1, 2010 were conducted through QSPEs.

Beginning on January 1, 2010 and in accordance with the amendments to ASC 810, the Company has determined that it is the primary beneficiary of the Securitization VIEs and the Other VIEs due to the combination of power over the activities that most significantly impact the economic performance of the entities through the right to service the securitized structured settlement and lottery winnings receivables and obligation to absorb losses or the right to receive benefits that could potentially be significant to the Securitization VIEs and the Other VIEs through the Company’s retained interests in these VIEs. Therefore, effective January 1, 2010, the Company consolidated on its balance sheet the underlying assets and liabilities of the Securitization VIEs. The Company recorded the assets and liabilities of the Securitization VIEs at their carrying amounts as of January 1, 2010. The sale by the Company of certain assets into VIEs for which the Company is determined to be the primary beneficiary remain in the Company’s consolidated financial statements with an offsetting liability recognized for the amount of the debt obtained from such activity.

F-99

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The impact to the Company’s consolidated balance sheet on January 1, 2010 from the adoption of the new consolidation accounting standards is as follows:

	December 31, 2009	Securitization VIEs Consolidation Impact	January 1, 2010
Assets
Restricted cash for securitization investors and long-term lenders	$2,802	$18,802	$21,604
Structured settlement contracts and lottery winnings restricted for securitization investors and long-term lenders	91,148	625,827	716,975
Retained interests in receivables sold	32,456	(32,456)	—
Deferred tax assets, net	7,700	15,258	22,958
Other	779,865	3,145	783,010
Total assets	$913,971	$630,576	$1,544,547

Liabilities
Swap liabilities	$—	$21,954	$21,954
Long-term borrowings owed to securitization investors and lenders	103,994	627,472	731,466
Other	415,283	5,320	420,603
Total liabilities	519,277	654,746	1,174,023

Total stockholders’ equity	394,694	(24,170)	370,524
Total liabilities and stockholders’ equity	$913,971	$630,576	$1,544,547

The carrying amount of assets and liabilities of those VIEs for which the Company is deemed to be the primary beneficiary at December 31, 2010 is as follows:

	Consolidated
	Carrying Amount of Assets	Carrying Amount of Liabilities
Securitization Related VIEs
Structured settlements	$788,109	$750,713
Lottery winnings	73,866	80,522
Total securitization related VIEs	$861,975	$831,235

Other VIEs
Structured settlements	$76,339	$57,536
Finance receivables	40,733	25,442
Life settlements	2,761	835
Total other VIEs	$119,833	$83,813

Total VIEs	$981,808	$915,048

The debt or liabilities incurred by the Securitization VIEs and the Other VIEs are non-recourse to the general credit of the Company and are limited to a claim against the underlying receivables as collateral.

F-100

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

As of and for the year ended December 31, 2010 and 2009, the Securitization VIEs had nominal delinquencies and nominal credit losses.

The Company formed DLP Funding, LLC, DLP Funding II, LLC, and DLP Funding III, LLC (the “US DLPs”) in December 2005, September 2006 and March 2007, respectively, special purpose wholly-owned subsidiaries to obtain funding from unrelated third parties for the purpose of acquiring and holding life settlement contracts (Note 12). In addition, the Company formed DLP Funding, Ltd., DLP Funding II, Ltd., and DLP Funding III, Ltd. (the “Irish DLPs”) in December 2010. On December 23, 2010, the US DLPs transferred, assigned and sold all of the US DLPs’ assets and all of their burdens, obligations and liabilities to the Irish DLPs in exchange for Profit Participation Notes (the “Participation Notes”) due from the Irish DLPs to the US DLPs (the “DLPs’ Transaction”). Under the terms of the Participation Notes, the Irish DLPs are required to remit all proceeds received from the assets transferred after the full satisfaction of the liabilities received in the transfer to the US DLPs. Due to the significant amount by which the liabilities transferred to the Irish DLPs exceed the fair value of the assets transferred, the Company has determined that the fair value of the Participation Notes is negligible. For purposes of disclosure, the term DLPs refers to the US DLPs for periods through December 23, 2010 and the Irish DLPs for periods subsequent to December 23, 2010.

The debt or liabilities incurred by the DLPs are non-recourse to the general credit of the Company and are limited to a claim against the underlying life insurance policies as collateral. In addition, the Company determined that the DLPs are VIEs and that it is not the primary beneficiary due to the lack of power over the activities that most significantly impact the economic performance of the DLPs. As a result, the DLPs are excluded from the Company’s consolidated financial statements.

The Company accounts for its investment in the DLPs using the equity method of accounting under which the Company’s share of the net income or loss from subsidiaries is recognized as income or loss in the Company’s statement of operations and added to or subtracted from the investment in subsidiaries account, and dividends received from the subsidiaries are treated as a reduction of the investment in subsidiaries account (Note 12).

The Company is neither required nor intends to provide financial support to the Securitization VIEs, Other VIEs and the DLPs in the foreseeable future. In addition, assets of the DLPs are restricted with respect to being used to satisfy payment of the DLPs obligations.

The Company’s maximum exposure to loss as a result of its involvement with the DLPs is de minimis.

4.	Fair Value

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Marketable securities – The estimated fair value of investments in marketable securities is based on quoted market prices.

Structured settlement contracts and lottery winnings – The estimated fair value of structured settlement contracts and lottery winnings is determined based on an evaluation of the Company’s experience with the sale of such contracts to third parties or otherwise in conjunction with a securitization of such contracts. The fair value is determined based on a model that calculates the present value of the future expected cash flows determined using management’s view of certain key assumptions, including credit losses, prepayment history and current market discount rates reflective of assets with similar risk characteristics. The model also takes into account the type of credit risk the underlying receivables have such as guaranteed or non guaranteed payments from the respective insurance companies. The Company made an election to carry all structured settlement contracts that were acquired on or subsequent to January 1, 2007 at fair value.

Finance receivables – The estimated fair value of finance receivables is determined by discounting the expected future cash flows at market interest rates for comparable investments. Management believes that the reserve for doubtful accounts is an appropriate indication of the applicable credit risk associated with determining the fair value of finance receivables and the reserve has been deducted in determining the estimated fair value of these receivables.

F-101

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Life settlement contracts – The fair values of life settlement contracts are determined by reference to the transfer price of similar life settlement contracts under a discounted cash flow calculation that takes into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured. Life expectancy is determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies. As of December 31, 2010 and 2009, the Company owns twenty-one and five life settlement contracts, respectively.

Other receivables – The estimated fair value of advances receivable and certain other receivables, which are generally recovered in less than three months, is equal to the carrying amount. The carrying value of other receivables which have expected recoverability of greater than three months have been determined by the Company to approximate fair value.

Due from and due to affiliates – The estimated fair value of due from affiliates and due to affiliates, which bear interest at a variable rate equal to current short-term rates, is equal to the carrying amount.

Retained interests in receivables sold – The estimated fair value of retained interests in receivables sold as of December 31, 2009 was determined by discounting the expected future residual cash flows at estimated market interest rates for comparable investments (Note 9). Retained interests were reported at estimated fair value in the consolidated balance sheets.

Swaps – The estimated fair value of interest rate swaps is based upon quotes from large US banks (Note 15).

Installment obligations payable – Installment obligations payable are reported at contract value determined based on changes in the measuring indices selected by the obligees under the terms of the obligations over the lives of the obligations. The fair value of installment obligations payable is estimated to be equal to carrying value.

Term loan payable – The estimated fair value of the term loan payable is determined based on quoted market prices.

Borrowings under line of credit – The estimated fair value of borrowings under line of credit is based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities. The Company estimates that the carrying value of its line of credit, which bears interest at a variable rate, approximates fair value.

Long-term borrowings owed to securitization investors and lenders – The estimated fair value of long-term borrowings owed to securitization investors and lenders is determined by discounting the expected cash flows at estimated market interest rates for comparable investments.

F-102

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The following table sets forth the Company’s assets and liabilities that are carried at fair value as of December 31, 2010 and 2009:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
December 31, 2010:	Level I	Level II	Level III	at Fair Value
Assets
Marketable securities
Equity securities
US large cap	$50,863	$—	$—	$50,863
US mid cap	10,266	—	—	10,266
US small cap	11,426	—	—	11,426
International	35,414	—	—	35,414
Other equity	7,980	—	—	7,980
Total equity securities	115,949	—	—	115,949
Fixed income securities
US fixed income	46,455	—	—	46,455
International fixed income	8,715	—	—	8,715
Other fixed income	1,230	—	—	1,230
Total fixed income securities	56,400	—	—	56,400
Other securities
Cash & Equivalents	8,863	—	—	8,863
Alternative investments	1,499	—	—	1,499
Annuities	2,265	—	—	2,265
Total other securities	12,627	—	—	12,627
Total marketable securities	184,976	—	—	184,976
Structured settlement contracts restricted for securitization investors, long-term lenders and noncontrolling interest investors	—	—	542,736	542,736
Structured settlement contracts held for sale	—	—	39,129	39,129
Life settlement contracts restricted for long-term lenders, at fair value	—	—	1,809	1,809
Life settlement contracts, at fair value	—	—	4,759	4,759
Total Assets	$184,976	$—	$588,433	$773,409

Liabilities
Swaps	$—	$31,922	$—	$31,922
Total Liabilities	$—	$31,922	$—	$31,922

December 31, 2009:
Assets
Marketable securities	$156,129	$—	$—	$156,129
Structured settlement contracts restricted for lenders	—	—	90,159	90,159
Structured settlement contracts held for sale	—	—	98,190	98,190
Life settlement contracts, at fair value	—	—	6,821	6,821
Retained interests in receivables sold	—	—	32,456	32,456
Swaps	—	251	—	251
Total Assets	$156,129	$251	$227,626	$384,006

F-103

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The activity in assets and liabilities carried at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 is as follows:

	Structured settlement contracts and lottery winnings	Life settlement contracts, at fair value	Retained interests in receivables sold	Total
Balance, December 31, 2008	$101,369	$87	$36,212	$137,668
Total realized and unrealized gains or losses included in earnings	71,750	(78)	2,915	74,587
Total gains or losses included in other comprehensive loss	—	—	(8,018)	(8,018)
Purchases, sales, issuances, and settlements	15,230	6,812	1,347	23,389
Transfers in and/or out of Level 3	—	—	—	—
Balance, December 31, 2009	$188,349	$6,821	$32,456	$227,626

Total realized and unrealized gains or losses included in earnings	159,082	(921)	—	158,161
Impact of adoption of consolidation standards	220,153	—	(32,456)	187,697
Purchases, sales, issuances, and settlements	14,281	668	—	14,949
Transfers in and/or out of Level 3	—	—	—	—
Balance, December 31, 2010	$581,865	$6,568	$—	$588,433

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date

December 31, 2010	$150,861	$(948)	$—	$149,913

December 31, 2009	$62,675	$(78)	$2,915	$65,512

Realized and unrealized gains and losses included in earnings in the accompanying statements of operations for the years ending December 31, 2010 and 2009 are reported in the following revenue categories:

			Retained interests in receivables sold
	Gain on structured settlement contracts and lottery winnings	Life settlement contracts income	Interest income	Impairment on retained interests in receivables sold
Total gains or losses included in earnings in 2010	$159,082	$(921)	$—	$—

2010 change in unrealized gains or losses relating to assets still held at the reporting date	$150,861	$(948)	$—	$—

Total gains or losses included in earnings in 2009	$71,750	$(78)	$3,857	$(942)

2009 change in unrealized gains or losses relating to assets still held at the reporting date	$62,675	$(78)	$3,857	$(942)

F-104

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Certain financial and non-financial assets and liabilities are measured at fair value on a nonrecurring basis whereby the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The fair values of assets and liabilities adjusted to fair value on a nonrecurring basis as of December 31, 2010 and 2009 are as follows:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
December 31, 2010:	Level I	Level II	Level III
Assets
Impaired finance receivables	$—	$—	$1,295
Goodwill	—	—	—
Trademark	—	—	—
Total Assets	$—	$—	$1,295

December 31, 2009:
Assets
Impaired finance receivables	$—	$—	$3,153
Goodwill	—	—	327,500
Trademark	—	—	1,401
Total Assets	$—	$—	$332,054

Liabilities
Liability for contingent losses	$—	$—	$4,059

Impaired finance receivables that are collateral dependent, predominantly premium finance loans, are tested for impairment based on the fair value of the underlying collateral less estimated disposition costs. The collateral for the premium finance loans included above comprise life insurance policies, which are valued based on a discounted probabilistic cash flow analysis, using Level 3 inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. This cash flow analysis utilizes an internal rate of return of 18.5% and other market related factors.

As described in Note 2, the Company recorded impairment to its goodwill and trademark in 2010 and 2009. The Company’s determination of estimated implied fair value for goodwill relied on management’s assumptions of future revenues, operating costs and other relevant factors. In order to calculate the implied fair value for goodwill, the Company first determined the estimated fair value of the enterprise. The Company utilized the income approach to calculate the fair value of the enterprise based on the estimated discounted future cash flows for the Company’s projected future results of operations and additional related factors. In 2009, the estimated fair value of the Company’s trademark was determined by utilizing the relief from royalty method whereby a royalty rate was applied to the Company’s future projected revenues from the trademark and then discounted to arrive at an estimated present value. The Company determined that the trademark has no value at December 31, 2010.

In 2009, the Company recognized a liability for losses expected to be incurred from the purchase of life settlement contracts under a loan origination agreement, as discussed further in Note 21. The liability recognized was equal to the excess of the required purchase price under the agreement and the fair value of the underlying life settlement contracts. The fair value of these life settlement contracts was based on a discounted probabilistic cash flow analysis, using Level 3 inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. This cash flow analysis utilized an internal rate of return of 18.5% and other market related factors.

F-105

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The Company discloses fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial assets
Marketable securities	$184,976	$184,976	$156,129	$156,129
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	927,423	913,092	91,008	91,148
Structured settlement contracts and lottery winnings held for sale	54,021	50,568	113,324	110,505
Finance receivables restricted for lenders, net	40,922	37,130	50,480	45,908
Finance receivables, net	34,241	30,953	21,672	20,566
Life settlement contracts restricted for long-term lenders, at fair value	1,809	1,809	—	—
Life settlement contracts, at fair value	4,759	4,759	6,821	6,821
Other receivables	19,632	19,632	24,299	24,299
Due from affiliates	13,362	13,362	1,168	1,168
Retained interests in receivables sold	—	—	32,456	32,456
Swap asset	—	—	251	251

Financial liabilities
Swap liability	31,922	31,922	—	—
Due to affiliates	4,351	4,351	7,675	7,675
Installment obligations payable	184,976	184,976	156,129	156,129
Term loan payable	161,568	191,772	190,835	199,392
Borrowings under line of credit	151	179	26,798	28,000
Long-term borrowings owed to securitization investors and lenders	891,592	877,252	103,994	103,994

Certain financial instruments and all non-financial assets and liabilities have been excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

F-106

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

5.	Structured Settlement Contracts and Lottery Winnings

Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors at December 31, 2010 and 2009 are as follows:

	2010	2009
Carried at lower of cost or market:
Finance receivables	$551,457	$1,773
Less unearned discount	(181,525)	(784)
Discounted receivables	369,932	989
Capitalized origination costs, net	424	—
	370,356	989
Carried at fair value	542,736	90,159
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors, net	$913,092	$91,148

At December 31, 2010 and 2009, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors is $228,685 and $33,198, respectively.

In 2010, the Company recognized net losses on receivables restricted for securitization investors and long-term lenders in the amount of $55, representing primarily the write-off of payments receivable that were determined to be uncollectible.

Structured settlement contracts and lottery winnings held for sale at December 31, 2010 and 2009 consist of the following:

	2010	2009
Carried at lower of cost or market:
Finance receivables	$30,703	$33,314
Less unearned discount	(19,285)	(21,036)
Discounted receivables	11,418	12,278
Capitalized origination costs, net	21	37
	11,439	12,315
Carried at fair value	39,129	98,190
Structured settlement contracts and lottery winnings held for sale, net	$50,568	$110,505

At December 31, 2010 and 2009, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings held for sale is $15,996 and $37,284, respectively.

In 2010 and 2009, the Company recognized net losses on structured settlement contracts and lottery winnings held for sale in the amount of $395 and $132, respectively, representing primarily the write-off of payments receivable that were determined to be uncollectible.

F-107

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

6.	Life Settlement Contracts

Information about life settlement contracts, all of which are reported at fair value at December 31, 2010, based on estimated remaining life expectancy for each of the next five succeeding years and in the aggregate, at December 31, 2010 follows:

Period ending December 31,	Number of Contracts	Carrying Value	Face Value

2013	1	$283	$337
2015	4	3,105	14,240
Thereafter	16	3,180	67,050
Total	21	$6,568	$81,627

During 2010, the Company earned facilitation fees of $88 and originator servicing fee of $21.7 million from one affiliate. Life settlement contracts transferred to this affiliate generated facilitation fees and originator servicing fee of approximately $18 million and $16.3 million, respectively, in 2009.

7.	Finance Receivables

Finance receivables restricted for lenders, net as of December 31, 2010 and 2009 is as follows:

	2010	2009
Pre-settlement advances	$42,653	$52,031
Less deferred revenue	(1,897)	(2,220)
	40,756	49,811
Less reserve for doubtful accounts	(3,626)	(3,903)
Finance receivables restricted for lenders, net	$37,130	$45,908

For the years ended December 31, 2010 and 2009, activity in the reserve for doubtful accounts for finance receivables restricted for lenders was as follows:

	2010	2009
Balance, beginning	$3,903	$927
Provision for loss	1,625	4,770
Receivables charged off	(1,913)	(1,804)
Recoveries	11	10
Balance, ending	$3,626	$3,903

F-108

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Finance receivables, net as of December 31, 2010 and 2009 consist of the following:

	2010	2009
Pre-settlement advances	$19,931	$7,674
Less deferred revenue	(1,059)	(334)
	18,872	7,340
Life insurance premium financing	7,623	14,940
Less deferred revenue	(103)	(146)
	7,520	14,794
Attorney cost financing	6,517	5,731
Less deferred revenue	(14)	(25)
	6,503	5,706
Vehicle title financing	3,779	572
Less deferred revenue	(16)	(2)
	3,763	570
Other finance receivable	145	346
	36,803	28,756
Capitalized origination costs, net	414	125
Less reserve for doubtful accounts	(6,264)	(8,315)
Finance receivables, net	$30,953	$20,566

Activity in the reserve for doubtful accounts for finance receivables for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Balance, beginning	$8,315	$31,963
Provision for loss	4,750	1,504
Receivables charged off	(6,950)	(25,788)
Recoveries	149	636
Balance, ending	$6,264	$8,315

Pre-settlement advances, restricted and nonrestricted, are usually outstanding for a period of time exceeding one year. Based on historical portfolio experience, the Company has reserved $6,200 and $4,755 as of December 31, 2010 and 2009, respectively.

The Company has discontinued recognition of fee income on $1,389 and $1,405 of advances, restricted and nonrestricted, relating to its pre-settlement receivables as of December 31, 2010 and 2009, respectively.

F-109

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Reserves for life insurance premium finance receivables are based on the estimated fair value of the underlying insurance policies. Information about impaired loans as of and for the year ended December 31, 2010 and 2009 is as follows:

	2010	2009
Impaired loans with no related allowance for doubtful accounts	$49	$449

Impaired loans with related allowance for doubtful accounts	3,533	10,587

Allowance for doubtful accounts	2,238	7,434

Average balance of impaired loans during the year	7,309	24,869

Interest income recognized on impaired loans during the year	97	58

The Company has discontinued recognition of interest income on $3.2 million and $10.1 million of loans relating to its life insurance premium finance receivables as of December 31, 2010 and 2009, respectively.

8.	Other Receivables

Other receivables include the following at December 31, 2010 and 2009:

	2010	2009
Broker fees receivable	$651	$683
Facilitation fees receivable	86	9,717
Advances receivable	3,014	2,179
Notes receivable	15,034	11,665
Tax withholding receivables	1,338	268
Other	4,991	3,885
	25,114	28,397
Less reserve for doubtful accounts	(5,482)	(4,098)
Other receivables, net	$19,632	$24,299

Broker fees receivable represent income receivable from the sale of life insurance policies in connection with premium finance transactions. The Company’s lottery and structured settlements businesses in some cases will advance a portion of the purchase price to a customer prior to the closing of the transaction, which are included in advances receivable above. Notes receivable represents primarily collateral held with a third party lender and receivables from a counterparty for the sale of LCSS assets (Note 21).

Activity in the reserve for doubtful accounts for other receivables for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Balance, beginning	$4,098	$3,706
Provision for loss	1,394	1,113
Receivables charged off	(92)	(720)
Recoveries	15	(1)
Other	67	—
Balance, ending	$5,482	$4,098

Based on historical experience, when structured settlements transactions exceed the 90-day period, there is an increased risk the transaction will not close and the related advance will not be repaid. The Company reserves 50%

F-110

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

of all structured settlement advances outstanding between 90 to 180 days and 100% of all advances over 180 days outstanding. In the case of lottery winnings, the Company reserves 25% of all lottery advances outstanding over 180 days and 50% of all lottery advances outstanding over 360 days. In addition, the Company has reserved for estimated uncollectible broker fees at December 31, 2010 and 2009.

In 2007, the Company entered into a non-interest bearing promissory note agreement in the amount of $661 with one of its life settlement contract brokers. As of December 31, 2010 and 2009, this note receivable was deemed to be impaired and was fully reserved for.

9.	Sales of Structured Settlements, Lottery and Retained Earnings

Information regarding sales of structured settlements and lottery payments for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Proceeds of sale	$17,514	$98,675
Carrying amount of receivables sold	16,569	101,069
Less retained interest	—	(8,247)
Basis in receivables sold	16,569	92,822
Gain on sale	$945	$5,853

Prior to January 1, 2010, when the Company sold structured settlements and lottery payments to QSPEs, it recognized a gain or loss on the sale and retained an interest in the receivables sold. Gain or loss on sale of the receivables depended in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. The retained interests were subordinated to the repayment of the financial institutions or investors that provide financing to the QSPEs. The carrying amounts at December 31, 2009 were derived based on the scheduled collections of purchased receivables held by the QSPEs and the assumed amortization of amounts payable to the financial institution or investors using interest rates in effect at those respective dates. To obtain fair values, quoted market prices were used if available. However, quotes were generally not available for retained interests, so the Company estimated fair value based on the present value of future expected cash flows estimated using management’s best estimates of key assumptions – credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

Key economic assumptions used in measuring the retained interests at December 31, 2009 was as follows:

	Assumptions
Factor	Dec. 31, 2009	Basis

Prepayment speed (annual rate)	0.00%	Prepayments are not permitted

Expected credit losses	0.00%	Experience with court-ordered payment assignments

Residual cash flows discount rate	12.50%	Approximate market rate based on rating of the underlying insurance companies and weighted average life

Life contingent mortality rate	2.00%	Historical mortality experience

F-111

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Activity in other comprehensive loss for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Fair value of retained interests received upon sale of receivables	$—	$8,613
Less allocated cost of receivables	—	(8,247)
	—	366
Unrealized loss on retained interests held	—	(9,326)
Other than temporary impairment recognized in earnings	—	942
	—	(8,018)
Income tax benefit	—	3,106
Other comprehensive loss	$—	$(4,912)

Unrealized losses were incurred during the year ended December 31, 2009, primarily due to an increase in the discount rate applied to retained interests.

10.	Equipment and Leasehold Improvements

Equipment and leasehold improvements at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Computer software and equipment	$6,854	$4,885
Furniture, fixtures and equipment	1,115	920
Leasehold improvements	2,668	2,620
Software development costs and assets not put in service	45	642
	10,682	9,067
Less accumulated depreciation and amortization	(6,683)	(5,039)
Equipment and leasehold improvements, net	$3,999	$4,028

Depreciation and amortization expense for the years ended December 31, 2010 and 2009 was $1,766 and $1,723, respectively.

11.	Intangible Assets

Intangible assets at December 31, 2010 and 2009 are summarized as follows:

	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Amortized intangible assets
Database	$89,597	$(81,468)	$89,597	$(73,160)
Patent	6,911	(2,744)	6,911	(2,130)
Other	5,008	(5,008)	5,008	(2,163)
Total	$101,516	$(89,220)	$101,516	$(77,453)

As of December 31, 2010 and 2009, the carrying value of the Company’s unamortized trademark is $0 and $1,401, respectively. As of December 31, 2010, estimated future amortization expense for amortized intangible assets is as follows: $5,147 in 2011, $2,923 in 2012, $1,674 in 2013, $463 in 2014, $427 in 2015 and $1,662 thereafter.

F-112

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

12.	Investment in Subsidiaries

Condensed financial information of the DLPs as of and for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Assets
Cash and restricted cash	$4,390	$5,543
Life settlement contracts, at fair value	406,908	382,309
Deferred tax assets, net	—	117,165
Other assets	5,732	8,420
TOTAL ASSETS	$417,030	$513,437

LIABILITIES AND MEMBER’S DEFICIT
Liabilities
Borrowings under lines of credit	$689,540	$688,383
Accounts payable and accrued expenses	939	8,744
Other liabilities	12,671	1,603
Total Liabilities	703,150	698,730

Member’s Deficit
Retained deficit	(286,120)	(185,293)
TOTAL LIABILITIES AND MEMBER’S DEFICIT	$417,030	$513,437

Life settlement contracts income	$49,349	$20,849
Interest expense	(18,227)	(13,794)
Other expense, net	(1,251)	(1,212)
Provision for income taxes	(130,698)	(2,263)
Net Income (Loss)	$(100,827)	$3,580

The DLPs account for life settlement contracts at fair value. In 2009, the fair values of life settlement contracts were determined using a discounted deterministic cash flow calculation that took into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured. Life expectancy was determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies. This cash flow analysis utilized an internal rate of return of 18.5% at December 31, 2009. In 2010, the Company accounted for life settlements contracts at fair value through a discounted probabilistic cash flow analysis using inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. At December 31, 2010, this cash flow analysis utilized an internal rate of return of 18.5%.

Life settlement contract purchases were financed by the DLPs through three separate $180 million warehouse facilities and three separate $70 million revolver facilities. During 2008, the commitments for new advances under the DLP and DLPII warehouse facilities expired. During 2009, the commitment for new advances under the DLPIII warehouse facility expired. Interest on all of the warehouse and revolver facilities are payable monthly (with the option to finance interest and applicable fees until loan maturity) and determined at 1-month Eurodollar rate plus 2.5% (2.76% as of December 31, 2010). All six warehouse and revolver facilities are secured by life settlement contracts acquired by the DLPs.

Through 2009, LSC acquired life settlement contracts for transfer to its affiliates, DLP Master Trust, DLP Master Trust II and DLP Master Trust III (the “Trusts”), for which LSC received facilitation fees based on a percentage of

F-113

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

the net death benefit of the underlying insurance policies. Life settlement contracts transferred to the Trusts are owned by the Trusts. The Undivided Trust Interest (“UTI”) owner has pledged the UTI certificate for the benefit of the secured parties under the UTI owner’s credit agreement. These life settlement contracts are not available to satisfy the claims of the Company’s creditors.

The DLPs’ operations will not have an impact on the Company’s financial position or results of operations in the foreseeable future because the DLPs’ debt or liabilities are non-recourse to the general credit of the Company and are only limited to a claim against the underlying life insurance policies as collateral. As such, the Company’s investment in the DLPs has been fully absorbed by the Company’s share of losses of the DLPs and the equity method of accounting for the investment has been discontinued.

The Company performs certain product servicing for the DLPs under servicing agreements. For the year ended December 31, 2010 and 2009, the Company received $1,058 and $1,067, respectively, which is included in servicing and other revenue. At December 31, 2010, net amounts due from the DLPs to the Company total $7,003. Based on cash flow forecasts using the expected death benefits to be received from the life settlement contracts, reduced by expected payments on the borrowings under lines of credit and premium payments on the life settlement contracts, management has determined that no allowance for losses is necessary related to these receivables. At December 31, 2009, amounts due to the DLPs from the Company total $6,816.

13.	Installment Obligations Payable

The Company’s trusts generate income and losses from both the related trust accounts and the corresponding installment obligation for each trust account. Income or loss from the trust accounts will be offset in equal amount with income or loss from the installment obligations. Each obligation has an installment payment schedule agreed to by the obligee prior to the time of issuance of the obligation. An obligee may request an unscheduled installment payment, which must be agreed to by the Company, and if so agreed, the Company may generally charge a penalty of up to 20% of the unscheduled installment amount. Virtually all of the obligations are guaranteed by corporate guarantees issued by third party financial institutions to the extent of assets held in related trust accounts.

The actual maturities of the obligations depend on, among other things, the obligees’ designated payment schedules, the performance of the obligees’ index choices and the extent to which the obligees have taken any unscheduled installment payments. As of December 31, 2010, estimated maturities for the next five years and thereafter are as follows:

Year Ending December 31,
2011	$22,844
2012	17,738
2013	16,943
2014	16,008
2015	15,369
Thereafter	96,074
$184,976

14.	Borrowings Under Term Loan, Line of Credit and Borrowings Owed to Securitization Investors and Lenders

In 2006, the Company established a $335 million, 7-year credit facility (the “Credit Facility”), with a $300 million term commitment (the “Term Loan”) and $35 million revolving commitment (the “Revolver”), of which $5 million is available for letters of credit. The Revolver and Term Loan expire on November 21, 2012 and November 21, 2013, respectively.

In February 2009, the Credit Facility was further amended to allow PHI to repurchase principal amounts of the Term Loan from third party lenders by using cash of up to $50 million or contributed equity of up to $75 million to

F-114

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

complete such repurchases at the Company’s discretion, using a Dutch auction process after meeting certain conditions precedent. In accordance with the amendment, a permanent reduction of $7 million was made to the Revolver and PHI was required to maintain minimum liquidity amounts comprised of cash and undrawn Revolver of no less than $42 million as a precondition to effectuating repurchases. In 2009, PHI repurchased principal amounts of the Term Loan of approximately $70.4 million for the purchase price of approximately $31.2 million and incurred fees of $970.

In December 2009, the Credit Facility was further modified (”3rd Amendment”). As a result, beginning in 2010, financial covenant ratios have been amended, borrowing terms under the Credit Facility are revised, minimum liquidity requirements have been established, and a prepayment of the Term Loan and a permanent reduction to the Revolver in the aggregate amount of $2.5 million by December 31, 2010 are required. As a result, PHI is required to maintain consolidated maximum leverage (ranging from 4.6 to 7.05) and minimum interest coverage (ranging from 2.0 to 3.45) covenant ratios for each fiscal quarter beginning March 31, 2010 through March 31, 2012 and thereafter. In addition, a minimum Eurodollar rate of 1% and 2% in 2010 and 2011, respectively, applies to all future borrowings at the Eurodollar rate for the Credit Facility. The spread over applicable Eurodollar rate permanently increased to 5.25% for the Credit Facility and facility fees of 3% and 2% in 2010 and 2011, respectively, are deferred each quarter and accrue to any Term Loan balance outstanding through expiration of the Credit Facility. PHI is also required to maintain minimum liquidity amounts. In accordance with the terms of the 3rd Amendment, in February 2010, the Company prepaid principal amounts in the aggregate amount of $7.5 million on the Credit Facility, which permanently reduced the available commitment of the Revolver to approximately $27 million.

Under the Term Loan portion of the facility, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At December 31, 2010 and 2009, the balances on the Term Loan portion, inclusive of the facility fee rate of 3% in 2010, were $191.8 million and $199.4 million, respectively.. As of December 31, 2010, interest on the Term Loan is determined at a minimum Eurodollar rate of 1% plus 5.25% (6.25% as of December 31, 2010). In June 2007, the Company entered into a fixed rate hedge agreement with a US bank in the notional amount of $150 million on the Term Loan (Note 14). This hedge agreement expired in June 2009.

Under the Revolver, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At December 31, 2010 and 2009, the balance on the Revolver, inclusive of the facility fee rate of 3% in 2010, were $179 and $28,000, respectively. The commitment fee rate is 0.50% per annum on the unused portion of the $27.1 million and payable quarterly. Interest is determined at a minimum Eurodollar rate of 1% rate plus 5.25% (6.25% as of December 31, 2010).

In 2010, in accordance with the facility fee rate of 3% for 2010 under the terms of the 3rd Amendment, the Credit Facility incurred facility fees of $6.1 million and $179 under its Term Loan and Revolver portions, respectively.

The Credit Facility is secured by a perfected first priority security interest in (i) all tangible and intangible assets of the Company to the extent allowed by law, and (ii) 100% of the capital stock of PGHI and all its direct and indirect subsidiaries. Assets securing other facilities are not part of the collateral.

At December 31, 2010, the principal financial covenants include the maximum consolidated leverage ratio of 6.65 and minimum interest coverage ratio of 2.15 (excluding indebtedness under other facilities).

Negative covenants, include, but are not limited to, limitation on indebtedness, asset sale, liens, capital expenditure, investments, acquisitions, consolidations, and dividends.

F-115

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

At December 31, 2010 and 2009, borrowings owed to securitization investors and lenders consist of the following:

	Entity	2010	2009
$10 million line of credit, interest payable monthly at one-month LIBOR rate plus 4.5% (4.76% at December 31, 2010). SRF4’s assets were owned by SRF4 and SRF4 was a separate entity from PHI. The line of credit was collateralized by SRF4’s structured receivables and required PSF and SRF4 to maintain certain debt covenants. The SRF4 facility was terminated in April 2011.	SRF4	$—	$69,585

$50 million line of credit, interest payable monthly at either lender’s Eurodollar rate plus 3.75% or lender’s commercial paper rate plus applicable margin (3.34% at December 31, 2010) at the lender’s discretion, maturing October 31, 2011, collateralized by SPV’s receivables in the amount of $28,890 and $37,120 at December 31, 2010 and 2009, respectively. The line of credit was terminated in July 2011.	SPV	25,125	34,409

$75 million line of credit, interest payable monthly at a fixed rate of 8.50%, commitment maturity date of November 23, 2011, collateralized by SRF6’s structured receivables. In addition, SRF6 is required to maintain certain borrowing commitments (Note 20).	SRF6	19,600	—

$107,980 Fixed Rate Asset Backed Notes (“Fixed Rate”) securitization, issuance of $99,300 of Class A Notes and $8,680 of Class B Notes bearing interest at 4.71% and 6.21%, respectively, collateralized by PFC2’s structured receivables. Net of unamortized discount of $620.	PFC2	50,607	—

$70,403 Fixed Rate securitization, issuance of $57,480 of Class A Notes and $12,923 of Class B Notes bearing interest at 4.06% and 7.50%, respectively, collateralized by SRF1’s structured receivables. Including unamortized premium of $177.	SRF1	24,359	—

$97,822 Fixed Rate securitization, issuance of $82,417 of Class A Notes and $15,405 of Class B Notes bearing interest at 5.05% and 6.948%, respectively, collateralized by SRF2’s structured receivables. Including unamortized premium of $256.	SRF2	49,670	—

$104,355 Fixed Rate securitization, issuance of $90,423 of Class A Notes and $13,932 of Class B Notes bearing interest at 5.547% and 6.815%, respectively, collateralized by SRF3’s structured receivables. Including unamortized premium of $1,159.	SRF3	71,230	—

F-116

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

	Entity	2010	2009
$96,100 Fixed Rate securitization, issuance of $86,090 of Class A Notes and $10,010 of Class B Notes bearing interest at 5.189% and 6.302%, respectively, collateralized by SRF 2006-B’s structured receivables.	SRF 2006-B	71,430	—

$131,127 Fixed Rate securitization, issuance of $118,772 of Class A Notes and $12,355 of Class B Notes with a discount of $267, bearing interest at 5.218% and 7.614%, respectively, collateralized by SRF 2010-A’s structured receivables.	SRF 2010-A	121,626	—

$105,890 Fixed Rate securitization, issuance of $91,890 of Class A Notes and $14,000 of Class B Notes bearing interest at 3.73% and 7.97%, respectively, collateralized by SRF 2010-B’s structured receivables.	SRF 2010-B	105,071	—

$75 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1.25% (1.51% at December 31, 2010), collateralized by lottery receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PLMT	69,519	—

$250 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1% (1.26% at December 31, 2010), collateralized by structured receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PSS	230,353	—

Approximately $39 million fixed rate financing transaction, interest payable monthly at a fixed rate of 8.10%, collateralized by Crescit’s structured receivables.	Crescit	37,902	—

Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.3% (8.19% at December 31, 2010), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus	760	—

		$877,252	$103,994

In September 2010, SRF7, a wholly-owned subsidiary of the Company, entered into a line of credit agreement with a lender to finance up to $100 million in structured settlement purchases with interest payable monthly at the lender’s commercial paper rate plus 3.50% and a maturity date for the line of credit of December 27, 2011. No borrowings by SRF7 from this line of credit occurred in 2010.

Various credit facilities arising from borrowings owed to securitization investors and lenders are required to maintain certain debt covenants.

F-117

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Scheduled repayments of the Credit Facility and borrowings owed to securitization investors and lenders are summarized as follows:

Year Ending December 31,
2011	$136,567
2012	87,682
2013	232,154
2014	69,457
2015	62,444
Thereafter	480,180
$1,068,484

15.	Interest Rate Swaps

Information about the Company’s swaps as of and for the years ended December 31, 2010 and 2009 are as follows:

	Fair Values of Derivative Instruments
	December 31, 2010		December 31, 2009
Derivatives not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Asset
Swaps		$—	Other assets	$251

Liability
Swaps	Swap liabilities	$31,922		$—

	Effect of Derivative Instruments on Statement of Operations
	Year ended December 31, 2010		Year ended December 31, 2009
Derivatives not designated as hedging instruments	Location of gain (loss) recognized in income	Amount of loss recognized in income	Location of gain (loss) recognized in income	Amount of gain recognized in income

Swaps	Swap loss, net	$11,657	Swap gain, net	$4,560

The Company enters into interest rate swaps to manage its exposure to changes in interest rates related to its borrowings under PSS and PLMT. At December 31, 2010, the Company had 180 outstanding swaps with total notional amount of approximately $306 million (the Company pays fixed rates ranging from 3.70% to 8.70% and receives floating rates equal to 1-month LIBOR rate plus applicable margin).

The PSS and PLMT interest rate swaps were initially designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At December 31, 2010, the term of the interest rate swaps for PSS and PLMT range from approximately one month to approximately 23 years, respectively. Hedge accounting has not been applied to these interest rate swaps since the Company did not meet the requirements for such accounting.

Losses of $1.4 million were realized in 2010 from the settlement of SRF4 interest rate swaps related to receivables securitized by the Company in 2010. At December 31, 2010 and 2009, the Company’s interest rate swaps in total had an unfavorable fair value of $31.9 million and favorable fair value of $251, respectively.

F-118

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The credit risk exposure of the Company is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest rate swaps if the counterparty defaults. Since the Company was in an overall unfavorable interest rate swap position to the counterparties at December 31, 2010, the Company had no credit risk exposure, and held no collateral with the counterparties.

16.	Mandatorily Redeemable Preferred Stock

On February 21, 2008, OAC entered into a Securities Purchase Agreement (“the Agreement”) to issue and sell 100,000 Series A cumulative preferred stock and warrants for the purchase of 67,805 shares of OAC common stock at an aggregate purchase price of $1,000 per share and related warrant share. In addition, the Agreement allowed OAC the right (but not obligation) within a certain time limit to issue and sell up to 25,000 additional Series A cumulative preferred stock and additional warrants for the purchase of 16,951 shares of common stock upon exercise of the warrants at an aggregate purchase price of $1,000 per share and related warrant share. On August 11, 2008, OAC exercised this option. Gross aggregate proceeds from the issuance and sale of the cumulative preferred stock and warrants totaled $125,000. The exercise price for any warrants issued under the Agreement is $217.54 per common share with an expiration date of February 21, 2018. The warrants were valued at $875 and were accounted for as a reduction of the preferred stock value. This discount is being amortized over the life of the preferred stock and is being recorded as interest expense on mandatorily redeemable preferred stock in the accompanying statement of operations.

In accordance with the PGHI Merger Agreement as described in Note 1, all of the outstanding shares of Series A cumulative preferred stock and warrants of OAC were converted into shares of Series A cumulative preferred stock and warrants of PGHI, respectively and as such, effective May 6, 2009, the mandatorily redeemable preferred stock and warrants are no longer held on OAC’s balance sheet. The newly issued series A cumulative preferred stock and warrants have the same liquidation preference, terms, powers and rights.

17.	Stockholder’s Equity

As described in Note 1, in May 2009, the former stockholders of OAC contributed 100% of their equity interests in OAC to PGHI in exchange for an equal interest in PGHI. This transaction was accounted for at historical cost as it occurred between entities under common control. Subsequent to this transaction, OAC became a wholly-owned subsidiary of PGHI.

18.	Income Taxes

The provision for income taxes charged to operations for the year ended December 31, 2010 and 2009 consists of the following:

	2010	2009
Current:
Federal	$(10,433)	$17
State	(2,008)	—
	(12,441)	17
Deferred taxes related to current period:
Federal	23,144	15,897
State	4,219	2,774
	27,363	18,671
Income tax expense	$14,922	$18,688

In 2010 and 2009, income tax expense computed at the federal statutory income tax rate of 35% differs from the recorded amount of income tax expense due primarily to state income taxes and permanent differences primarily

F-119

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

relating to the impairment of goodwill. In 2010, the Company’s current income tax benefit represents the Company’s net operating loss carryforwards utilized by the US DLPs relating to their taxable income for 2010. For US tax reporting purposes, the US DLPs are included in the Company’s consolidated group of entities.

The approximate effects of temporary differences and net operating loss carryforwards that give rise to deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows:

	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$77,763	$95,464
Section 357 tax goodwill	20,512	22,514
Other	34,074	26,719
Total deferred tax assets	132,349	144,697

Deferred tax liabilities:
Structured settlement contracts and lottery winnings	131,991	106,755
Life settlement transactions	—	21,013
Intangible assets	—	8,762
Fair value adjustments	4,763	467
Total deferred tax liabilities	136,754	136,997
Deferred tax liabilities, net	$(4,405)	$7,700

Total net operating loss carryforwards at December 31, 2010 and 2009 were $269,945 and $325,466, respectively. Net operating loss carryforwards of $217,393 expire in 2026 and $53,662 in 2027.

Deferred tax liabilities related to structured settlement contracts and lottery winnings are due to differences in the carrying values of receivables that are carried at fair value in the consolidated balance sheets and to purchase accounting adjustments related to receivables carried at lower of cost or market. Deferred tax liabilities for life settlement transactions relate to deferral of facilitation fee income generated, for income tax purposes, from life settlement contracts originated for the DLPs. This fee income was recognized for income tax purposes upon the transfer of life settlement contracts in the DLPs’ Transaction. The tax goodwill arises from tax basis adjustments that were recognized in connection with the formation of Peach Holdings, LLC and Peach Holdings, Inc. The net operating loss carryforward is a result of the temporary differences noted above and additional tax-deductible expenses from the exercise of stock warrants issued in prior years as compensation for services.

As described in Note 2, the Company made an election to record all structured settlement receivables acquired after December 31, 2006 at fair value. In 2010, the net effect on the Company’s deferred tax liabilities relating to this election is approximately $95 million.

The Company is part of a larger consolidated group under PGHI that files consolidated income tax returns in the U.S. federal jurisdiction and certain State jurisdictions. In addition, one or more of the Company’s subsidiaries files income tax returns in various state jurisdictions.

All tax years beginning in and subsequent to 2006 remain open to examination by the taxing authorities. The Company believes the liability for uncertain tax positions it has established is adequate in relation to the potential for additional assessments. The resolution of any potential uncertain tax positions are not expected to have a material effect on the Company’s financial condition, results of operations and cash flows.

The Company does not recognize any interest accrued or penalties related to uncertain tax positions as the Company had a net operating loss carryforward that exceeded the uncertain tax positions. The Company does not expect uncertain tax positions to change significantly during the twelve months subsequent to December 31, 2010.

F-120

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Net deferred income tax assets decreased during the year ended December 31, 2010 and 2009, as follows:

	2010	2009
Included in the consolidated statements of operations	$(27,363)	$(18,671)

Income tax effect from adoption of consolidation standards	15,258	—

Income tax effect of unrealized losses on retained interests included in accumulated other comprehensive income	—	3,106
	$(12,105)	$(15,565)

19.	Related Party Transactions and Servicing Revenue

The Company provides certain services (including administration and overhead) and performs certain product servicing under servicing and administrative agreements for certain VIEs. For the year ended December 31, 2009, the Company received $3,218 from the QSPEs which is included in servicing and other revenue. At December 31, 2009, balances due from the QSPEs were $552. Amounts due from other affiliates are due from the DLPs at December 31, 2010 and 2009.

At December 31, 2010 and 2009, amounts due to affiliates are primarily due to the DLPs and bear interest at 30-day LIBOR rate plus 1.5% (1.76% and 1.73% at December 31, 2010 and 2009, respectively) (Note 12).

20.	Risks and Uncertainties

At December 31, 2010, the Company’s balance of structured settlement contracts and lottery winnings restricted for securitization investors and long-term lenders and held for sale are comprised primarily of obligations of insurance companies and lottery winnings (which are obligations of state governments). Therefore, the exposure to concentration of credit risk with respect to these receivables is generally limited due to the number of insurance companies and states comprising the receivable base, their dispersion across geographical areas, and state insurance guarantee funds. As of December 31, 2010, approximately 13.7% ($188.8 million) and 11.1% ($152.8 million) of total structured settlement contracts restricted for securitization investors and long-term lenders and 14.2% ($17.5 million) and 13.1% ($16.1 million) of total structured settlement contracts held for sale are due from two insurance companies, respectively. The Company is subject to risks associated with purchasing structured settlement receivables, which include, but are not limited to, receivership of an insurance company, and potential risks of regulations and changes in legislation.

21.	Commitments and Contingencies

The Company has indemnified non-affiliated lending institutions for all costs and damages associated with certain legal actions related to loans made by such institutions which are collateralized by structured settlement payments. No significant costs have been incurred to date related to these indemnifications. The Company believes that the value of the indemnifications is minimal and accordingly no liability has been recorded.

The Company also entered into advisory services and monitoring agreements with certain stockholders (the “Monitoring Agreements”) under which the Company is required to pay an aggregate annual monitoring fee equal to (A) the greater of (i) $1.25 million or (ii) 1.5% of the Adjusted EBITDA of the Company and subsidiaries for such year, minus (B) any fees paid to any affiliates of DLJ pursuant to a consulting agreement, for a period of seven years. In the event of an initial public offering or sale of the Company to a third party, the Monitoring Agreements shall terminate. The Company paid $1.6 million in 2009 relating to the 2009 monitoring fees, respectively. In 2010 and in accordance with the terms of the 3rd Amendment, such fees are accumulating and will only be paid when the modified covenant ratios per the 3rd Amendment meet certain thresholds (Note 14). The Monitoring Agreements were terminated in connection with the merger agreement with J.G. Wentworth, LLC (“JGW”) (Note 24).

F-121

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

PSF entered into a loan origination agreement (the “Loan Origination Agreement”) with a financial institution in October 2006, pursuant to which the Company agreed to originate life insurance premium finance loans of up to $50 million to be made by the financial institution to eligible borrowers domiciled in the state of Georgia. Under the terms of the Loan Origination Agreement, the Company acted as a standby bidder on any policy that was foreclosed upon following an event of default under the corresponding premium finance loan. As standby bidder, the Company’s purchase offer was for an amount not less than the aggregate amount then due under the related premium finance loan. Pursuant to an amendment of the loan origination agreement, dated February 25, 2009, no additional premium finance loans were subsequently originated by the Company. During 2009, the Company recorded a provision for loss contingency of $3.5 million reflecting estimated losses on the policies expected to be foreclosed and purchased by the Company pursuant to this Loan Origination Agreement. As of December 31, 2010, the Company fulfilled its obligation under this Loan Origination Agreement.

In accordance with the $75 million line of credit for SRF6, the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. In addition, and in accordance with the Amendment dated November 23, 2010, the Company was required to finance the purchase of Eligible Receivables of no less than $20 million by December 31, 2010 and met the commitment. The Company also has a remaining commitment to finance the purchase of Eligible Receivables of no less than $8 million each month from January 2011 to April 2011 and then 25% of Eligible Receivables originated by the Company through the Commitment Termination Date of November 23, 2011 or until the facility limit is reached. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the Loan Agreement.

The Company was named as a defendant in two related arbitration claims related to contingent cost insurance policies under which another (then) affiliate of the Company was the assured. These contingent cost policies were intended to protect holders of specific life insurance policies from the risk the insureds would live more than two years beyond the life expectancy set forth in the life expectancy report provided by a third party life underwriter approved by the issuer of the contingent cost policies. The claimants in the arbitrations assert that the life expectancies provided were fraudulent and that the Company knew this. The financial statements as of December 31, 2010 do not include a liability or provision for this claim. Subsequent to December 31, 2010, the parties to the claims reached a settlement under which PGHI paid $6 million to the claimants in satisfaction of all claims.

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the consolidated financial position or the consolidated results of operations of the Company.

In connection with the Company’s revolving loan agreements through its attorney cost financing business, $3.9 million of $10.4 million in total commitments remained outstanding and un-funded as of December 31, 2010.

On August 19, 2010, the Company entered into a structured settlement purchase and sale agreement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement calls for the counterparty to utilize funds raised of up to $50 million to purchase LCSS assets from the Company and for the Company to offer to sell all of its LCSS assets exclusively to the counterparty. The Arrangement is expected to expire on March 30, 2012. For the year ended December 31, 2010, the counterparty purchased approximately $17.3 million of LCSS assets from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11.3 million, whichever is lower. As of December 31, 2010, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $3.4 million and is incurring interest at an annual rate of 5.35%.

The Arrangement also has a put option, which expires on December 30, 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put option, if exercised by the counterparty, requires the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

F-122

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The Company leases office space and equipment under varying lease arrangements. None of the agreements contain unusual renewal or purchase options. Leases for office space and equipment having an initial or remaining non-cancelable term in excess of one year at December 31, 2010 require the following minimum future rental payments:

Year Ending December 31,
2011	$231
2012	285
2013	293
2014	302
2015	311
2016	158
$1,580

Rental expense for the year ended December 31, 2010 and 2009 was $1.1 million and $815, respectively.

22.	Stock-Based Compensation

Under the PGHI 2009 Management Incentive Plan, (the “PGHI 2009 Plan”), the number of shares of common stock that may be issued for all purposes is 665,559. All stock options have a vesting schedule of one fifth per year for five years and a 10-year term from the date of the grant. Stock compensation expense is recorded by the Company since options issued under the PGHI 2009 Plan are for services provided to the Company.

The Company is using the calculated value method to value the options instead of the fair value method because there is no stock trading activity to determine a volatility estimate specific to the Company nor known examples of other companies in this specialty line of business that are listed in the marketplace.

As of December 31, 2010, there was $1,123 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the PGHI 2009 Plan. The Company expects to recognize that cost over a weighted-average period of 1.3 years.

For the year ended December 31, 2009, the weighted-average calculated value per option of the grants at fair value and premium was $37.72 and $14.55, respectively, and was determined at the date of the grant using the Black-Scholes option-pricing model. No options were granted by the Company in 2010. Assumptions used for 2009 are outlined below:

Expected Volatility	40.07%
Expected Dividend Yield	0%
Expected Term in Years	5
Expected Forfeiture Rate	0%
Risk Free Interest Rate	1.91%

Expected volatility is based on historical volatility trends of the financial services exchange-traded fund (ETF) index commensurate with the expected term. The Company determined that given the lack of any volatility index that represents the specialty nature of its business activities, the ETF represents the most appropriate expected volatility index to use. The expected dividends reflect estimated annual dividends to be paid on the Company stock. Expected term represents the period of time the options granted are expected to be outstanding based on management’s best estimate at time of grant. The risk-free rate is based on the 5-year constant maturity U.S. Treasury note.

F-123

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The following table presents the total stock-based compensation for the years ended December 31, 2010 and 2009:

	2010	2009
Total stock-based compensation	$1,012	$1,029
Total recognized tax benefit	(392)	(399)
Total compensation cost recognized, net	$620	$630

The following table presents the activity of the Company’s outstanding stock options under the PGHI 2009 Plan for the year ended December 31, 2010 and 2009 as follows:

	Fair Value Options			Premium Options
	Options Outstanding	Weighted Average Exercise Price per Option	Options Exercisable	Options Outstanding	Weighted Average Exercise Price per Option	Options Exercisable
Outstanding at December 31, 2008	179,426	$100	46,867	179,426	$225	46,867
Granted	2,773	100	—	2,773	225	—
Vested	—	—	35,886	—	—	35,886
Exercised or converted	—	—	—	—	—	—
Forfeited or expired	—	—	—	—	—	—
Outstanding at December 31, 2009	182,199	$100	82,753	182,199	$225	82,753
Granted	—	—	—	—	—	—
Vested	—	—	32,557	—	—	32,557
Exercised or converted	—	—	—	—	—	—
Forfeited or expired	(5,547)	100	—	(5,547)	225	—
Outstanding at December 31, 2010	176,652	$100	115,310	176,652	$225	115,310

The following table sets forth certain information as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$100	176,652	6.3	$100	115,310	$100
$225	176,652	6.3	$225	115,310	$225

For the year ended December 31, 2010 and 2009, 11,094 and 0 options were forfeited, respectively. No options were exercised or expired during the years ended December 31, 2010 or 2009. The total fair value of options vested under the PGHI 2009 Plan during the year ended December 31, 2010 was $972.

23.	Employee Savings Plan

The Company maintains a Savings Plan under Section 401(k) of the Internal Revenue Code (“the Plan”). The Plan covers all eligible employees. The Company’s contributions to the Plan are based upon a percentage of employee contributions. The Company’s expense for the year ended December 31, 2009 was $313. The Company did not incur any expense for the year ended December 31, 2010.

F-124

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

24.	Subsequent Events

In February 2011, PGHI, together with OAC and PHI, entered into an agreement and plan of merger (“the merger”) with JGW whereby PGHI would exchange its interest in OAC and PHI (and their subsidiaries), including substantially all employees, assets, intellectual property, etc., for a 25% non-voting equity interest in a new entity, JGWPT Holdings, LLC (“JGWPT”) to be formed for the consummation of the transaction. On July 12, 2011, the merger was consummated. Certain subsidiaries of the Company and certain asset types and related obligations were not included in the merger and remained as part of PGHI. These subsidiaries consist of Life Settlement Corporation (“LSC”) and all of the TitleMasters entities. In addition, the ownership of the DLPs was not included in the merger and remained as part of PGHI.

In connection with the merger, all outstanding options under the PGHI 2009 Plan were cancelled. As part of the merger transaction, all outstanding intercompany payables and receivables between OAC and PHI (and its subsidiaries) and the DLPs as of the merger date were forgiven.

In connection with the merger, the Credit Facility (Note 14) was amended and restated.  The amended and restated Credit Facility allowed for a $21 million payment of dividends from PHI to PGHI.  The amended and restated Credit Facility also allowed PHI to make distributions of up to $9 million to PGHI to fund the costs of defending certain litigation that remained a PGHI obligation post merger and costs of operating the DLPs (the net distribution amounted to $8.4 million). The effectiveness of the amended and restated Credit Facility required a $10 million principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan.  The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest Coverage Ratio covenants were amended. Also, the Administrative Agent for the Term Loan was replaced.  JGW became a guarantor pursuant to the terms of the amended and restated Credit Facility and the equity interests of various JGW entities were pledged as additional collateral.  The Company’s interest in the Credit Facility and Term Loan was transferred to JGWPT on July 12, 2011.

In July 2011, the Company entered into a $40 million line of credit with interest payable monthly at Prime plus 1%, subject to a floor of 4.5%. This line of credit matures on July 31, 2012 and is collateralized by certain pre-settlement receivables.

In July 2011, the Company entered into a $45.1 million fixed rate notes agreement bearing interest at 9.25% annually with interest and principal payable monthly from the cash receipts of collateralized pre-settlement receivables.

The Company evaluated subsequent events through June 27, 2013. This date represents the date these financial statements were available to be issued.

F-125

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands except per share data)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Cash	$20,897	$80,591
Restricted cash	1,215	3,627
Restricted cash for securitization investors, long-term lenders and noncontrolling interest investors	36,935	36,339
Marketable securities	178,525	184,976
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	1,002,667	913,092
Structured settlement contracts and lottery winnings held for sale	63,420	50,568
Finance receivables restricted for lenders, net	33,611	37,130
Finance receivables, net	40,569	30,953
Life settlement contracts restricted for long-term lenders, at fair value	1,006	1,809
Life settlement contracts, at fair value	4,788	4,759
Other receivables, net	22,795	19,632
Due from affiliates	603	13,362
Equipment and leasehold improvements, net	3,888	3,999
Intangible assets, net	9,723	12,296
Other assets	17,200	20,044
TOTAL ASSETS	$1,437,842	$1,413,177

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$22,381	$31,335
Swap liabilities	34,652	31,922
Due to affiliates	—	4,351
Other liabilities	6,322	4,990
Installment obligations payable	178,525	184,976
Deferred tax liabilities, net	11,955	4,405
Term loan payable	186,464	191,772
Borrowings under line of credit	187	179
Long-term borrowings owed to securitization investors and lenders	894,719	877,252
Total Liabilities	1,335,205	1,331,182

Equity
Orchard Acquisition Company’s Equity
Common stock, $0.01 par value, 7,000,000 share authorized, 1 share issued and outstanding	—	—
Additional paid-in capital	536,472	535,997
Retained deficit	(458,199)	(469,387)
Total Orchard Acquisition Company Equity	78,273	66,610
Noncontrolling interest in affiliates	24,364	15,385
Total Equity	102,637	81,995
TOTAL LIABILITIES AND EQUITY	$1,437,842	$1,413,177

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-126

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in thousands)

	For the six months ended June 30,
	2011	2010
	(unaudited)
Revenues
Gain on structured settlement contracts and lottery winnings	$96,677	$73,663
Life settlement contracts income	6,157	17,800
Other fee income	2,934	18,656
Interest and dividend income	26,261	22,665
Net realized and unrealized gains on marketable securities, net	5,751	(7,110)
Servicing revenue	1,560	1,622
Installment obligations income, net	—	5,217
Total Revenues	139,340	132,513

Operating Expenses
Salaries and related costs	19,994	21,594
General and administrative	10,719	7,204
Amortization of intangible assets	2,573	6,129
Professional fees	3,429	3,263
Swap loss, net	2,731	23,169
Occupancy	1,474	1,370
Marketing and advertising	18,665	15,569
Interest expense on debt	37,494	34,430
Interest expense on mandatorily redeemable preferred stock	12	12
Provision for losses on receivables	12,935	3,644
Installment obligations expense, net	7,849	—
Total Operating Expenses	117,875	116,384

Income before taxes	$21,465	$16,129

Provision for income taxes	7,550	3,277

Net Income	13,915	12,852

Less noncontrolling interest in earnings (losses) of affiliates	2,727	(457)

Net income attributable to Orchard Acquisition Company	$11,188	$13,309

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-127

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statements of Equity (Unaudited)
Six months period ended June 30, 2011 and 2010
(Dollars in thousands)

	Orchard Acquisition Company Equity
	Common Stock		Additional Paid-In Capital	Retained Deficit	Noncontrolling Interest in Affiliates	Total Equity
	Shares	Amount

Balance, December 31, 2010	1	$—	$535,997	$(469,387)	$15,385	$81,995

Net income				11,188	2,727	13,915
Equity options			475			475
Noncontrolling interest investors’ contributions					6,252	6,252
Balance, June 30, 2011	1	$—	$536,472	$(458,199)	$24,364	$102,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-128

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the six months ended June 30,
	2011	2010
	(unaudited)
Cash flows from operating activities
Net loss	$13,915	$12,852
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	6,199	8,944
Provision for losses on receivables	12,935	3,644
Noncontrolling interest investor subsidy expense	10	—
Unrealized loss on swaps*	2,731	21,731
Deferred income taxes	7,550	3,277
Proceeds from sale of finance receivables held for sale	4,849	—
Gain on structured settlement contracts and lottery winnings	(96,677)	(73,663)
Purchases, collections and accretion of structured settlement contracts and lottery winnings, net*	(11,850)	2,840
Increase in marketable securities, net	6,451	(18,454)
Change in fair value of life settlement contracts	(403)	1,396
Acquisition of life settlement contracts, premiums and other costs paid, and proceeds from sale of life settlement contracts	2,186	(277)
Installment obligations expense (income)	7,849	(5,217)
Equity options expense	475	512
Net decreases (increases) in assets
Other receivables*	(1,957)	(1,045)
Due from affiliates*	2,307	(1,748)
Other assets*	51	(139)
Net increases (decreases) in liabilities
Accounts payable and accrued expenses*	(6,621)	4,199
Other liabilities*	1,332	(3,475)
Net cash used in operating activities	(48,668)	(44,623)

Cash flows from investing activities
Decrease in restricted cash	2,412	4,582
Increase in restricted cash for securitization investors, lenders and noncontrolling interest investors’ contributions*	(596)	(3,250)
Originations and collections on finance receivables, net	(9,546)	(2,307)
Purchases of equipment and leasehold improvements	(811)	(789)
Net cash used in investing activities	(8,541)	(1,764)

* Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-129

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows, Continued
(Dollars in thousands)

	For the six months ended June 30,
	2011	2010
	(unaudited)
Cash flows from financing activities
Borrowings under lines of credit	—	4,252
Repayments under line of credit	—	(28,000)
Long-term borrowings from securitization investors and lenders	58,759	169,875
Long-term repayments from securitization investors and lenders	(41,307)	(108,198)
Repayments under term loan	(7,453)	(6,577)
Issuance of installment obligations payable	832	41,642
Repayments of installment obligations payable	(15,132)	(17,971)
Debt issuance costs incurred	(75)	(4,010)
Decrease in due to affiliates*	(4,351)	(1)
Noncontrolling interest investors’ contributions	6,242	—
Net cash provided by (used in) financing activities	(2,485)	51,012

Increase (decrease) in cash	(59,694)	4,625
Cash at beginning of year	80,591	41,466
Cash at end of year	$20,897	$46,091

Supplemental disclosure of cash flow information
Cash paid for interest	$22,781	$18,440

Net cash paid for income taxes and (received) from refunds on tax withholdings	$(893)	$(971)

Supplemental disclosure of noncash items
Cumulative effect from adoption of new consolidation accounting standards	$—	$24,170

Issuance of note receivable from sale of finance receivables held for sale	$(1,170)	$—

* Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-130

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

1.	Background and Basis of Presentation

Organization and Description of Business Activities

Orchard Acquisition Company (“OAC” or the “Company”) was incorporated on August 23, 2006, as a Delaware Corporation. On September 11, 2006, OAC, which was owned by an investor group led by DLJ Merchant Banking Partners (“DLJ”), entered into a definitive merger agreement to acquire Peach Holdings, Inc. and subsidiaries (“PHI”). As of the close of business on November 21, 2006, OAC acquired PHI in a transaction accounted for as a leveraged buyout. Following this transaction, PHI became a wholly-owned subsidiary of OAC.

Peach Group Holdings Inc. (“PGHI”) was formed on May 6, 2009. Subsequent to the formation of PGHI and pursuant to the plan of merger agreement between OAC and PGHI dated May 6, 2009 (the “PGHI Merger Agreement”), the former stockholders of OAC contributed 100% of their equity interests in OAC to PGHI in exchange for an equal interest in PGHI. As a result of this transaction, OAC became a wholly-owned subsidiary of PGHI.

The Company, operating through its subsidiaries and affiliates, is a specialty finance and factoring company with principal offices in Boynton Beach, Florida and Johns Creek, Georgia. The Company provides liquidity to individuals with financial assets such as structured settlements, lottery prize receivables, life insurance policies, annuities, business receivables, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company funds its activities through financing warehouses and subsequent resale or securitization of these various financial assets. The Company provided premium financing to owners of life insurance policies through 2008. During 2009, the Company began making advances to individuals using their vehicle as collateral represented by the underlying title to the vehicle. The Company purchases receivables throughout the United States of America.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, the financial statements reflect all adjustments which are necessary for a fair presentation of results for the six months periods presented. All such adjustments are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and related disclosures. These estimates are based on information available as of the date of the condensed consolidated financial statements. The company believes that the estimates used in the preparation of the condensed consolidated financial statements are reasonable. Actual results could differ from these estimates. These interim condensed consolidated financial statements should be read in conjunction with the Company’s 2010 audited consolidated financial statements.

F-131

 Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Wholly-owned subsidiaries included in the consolidated financial statements are as follows:

Company Name	Holding Company
Orchard Acquisition Company

First Tier Subsidiaries
Peach Holdings, Inc.	Orchard Acquisition Company

Second Tier Subsidiaries
Peach Holdings, LLC	Peach Holdings, Inc.

Third Tier Subsidiaries
Settlement Funding, LLC (“PSF”)	Peach Holdings, LLC
Life Settlement Corporation	Peach Holdings, LLC
PSF Holdings, LLC	Peach Holdings, LLC
Peachtree Financial Solutions, LLC	Peach Holdings, LLC
TATS Licensing Company, LLC	Peach Holdings, LLC
Senior Settlement Holding Euro, LLC	Peach Holdings, LLC
TitleMasters Holding, LLC	Peach Holdings, LLC
WealthLink Advisers, LLC	Peach Holdings, LLC
Peachtree Pre-Settlement Funding, LLC	Peach Holdings, LLC
Peachtree SLPO Finance Company, LLC	Peach Holdings, LLC
Peachtree LBP Finance Company, LLC	Peach Holdings, LLC
AIS Funds GP, LLC	Peach Holdings, LLC
AIS Funds GP, Ltd.	Peach Holdings, LLC
Crescit Eundo Finance I, LLC (“Crescit”)	Peach Holdings, LLC
New Age Capital Reserves, LLC	Peach Holdings, LLC
Peachtree Asset Management, Ltd.	Peach Holdings, LLC
Discounted Life Holdings, LLC	Peach Holdings, LLC
SB Immram Parent, LLC	Peach Holdings, LLC
Peachtree Lottery, Inc.	Peach Holdings, LLC
DR SPE, LLC	Peach Holdings, LLC

Fourth Tier Subsidiaries
Peachtree Finance Company, LLC	Settlement Funding, LLC
Peachtree LW Receivables I, LLC	Settlement Funding, LLC
SB Immram, LLC (“Immram”)	SB Immram Parent, LLC
Peachtree Life and Annuity Group, LLC	Peachtree Financial Solutions, LLC
Structured Receivables Finance #1, LLC (“SRF1”)	Settlement Funding, LLC
TitleMasters of Georgia, LLC	TitleMasters Holding, LLC
TitleMasters of Tennessee, LLC	TitleMasters Holding, LLC
TitleMasters of Texas, LLC	TitleMasters Holding, LLC
TitleMasters of IL, LLC	TitleMasters Holding, LLC
TitleMasters of Alabama, LLC	TitleMasters Holding, LLC
TitleMasters of AZ, LLC	TitleMasters Holding, LLC
TitleMasters of VA, LLC	TitleMasters Holding, LLC
Structured Receivables Finance #2, LLC (“SRF2”)	Settlement Funding, LLC
Peachtree Funding Northeast, LLC	Peachtree Pre-Settlement Funding, LLC
Structured Receivables Finance #3, LLC (“SRF3”)	Settlement Funding, LLC

F-132

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Company Name	Holding Company
Fourth Tier Subsidiaries (continued)
Structured Receivables Finance #4, LLC (“SRF4”)	Settlement Funding, LLC
Peachtree Structured Settlements, LLC (“PSS”)	Settlement Funding, LLC
DLP Funding, LLC*	Discounted Life Holdings, LLC
DLP Funding II, LLC*	Discounted Life Holdings, LLC
DLP Funding III, LLC*	Discounted Life Holdings, LLC
Structured Receivables Finance 2006-B, LLC (“SRF 2006-B”)	Settlement Funding, LLC
Peachtree Attorney Finance, LLC	Settlement Funding, LLC
Structured Receivables Finance #5, LLC	Settlement Funding, LLC
Structured Receivables Finance 2010-A, LLC (“SRF 2010-A”)	Settlement Funding, LLC
Peachtree LBP Warehouse, LLC	Peachtree LBP Finance Company, LLC
Annuity Purchase Company LLC	Peachtree Financial Solutions, LLC
American Insurance Strategies Fund I, LP	AIS Funds GP, LLC
American Insurance Strategies Fund II, LP	AIS Funds GP, Ltd.
Structured Receivables Finance #7, LLC (“SRF7”)	Settlement Funding, LLC
Structured Receivables Finance 2010-B, LLC (“SRF 2010-B”)	Settlement Funding, LLC
Peachtree Asset Management (Luxembourg) S.àr.l.	Peachtree Asset Management, Ltd.
Structured Receivables Finance #6A, LLC	Settlement Funding, LLC
Peachtree Lottery Holding, LLC	Settlement Funding, LLC

Fifth Tier Subsidiaries
Peachtree Finance Company #2, LLC (“PFC2”)	Peachtree Finance Company, LLC
Peachtree Pre-Settlement Funding SPV, LLC (“SPV”)	Peachtree Funding Northeast, LLC
Structured Receivables Finance #6, LLC (“SRF6”)	Structured Receivables Finance #6A, LLC
Peachtree Lottery Finance, LLC	Peachtree Lottery Holding, LLC

Sixth Tier Subsidiaries
Peachtree Lottery Master Trust (“PLMT”)	Peachtree Lottery Finance, LLC

Seventh Tier Subsidiaries
Peachtree Lottery Sub-Trust 1	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 2	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 3	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 4	Peachtree Lottery Master Trust

* Effective December 23, 2010.

F-133

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

2.	Fair Value

The following table sets forth the Company’s assets and liabilities that are carried at fair value as of June 30, 2011 and December 31, 2010:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
June 30, 2011:	Level I	Level II	Level III	at Fair Value
Assets
Marketable securities
Equity securities
US large cap	$55,243	$—	$—	$55,243
US mid cap	10,764	—	—	10,764
US small cap	11,946	—	—	11,946
International	32,987	—	—	32,987
Other equity	2,244	—	—	2,244
Total equity securities	113,184	—	—	113,184
Fixed income securities
US fixed income	46,797	—	—	46,797
International fixed income	7,494	—	—	7,494
Other fixed income	1,161	—	—	1,161
Total fixed income securities	55,452	—	—	55,452
Other securities
Cash & Equivalents	5,989	—	—	5,989
Alternative investments	1,614	—	—	1,614
Annuities	2,286	—	—	2,286
Total other securities	9,889	—	—	9,889
Total marketable securities	178,525	—	—	178,525
Structured settlement contracts restricted for securitization investors, long-term lenders and noncontrolling interest investors	—	—	657,381	657,381
Structured settlement contracts held for sale	—	—	37,918	37,918
Life settlement contracts restricted for long-term lenders, at fair value	—	—	1,006	1,006
Life settlement contracts, at fair value	—	—	4,788	4,788
Total Assets	$178,525	$—	$701,093	$879,618
Liabilities
Swaps	$—	$34,652	$—	$34,652
Total Liabilities	$—	$34,652	$—	$34,652

F-134

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total at
December 31, 2010:	Level I	Level II	Level III	Fair Value
Assets
Marketable securities
Equity securities
US large cap	$50,863	$—	$—	$50,863
US mid cap	10,266	—	—	10,266
US small cap	11,426	—	—	11,426
International	35,414	—	—	35,414
Other equity	7,980	—	—	7,980
Total equity securities	115,949	—	—	115,949
Fixed income securities
US fixed income	46,455	—	—	46,455
International fixed income	8,715	—	—	8,715
Other fixed income	1,230	—	—	1,230
Total fixed income securities	56,400	—	—	56,400
Other securities
Cash & Equivalents	8,863	—	—	8,863
Alternative investments	1,499	—	—	1,499
Annuities	2,265	—	—	2,265
Total other securities	12,627	—	—	12,627
Total marketable securities	184,976	—	—	184,976
Structured settlement contracts restricted for securitization investors, long-term lenders and noncontrolling interest investors	—	—	542,736	542,736
Structured settlement contracts held for sale	—	—	39,129	39,129
Life settlement contracts restricted for long-term lenders, at fair value	—	—	1,809	1,809
Life settlement contracts, at fair value	—	—	4,759	4,759
Total Assets	$184,976	$—	$588,433	$773,409
Liabilities
Swaps	$—	$31,922	$—	$31,922
Total Liabilities	$—	$31,922	$—	$31,922

F-135

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The activity in assets and liabilities carried at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2011 and the year ended December 31, 2010 is as follows:

	Structured settlement contracts and lottery winnings	Life settlement contracts, at fair value	Total
Balance, December 31, 2010	$581,865	$6,568	$588,433

Total realized and unrealized gains or losses included in earnings	96,379	(91)	96,288
Purchases, sales, issuances, and settlements	17,055	(683)	16,372
Transfers in and/or out of Level 3	—	—	—
Balance, June 30, 2011	$695,299	$5,794	$701,093

Balance, December 31, 2009	$188,349	$6,821	$195,170

Total realized and unrealized gains or losses included in earnings	73,663	(1,396)	72,267
Impact of adoption of consolidation standards	220,153	—	220,153
Purchases, sales, issuances, and settlements	12,260	277	12,537
Transfers in and/or out of Level 3	—	—	—
Balance, June 30, 2010	$494,425	$5,702	$279,974

The amount of total gains or losses for the six months period ended June 30, 2011 and 2010 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date

June 30, 2011	$94,586	$29	$94,615

June 30, 2010	$73,663	$(1,396)	$72,267

F-136

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Realized and unrealized gains and losses included in earnings in the accompanying statements of operations for the six months ending June 30, 2011 and 2010 are reported in the following revenue categories:

	Gain on structured settlement contracts and lottery winnings	Life settlement contracts income

Total gains or losses included in earnings in 2011	$96,379	$(91)

2011 change in unrealized gains or losses relating to assets still held at the reporting date	$94,586	$29

Total gains or losses included in earnings in 2010	$73,663	$(1,396)

2010 change in unrealized gains or losses relating to assets still held at the reporting date	$73,663	$(1,396)

Certain financial and non-financial assets and liabilities are measured at fair value on a nonrecurring basis whereby the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The fair values of assets and liabilities adjusted to fair value on a nonrecurring basis as of June 30, 2011 and December 31, 2010 are as follows:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
June 30, 2011:	Level I	Level II	Level III
Assets
Impaired finance receivables	$—	$—	$600

December 31, 2010:
Assets
Impaired finance receivables	$—	$—	$1,295

Impaired finance receivables that are collateral dependent, predominantly premium finance loans, are tested for impairment based on the fair value of the underlying collateral less estimated disposition costs. The collateral for the premium finance loans included above comprise life insurance policies, which are valued based on a discounted probabilistic cash flow analysis, using Level 3 inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. This cash flow analysis utilizes an internal rate of return of 18.5% and other market related factors.

F-137

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The Company discloses fair value information about financial instruments, whether or not recognized in the condensed consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	June 30,		December 31,
	2011		2010
	Estimated		Estimated
	Fair	Carrying	Fair	Carrying
	Value	Amount	Value	Amount
Financial assets
Marketable securities	$178,525	$178,525	$184,976	$184,976
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	1,016,998	1,002,667	927,423	913,092
Structured settlement contracts and lottery winnings held for sale	66,873	63,420	54,021	50,568
Finance receivables restricted for lenders, net	37,403	33,611	40,922	37,130
Finance receivables, net	43,857	40,569	34,241	30,953
Life settlement contracts restricted for long-term lenders, at fair value	1,006	1,006	1,809	1,809
Life settlement contracts, at fair value	4,788	4,788	4,759	4,759
Other receivables	22,795	22,795	19,632	19,632
Due from affiliates	603	603	13,362	13,362

Financial liabilities
Swap liability	34,652	34,652	31,922	31,922
Due to affiliates	—	—	4,351	4,351
Installment obligations payable	178,525	178,525	184,976	184,976
Term loan payable	186,464	186,464	161,568	191,772
Borrowings under line of credit	187	187	151	179
Long-term borrowings owed to securitization investors and lenders	909,059	894,719	891,592	877,252

Certain financial instruments and all non-financial assets and liabilities have been excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

F-138

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

3.	Structured Settlement Contracts and Lottery Winnings

Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors at June 30, 2011 and December 31, 2010 are as follows:

	June 30,	December 31,
	2011	2010
Carried at lower of cost or market:
Finance receivables	$521,162	$551,457
Less unearned discount	(176,277)	(181,525)
Discounted receivables	344,885	369,932
Capitalized origination costs, net	401	424
	345,286	370,356
Carried at fair value	657,381	542,736
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors, net	$1,002,667	$913,092

At June 30, 2011, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors is $228,685.

For the six months periods ended June 30, 2011 and 2010, the Company did not recognize any net losses on receivables restricted for securitization investors and long-term lenders.

Structured settlement contracts and lottery winnings held for sale at June 30, 2011 and December 31, 2010 consist of the following:

	June 30,	December 31,
	2011	2010
Carried at lower of cost or market:
Finance receivables	$50,741	$30,703
Less unearned discount	(25,265)	(19,285)
Discounted receivables	25,476	11,418
Capitalized origination costs, net	26	21
	25,502	11,439
Carried at fair value	37,918	39,129
Structured settlement contracts and lottery winnings held for sale, net	$63,420	$50,568

At June 30, 2011, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings held for sale is $15,996.

For the six months periods ended June 30, 2011 and 2010, the Company recognized net losses on structured settlement contracts and lottery winnings held for sale in the amount of $60 and $0, respectively, representing primarily the write-off of payments receivable that were determined to be uncollectible.

As of and for the six months ended June 30, 2011 and 2010, the Securitization VIEs had nominal delinquencies and nominal credit losses.

F-139

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

4.	Life Settlement Contracts

Information about life settlement contracts, all of which are reported at fair value at June 30, 2011, based on estimated remaining life expectancy for each of the next five succeeding years and in the aggregate, at June 30, 2011 follows:

Period ending	Number of Contracts	Carrying Value	Face Value

2013	1	$283	$337
2015	2	2,675	10,300
Thereafter	24	2,117	105,990
Total	27	$5,075	$116,627

Originator servicing fee are comprised of fees to compensate the Company for its efforts in identifying potential life settlement contracts for an affiliate of the Company as defined in the purchase and sale agreement dated July 28, 2009.

For the six months periods ended June 30, 2011 and 2010, the Company earned $0 million and $18.8 million of originator servicing fee from one affiliate under the purchase and sale agreement, respectively. This purchase and sale agreement expired in July, 2010.

As of June 30, 2011, the Company owns 27 life settlement contracts.

5.	Finance Receivables

Finance receivables restricted for lenders, net as of June 30, 2011 and December 31, 2010 is as follows:

	June 30,	December 31,
	2011	2010
Pre-settlement advances	$38,237	$42,653
Less deferred revenue	(1,703)	(1,897)
	36,534	40,756
Less reserve for doubtful accounts	(2,923)	(3,626)
Finance receivables restricted for lenders, net	$33,611	$37,130

For the six months ended June 30, 2011 and 2010, activity in the reserve for doubtful accounts for finance receivables restricted for lenders was as follows:

	Six months ended June 30,
	2011	2010
Balance, beginning	$3,626	$3,903
Provision for loss	502	805
Receivables charged off	(1,205)	(1,021)
Recoveries	0	11
Balance, ending	$2,923	$3,698

F-140

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Finance receivables, net as of June 30, 2011 and December 31, 2010 consist of the following:

	June 30,	December 31,
	2011	2010
Pre-settlement advances	$26,822	$19,931
Less deferred revenue	(1,523)	(1,059)
	25,299	18,872
Life insurance premium financing	5,900	7,623
Less deferred revenue	(105)	(103)
	5,795	7,520
Attorney cost financing	7,081	6,517
Less deferred revenue	(15)	(14)
	7,066	6,503
Vehicle title financing	5,742	3,779
Less deferred revenue	(7)	(16)
	5,735	3,763
Other finance receivable	1,976	145
	45,871	36,803
Capitalized origination costs, net	414	414
Less reserve for doubtful accounts	(5,716)	(6,264)
Finance receivables, net	$40,569	$30,953

Activity in the reserve for doubtful accounts for finance receivables for the six months ended June 30, 2011 and 2010 was as follows:

	Six months ended June 30,
	2011	2010
Balance, beginning	$6,264	$8,315
Provision for loss	1,597	2,097
Receivables charged off	(2,146)	(1,938)
Recoveries	1	29
Balance, ending	$5,716	$8,503

Pre-settlement advances, restricted and nonrestricted, are usually outstanding for a period of time exceeding one year. Based on historical portfolio experience, the Company has reserved $5,784 as of June 30, 2011.

The Company has discontinued recognition of fee income on $2,492 of advances, restricted and nonrestricted, relating to its pre-settlement receivables as of June 30, 2011.

F-141

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Reserves for life insurance premium finance receivables are based on the estimated fair value of the underlying insurance policies. Information about impaired loans as of June 30, 2011 and December 31, 2010 and the six months period ended June 30, 2011 and 2010, is as follows:

	June 30,	December 31,
	2011	2010
Impaired loans with no related allowance for doubtful accounts	$—	$49
Impaired loans with related allowance for doubtful accounts	1,531	3,533
Allowance for doubtful accounts	931	2,238
Average balance of impaired loans during the period	4,420	7,309

	Six months ended June 30,
	2011	2010
Interest income recognized on impaired loans during the period	—	5

The Company has discontinued recognition of interest income on $1.3 million of loans relating to its life insurance premium finance receivables as of June 30, 2011.

6.	Other Receivables

Other receivables include the following at June 30, 2011 and December 31, 2010:

	June 30,	December 31,
	2011	2010
Broker fees receivable	$643	$651
Facilitation fees receivable	92	86
Advances receivable	4,635	3,014
Notes receivable	16,627	15,034
Tax withholding receivables	1,723	1,338
Other	1,284	4,991
	25,004	25,114
Less reserve for doubtful accounts	(2,209)	(5,482)
Other receivables, net	$22,795	$19,632

Broker fees receivable represent income receivable from the sale of life insurance policies in connection with premium finance transactions. The Company’s lottery and structured settlements businesses in some cases will advance a portion of the purchase price to a customer prior to the closing of the transaction, which are included in advances receivable above. Notes receivable represents primarily collateral held with a third party lender and receivables from a counterparty for the sale of LCSS assets (Note 17).

Activity in the reserve for doubtful accounts for other receivables for the six months ended June 30, 2011 and 2010 was as follows:

	Six months ended June 30,
	2011	2010
Balance, beginning	$5,482	$4,098
Provision for loss	—	445
Receivables charged off	(3,263)	—
Recoveries	(10)	—
Balance, ending	$2,209	$4,543

F-142

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Based on historical experience, when structured settlements transactions exceed the 90-day period, there is an increased risk the transaction will not close and the related advance will not be repaid. The Company reserves 50% of all structured settlement advances outstanding between 90 to 180 days and 100% of all advances over 180 days outstanding. In the case of lottery winnings, the Company reserves 25% of all lottery advances outstanding over 180 days and 50% of all lottery advances outstanding over 360 days. In addition, the Company has reserved for estimated uncollectible broker fees at June 30, 2011 and December 31, 2010.

7.	Sales of Structured Settlements, Lottery and Retained Earnings

Information regarding sales of structured settlements and lottery payments for the six months ended June 30, 2011 and 2010 is as follows:

	Six months ended June 30,
	2011	2010
Proceeds of sale	$6,019	$160
Carrying amount of receivables sold	6,840	84
Gain (loss) on sale	$(821)	$76

8.	Equipment and Leasehold Improvements

Equipment and leasehold improvements at June 30, 2011 and December 31, 2010 are summarized as follows:

	June 30,	December 31,
	2011	2010
Computer software and equipment	$6,164	$6,854
Furniture, fixtures and equipment	2,501	1,115
Leasehold improvements	2,673	2,668
Software development costs and assets not put in service	46	45
	11,384	10,682
Less accumulated depreciation and amortization	(7,496)	(6,683)
Equipment and leasehold improvements, net	$3,888	$3,999

Depreciation and amortization expense for the six months ended June 30, 2011 and 2010 was $799 and $865, respectively.

9.	Intangible Assets

Intangible assets at June 30, 2011 and December 31, 2010 are summarized as follows:

	June 30, 2011		December 31, 2010
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Amortized intangible assets
Database	$89,597	$(83,753)	$89,597	$(81,468)
Patent	6,911	(3,032)	6,911	(2,744)
Other	5,008	(5,008)	5,008	(5,008)
Total	$101,516	$(91,793)	$101,516	$(89,220)

As of June 30, 2011 and December 31, 2010, the carrying value of the Company’s unamortized trademark is $0.

F-143

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

10.	Investment in Subsidiaries

Condensed financial information of DLP Funding, LLC, DLP Funding II, LLC, and DLP Funding III, LLC (the “DLPs”) as of June 30, 2011 and December 31, 2010 and for the six months ended June 30, 2011 and 2010 is as follows:

	June 30,	December 31,
	2011	2010
Assets
Cash and restricted cash	$9,031	$4,390
Life settlement contracts, at fair value	419,229	406,908
Deferred tax assets, net	—	—
Other assets	33	5,732
TOTAL ASSETS	$428,293	$417,030

LIABILITIES AND MEMBER’S DEFICIT
Liabilities
Borrowings under lines of credit	$702,407	$689,540
Accounts payable and accrued expenses	860	939
Other liabilities	603	12,671
Total Liabilities	703,870	703,150

Member’s Deficit
Retained deficit	(275,577)	(286,120)
TOTAL LIABILITIES AND MEMBER’S DEFICIT	$428,293	$417,030

	Six months ended June 30,
	2011	2010
Life settlement contracts income	$14,373	$8,871
Other income	10,767	11
Interest expense	(9,641)	(8,508)
Other expense	(4,956)	(610)
Provision for income taxes	—	92
Net Income (Loss)	$10,543	$(144)

The DLPs account for life settlements contracts at fair value through a discounted probabilistic cash flow analysis using inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. At June 30, 2011 and December 31, 2010, this cash flow analysis utilized an internal rate of return of 18.5%.

The DLPs’ operations will not have an impact on the Company’s financial position or results of operations in the foreseeable future because the DLPs’ debt or liabilities are non-recourse to the general credit of the Company and are only limited to a claim against the underlying life insurance policies as collateral. As such, the Company’s investment in the DLPs has been fully absorbed by the Company’s share of losses of the DLPs and the equity method of accounting for the investment has been discontinued.

The Company performs certain product servicing for the DLPs under servicing agreements. For the six months ended June 30 2011 and 2010, the Company received $533 and $514, respectively, which is included in servicing and other revenue. At June 30, 2011, net amounts due from the DLPs to the Company total $603. Based on cash flow forecasts

F-144

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

using the expected death benefits to be received from the life settlement contracts, reduced by expected payments on the borrowings under lines of credit and premium payments on the life settlement contracts, management has determined that no allowance for losses is necessary related to these receivables.

11.	Installment Obligations Payable

The Company’s trusts generate income and losses from both the related trust accounts and the corresponding installment obligation for each trust account. Income or loss from the trust accounts will be offset in equal amount with income or loss from the installment obligations. Each obligation has an installment payment schedule agreed to by the obligee prior to the time of issuance of the obligation. An obligee may request an unscheduled installment payment, which must be agreed to by the Company, and if so agreed, the Company may generally charge a penalty of up to 20% of the unscheduled installment amount. Virtually all of the obligations are guaranteed by corporate guarantees issued by third party financial institutions to the extent of assets held in related trust accounts.

The actual maturities of the obligations depend on, among other things, the obligees’ designated payment schedules, the performance of the obligees’ index choices and the extent to which the obligees have taken any unscheduled installment payments. As of June 30, 2011, estimated maturities for the next five years and thereafter are as follows:

Year Ending,
Remainder of 2011	$11,121
2012	18,203
2013	16,015
2014	15,335
2015	14,882
Thereafter	102,969
$178,525

12.	Borrowings Under Term Loan, Line of Credit and Borrowings Owed to Securitization Investors and Lenders

In 2006, the Company established a $335 million, 7-year credit facility (the “Credit Facility”), with a $300 million term commitment (the “Term Loan”) and $35 million revolving commitment (the “Revolver”), of which $5 million is available for letters of credit. The Revolver and Term Loan expire on November 21, 2012 and November 21, 2013, respectively.

In December 2009, the Credit Facility was modified (“3rd Amendment”). In accordance with the terms of the 3rd Amendment, in February 2010, the Company prepaid principal amounts in the aggregate amount of $7.5 million on the Credit Facility, which permanently reduced the available commitment of the Revolver to approximately $27 million.

Under the Term Loan portion of the facility, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At June 30, 2011 and December 31, 2010, the balances on the Term Loan portion, inclusive of the facility fee rate of 2% in 2011, were $186.5 million and $191.8 million, respectively. As of June 30, 2011, interest on the Term Loan is determined at a minimum Eurodollar rate of 2% plus 5.25% (7.25% as of June 30, 2011).

Under the Revolver, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At June 30, 2011 and December 31, 2010, the balance on the Revolver, inclusive of the facility fee rate of 3% in 2011, were $187 and $179, respectively. The commitment fee rate is 0.50% per annum on the unused portion of the $27.1 million and payable quarterly. Interest is determined at a minimum Eurodollar rate of 2% plus 5.25% (7.25% as of June 30, 2011).

F-145

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

For the six months ended June 30, 2011 and 2010, in accordance with the facility fee rate of 2% for 2011 under the terms of the 3rd Amendment, the Credit Facility incurred facility fees of $2.2 million and $3.2 million under its Term Loan and Revolver portions, respectively.

The Credit Facility is secured by a perfected first priority security interest in (i) all tangible and intangible assets of the Company to the extent allowed by law, and (ii) 100% of the capital stock of PGHI and all its direct and indirect subsidiaries. Assets securing other facilities are not part of the collateral.

At June 30, 2011, the principal financial covenants include the maximum consolidated leverage ratio of 6.65 and minimum interest coverage ratio of 2.15 (excluding indebtedness under other facilities).

Negative covenants, include, but are not limited to, limitation on indebtedness, asset sale, liens, capital expenditure, investments, acquisitions, consolidations, and dividends.

At June 30, 2011 and December 31, 2010, borrowings owed to securitization investors and lenders consist of the following:

		June 30,	December 31,
	Entity	2011	2010
$50 million line of credit, interest payable monthly at either lender’s Eurodollar rate plus 3.75% or lender’s commercial paper rate plus applicable margin (3.26% at June 30, 2011) at the lender’s discretion, maturing October 31, 2011, collateralized by SPV’s receivables in the amount of $26,214 and $28,890 at June 30, 2011 and December 31, 2010, respectively. The line of credit was terminated in July 2011.	SPV	$22,975	$25,125

$75 million line of credit, interest payable monthly at a fixed rate of 8.50%, commitment maturity date of November 23, 2011, collateralized by SRF6’s structured receivables. In addition, SRF6 is required to maintain certain borrowing commitments (Note 17).	SRF6	68,300	19,600

$107,980 Fixed Rate Asset Backed Notes (“Fixed Rate”) securitization, issuance of $99,300 of Class A Notes and $8,680 of Class B Notes bearing interest at 4.71% and 6.21%, respectively, collateralized by PFC2’s structured receivables. Net of unamortized discount of $620.	PFC2	45,956	50,607

$70,403 Fixed Rate securitization, issuance of $57,480 of Class A Notes and $12,923 of Class B Notes bearing interest at 4.06% and 7.50%, respectively, collateralized by SRF1’s structured receivables. Including unamortized premium of $177.	SRF1	21,833	24,359

$97,822 Fixed Rate securitization, issuance of $82,417 of Class A Notes and $15,405 of Class B Notes bearing interest at 5.05% and 6.948%, respectively, collateralized by SRF2’s structured receivables. Including unamortized premium of $256.	SRF2	46,273	49,670

F-146

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

		June 30,	December 31,
	Entity	2011	2010
$104,355 Fixed Rate securitization, issuance of $90,423 of Class A Notes and $13,932 of Class B Notes bearing interest at 5.547% and 6.815%, respectively, collateralized by SRF3’s structured receivables. Including unamortized premium of $1,159.	SRF3	67,883	71,230

$96,100 Fixed Rate securitization, issuance of $86,090 of Class A Notes and $10,010 of Class B Notes bearing interest at 5.189% and 6.302%, respectively, collateralized by SRF 2006-B’s structured receivables.	SRF 2006-B	68,591	71,430

$131,127 Fixed Rate securitization, issuance of $118,772 of Class A Notes and $12,355 of Class B Notes with a discount of $267, bearing interest at 5.218% and 7.614%, respectively, collateralized by SRF 2010-A’s structured receivables.	SRF 2010-A	115,975	121,626

$105,890 Fixed Rate securitization, issuance of $91,890 of Class A Notes and $14,000 of Class B Notes bearing interest at 3.73% and 7.97%, respectively, collateralized by SRF 2010-B’s structured receivables.	SRF 2010-B	100,528	105,071

$75 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1.25% (1.44% at June 30, 2011), collateralized by lottery receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PLMT	67,499	69,519

$250 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1% (1.19% at June 30, 2011), collateralized by structured receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PSS	222,111	230,353

Approximately $39 million fixed rate financing transaction, interest payable monthly at a fixed rate of 8.10%, collateralized by Crescit’s structured receivables.	Crescit	37,315	37,902

Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.3% (8.49% at June 30, 2011), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus	130	760

F-147

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

		June 30,	December 31,
	Entity	2011	2010
$100 million credit facility, interest payable monthly at lender’s commercial paper rate plus applicable margin of 3.5% (3.63% at June 30, 2011), matured on March 4, 2012 collateralized by SRF7’s structured receivables. SRF7 is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	SRF7	9,350	—

		$894,719	$877,252

Various credit facilities arising from borrowings owed to securitization investors and lenders are required to maintain certain debt covenants.

Scheduled repayments of the Credit Facility and borrowings owed to securitization investors and lenders are summarized as follows:

Year Ending
Remainder of 2011	$148,481
2012	87,682
2013	232,154
2014	69,457
2015	62,444
Thereafter	480,180
$1,080,398

13.	Interest Rate Swaps

Information about the Company’s swaps as of June 30, 2011 and December 31, 2010 and for the six months ended June 30, 2011 and 2010, are as follows:

	Fair Values of Derivative Instruments
	June 30, 2011		December 31, 2010
Derivatives not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Liability Swaps	Swap liabilities	$34,652	Swap liabilities	$31,922

	Effect of Derivative Instruments on Statement of Operations
	Six months ended June 30, 2011		Six months ended June 30, 2010
Derivatives not designated as hedging instruments	Location of gain (loss) recognized in income	Amount of loss recognized in income	Location of gain (loss) recognized in income	Amount of loss recognized in income
Swaps	Swap loss, net	$2,731	Swap loss, net	$23,169

The Company enters into interest rate swaps to manage its exposure to changes in interest rates related to its borrowings under PSS and PLMT.  At June 30, 2011, the Company had 175 outstanding swaps with total notional amount of approximately $297 million (the Company pays fixed rates ranging from 3.70% to 8.70% and receives floating rates equal to 1-month LIBOR rate plus applicable margin).

F-148

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The PSS and PLMT interest rate swaps were initially designed to closely match the borrowings under the respective floating rate asset backed loans in amortization.  At June 30, 2011, the term of the interest rate swaps for PSS and PLMT range from approximately Seven months to approximately 23 years, respectively.  Hedge accounting has not been applied to these interest rate swaps since the Company did not meet the requirements for such accounting.

Losses of $1.4 million were realized in the six months ended June 30, 2010 from the settlement of SRF4 interest rate swaps related to receivables securitized by the Company in 2010.

The credit risk exposure of the Company is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest rate swaps if the counterparty defaults.  Since the Company was in an overall unfavorable interest rate swap position to the counterparties at June 30, 2010, the Company had no credit risk exposure, and held no collateral with the counterparties.

14.	Income Taxes

The Company recorded income taxes at an estimated annual effective income tax rate applied to income before income taxes of 39.59% and 38.74% for the six months ended June, 30, 2011 and 2010, respectively. The Company offsets taxable income for federal and state tax purposes with net operating loss carry forwards. At December 31, 2010 the Company had net operating loss carryforwards of approximately $269,945. Net operating loss carryforwards of $216,283 expire in 2026 and $53,662 in 2027.

15.	Related Party Transactions and Servicing Revenue

The Company provides certain services (including administration and overhead) and performs certain product servicing under servicing and administrative agreements. Amounts due from other affiliates are due from the DLPs at June 30, 2011.

At June 30, 2011 and December 31, 2010, amounts due to affiliates are primarily due to the DLPs and bear interest at 30-day LIBOR rate plus 1.5% (1.69% and 1.76%, respectively) (Note 10).

16.	Risks and Uncertainties

At June 30, 2011, the Company’s balance of structured settlement contracts and lottery winnings restricted for securitization investors and long-term lenders and held for sale are comprised primarily of obligations of insurance companies and lottery winnings (which are obligations of state governments). Therefore, the exposure to concentration of credit risk with respect to these receivables is generally limited due to the number of insurance companies and states comprising the receivable base, their dispersion across geographical areas, and state insurance guarantee funds. As of June 30, 2011, approximately 14% and 11% of total structured settlement contracts restricted for securitization investors and long-term lenders and approximately 14% and 13% of total structured settlement contracts held for sale are due from two insurance companies, respectively. The Company is subject to risks associated with purchasing structured settlement receivables, which include, but are not limited to, receivership of an insurance company, and potential risks of regulations and changes in legislation.

17.	Commitments and Contingencies

The Company has indemnified non-affiliated lending institutions for all costs and damages associated with certain legal actions related to loans made by such institutions which are collateralized by structured settlement payments. No significant costs have been incurred to date related to these indemnifications. The Company believes that the value of the indemnifications is minimal and accordingly no liability has been recorded.

In accordance with the SRF6 facility, the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. As of June 30, 2011 and December 31, 2010, this account had a balance of $2.0 and $0, respectively. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the SRF6 Loan Agreement.

F-149

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The Company was named as a defendant in two related arbitration claims related to contingent cost insurance policies under which another (then) affiliate of the Company was the assured. These contingent cost policies were intended to protect holders of specific life insurance policies from the risk the insured’s would live more than two years beyond the life expectancy set forth in the life expectancy report provided by a third party life underwriter approved by the issuer of the contingent cost policies. The financial statements as of June 30, 2011 do not include a liability or provision for this claim. The claimants in the arbitrations assert that the life expectancies provided were fraudulent and that the Company knew this. Subsequent to June 30, 2011, the parties to the claims reached a settlement under which PGHI paid $6 million to the claimants in satisfaction of all claims.

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the consolidated financial position or the consolidated results of operations of the Company.

In connection with the Company’s revolving loan agreements through its attorney cost financing business, $3.3 million of $10.4 million in total commitments remained outstanding and un-funded as of June 30, 2011.

On August 19, 2010, the Company entered into a structured settlement purchase and sale agreement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement calls for the counterparty to utilize funds raised of up to $50 million to purchase LCSS assets from the Company and for the Company to offer to sell all of its LCSS assets exclusively to the counterparty. The Arrangement expired on June 30, 2012. For the six months ended June 30, 2011 and 2010, the counterparty purchased approximately $6.0 million and $0 of LCSS assets from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11.3 million, whichever is lower. As of June 30, 2011 and December 31, 2010, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $4.5 million and $3.4 million, respectively and is incurring interest at an annual rate of 5.35% and is included in other receivables, net in the Company’s condensed consolidated balance sheets (Note 6).

The Arrangement also has a put option, which expires on December 30, 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put option, if exercised by the counterparty, requires the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

Rental expense for the six months ended June 30, 2011 and 2010 was $524 and $504, respectively.

18.	Employee Savings Plan

The Company maintains a Savings Plan under Section 401(k) of the Internal Revenue Code (“the Plan”). The Plan covers all eligible employees. The Company’s contributions to the Plan are based upon a percentage of employee contributions. The Company did not incur any expense for the six months ended June 30, 2011 and 2010.

19.	Subsequent Events

In February 2011, PGHI, together with OAC and PHI, entered into an agreement and plan of merger (“the merger”) with JGW whereby PGHI would exchange its interest in OAC and PHI (and their subsidiaries), including substantially all employees, assets, intellectual property, etc., for a 25% non-voting equity interest in a new entity, JGWPT Holdings, LLC (“JGWPT”) to be formed for the consummation of the transaction. On July 12, 2011, the merger was consummated. Certain subsidiaries of the Company and certain asset types and related obligations were not included in the merger and remained as part of PGHI. These subsidiaries consist of Life Settlement Corporation (“LSC”) and all of the TitleMasters entities. In addition, the ownership of the DLPs was not included in the merger and remained as part of PGHI.

F-150

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

In connection with the merger, all outstanding options under the PGHI 2009 Plan were cancelled. As part of the merger transaction, all outstanding intercompany payables and receivables between OAC and PHI (and its subsidiaries) and the DLPs as of the merger date were forgiven.

In connection with the merger, the Credit Facility (Note 12) was amended and restated.  The amended and restated Credit Facility allowed for a $21 million payment of dividends from PHI to PGHI.  The amended and restated Credit Facility also allowed PHI to make distributions of up to $9 million to PGHI to fund the costs of defending certain litigation that remained a PGHI obligation post merger and costs of operating the DLPs (the net distribution amounted to $8.4 million). The effectiveness of the amended and restated Credit Facility required a $10 million principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan.  The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest Coverage Ratio covenants were amended. Also, the Administrative Agent for the Term Loan was replaced.  JGW became a guarantor pursuant to the terms of the amended and restated Credit Facility and the equity interests of various JGW entities were pledged as additional collateral.  The Company’s interest in the Credit Facility and Term Loan was transferred to JGWPT on July 12, 2011.

In July 2011, the Company entered into a $40 million line of credit with interest payable monthly at Prime plus 1%, subject to a floor of 4.5%. This line of credit matures on July 31, 2012 and is collateralized by certain pre-settlement receivables.

In July 2011, the Company entered into a $45.1 million fixed rate notes agreement bearing interest at 9.25% annually with interest and principal payable monthly from the cash receipts of collateralized pre-settlement receivables.

F-151

Class A Shares

JGWPT HOLDINGS INC.

Common Stock

P R O S P E C T U S

               , 2013

Barclays

Credit Suisse

Until                  , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee) payable by the registrant in connection with the distribution of our common stock:

SEC registration fee		$$25,760
FINRA filing fee			*
NYSE listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous			*
Total	$		*

*	To be furnished by amendment.

 We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

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Our certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our director or officer of us or is or was our director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (i) our board of directors by a majority vote of disinterested directors, (ii) a committee of the disinterested directors, (iii) independent legal counsel in a written opinion if (i) and (ii) are not available, or if disinterested directors so direct, or (iv) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Prior to completion of this offering, we intend to enter into separate amended and restated indemnification agreements with our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

We have not sold or granted unregistered securities in a transaction that was exempt from the registration requirements of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits: The list of exhibits is set forth in the EXHIBIT INDEX of this Registration Statement and is incorporated herein by reference.

(b)     Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

* (f) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

* (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the

II-2

registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* (i) The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, State of Pennsylvania on October 4, 2013.

JGWPT HOLDINGS INC.

By:	/s/ David Miller
Name:	David Miller
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of JGWPT Holdings Inc., hereby severally constitute and appoint John Schwab and Stephen Kirkwood (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statement for the same offering pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Miller	Chief Executive Officer, Chairman and Director
David Miller		October 4, 2013

/s/ John Schwab	Chief Financial Officer (Principal Financial and Accounting Officer)
John Schwab		October 4, 2013

/s/ J. Richard Blewitt
J. Richard Blewitt	Director	October 4, 2013

/s/ Alexander R. Castaldi
Alexander R. Castaldi	Director	October 4, 2013

/s/ Eugene I. Davis
Eugene I. Davis	Director	October 4, 2013

/s/ Kevin Hammond
Kevin Hammond	Director	October 4, 2013

/s/ Paul S. Levy
Paul S. Levy	Director	October 4, 2013

/s/ Robert N. Pomroy
Robert N. Pomroy	Director	October 4, 2013

/s/ Francisco J. Rodriguez
Francisco J. Rodriguez	Director	October 4, 2013

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EXHIBIT INDEX

Exhibit	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of JGWPT Holdings Inc.*
3.2	Amended and Restated Bylaws of JGWPT Holdings Inc.*
4.1	Specimen Class A common stock certificate of JGWPT Holdings Inc.*
4.2	Form of Registration Rights Agreement*
4.3	Form of Voting Agreement*
4.4	Credit Agreement by and among J.G. Wentworth, LLC, Orchard Acquisition Company, LLC, as Parent Borrower, the Lending Institutions from Time to Time Parties Thereto, Jefferies Finance LLC, as Administrative Agent and Jefferies Group, Inc. as Swing Line Lender and an LC Issuer, dated as of February 8, 2013
4.5	First Amendment to Credit Agreement by and among J.G. Wentworth, LLC, Orchard Acquisition Company, LLC, as Parent Borrower, the Lending Institutions from Time to Time Parties Thereto, Jefferies Finance LLC, as Administrative Agent and Jefferies Group, Inc. as Swing Line Lender and an LC Issuer
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
9.1	Form of Voting Trust Agreement*
10.1	Form of Operating Agreement of JGWPT Holdings, LLC*
10.2	Form of JGWPT Holdings, LLC Common Interests Purchase Agreement*
10.3	Form of Tax Receivable Agreement*
10.4	Administrative Services Agreement, dated as of July 12, 2011, by and between Settlement Funding, LLC and PGHI Corp.*
10.5	Custodial Agreement, dated July 12, 2011, by and between J.G. Wentworth, LLC and PGHI Corp.*
10.6	Letter Agreement by and between J.G. Wentworth, LLC and Stefano Sola, dated August 27, 2009*#
10.7	Severance Arrangement by and between JGWPT Holdings, LLC and Stefano Sola, dated August 20, 2012*#
10.8	Employment Agreement by and between J.G. Wentworth, LLC and David Miller, dated November 1, 2010, as amended March 11, 2013*#
10.9	Amended and Restated Employment Agreement by and between J.G. Wentworth, LLC and Randi Sellari, dated July 23, 2007*#
10.10	Agreement and Plan of Merger, dated as of February 19, 2011, by and among JGWPT Holdings, LLC, J.G. Wentworth, LLC, Peach Acquisition LLC, PeachHI, LLC, PGHI Corp. and Orchard Acquisition Company LLC, as amended*
10.11	Lease by and between Radnor Properties-201 KOP, L.P. and Green Apple Management Company, LLC, dated September 9, 2010, as amended by the First Amendment, dated February 21, 2011, the Second Amendment, dated January 9, 2012, the Third Amendment, dated August 23, 2012, and the Fourth Amendment, dated March 29, 2013.
10.12	Form of JGWPT Holdings Inc. 2013 Omnibus Incentive Plan*#
21.1	Subsidiaries of JGWPT Holdings Inc.*
23.1	Consents of Ernst & Young LLP
23.2	Consent of McGladrey LLP
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page to this registration statement)*

*	To be filed by amendment
#	Indicates management contract or compensatory plan or arrangement

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